     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 7, 1996



                                                      REGISTRATION NO. 333-02782

================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ---------------------


                                AMENDMENT NO. 1


                                       TO

                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             ---------------------

                     CHANCELLOR RADIO BROADCASTING COMPANY
             (Exact name of registrant as specified in its charter)

           DELAWARE                         4832                        75-2544623
(State or other jurisdiction of  (Primary Standard Industrial        (I.R.S. Employer
incorporation or organization)   Classification Code Number)        Identification No.)

   12655 N. CENTRAL EXPRESSWAY, SUITE 405                      STEVEN DINETZ
             DALLAS, TEXAS 75243                    12655 N. CENTRAL EXPRESSWAY, SUITE 405
               (214) 239-6220                                DALLAS, TEXAS 75243
(Address, including zip code, and telephone                     (214) 239-6220
number, including area code, of co-registrants'   (Name, address, including zip code, and telephone
        principal executive offices)              number, including area code, of agent for service)


                                   Copies to:

                               JEREMY W. DICKENS
                           WEIL, GOTSHAL & MANGES LLP
                         100 CRESCENT COURT, SUITE 1300
                              DALLAS, TEXAS 75201

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                                                            --------------------

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                           ----------------------

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                                   ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

                     CHANCELLOR RADIO BROADCASTING COMPANY

                             CROSS REFERENCE SHEET
                   PURSUANT TO ITEM 501(B) OF REGULATION S-K


 ITEM
NUMBER                    CAPTION                             LOCATION IN PROSPECTUS
- ------   ------------------------------------------  -----------------------------------------
   1.    Forepart of the Registration and Outside
           Front Cover Page of Prospectus..........  Outside Front Cover Page
   2.    Inside Front and Outside Back Cover Pages
           of Prospectus...........................  Inside Front and Outside Back Cover
                                                     Pages; Available Information
   3.    Summary Information, Risk Factors and
           Ratio of Earnings to Fixed Charges......  Prospectus Summary; Risk Factors;
                                                     Selected Historical Financial Data;
                                                       Supplemental Historical Financial Data;
                                                       Management's Discussion and Analysis of
                                                       Results of Operations and Financial
                                                       Condition
   4.    Use of Proceeds...........................  Prospectus Summary; Use of Proceeds
   5.    Determination of Offering Price...........  *
   6.    Dilution..................................  *
   7.    Selling Security Holders..................  *
   8.    Plan of Distribution......................  Outside Front Cover Page; The Exchange
                                                       Offer; Plan of Distribution
   9.    Description of Securities to be
           Registered..............................  Outside Front Cover Page; Prospectus
                                                       Summary; Description of the New
                                                       Preferred Stock and Exchange Debentures
  10.    Interests of Named Experts and Counsel....  *
  11.    Information with Respect to the
           Registrant..............................  Outside Front Cover Page; Certain
                                                     Definitions and Market and Industry Data;
                                                       Prospectus Summary; Risk Factors;
                                                       Recent Developments; Use of Proceeds;
                                                       Capitalization; Pro Forma Financial
                                                       Information; Selected Historical
                                                       Financial Data; Supplemental Historical
                                                       Financial Data; Management's Discussion
                                                       and Analysis of Results of Operations
                                                       and Financial Condition; Business;
                                                       Management and Board of Directors;
                                                       Security Ownership of Certain
                                                       Beneficial Owners; Certain
                                                       Transactions; Description of the New
                                                       Preferred Stock and Exchange
                                                       Debentures; Description of
                                                       Indebtedness; Description of Capital
                                                       Stock; Legal Matters; Financial
                                                       Statements
  12.    Disclosure of Commission Position on
           Indemnification for Securities Act
           Liabilities.............................  *


- ---------------
* Omitted from Prospectus because item is inapplicable.

***************************************************************************
*                                                                         *
*  INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A  *
*  REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED     *
*  WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT  *
*  BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE        *
*  REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT    *
*  CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY     *
*  NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH  *
*  SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO            *
*  REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH    *
*  STATE.                                                                 *
*                                                                         *
***************************************************************************



                  SUBJECT TO COMPLETION, DATED AUGUST 7, 1996

PROSPECTUS
                       OFFER TO EXCHANGE ALL OUTSTANDING

             12 1/4% SENIOR CUMULATIVE EXCHANGEABLE PREFERRED STOCK
                                      FOR
        12 1/4% SERIES A SENIOR CUMULATIVE EXCHANGEABLE PREFERRED STOCK
                                       OF

                     CHANCELLOR RADIO BROADCASTING COMPANY
                             ---------------------

    Chancellor Radio Broadcasting Company ("Chancellor Radio Broadcasting" and, together with its subsidiaries, the "Company"), a wholly-owned subsidiary of Chancellor Broadcasting Company ("Chancellor"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange one share of 12 1/4% Series A Senior Cumulative Exchangeable Preferred Stock (the "New Preferred Stock") issued by the Company for each outstanding share of 12 1/4% Senior Cumulative Exchangeable Preferred Stock (the "Old Preferred Stock") issued by the Company, of which 1,000,000 shares are outstanding. The powers, preferences and relative rights of the New Preferred Stock are substantially identical to the Old Preferred Stock except that the shares of New Preferred Stock have been registered under the Securities Act of 1933, as amended (the "Securities Act"), and will not bear any legends restricting their transfer. The Exchange Offer is being made in order to satisfy certain contractual obligations of the Company. See "The Exchange Offer" and "Description of the New Preferred Stock and Exchange Debentures."


    Dividends on the New Preferred Stock will accrue from the date of the last payment (or deemed payment) of dividends on the Old Preferred Stock and will be payable quarterly commencing November 15, 1996, at a rate per annum of 12 1/4% of the then effective liquidation preference per share. Dividends may be paid, at the Company's option, on any dividend payment date occurring on or prior to February 15, 2001 either in cash or by adding such dividends to the then effective liquidation preference of the New Preferred Stock. The initial liquidation preference per share of New Preferred Stock will be the liquidation preference per share of Old Preferred Stock on the date of exchange therefor. The New Preferred Stock is redeemable at the Company's option, in whole or in part at any time on or after February 15, 2001, at the redemption prices set forth herein, plus, without duplication, accumulated and unpaid dividends to the date of redemption. In addition, prior to February 15, 1999, the Company may, at its option, redeem the New Preferred Stock with the net cash proceeds from one or more Public Equity Offerings (as defined), at the redemption prices set forth herein, plus, without duplication, accumulated and unpaid dividends to the redemption date; provided, however, that after any such redemption there is outstanding at least 75% of the number of shares of New Preferred Stock originally issued in the Exchange Offer. The Company is required, subject to certain conditions, to redeem all of the New Preferred Stock outstanding on February 15, 2008, at a redemption price equal to 100% of the then effective liquidation preference thereof, plus, without duplication, accumulated and unpaid dividends to the date of redemption. Upon the occurrence of a Change of Control (as defined), the Company will, subject to certain conditions, offer to purchase all of the then outstanding shares of New Preferred Stock at a price equal to 101% of the then effective liquidation preference thereof, plus, without duplication, accumulated and unpaid dividends to the date of purchase.

    Subject to certain conditions, the New Preferred Stock is exchangeable in whole, but not in part, at the option of the Company, on any dividend payment date for the Company's 12 1/4% Subordinated Exchange Debentures due 2008 (including any such securities paid in lieu of cash interest, as described herein, the "Exchange Debentures"). Interest on the Exchange Debentures will be payable at a rate of 12 1/4% per annum and will accrue from the date of issuance thereof. Interest on the Exchange Debentures will be payable semi-annually in cash or, at the option of the Company, on or prior to February 15, 2001 in additional Exchange Debentures, in arrears on each February 15 and August 15, commencing on the first such date after the exchange of the Exchange Debentures for the New Preferred Stock. The Exchange Debentures mature on February 15, 2008 and are redeemable, at the option of the Company, in whole or in part, on or after February 15, 2001, at the redemption prices set forth herein, plus accrued and unpaid interest to the date of redemption. In addition, prior to February 15, 1999, the Company may, at its option, redeem the Exchange Debentures with the net cash proceeds from one or more Public Equity Offerings at the redemption prices set forth herein, plus, without duplication, accrued and unpaid interest to the redemption date; provided, however, that after any such redemption the aggregate principal amount of the Exchange Debentures outstanding must equal at least $75,000,000.

    The Exchange Debentures will be subordinated to all existing and future Senior Debt (as defined) of the Company and will rank pari passu with or senior to all future Indebtedness (as defined) of the Company that expressly provides that it ranks pari passu with or junior to the Exchange Debentures. On a pro forma basis, after giving effect to the Denver Exchange and the Pending Transactions (in each case, as defined) and, in each case, the financing thereof, as though such transactions had occurred on March 31, 1996, there would have been $454.7 million of Senior Debt of the Company outstanding and no Indebtedness of the Company that would be pari passu with or subordinated to the Exchange Debentures.

                             ---------------------
      SEE "RISK FACTORS" BEGINNING ON PAGE 17 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN EVALUATING AN INVESTMENT IN THE NEW PREFERRED STOCK OFFERED HEREBY.
                             ---------------------
      The Company will accept for exchange any and all shares of Old Preferred Stock validly tendered and not withdrawn prior to 5:00 p.m., New York City time,
on         , 1996, unless extended by the Company (as so extended, the
"Expiration Date"). Tenders of shares of Old Preferred Stock may be withdrawn at any time prior to the Expiration Date. The Exchange Offer is subject to certain customary conditions. See "The Exchange Offer."
    Each broker-dealer that receives shares of New Preferred Stock for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such shares of New Preferred Stock. The letter of transmittal accompanying this Prospectus (the "Letter of Transmittal") states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of shares of New Preferred Stock received in exchange for shares of Old Preferred Stock acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed, for a period of 180 days after the Expiration Date, to make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."
    No public market has existed for the Old Preferred Stock before the Exchange Offer. The Company currently does not intend to list the New Preferred Stock on any securities exchange or to seek approval for quotation through any automated quotation system, and no active public market for the New Preferred Stock is currently anticipated. The Company will pay all the expenses incident to the Exchange Offer.

    The Exchange Offer is not conditioned upon any minimum number of shares of Old Preferred Stock being tendered for exchange pursuant to the Exchange Offer. Following the completion of the Exchange Offer, holders of shares of Old Preferred Stock not tendered will not have any further registration rights and such shares will continue to be subject to restrictions on transfer. Accordingly, the liquidity of the market for a holder's shares of Old Preferred Stock could be adversely affected if the holder does not participate in the Exchange Offer.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                The date of this Prospectus is August   , 1996.

                CERTAIN DEFINITIONS AND MARKET AND INDUSTRY DATA


     As used in this Prospectus, unless the context otherwise requires, (i) "Chancellor Radio Broadcasting" refers to Chancellor Radio Broadcasting Company (including its predecessor, Chancellor Communications); (ii) the "Company" refers to Chancellor Radio Broadcasting and its subsidiaries, collectively;
(iii) "Chancellor" refers to Chancellor Broadcasting Company, parent of Chancellor Radio Broadcasting; (iv) "Chancellor Communications" refers to Chancellor Communications Corporation and its subsidiaries, collectively, which were acquired by the Company in October 1994 and which merged with and into Chancellor Radio Broadcasting in December 1995; (v) "Old Chancellor Communications" refers to KFBK-AM/KGBY-FM, a division of Group W Radio, Inc.
(Cal), which Chancellor Communications acquired in January 1994; (vi) the "American Media Station Group" refers to the group of 11 radio stations acquired from American Media, Inc. and certain of its affiliates in October 1994; (vii) "Shamrock Broadcasting" refers to Trefoil Communications, Inc. and its wholly owned subsidiary, Shamrock Broadcasting, Inc., and their respective subsidiaries, collectively, acquired in February 1996; (viii) "Secret" refers to Secret Communications Limited Partnership with which the Company has entered into a radio station exchange agreement; (ix) "SFX" refers to SFX Broadcasting, Inc. with which the Company has entered into a radio station exchange agreement;
(x) "Evergreen" refers to Evergreen Media Corporation with which the Company has entered into a radio station sales agreement; (xi) "Omni" refers to the OmniAmerica Group from whom the Company has agreed to acquire 8 radio stations;
(xii) "American Radio" refers to American Radio Systems Corporation with which the Company has entered into a radio station exchange agreement; (xiii) the "Omni Stations" refers to the three radio stations in Orlando, Florida, being acquired from Omni, which the Company intends to retain; and (xiv) "Other Pending Acquisitions" refers, collectively, to six other radio stations (3 FM and 3 AM) the Company has agreed to acquire plus KIMN-FM and KALC-FM in Denver, Colorado, which the Company acquired in July 1996.



     The term "LMA" is referred to in various places in this Prospectus. "LMA" refers to a local marketing agreement, whereby a radio station outsources the management of certain limited functions of its operations. The agreements take varying forms; however, the FCC requires that, in all cases, the licensee maintain independent control over the programming and operations of the station.


     The terms "broadcast cash flow" and "EBITDA" are referred to in various places in this Prospectus. "Broadcast cash flow" consists of operating income before depreciation and amortization, corporate expenses and non-cash stock option compensation expense. EBITDA consists of operating income before depreciation, amortization and non-cash stock option compensation expense. Although broadcast cash flow and EBITDA are not measures of performance calculated in accordance with generally accepted accounting principles ("GAAP"), management believes that broadcast cash flow is useful to a prospective investor because it is a measure widely used in the broadcast industry to evaluate a broadcast company's operating performance and that EBITDA is generally accepted as providing useful information regarding a company's ability to service and/or incur debt. Neither broadcast cash flow nor EBITDA should be considered in isolation or as a substitute for net income, cash flows from operating activities and other income and cash flow statement data prepared in accordance with GAAP or as a measure of liquidity or profitability.

     The term "duopoly" as used in this Prospectus refers to the ownership, management or common control of two FM or two AM stations that provide overlapping service in a single market.

     Unless otherwise indicated herein, (i) metropolitan statistical area ("MSA") ranking by population, market ranking by radio advertising revenue, market radio advertising revenue and the number of viable radio stations per market have been obtained from Duncan's Radio Market Guide (1996 ed.) ("Duncan's"); (ii) total industry, listener and revenue levels have been obtained from the Radio Advertising Bureau ("RAB"); (iii) all audience share data and audience rankings, except where specifically stated to the contrary, have been derived from surveys of persons, 25 to 54, listening Monday through Sunday, 6 a.m. to 12 midnight, and are based on the average of the four most recent survey periods, as reported by Arbitron, Radio Market Reports, Metro Audience Trends, The Arbitron Company (copyright 1995) ("Arbitron"); and (iv) revenue share data and revenue rankings in the Company's markets have been obtained from the Miller, Kaplan Market Revenue Report (published monthly), a publication of Miller, Kaplan, Arase & Co., Certified Public Accountants ("Miller Kaplan"), except with respect to the Nassau-Suffolk (Long Island), Pittsburgh and Detroit markets for all periods presented, the Minneapolis-St. Paul market in 1990, and the Cincinnati market in 1990 and 1991, for which, in each case, revenue share data and revenue rankings were obtained from Hungerford Radio Revenue Report (published monthly), a publication of Hungerford, Aldrin, Nichols & Carter, Certified Public Accountants ("Hungerford"). Duncan's defines "viable stations" as stations which are active and viable competitors for advertising dollars in the market. The Company considers revenues per viable station to be an indicator of the relative level of competition in a given market for radio advertising revenue.

                               PROSPECTUS SUMMARY


     The following summary is qualified in its entirety by the more detailed information and the financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Certain capitalized terms used in this Prospectus are defined herein under the captions "Certain Definitions and Market and Industry Data" and "Description of the New Preferred Stock and Exchange Debentures -- Certain Definitions." Unless the context otherwise requires, references herein to the New Preferred Stock following the consummation of the Exchange Offer assume that all outstanding shares of Old Preferred Stock are tendered and exchanged for shares of New Preferred Stock in the Exchange Offer.


                                  THE COMPANY


     The Company is one of the leading "pure play" radio broadcasting companies in the United States. Upon completion of its pending acquisitions, station swaps and divestitures (collectively, the "Pending Transactions"), the Company will own and operate 41 radio stations (27 FM and 14 AM) located in 13 of the 40 largest MSAs in the country, including five of the top ten MSAs. The Company is committed to acquiring and operating radio stations that management believes will benefit from its strategies to maximize broadcast cash flow by increasing revenues and controlling operating expenses. On a pro forma basis, after giving effect to the Shamrock Acquisition (as defined), the Denver Exchange (as defined) and the Pending Transactions as though all such transactions had occurred on January 1, 1995, the Company would have had net revenue and broadcast cash flow of $181.6 million and $68.4 million, respectively, for the year ended December 31, 1995.



     The Company focuses on owning and operating radio stations in the top 40 U.S. markets, which account for a disproportionately large percentage of radio advertising revenue. The Company believes that the large revenue base in these markets generally enables operators to achieve a greater degree of profitability than operators in smaller markets. The Company also believes that because it employs a variety of programming formats, including country, oldies, news/talk, adult contemporary, progressive album rock, contemporary hit radio, sports and classical, it is less susceptible to changes in listening preferences. Furthermore, management believes that the number and diversity of its stations and markets reduces the Company's dependence upon any local economy or advertiser category. For the year ended December 31, 1995, on a pro forma basis after giving effect to the Shamrock Acquisition, the Denver Exchange and the Pending Transactions, no single market in which the Company operates would have provided more than 12.2% of the Company's revenues.



     As the following chart illustrates, upon completion of the Pending Transactions, the Company's portfolio will consist of 41 stations, including AM and FM duopolies in San Francisco and Minneapolis-St. Paul, and FM duopolies in Long Island, Denver, Cincinnati, Sacramento and Orlando:




                                                                                                  NUMBER OF STATIONS
                                                                               3-YEAR          ------------------------
                                                         METROPOLITAN       MARKET RADIO         OWNED        PENDING
                                                         STATISTICAL      REVENUE COMPOUND     ----------    ----------
                         MARKET                           AREA RANK      ANNUAL GROWTH RATE    AM     FM     AM     FM
- -------------------------------------------------------- ------------    ------------------    ---    ---    ---    ---
New York................................................        1                8.8%          --      1     --     --
Los Angeles.............................................        2                6.0            1      1     --     --
San Francisco...........................................        4                5.8            2      2     --     --
Atlanta.................................................        9               17.2           --      1     --     --
Riverside-San Bernardino................................       10               10.0            1      1     --     --
Minneapolis-St. Paul(2).................................       12                9.0            2      3     --     --
Nassau-Suffolk(2).......................................       14                3.5            1      1      1      3
  (Long Island, N.Y.)
Phoenix.................................................       17               12.2           --      1     --     --
Pittsburgh(2)...........................................       19                6.8            1      1     --     --
Denver..................................................       26               13.2            1      4     --     --
Cincinnati..............................................       30                9.5            1      2      1     --
Sacramento..............................................       34                7.4            1      2      1     --
Orlando.................................................       40               11.8           --      1     --      3


- ---------------

(1) For the year ended December 31, 1995.


(2) Includes one AM/FM simulcast combination.

                               OPERATING STRATEGY


     The Company's senior management team, led by Steven Dinetz, its President and Chief Executive Officer, has extensive experience in acquiring and improving the operations of radio stations and radio station groups. Management's primary operating strategy is to maximize station revenue through the development of large, focused local sales forces dedicated to obtaining the largest possible share of local radio advertising revenue in each market and the use of effective inventory management systems. Management also seeks to increase audience share by using targeted programming and active promotional and marketing efforts. Management complements its revenue and programming strategies by strictly controlling costs and developing skilled, decentralized local management and staff whose compensation is linked directly to station operating performance.


     Prior to the February 14, 1996 Shamrock Acquisition, the Company had completed three acquisitions of radio stations or radio station groups, and in each case had employed its operating strategy to improve the revenues and broadcast cash flows of these acquired stations. The Company completed the first of these acquisitions in January 1994 by purchasing KFBK-AM and KGBY-FM in Sacramento. Since this acquisition, the Company has changed these stations' sales management, separated and increased the size of the stations' local sales forces, improved inventory management systems and eliminated unprofitable programming. These strategies helped to increase broadcast cash flow for these stations for the year ended December 31, 1994 by 32.9% over 1993 and for the year ended December 31, 1995 by 29.5% over 1994.


     In October 1994, the Company completed its second acquisition by acquiring the 11 stations comprising the American Media Station Group. Since that acquisition, the Company has undertaken several initiatives to maximize the operating performance of these stations, including increasing the size of local sales forces, changing formats, reducing costs and reprogramming certain simulcast stations. As a result, for the year ended December 31, 1995, the American Media Station Group's net revenue increased 6.3%, from $40.0 million to $42.5 million, and broadcast cash flow increased 12.5%, from $16.0 million to $18.0 million, over 1994. Broadcast cash flow margins improved to 42.3% for 1995 compared to 39.9% for 1994.

     In February 1995, the Company entered into a local marketing agreement ("LMA") with respect to, and in July 1995 subsequently acquired, KDWB-FM in Minneapolis-St. Paul, which provided the Company with an FM duopoly in the Minneapolis-St. Paul market. As a result of the reconfiguration of KDWB's sales management, better utilization of its available inventory and cost savings realized by the Company's management during the period the LMA was in effect, KDWB's broadcast cash flow margin for the year ended December 31, 1995 was 27.5% as compared to 21.4% for 1994.


     On February 14, 1996, the Company acquired Shamrock Broadcasting (the "Shamrock Acquisition"), the owner and operator of 19 stations (12 FM and 7 AM) in 10 of the largest markets in the United States, including stations in 7 of the top 10 MSAs. The stations acquired from Shamrock (the "Shamrock Stations") historically were operated, on average, at substantially lower broadcast cash flow margins and had lower market revenue shares than the Company's stations.



     Management intends to increase the revenues of the 16 Shamrock Stations it programs and operates (the "Core Shamrock Stations") through improved local and national sales operations, programming improvements and more focused marketing strategies. In addition, the Company believes that it can apply its cost control strategies to the Core Shamrock Stations to improve their broadcast cash flow margins. In this regard, for the year ended December 31, 1995, the Company has identified $11.4 million of pro forma cost savings at the Core Shamrock Stations resulting from the elimination of redundant operating expenses, including the elimination of certain station management positions, the standardization of employee benefits and compensation practices and the implementation of operating strategies currently utilized by the Company's management. Had these savings been realized on January 1, 1995, they would have increased the broadcast cash flow margins of the Core Shamrock Stations, without giving effect to any potential increases in revenues, for the year ended December 31, 1995 from 24.6% to 38.4%.

                              ACQUISITION STRATEGY



     The Company's acquisition strategy is to purchase radio stations or radio station groups operating in top 40 markets that possess programming, demographic, technical and operating attributes that management believes it can exploit. The Company's primary focus is the acquisition of multiple stations in a single market. Management believes that the ownership of multiple stations in a market benefits radio operators by giving them greater knowledge of the radio broadcasting and advertising environment in that market. In addition, multiple station ownership enables operators to reduce costs through the consolidation of administrative, engineering and management functions and to reduce the risk of direct format competition. As part of this strategy, the Company will explore options, such as station-for-station exchanges with other operators, to increase the Company's presence in those markets where management believes there may be an opportunity to create or otherwise attain multiple station ownership. It is the Company's practice to seek to enter into LMAs in order to sell advertising time and provide other services to the stations its has contracted to purchase during the pendency of an acquisition. The Company has also entered into similar arrangements with respect to stations it is divesting pursuant to which it outsources limited functions of these stations to the future acquiror. Management believes that LMAs, when the Company is the buyer, provide an opportunity to introduce its operating strategies at an earlier time than in traditional acquisitions and, when the Company is the seller, enable management to focus its efforts on stations that are more important to the Company's ongoing strategy.



                              RECENT DEVELOPMENTS



     On February 14, 1996, the Company completed the Shamrock Acquisition for approximately $408.0 million, including acquisition costs. Simultaneously with the Shamrock Acquisition, (i) Chancellor completed its $154.1 million initial public offering (the "Initial Public Offering") of shares of its Class A Common Stock ("Class A Common Stock"), (ii) Chancellor Radio Broadcasting entered into a new, $135 million credit agreement (the "Credit Agreement"), (iii) Chancellor Radio Broadcasting issued and sold $200.0 million aggregate principal amount of its 9 3/8% Senior Subordinated Notes due 2004 (the "Notes") and (iv) Chancellor Radio Broadcasting issued and sold $100.0 million initial liquidation preference of exchangeable redeemable preferred stock (the "Acquisition Preferred Stock") and, in connection therewith, Chancellor issued and sold 742,192 shares of Class A Common Stock to the purchasers of the Acquisition Preferred Stock (the "Preferred Stock Financing"). The Acquisition Preferred Stock was partially repurchased and the remainder redeemed with the proceeds of the sale of Old Preferred Stock. In addition, in connection with the Shamrock Acquisition and the financing thereof, Hicks, Muse, Tate & Furst Equity Fund II, L.P. ("HM Fund II"), an affiliate of Hicks, Muse, Tate & Furst Incorporated ("Hicks Muse"), advised the Company that, on or before September 30, 1996, it would sell all of its capital stock of its affiliate, HMW Communications, Inc. ("HMW"), or would cause HMW to sell all or substantially all of its assets (which consisted primarily of six radio broadcast stations), and that it or HMW would invest the net proceeds in Class A Common Stock (the "Hicks Muse Equity Investment"). HM Fund II has further agreed that, to the extent that such net proceeds are less than $23.0 million, it will purchase additional shares of Class A Common Stock in order that, in the aggregate, Chancellor will receive net proceeds of $23.0 million through the Hicks Muse Equity Investment. In June 1996, HMW effected the sale of five of its radio stations to an affiliate of SFX and concurrently entered into an asset purchase agreement with respect to the sale of its remaining station. HM Fund II has advised Chancellor that it intends to consummate the Hicks Muse Equity Investment on or about August 9, 1996. The proceeds from the Hicks Muse Equity Investment will be contributed by Chancellor to the capital of Chancellor Radio Broadcasting and are expected to be used to fund part of the cash purchase price of the Pending Transactions.



     On July 31, 1996, the Company exchanged (the "Denver Exchange") KTBZ-FM in Houston, plus approximately $6.0 million in cash, for Secret's KALC-FM and KIMN-FM (the "Denver Stations") in Denver, Colorado. The Company had been providing certain services to the Denver Stations pursuant to an LMA since April 1, 1996.



     In January 1996, the Company entered into an agreement (the "Detroit Option Agreement") with Evergreen pursuant to which the Company granted Evergreen the option to buy, and Evergreen granted the Company the option to sell, WWWW-FM and WDFN-AM in Detroit (the "Detroit Stations") for $30.0 million in cash (the "Detroit Disposition"). Pursuant to the Detroit Option Agreement, the Company outsourced to Evergreen certain limited functions of the Detroit Stations in exchange for an annual fee of

$2.6 million to be paid to the Company. The Company anticipates that it will enter into an definitive purchase agreement with Evergreen Media with respect to the sale of the Detroit Stations. The proceeds of the Detroit Disposition are expected to be used to fund part of the cash purchase price for the Pending Transactions.



     On May 15, 1996, the Company entered into an agreement to acquire eight Florida radio stations from Omni for an aggregate price of $178.0 million, including $163.0 million of cash and $15.0 million of Chancellor's Class A Common Stock (the "OmniAmerica Acquisition"). On June 24, 1996, the Company entered into a letter of intent with American Radio under which, subject to negotiation of a definitive agreement, the Company has agreed to exchange the West Palm Beach, Florida stations being acquired from Omni for American Radio's AM station in Sacramento, California, plus $33.0 million in cash. On July 1, 1996, the Company entered into an agreement with SFX under which the Company will exchange the Jacksonville, Florida stations being acquired from Omni and $11.0 million in cash for SFX's three FM stations and one AM station in Long Island, New York. These acquisition and exchange agreements are subject, among other things, to FCC approval. Pursuant to LMAs, the Company began managing certain limited functions of the Omni Orlando stations and the SFX Long Island stations on July 1, 1996, and will begin managing certain limited functions of American Radio's Sacramento AM station beginning August 1, 1996. Similarly, beginning July 1, 1996, SFX began managing limited functions of the Jacksonville stations it has agreed to acquire from the Company, and it is anticipated that American Radio will agree to manage certain functions of the West Palm Beach stations once a definitive agreement is reached with the Company. After giving effect to all of the foregoing transactions, the Company will own four FM stations in Orlando, Florida, four FM and two AM stations in Long Island, New York and two FM and two AM stations in Sacramento, California. The aggregate net purchase price for the eight new stations to be acquired, in the aggregate, from Omni, SFX and American Radio will be approximately $156.0 million, excluding acquisition costs.



     The Detroit Disposition, the acquisition of the Omni Stations and the consummation of the station exchanges with SFX and American Radio are collectively referred to in this Prospectus as the "Pending Transactions."



     The Company anticipates that it will consummate all the Pending Transactions by the end of January 1997. However, the closing of each of those transactions is subject to FCC approval and other closing conditions, certain of which are beyond the Company's control, and there can be no assurance when those transactions will be completed or that they will be completed on the terms described herein, or at all. The Company intends to finance the cash portion of the purchase price for the Pending Transactions with the proceeds from the Hicks Muse Equity Investment, the proceeds from the Detroit Disposition, cash flow from operations, financing under the Credit Agreement and additional bank financing. There can be no assurance that these sources of funds will be sufficient or that additional sources of financing will be available to the Company on terms considered favorable by management, if at all.

                               THE EXCHANGE OFFER

The Exchange Offer.........  One share of New Preferred Stock in exchange for each outstanding share of Old Preferred Stock. As of the date hereof, 1,000,000 shares of Old Preferred Stock are issued and outstanding. The New Preferred Stock offered hereby is identical in all material respects to the Old Preferred Stock, except that shares of New Preferred Stock will be freely transferable by the holders thereof except as otherwise provided herein. See "Description of the New Preferred Stock and Exchange Debentures."

                             Based on an interpretation by the Commission's
                               staff set forth in no-action letters issued to third parties unrelated to the Company, the Company believes that shares of New Preferred Stock issued pursuant to the Exchange Offer in exchange for Old Preferred Stock may be offered for sale, sold and otherwise transferred by any person receiving the New Preferred Stock, whether or not that person is the registered holder (other than any such holder or such other person that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that (i) the shares of New Preferred Stock are acquired in the ordinary course of business of that holder or such other person, (ii) neither the holder nor such other person is engaging in or intends to engage in a distribution of the New Preferred Stock, and
                               (iii) neither the holder nor such other person has an arrangement or understanding with any person to participate in the distribution of the New Preferred Stock. See "The Exchange
                               Offer -- Purpose and Effect." Each broker-dealer that receives New Preferred Stock for its own account in exchange for Old Preferred Stock, where those shares of Old Preferred Stock were acquired by the broker-dealer as a result of its market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such shares of New Preferred Stock. See "Plan of Distribution."

Registration Rights
  Agreement................  The shares of Old Preferred Stock were sold by the
                               Company on February 26, 1996, in a private placement in reliance on Section 4(2) of the Securities Act and immediately resold by the initial purchasers thereof in reliance on Rule 144A under the Securities Act (the "Original Offering"). In connection with the sale, the Company entered into a Registration Rights Agreement with the initial purchasers of the Old Preferred Stock (the "Registration Rights Agreement") requiring the Company to make the Exchange Offer. The Registration Rights Agreement further provides that the Company must use its best efforts to (i) cause the Registration Statement with respect to the Exchange Offer to be declared effective on or before August 24, 1996 and (ii) consummate the Exchange Offer on or before October 8, 1996. See "The Exchange
                               Offer -- Purpose and Effect."

Expiration Date............  The Exchange Offer will expire at 5:00 p.m., New
                               York City time,             , 1996, or such later
                               date and time to which it is extended by the Company.

Withdrawal.................  The tender of shares of Old Preferred Stock pursuant to the Exchange Offer may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. Any shares of Old Preferred Stock not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

Dividends on the New
  Preferred Stock and Old
  Preferred Stock..........  Dividends on each share of New Preferred Stock will accrue from the date of issuance of the Old
                               Preferred Stock for which the New Preferred Stock is exchanged or from the date of the last dividend payment (or deemed dividend payment) on such Old Preferred Stock, whichever is later. No additional dividends will be paid on Old Preferred Stock tendered and accepted for exchange.

Conditions to the Exchange
  Offer....................  The Exchange Offer is subject to certain customary conditions, certain of which may be waived by the Company. See "The Exchange Offer -- Certain Conditions to Exchange Offer."

Procedures for Tendering
Old Preferred Stock........  Each holder of shares of Old Preferred Stock wishing to accept the Exchange Offer must complete, sign and date the Letter of Transmittal, or a copy thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver the Letter of Transmittal, or copy thereof, together with certificates representing the shares of Old Preferred Stock and any other required documentation, to the Exchange Agent (as defined) at the address set forth herein. Persons holding shares of Old Preferred Stock through the Depository Trust Company ("DTC") and wishing to accept the Exchange Offer must do so pursuant to the DTC's Automated Tender Offer Program, by which each tendering participant will agree to be bound by the Letter of Transmittal. By executing or agreeing to be bound by the Letter of Transmittal, each holder will represent to the Company that, among other things, (i) the shares of New Preferred Stock acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Preferred Stock, whether or not such person is the registered holder of the Old Preferred Stock, (ii) neither the holder nor any such other person is engaging in or intends to engage in a distribution of such New Preferred Stock, (iii) neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Preferred Stock, and (iv) neither the holder nor any such other person is an "affiliate," as defined under Rule 405 promulgated under the Securities Act, of the Company. Pursuant to the Registration Rights Agreement, the Company is required to file a "shelf" registration statement for a continuous offering pursuant to Rule 415 under the Securities Act in respect of the Old Preferred Stock if (i) because of any change in law or in currently prevailing interpretations of the staff of the Commission, the Company is not permitted to effect the Exchange Offer, (ii) the Exchange Offer is not consummated within 225 days of the Original Offering, (iii) any holder of Private Exchange Preferred Stock (as defined) requests at any time after the consummation of the Private Exchange (as defined), (iv) the holders of not less than a majority of shares of the Old Preferred Stock determine that the interests of the holders would be adversely affected by consummation of the Exchange Offer, or (v) any holder of Old Preferred Stock participates in the Exchange Offer and does not receive freely transferrable shares of New Preferred Stock in exchange for Old Preferred Stock (other than as a result of the status of such holders as an "affiliate" of the Company within the meaning of the Securities Act). See "The Exchange Offer -- Purpose and Effect."

Acceptance of Old Preferred
  Stock and Delivery of New
  Preferred Stock..........  The Company will accept for exchange any and all shares of Old Preferred Stock which are properly tendered (and not withdrawn) in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The New Preferred Stock issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. See "The Exchange Offer -- Terms of the Exchange Offer."

Exchange Agent.............  KeyCorp Shareholder Services, Inc. is serving as
                               Exchange Agent (the "Exchange Agent") in connection with the Exchange Offer.

Federal Income Tax
  Considerations...........  The exchange pursuant to the Exchange Offer should not be a taxable event for federal income tax purposes. See "Certain Federal Income Tax Considerations."

Effect of Not Tendering....  Shares of Old Preferred Stock that are not tendered or that are tendered but not accepted will, following the completion of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof. The Company will have no further obligation to provide for the registration under the Securities Act of such shares of Old Preferred Stock.

                            THE NEW PREFERRED STOCK

Securities Offered.........  1,000,000 shares (the "Shares") of 12 1/4% Series A
                               Senior Cumulative Exchangeable Preferred Stock, par value $.01 per share (the "New Preferred Stock").

Liquidation Preference.....  Initially equal to the liquidation value per share of Old Preferred Stock at the date of exchange, plus accumulated and unpaid dividends.

Optional Redemption........  The New Preferred Stock is redeemable, at the option of the Company, in whole or in part, at any time on or after February 15, 2001 at the redemption prices set forth herein, plus, without duplication, accumulated and unpaid dividends to the date of redemption. In addition, prior to February 15, 1999, the Company may, at its option, use the net cash proceeds of one or more Public Equity Offerings to redeem the New Preferred Stock at the redemption prices set forth herein, plus, without duplication, accumulated and unpaid dividends to the date of redemption; provided, however, that after any such redemption, the number of shares of New Preferred Stock outstanding must equal at least 75% of the shares of New Preferred Stock originally issued in the Exchange Offer.

Mandatory Redemption.......  The Company is required, subject to certain conditions, to redeem all of the New Preferred Stock outstanding on February 15, 2008 at a redemption price equal to 100% of the then effective liquidation preference thereof, plus, without duplication, accumulated and unpaid dividends to the date of redemption.

Dividends..................  At a rate equal to 12 1/4% per annum of the then effective liquidation preference per share, cumulative and, when declared, payable quarterly beginning November 15, 1996 and accumulating from August 15, 1996. The Company, at its option, may pay dividends on any dividend payment date occurring on or before February 15, 2001 either in cash or by adding such dividends to the then effective liquidation preference of the New Preferred Stock.



Dividend Payment Dates.....  February 15, May 15, August 15 and November 15,
                               commencing November 15, 1996.


Voting.....................  The New Preferred Stock will be non-voting, except as otherwise required by law and except in certain circumstances described herein, including
                               (i) amending certain rights of the holders of the New Preferred Stock and (ii) the issuance of any class of equity securities that ranks on a parity with or senior to the New Preferred Stock. In addition, if after February 15, 2001 the Company
                               (i) fails to pay dividends in respect of six or more quarters in the aggregate, (ii) fails to make a mandatory redemption or a Change of Control Offer (as defined) or (iii) fails to comply with certain covenants or make certain payments on its Indebtedness, holders of a majority of the outstanding shares of New Preferred Stock, voting as a class, will be entitled to elect the lesser of two directors or that number of directors constituting at least 25% of the Company's board of directors.

Exchange Provisions........  Exchangeable into the Exchange Debentures, at the
                               Company's option, subject to certain conditions, in whole, but not in part, on any scheduled dividend payment date.

Ranking....................  The New Preferred Stock will, with respect to dividend rights and rights on liquidation, winding-up and dissolution of the Company, rank senior to all other classes of equity securities of the Company outstanding upon consummation of the Exchange Offer.

Change of Control..........  In the event of a Change of Control, the Company will, subject to certain conditions, offer to purchase all outstanding shares of New Preferred Stock at a purchase price equal to 101% of the then effective liquidation preference thereof, plus, without duplication, accumulated and unpaid dividends to the date of purchase. There can be no assurance that the Company will have sufficient funds to purchase all of the New Preferred Stock in the event of a Change of Control or that the Company would be able to obtain financing for such purpose on favorable terms, if at all. In addition, the Credit Agreement restricts the Company's ability to repurchase the New Preferred Stock, including pursuant to a Change of Control Offer. Furthermore, a Change of Control will result in a default under the Credit Agreement. The Credit Agreement also contains certain other provisions relating to a change of control of the Company. These provisions are generally broader than the Change of Control provisions of the Certificate of Designation governing the New Preferred Stock (the "Certificate of Designation"). Consequently, certain events that may give rise to change of control under the Credit Agreement may not give rise to a Change of Control for purposes of the Certificate of Designation. See "Risk
                               Factors -- Change of Control" and "Description of the New

                               Preferred Stock and Exchange Debentures -- New Preferred Stock -- Change of Control."

Certain Restrictive
  Provisions...............  The Certificate of Designation will contain certain restrictive provisions that, among, other things, limit the ability of the Company and its subsidiaries to incur additional Indebtedness, pay dividends or make certain other restricted payments, or merge or consolidate with or sell all or substantially all of their assets to any other person.

                            THE EXCHANGE DEBENTURES

Issue......................  12 1/4% Subordinated Exchange Debentures due 2008
                               issuable in exchange for the New Preferred Stock in an aggregate principal amount equal to the then effective liquidation preference of the New Preferred Stock, plus, without duplication, accumulated and unpaid dividends to the date fixed for the exchange thereof (the "Exchange Date"), plus any additional Exchange Debentures issued in lieu of cash interest.

Maturity...................  February 15, 2008.

Interest Rate and Payment
  Dates....................  The Exchange Debentures will bear interest at a rate of 12 1/4% per annum. Interest will accrue from the date of issuance or from the most recent interest payment date to which interest has been paid or provided for or, if no interest has been paid or provided for, from the Exchange Date. Interest will be payable semi-annually in cash (or, at the option of the Company, on or prior to February 15, 2001, in additional Exchange Debentures) in arrears on each February 15 and August 15, commencing with the first such date after the Exchange Date.

Optional Redemption........  The Exchange Debentures are redeemable, at the option of the Company, in whole or in part, at any time on or after February 15, 2001 at the redemption prices set forth herein, plus accrued and unpaid interest to the date of redemption. In addition, prior to February 15, 1999, the Company may, at its option, use the net cash proceeds of one or more Public Equity Offerings to redeem the Exchange Debentures at the redemption prices set forth herein, plus accrued and unpaid interest to the date of redemption; provided, however, that after any such redemption, the aggregate principal amount of the Exchange Debentures outstanding must equal at least $75,000,000.


Ranking....................  The Exchange Debentures will be subordinated to all existing and future Senior Debt of the Company. In addition, the Exchange Debentures will be effectively subordinated to all existing and future Indebtedness of the Company's subsidiaries. The Exchange Debentures will rank pari passu or senior to any class or series of Indebtedness that expressly provides that it ranks pari passu or subordinate to the Exchange Debentures, as the case may be. On a pro forma basis, as if the Denver Exchange and the Pending Transactions and, in each case, the financing thereof, had occurred on March 31, 1996, there would have been $454.7 million of Senior Debt outstanding and no Indebtedness pari passu with or junior to the Exchange Debentures.

Change of Control..........  In the event of a Change of Control, the Company will, subject to certain conditions, be required to offer to purchase all outstanding Exchange Debentures at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase. There can be no assurance that the Company will have sufficient funds to purchase all the Exchange Debentures in the event of a Change of Control or that the Company would be able to obtain financing for such purpose on favorable terms, if at all. In addition, the Credit Agreement restricts the Company's ability to repurchase the Exchange Debentures, including pursuant to a Change of Control Offer. Furthermore, a Change of Control will result in a default under the Credit Agreement. The Credit Agreement also contains certain other provisions relating to a change of control of the Company. These provisions are generally broader than the Change of Control provisions of the indenture governing the Exchange Debentures (the "Exchange Indenture"). Consequently, certain events that may give rise to change of control under the Credit Agreement may not give rise to a Change of Control under the Exchange Indenture. See "Risk
                               Factors -- Change of Control" and "Description of the New Preferred Stock and Exchange
                               Debentures -- Exchange Debentures -- Change of Control."


Certain Covenants..........  The Exchange Indenture contains certain covenants that, among other things, limit the ability of the Company and its subsidiaries to incur additional Indebtedness, pay dividends or make certain other restricted payments, sell or swap assets, enter into certain transactions with affiliates or merge or consolidate with or sell all or substantially all of their assets to any other person.


                                USE OF PROCEEDS

     There will be no cash proceeds to the Company from the exchange pursuant to the Exchange Offer.

     The net proceeds from the Original Offering were used to repurchase and redeem all the shares of Acquisition Preferred Stock. See "Use of Proceeds."

                                  RISK FACTORS

     An investment in the New Preferred Stock involves certain risks that a prospective investor should carefully consider. See "Risk Factors."

                       SUMMARY HISTORICAL FINANCIAL DATA


     The following tables present summary historical financial data of the Company and Old Chancellor Communications. The following financial information should be read in conjunction with the Consolidated Financial Statements of Chancellor Radio Broadcasting and the Consolidated Financial Statements of Old Chancellor Communications and, in each case, the related notes included elsewhere in this Prospectus.


THE COMPANY AND OLD CHANCELLOR COMMUNICATIONS


                                          OLD CHANCELLOR COMMUNICATIONS                      THE COMPANY(1)
                                         -------------------------------     -----------------------------------------------
                                                                                                        THREE MONTHS ENDED
                                                          YEAR ENDED DECEMBER 31,                            MARCH 31,
                                         ---------------------------------------------------------     ---------------------
                                          1991        1992        1993         1994         1995         1995         1996
                                         -------     -------     -------     --------     --------     --------     --------
                                                                       (DOLLARS IN THOUSANDS)
OPERATING DATA:
  Net revenues.......................... $10,372     $12,121     $14,717     $ 26,317     $ 64,322     $ 13,082     $ 25,642
  Station operating expenses............   8,168       8,738       9,738       15,660       37,464        8,536       16,492
  Depreciation and amortization.........   1,034       1,102       1,014        3,180        9,047        2,359        5,028
  Corporate expenses....................     565         544         568          600        1,816          370        1,008
  Stock option compensation
    expense(2)..........................      --          --          --           --        6,360           --          950
  Operating income......................     605       1,737       3,397        6,877        9,635        1,817        2,165
  Interest expense......................     961         724         700        5,021       17,324        4,114        7,146
  Net income (loss).....................    (366)        399       1,464         (106)     (11,531)      (3,483)     (10,571)
OTHER DATA:
  Broadcast cash flow................... $ 2,204     $ 3,383     $ 4,979     $ 10,657     $ 26,858     $  4,546     $  9,150
  Broadcast cash flow margin............    21.2%       27.9%       33.8%        40.5%        41.8%        34.8%        35.7%
  EBITDA................................ $ 1,639     $ 2,839     $ 4,411     $ 10,057     $ 25,042     $  4,176     $  8,143
  Capital expenditures..................     460          86           8          239        1,710          337          820
  Ratio of earnings to fixed
    charges(3)..........................      --        2.17x       4.51x        1.35x          --           --           --
  Deficiency of earnings to fixed
    charges(3).......................... $   359     $    --     $    --     $     --     $  7,731     $  2,288     $  6,646
BALANCE SHEET DATA (END OF PERIOD):
  Working capital, excluding current
    portion of long-term debt........... $ 2,292     $ 2,304     $ 1,739     $  6,178     $  5,826     $  4,189     $ 14,169
  Goodwill and intangible assets, net...  13,433      13,056      12,679      189,982      208,093      188,325      587,357
  Total assets..........................  21,611      20,542      19,275      219,576      241,123      217,565      673,287
  Long-term debt (including current
    portion)............................      --          --          --      151,664      172,170      150,000      357,128
  Total common stockholders' equity.....  20,703      19,084      17,145       59,894       54,723       56,411      181,719


- ---------------


(1) The historical financial data set forth for the Company includes the results of operations of the American Media Station Group from its date of acquisition in October 1994, of KDWB-FM from February 1995, the time the Company began programming that station under an LMA, and the results of operations of Shamrock Broadcasting from its date of acquisition in February 1996.



(2) Consists of a non-cash charge resulting from the grant of employee stock options in 1994.



(3) For purposes of this calculation, "earnings" consist of income (loss) before income taxes and fixed charges. "Fixed charges" consist of interest, amortization of deferred financing costs and the component of rental expense believed by management to be representative of the interest factor thereon. Preferred stock dividends and accretion are included in Fixed charges where appropriate.

                                  RISK FACTORS

     Prospective investors should consider carefully the following factors regarding an investment in the New Preferred Stock.

SUBSTANTIAL LEVERAGE, HISTORY OF NET LOSSES AND INSUFFICIENCY OF EARNINGS TO COVER FIXED CHARGES AND PREFERRED STOCK DIVIDENDS


     The Company has consolidated indebtedness that is substantial in relation to its stockholder's equity. As of March 31, 1996, the Company had outstanding long-term indebtedness (including current portions) of approximately $357.1 million. As of March 31, 1996, on a pro forma basis after giving effect to the consummation of the Denver Exchange and the Pending Transactions and, in each case, the financing thereof, the Company would have had outstanding long-term indebtedness (including current portions) of approximately $454.7 million, exchangeable preferred stock with an aggregate liquidation preference of $100.0 million (plus accrued and unpaid dividends thereon) and stockholder's equity of $219.7 million. See "Capitalization." The Credit Agreement, the indentures governing the Notes and the 12 1/2% Senior Subordinated Notes due 2004 (collectively, the "Subordinated Notes" and such indentures collectively being the "Indentures") limit the incurrence of additional indebtedness by the Company.



     The Company had a net loss of $11.5 million and $10.6 million for the year ended December 31, 1995 and the three months ended March 31, 1996, respectively, and had a deficit in retained earnings of $22.2 million at March 31, 1996. On a pro forma basis, after giving effect to the acquisition of KDWB-FM, the Shamrock Acquisition, the Denver Exchange and the consummation of the Pending Transactions, in each case including the financing thereof, as though all those transactions had occurred on January 1, 1995, the Company would have had a net loss of $20.8 million and $9.0 million for the year ended December 31, 1995 and the three months ended March 31, 1996, respectively. Consequently, on that pro forma basis, the Company's earnings would have been insufficient to cover fixed charges and preferred stock dividend and accretion requirements by $28.7 million and $11.3 million for the year ended December 31, 1995 and the three months ended March 31, 1996, respectively. The Company expects to continue to experience net losses in the foreseeable future, principally as a result of non-cash charges for depreciation and amortization expense related to fixed assets and goodwill acquired in the past and in the Shamrock Acquisition, which losses may be greater than those historically experienced by the Company. See "Pro Forma Financial Information."


     The level of the Company's indebtedness could have several important consequences to the holders of the New Preferred Stock, including, but not limited to, the following: (i) a significant portion of the Company's cash flow from operations will be dedicated to debt service and will not be available for other purposes; (ii) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate or other purposes may be limited; (iii) the Company's leveraged position and the covenants contained in the Indentures and the Credit Agreement could limit the Company's ability to compete, as well as its ability to expand and make capital improvements and (iv) the Company's level of indebtedness could make it more vulnerable to economic downturns, limit its ability to withstand competitive pressures and reduce its flexibility in responding to changing business and economic conditions.

     The Company's ability to pay cash dividends on, and to satisfy the redemption obligations in respect of, the New Preferred Stock and to satisfy its debt obligations will depend upon its future operating performance, which will be affected by prevailing economic conditions and financial, business and other factors, certain of which are beyond its control. The Company anticipates that its operating cash flow, together with borrowings under the Credit Agreement, will be sufficient to meet its operating expenses and to service its debt requirements as they become due. However, if the Company is unable to service its indebtedness, whether upon acceleration of such indebtedness or in the ordinary course of business, the Company will be forced to pursue one or more alternative strategies such as selling assets, restructuring or refinancing its indebtedness, or seeking additional equity capital. There can be no assurance that any of these strategies could be effected on satisfactory terms, if at all, or that the approval of the Federal Communications Commission (the "FCC") could be obtained on a timely basis, or at all, for the transfer of any of the stations' licenses in connection with a proposed sale of assets. See "Management's Discussion and Analysis of Results of Operations and Financial Condition -- Liquidity and Capital Resources" and "Description of Indebtedness."

LIMITATIONS ON ABILITY TO PAY DIVIDENDS


     The Credit Agreement prohibits the payment of cash dividends on the New Preferred Stock through the maturity of the borrowings under the Credit Agreement in 2004. However, for all dividend payment dates through and including February 15, 2001, the Company may, at its option, pay dividends by adding the amount of a dividend payment to the then effective liquidation preference of the New Preferred Stock in lieu of paying cash dividends. After February 15, 2001, if the Company is in arrears in the payment of dividends for six or more quarterly dividend periods, the holders of the New Preferred Stock will be permitted to elect the lesser of two or that number of directors constituting 25% of the board of directors of the Company.


     In addition to the limitations imposed on the payment of dividends by the Credit Agreement, under Delaware law the Company is permitted to pay dividends on its capital stock, including the New Preferred Stock, only out of its surplus or, in the event that it has no surplus, out its net profits for the year in which a dividend is declared or for the immediately preceding fiscal year. Surplus is defined as the excess of a company's total assets over the sum of its total liabilities plus the par value of its outstanding capital stock. In order to pay dividends in cash, the Company must have surplus or net profits equal to the full amount of the cash dividend at the time such dividend is declared.

     In determining the Company's ability to pay dividends, Delaware law permits the board of directors of the Company to revalue the Company's assets and liabilities from time to time to their fair market values in order to create surplus. The Company cannot predict what the value of its assets or the amount of its liabilities will be in the future and, accordingly, there can be no assurance that the Company will be able to pay cash dividends on the New Preferred Stock.

SUBORDINATION OF EXCHANGE DEBENTURES


     The payment of principal, premium, if any, and interest on, and any other amounts owing in respect of, the Exchange Debentures, if issued, will be subordinated to the prior payment in full of all existing and future Senior Debt of the Company. As of March 31, 1996, on a pro forma basis after giving effect to the Denver Exchange and the consummation of the Pending Transactions and, in each case, the financing thereof, approximately $454.7 million of Senior Debt would have been outstanding (represented by borrowings under the Credit Agreement and/or a new credit facility, and the Subordinated Notes). In the event of the bankruptcy, liquidation, dissolution, reorganization or other winding up of the Company, the assets of the Company will be available to pay obligations on the Exchange Debentures only after all Senior Debt has been paid in full, and there may not be sufficient assets remaining to pay amounts due on any or all of the Exchange Debentures. In addition, under certain circumstances, the Company may not pay principal of, premium, if any, or interest on, or any other amounts owing in respect of, the Exchange Debentures, or purchase, redeem or otherwise retire the Exchange Debentures, if a payment default or a non-payment default exists with respect to certain Senior Debt, including Senior Debt under the Indentures and the Credit Agreement and, in the case of non-payment default, if a payment blockage notice has been received by the Trustee (as defined). See "Description of the New Preferred Stock and Exchange Debentures -- The Exchange Debentures -- Subordination."


RESTRICTIONS IMPOSED BY TERMS OF INDEBTEDNESS


     The Indentures and the Credit Agreement contain certain covenants that restrict, among other things, the Company's ability to incur additional indebtedness, incur liens, pay dividends or make certain other restricted payments, consummate certain asset sales or asset swaps, enter into certain transactions with affiliates, incur indebtedness that is subordinate in right of payment to any Senior Debt and senior in right of payment to the Subordinated Notes, impose restrictions on the ability of a subsidiary to pay dividends or make certain payments to Chancellor, enter into sale and leaseback transactions, conduct business other than the ownership and operation of radio broadcast stations, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of the Company. In addition, the Credit Agreement contains covenants requiring that the $23.0 million Hicks Muse Equity Investment be made on or before September 30, 1996, and prohibits the Company from prepaying its indebtedness other than under the Credit Agreement. The Credit Agreement also requires the Company to maintain specified financial ratios and to satisfy certain financial condition tests. The Company's ability to meet those financial ratios and financial condition tests can be affected by events beyond its control, and there can be no assurance that the Company will meet those tests. A breach of any of these covenants could result in a default under the Credit Agreement or the Indentures. In the event of an event of default under the Credit Agreement or the Indentures, the lenders thereunder could elect to declare all amounts outstanding thereunder, together with accrued interest, to be immediately due and payable. In the case of the Credit Agreement, if the Company were unable to repay those amounts, the lenders thereunder could proceed against the collateral granted to them to secure that indebtedness. If the Credit Agreement indebtedness were to be accelerated, there can be no assurance that the assets of the Company would be sufficient to repay in full that indebtedness and the other indebtedness of the Company. Substantially all of the assets of the Company and its subsidiaries have been pledged as security under the Credit Agreement. See "Description of Indebtedness."


RISKS ASSOCIATED WITH ACQUISITION STRATEGY



     The Company's plans with respect to the stations it acquires involve, to a substantial degree, strategies to increase net revenue while at the same time reducing the operating expenses. Although the Company believes that its strategies are reasonable, there can be no assurance that it will be able to implement its plans without delay or that, when implemented, its efforts will result in the increased broadcast cash flow or other benefits currently anticipated by the Company's management. In addition, there can be no assurance that the Company will not encounter unanticipated problems or liabilities in connection with such stations. The integration of acquired stations into the Company will require substantial attention from the Company's senior management, which may limit the amount of time available to be devoted to the Company's other stations.



     In addition to the risks associated with the acquisition of radio stations, the Company also is aware that the Federal Trade Commission and the United States Department of Justice, which evaluate transactions requiring a pre-acquisition filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, to determine whether those transaction should be challenged under the federal antitrust laws, recently have been increasingly active in their review of radio station acquisitions, particularly where an operator proposes to acquire new stations in its existing markets. Management is aware that these federal authorities currently are evaluating the transactions pursuant to which Omni will acquire two of the Orlando stations to be sold to the Company, which may result in a review of the Company's proposed acquisition of the Omni stations. The Company is unable to predict whether it will face or, if received, overcome regulatory challenges to any of the Pending Transactions. The Company is unable to predict what effect the current enhanced antitrust scrutiny of radio station acquisitions will have on its ability to continue its acquisition strategy.


DEPENDENCE ON KEY PERSONNEL


     The Company's business is dependent upon the services of certain key executives, including Steven Dinetz, its President and Chief Executive Officer. Mr. Dinetz has agreed to enter into a five-year employment agreement with the Company. The Company believes that the loss of the services of Mr. Dinetz could have a material adverse effect on the Company. The Company does not currently maintain key-man life insurance coverage for Mr. Dinetz. See "Management and Board of Directors -- Employment Agreements -- Dinetz Employment Agreement."


CONTROL OF THE COMPANY


     Chancellor owns all of the outstanding capital stock of the Company. After giving pro forma effect to the Hicks Muse Equity Investment, Steven Dinetz, the President and Chief Executive Officer of the Company, owns common stock of Chancellor representing approximately 90.1% of the total voting power of Chancellor's outstanding common stock. In addition, affiliates of Hicks Muse own non-voting common stock of Chancellor that will be convertible into shares of Chancellor's voting common stock (the "Conversion"), at the option of those affiliates, subject to the occurrence of certain conditions, including the issuance by the FCC of a final order approving the Conversion. In June 1996, Hicks Muse and its affiliates filed an application with the FCC to convert their shares of Class C Common Stock into shares of Class B Common Stock. Upon the Conversion and after giving pro forma effect to the Hicks Muse Equity Investment, affiliates of Hicks Muse and Mr. Dinetz will own common stock of Chancellor representing approximately 90.3% and 1.0%, respectively, of the total voting power of Chancellor's outstanding common stock.


     Prior to the Conversion, Mr. Dinetz controls, and immediately after the Conversion, Hicks Muse and its affiliates will control, the vote on all matters submitted to the vote of stockholders of Chancellor, except as required by applicable law and except that the holders of Chancellor's Class A Common Stock, voting as a separate class, are entitled to elect two members of Chancellor's board of directors. Therefore, Mr. Dinetz is able and, upon the Conversion, Hicks Muse will be able, to direct the management and policies of Chancellor and, through its ownership of the Company's common stock, the Company. See "Security Ownership of Certain Beneficial Owners" and "Description of Capital Stock -- Common Stock -- Voting Rights."


     In the event that the Conversion has not occurred on or before the earlier of (i) the date on which Hicks Muse and its affiliates cease to own beneficially more than 50% of the Class C Common Stock owned beneficially by Hicks Muse and its affiliates upon consummation of the Initial Public Offering and (ii) the third anniversary of the consummation of the Initial Public Offering, then, subject to prior FCC approval, each share of Class B Common Stock shall automatically be entitled to one vote per share and the holders of Class A Common Stock and Class B Common Stock thereafter shall vote together as a single class upon the election of all directors. In such event the holders of the Class A Common Stock, along with the other holders of Class A Common Stock, could attain voting control of the Company. The acquisition of voting control of the Company by the holders of the Class A Common Stock could, but would not necessarily, result in a Change of Ownership (as defined under the Credit Agreement), a default event thereunder, or a Change of Control, which would require the Company to offer to repurchase all the Subordinated Notes and New Preferred Stock and which would result in a default under the Credit Agreement. See "Description of the New Preferred Stock and Exchange Debentures -- New Preferred Stock -- Change of Control" and "Description of Indebtedness -- Credit Agreement -- Change of Control" and "-- Senior Subordinated Notes."


COMPETITION

     The radio broadcasting industry is highly competitive. The Company's stations compete for listeners and advertising revenue directly with other radio stations, as well as with other media, within their respective markets. Several of the stations with which the Company competes are subsidiaries of large national or regional companies that have substantially greater resources than the Company. In addition, certain of the Company's stations compete, and in the future other of the Company's stations may compete, with duopolies or other combinations of stations operated by a single operator. The success of each of the Company's stations depends to a large degree upon its audience ratings and its share of the overall radio advertising revenue within its market. An adverse change in a particular market could have a material adverse effect on the revenue of the Company's stations in that market. Although the Company believes that each of its stations can compete effectively in its market, there can be no assurance that any one of the Company's stations will be able to maintain or increase its current audience share or revenue share. See
"Business -- Competition; Changes in the Broadcast Industry."

     Radio broadcasting is also subject to competition from new media technologies that are being developed or introduced, such as the delivery of audio programming by cable television systems or the introduction of digital audio broadcasting ("DAB"). DAB may deliver by satellite to nationwide and regional audiences, multi-channel, multi-format digital radio services with sound quality equivalent to compact discs. The Company cannot predict the effect, if any, that any such new technologies may have on the radio broadcasting industry or the Company. See "Business -- Competition; Changes in the Broadcasting Industry."

GOVERNMENT REGULATION

     Each of the Company's radio stations operates pursuant to one or more licenses issued by the FCC, each of which must be renewed periodically. All of such licenses are subject to renewal at various times during the next three years. The Company may apply to renew those licenses, and third parties may challenge those applications or file competing applications. Although the Company has no reason to believe that its licenses will not be renewed in the ordinary course, there can be no assurance that the FCC will renew the licenses. The non-renewal or revocation of one or more of the Company's FCC licenses could have a material adverse effect on the Company's results of operations.

     The radio broadcasting industry is subject to extensive and changing regulation. Among other things, the Communications Act and FCC rules and policies require FCC consent to assignments of FCC licenses and transfers of control of FCC licensees. See "Business -- Federal Regulation of Radio Broadcasting."

FRAUDULENT CONVEYANCE

     Various fraudulent conveyance laws have been enacted for the protection of creditors and may be utilized by a court to subordinate or avoid the Exchange Debentures in favor of other existing or future creditors of the Company. If a court in a lawsuit on behalf of any unpaid creditor of the Company or a representative of the Company's creditors were to find that, at the time the Company issued the Exchange Debentures, the Company (x) intended to hinder, delay or defraud any existing or future creditor or contemplated insolvency with a design to prefer one or more creditors to the exclusion in whole or in part of others or (y) did not receive fair consideration or reasonably equivalent value for issuing such Exchange Debentures and the Company (i) was insolvent, (ii) was rendered insolvent by reason of such issuance, (iii) was engaged or about to engage in a business or transaction for which its remaining assets constituted unreasonably small capital to carry on its business or (iv) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, such court could void the Company's obligations under the Exchange Debentures and void such transactions. Alternatively, in such event, claims of the holders of such Exchange Debentures could be subordinated to claims of the other creditors of the Company.

CHANGE OF CONTROL


     Upon a Change of Control, the Company will be required to offer to purchase all of the shares of New Preferred Stock then outstanding at 101% of their then effective liquidation preference, plus, without duplication, accumulated and unpaid dividends to the repurchase date. If a Change of Control were to occur, there can be no assurance that the Company would have sufficient funds to pay the purchase price for all the shares of New Preferred Stock that the Company might be required to purchase. Moreover, as of the date of this Prospectus, the Company would not have sufficient funds available to purchase all of the outstanding shares of New Preferred Stock pursuant to a Change of Control Offer (as defined). In the event that the Company were required to purchase shares of New Preferred Stock pursuant to a Change of Control Offer, the Company expects that it would need to seek third-party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing on favorable terms, if at all. In addition, the Credit Agreement restricts the Company's ability to repurchase the shares of New Preferred Stock, including pursuant to a Change of Control Offer. Also, a Change of Control will result in an event of default under the Credit Agreement and will require the Company to offer to repurchase all the outstanding Subordinated Notes. The inability of the Company to repay the Credit Agreement, if the borrowings thereunder are accelerated upon a Change of Control, or to repurchase all Subordinated Notes tendered in response to the change of control offer required by the Indentures, would result in an event of default under the Indentures and could result in the acceleration of the Indebtedness thereunder. In such event, it is unlikely that the Company would be able to repurchase shares of New Preferred Stock tendered in response to a Change of Control Offer. See "Description of Indebtedness -- Credit Agreement -- Change of Control" and "-- Senior Subordinated Notes".


LACK OF ESTABLISHED MARKET FOR THE NEW PREFERRED STOCK

     Prior to the Exchange Offer, there has been no market for the Old Preferred Stock. The Company does not intend to list the New Preferred Stock on any securities exchange. BT Securities Corporation, CS First Boston Corporation, Smith Barney Inc. and NationsBanc Capital Markets, Inc., the initial purchasers of the Old Preferred Stock (the "Initial Purchasers"), have advised the Company that they currently make a market in the Old Preferred Stock and intend to make a market in the New Preferred Stock, but they are not obligated to do so and may discontinue market making activities at any time. Accordingly, no assurance can be given as to (i) the likelihood that an active market for the New Preferred Stock will develop, (ii) the liquidity of any such market, (iii) the ability of holders to sell their New Preferred Stock or (iv) the prices that they may obtain for their New Preferred Stock upon any sale. Future trading prices for the New Preferred Stock will depend upon many factors, including, among others, the Company's operating results, the market for similar securities and fluctuating interest rates.


                              RECENT DEVELOPMENTS



     On February 14, 1996, the Company completed the Shamrock Acquisition for approximately $408.0 million, including acquisition costs.



     On July 31, 1996, the Company exchanged, KTBZ-FM in Houston, plus approximately $6.0 million in cash, for Secret's KALC-FM and KIMN-FM in Denver, Colorado. The Company had been managing certain functions for the Denver Stations pursuant to an LMA since April 1, 1996.



     In January 1996, the Company entered into the Detroit Option Agreement with Evergreen pursuant to which the Company granted Evergreen the option to buy, and Evergreen Media granted the Company the option to sell, WWWW-FM and WDFN-AM in Detroit for $30.0 million in cash. Pursuant to the Detroit Option Agreement, the Company outsourced to Evergreen certain limited functions of the Detroit Stations in exchange for an annual fee of $2.6 million to be paid to the Company. The Company anticipates that it will enter into an definitive purchase agreement shortly with Evergreen Media with respect to the sale of the Detroit Stations. The proceeds of the sale of the Detroit Stations are expected to be used to fund part of the purchase price for the Omni Stations.



     On May 15, 1996, the Company entered into an agreement to acquire eight Florida radio stations from Omni for an aggregate price of $178.0 million, including $163.0 million of cash and $15.0 million of Chancellor's Class A Common Stock. On June 24, 1996, the Company entered into a letter of intent with American Radio under which, subject to negotiation of a definitive agreement, the Company has agreed to exchange the West Palm Beach, Florida stations being acquired from Omni for American Radio's AM station in Sacramento, California, plus $33.0 million in cash. On July 1, 1996, the Company entered into an agreement with SFX under which the Company will exchange the Jacksonville, Florida stations being acquired from Omni and $11.0 million in cash for SFX's three FM stations and one AM station in Long Island, New York. These acquisition and exchange agreements are subject, among other things, to FCC approval. Pursuant to LMAs, the Company began managing certain limited functions of the Omni Orlando stations and the SFX Long Island stations on July 1, 1996, and will begin managing certain limited functions of American Radio's Sacramento AM station beginning August 1, 1996. Similarly, beginning July 1, 1996, SFX began managing limited functions of the Jacksonville stations it has agreed to acquire from the Company, and it is anticipated that American Radio will agree to manage certain functions of the West Palm Beach stations once a definitive agreement is reached with the Company. After giving effect to all of the foregoing transactions, the Company will own four FM stations in Orlando, Florida, four FM and two AM stations in Long Island, New York and two FM and two AM stations in Sacramento, California. The aggregate net purchase price for the eight new stations to be acquired, in the aggregate, from Omni, SFX and American Radio will be approximately $156.0 million, excluding acquisition costs.

                                USE OF PROCEEDS

     The Company will not receive any cash proceeds from the exchange pursuant to the Exchange Offer.


     The net proceeds of the Original Offering (approximately $96.0 million) were used to repurchase a portion of the Acquisition Preferred Stock from affiliates of certain Initial Purchasers, together with the repurchase by Chancellor of certain shares of its Class A Common Stock issued to affiliates of the Initial Purchasers in connection with their purchase of the Acquisition Preferred Stock, pursuant to an option (the "Repurchase Option") granted to the Company and Chancellor by such purchasers at the time of the Preferred Stock Financing, and to redeem all the remaining shares of Acquisition Preferred Stock at a purchase and redemption price each equal to 96.5% of the effective liquidation preference thereof, plus, without duplication, accumulated and unpaid dividends thereon through the respective repurchase and redemption dates. The Company issued and sold the Acquisition Preferred Stock in connection with the financing of the Shamrock Acquisition. Affiliates of the Initial Purchasers and of Hicks Muse were the purchasers of the Acquisition Preferred Stock. See "Certain Transactions -- Purchase of Exchangeable Preferred Stock."

                                 CAPITALIZATION


     The following table sets forth (i) the historical capitalization of the Company at March 31, 1996 and (ii) the capitalization of the Company at March 31, 1996 on a pro forma basis after giving effect to the Denver Exchange and the consummation of the Pending Transactions and, in each case, the financing thereof. No effect has been given for other acquisition costs as they are not currently estimable. This table should be read in conjunction with the Consolidated Financial Statements of Chancellor Radio Broadcasting Company and its Subsidiary and the Pro Forma Financial Information, and, in each case, the related notes thereto included elsewhere in this Prospectus.



                                                                         MARCH 31, 1996
                                                                     ----------------------
                                                                      ACTUAL      PRO FORMA
                                                                     --------     ---------
                                                                     (DOLLARS IN THOUSANDS)
    Long-term Debt (including current maturities):
      Credit Agreement:(1)
         Revolving Loan Facility...................................  $  2,128     $   4,428
         Term Loan Facilities......................................    95,000       190,000
      12.5% Senior Subordinated Notes due 2004.....................    60,000        60,000
      9.375% Senior Subordinated Notes due 2004....................   200,000       200,000
                                                                     --------      --------
              Total Long-term Debt.................................   357,128       454,428
                                                                     --------      --------
    Old Preferred Stock ($100,000 initial liquidation
      preference)(2)...............................................    97,652            --
    New Preferred Stock ($100,000 initial liquidation
      preference)(3)...............................................        --        97,452
                                                                     --------      --------
    Common Stockholder's Equity:
      Common Stock.................................................         1             1
      Paid-in Capital..............................................   203,926       241,926
      Accumulated Deficit..........................................   (22,208)      (22,208)
                                                                     --------      --------
              Total Common Stockholder's Equity....................   181,719       219,719
                                                                     --------      --------
              Total Capitalization.................................  $636,499     $ 771,599
                                                                     ========      ========


- ---------------


(1) The Credit Agreement currently provides for borrowings of up to $40.0 million under the Revolving Loan Facility and provides for a $95.0 million Term Loan. See "Description of Indebtedness -- Credit Agreement." Based on conversations with its agent bank, the Company believes it could obtain additional term loan financing in an amount sufficient to fund the purchase price of the Pending Transactions, after taking into account the receipt of the proceeds from the Hicks Muse Equity Investment and the Detroit Disposition. Accordingly, the table above reflects $95.0 million of additional term loans and $2.3 million of borrowings under the Revolving Loan Facility, which the Company would have been required to incur to fund the Denver Exchange, the Pending Transactions and estimable acquisition costs, had they occurred on March 31, 1996.



(2) The $100.0 million initial liquidation preference of the Old Preferred Stock has been reduced to its carrying value by approximately $3.5 million of estimated transaction costs and discounts and increased by approximately $1.2 million of dividends and accretion.



(3) The $100.0 million initial liquidation preference of the New Preferred Stock has been reduced to its carrying value by approximately $3.7 million of estimated transaction costs and discounts and increased by approximately

    $1.2 million of dividends and accretion.

                        PRO FORMA FINANCIAL INFORMATION



     The following unaudited pro forma financial information (the "Pro Forma Financial Information") is based on the historical financial statements of the Company, KDWB-FM, Shamrock Broadcasting, the Omni Stations and the Other Pending Acquisitions, and has been prepared to illustrate the effects of the acquisitions described below and the related financing transactions. The historical financial statements of the Company, KDWB-FM, Shamrock Broadcasting and the Omni Stations are included elsewhere in this Prospectus. The Pro Forma Financial Information and accompanying notes should be read in conjunction with such financial statements. No separate financial information is provided in this Prospectus for the Other Pending Acquisitions because these acquisitions, individually and in the aggregate, do not meet the minimum significance levels under the Securities Act and the rules and regulations thereunder for purposes of including financial information for businesses being acquired.



     The pro forma condensed statements of operations for the year ended December 31, 1995 and for the three months ended March 31, 1996 give effect to
(i) the acquisition of KDWB-FM and the related financing transactions, which occurred on July 31, 1995, (ii) the Shamrock Acquisition, including certain identified cost savings and the related financing transactions, which occurred on February 14, 1996, (iii) the Denver Exchange and the financing thereof and
(iv) the Pending Transactions and the financing thereof, as if each such transaction had occurred on January 1, 1995. The pro forma balance sheet as of March 31, 1996 has been prepared as if the Denver Exchange and the Pending Transactions and, in each case, the financing thereof, had occurred on that date. The Pro Forma Financial Information is not necessarily indicative of either future results of operations or the results that might have occurred if the foregoing transactions had been consummated on the indicated dates.



     The Denver Exchange will be accounted for using the historical cost of the Houston station and the additional cash consideration paid. The Pending Transactions will be accounted for using the purchase method of accounting. The total purchase costs of the acquisitions and exchanges will be allocated to the tangible and intangible assets and liabilities acquired based upon their respective fair values. The allocation of the aggregate purchase price reflected in the Pro Forma Financial Information is preliminary. The final allocation of the purchase price is contingent upon the receipt of final appraisals of the acquired assets; however, such allocation is not expected to differ materially from the preliminary allocation. The purchases of KDWB-FM and Shamrock Broadcasting were accounted for using the purchase method of accounting.

             UNAUDITED PRO FORMA CONDENSED STATEMENTS OF OPERATIONS



                             (DOLLARS IN THOUSANDS)


                          YEAR ENDED DECEMBER 31, 1995



                                                               HISTORICAL
                                   ------------------------------------------------------------------
                                    CHANCELLOR                                              OTHER           PRO
                                      RADIO         SHAMROCK                    OMNI       PENDING         FORMA
                                   BROADCASTING   BROADCASTING   KDWB-FM(A)   STATIONS   ACQUISITIONS   ADJUSTMENTS       TOTAL
                                   ------------   ------------   ----------   --------   ------------   -----------      --------
Net revenues.......................   $ 64,322      $ 94,605       $  893     $13,468      $ 20,713      $    (540)(B)   $181,579
                                                                                                           (11,882)(C)
                                    ---------        -------        -----     -------       -------     -----------      ---------
Station operating expenses.........     37,464        73,720          473       9,128        15,536           (540)(B)    113,226
                                                                                                           (11,114)(C)
                                                                                                           (11,441)(D)
Depreciation and amortization......      9,047         8,751          518       1,576         3,802          5,900 (E)     29,594
Corporate expenses.................      1,816         3,139           --          --         1,460         (2,615)(F)      3,800
Stock option compensation
  expense..........................      6,360            --           --          --            --                         6,360
                                    ---------        -------        -----     -------       -------     -----------      ---------
  Operating income (loss)..........      9,635         8,995          (98)      2,764           (85)         7,388         28,599
Interest expense...................     17,324        14,703           --                        25         12,398 (G)     44,450
Other (income) expense.............         42           (78)          23        (264)          (10)                         (287)
                                    ---------        -------        -----     -------       -------     -----------      ---------
  Loss before provision for income
    taxes and extraordinary loss...     (7,731)       (5,630)        (121)      3,028          (100)        (5,010)       (15,564)
Provision for income taxes.........      3,800        (1,287)         (93)         --            --          2,830 (H)      5,250
                                    ---------        -------        -----     -------       -------     -----------      ---------
  Net income (loss)................   $(11,531)     $ (4,343)      $  (28)    $ 3,028      $   (100)     $  (7,840)       (20,814)
                                    =========        =======        =====     =======       =======     ===========
Dividends and accretion on
  preferred stock(I)...............                                                                                        13,168
                                                                                                                         ---------
Loss applicable to common shares...                                                                                      $(33,982)
                                                                                                                         =========
Deficiency of earnings to fixed
  charges and preferred stock
  dividends and accretion..........   $  7,731                                                                           $ 28,732



                       THREE MONTHS ENDED MARCH 31, 1996



                                                                     HISTORICAL
                                                -----------------------------------------------------
                                                 CHANCELLOR                                 OTHER           PRO
                                                   RADIO         SHAMROCK       OMNI       PENDING         FORMA
                                                BROADCASTING   BROADCASTING   STATIONS   ACQUISITIONS   ADJUSTMENTS       TOTAL
                                                ------------   ------------   --------   ------------   -----------      --------
Net revenues....................................   $ 25,642      $  7,376      $3,436       $4,160        $(1,030)(C)    $ 39,584
                                                   -------        -------      ------       ------        -------        --------
Station operating expenses......................     16,492         6,426       2,322        3,613           (448)(C)      26,505
                                                                                                           (1,900)(D)
Depreciation and amortization...................      5,028           508         437          956            469 (E)       7,398
Corporate expenses..............................      1,007         2,215          --           87         (2,334)(F)         975
Stock option compensation expense...............        950            --          --           --             --             950
                                                   -------        -------      ------       ------        -------        --------
  Operating income (loss).......................      2,165        (1,773)        677         (496)         3,183           3,756
Interest expense................................      7,145         1,380                       10          2,578 (G)      11,113
Other (income) expense..........................          6            49           1          314             --             370
                                                   -------        -------      ------       ------        -------        --------
  Loss before provision for income taxes and
    extraordinary loss..........................     (4,986)       (3,202)        676         (820)           605          (7,727)
Provision for income taxes......................        939            --          --           --            374 (H)       1,313
                                                   -------        -------      ------       ------        -------        --------
  Net income (loss) before extraordinary loss...   $ (5,925)     $ (3,202)     $  676       $ (820)       $   231          (9,040)
                                                   =======        =======      ======       ======        =======
Dividends and accretion on preferred stock(I)...      1,660                                                 1,881 (N)       3,541
Loss on repurchase of preferred stock...........     16,570                                               (16,570)(O)
                                                   -------                                                               --------
Loss applicable to common shares................    (28,801)                                                             $(12,581)
                                                   =======                                                               ========
Deficiency of earnings to fixed charges and
  preferred stock dividends and accretion.......   $  6,646                                                              $ 11,268



           See Accompanying Notes to Pro Forma Financial Information.

                       UNAUDITED PRO FORMA BALANCE SHEET


                                 MARCH 31, 1996


                             (DOLLARS IN THOUSANDS)



                                     ASSETS



                                                                     HISTORICAL
                                                       --------------------------------------
                                                        CHANCELLOR                  OTHER
                                                          RADIO         OMNI       PENDING       PRO FORMA
                                                       BROADCASTING   STATIONS   ACQUISITIONS   ADJUSTMENTS       TOTAL
                                                       ------------   --------   ------------   -----------      --------
Current assets:
  Cash...............................................    $  2,515     $    877     $    201                      $  3,593
  Accounts receivable, net...........................      28,452        3,003        4,262                        35,717
  Prepaid expenses and other.........................       1,386           83          200                         1,669
                                                         --------         ----         ----       --------       --------
          Total current assets.......................      32,353        3,963        4,663             --         40,979
Property and equipment, net..........................      53,577        2,524        6,291          2,677(J)      65,069
Intangible and other assets, net.....................     587,357       18,794       42,674         55,954(J)     704,779
                                                         --------         ----         ----       --------       --------
          Total assets...............................    $673,287     $ 25,281     $ 53,628      $  58,631       $810,827
                                                         ========         ====         ====       ========       ========
LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Current portion of long-term debt..................    $  4,400                        --                      $  4,400
  Accounts payable and other accrued expenses........      18,184          426        1,598                        20,208
                                                         --------         ----         ----       --------       --------
          Total current liabilities..................      22,584          426        1,598             --         24,608
Long-term debt.......................................     352,728                        --         97,540(K)     450,268
Deferred tax liability...............................      17,836                        --                        17,836
Other................................................         768           99           77                           944
                                                         --------         ----         ----       --------       --------
          Total liabilities..........................     393,916          525        1,675         97,540        493,656
Old Preferred Stock ($100,000 initial liquidation
  preference)........................................      97,652                                  (97,652)(L)         --
New Preferred Stock ($100,000 initial liquidation
  preference)........................................          --                                   97,452(L)      97,452
Common Stockholder's equity..........................     181,719       24,756       51,953        (38,709)(M)    219,719
                                                         --------         ----         ----       --------       --------
          Total liabilities and stockholder's
            equity...................................    $673,287     $ 25,281     $ 53,628      $  58,631       $810,827
                                                         ========         ====         ====       ========       ========



           See Accompanying Notes to Pro Forma Financial Information

                    NOTES TO PRO FORMA FINANCIAL INFORMATION


                             (DOLLARS IN THOUSANDS)



(A) Includes amounts attributable to Midcontinent Radio of Minnesota, Inc. under the terms of the local marketing agreement through the date of acquisition of KDWB-FM by the Company. All other revenue and expense amounts for the year are included in the historical amounts for the Company.



(B) The adjustment represents the elimination of time brokerage fees paid by the Company in 1995 to Midcontinent Radio of Minnesota, Inc. from February 1, 1995 to July 31, 1995 pursuant to an LMA relating to KDWB-FM.



(C) Adjustment reflects the elimination of net revenues and station operating expenses of the Houston station involved in the Denver Exchange and the Detroit Stations involved in the Detroit Disposition.



(D) The adjustment reflects cost savings resulting from the elimination of redundant operating expenses arising from the combination of the Company and Shamrock Broadcasting, including the elimination of certain station management positions, the standardization of employee benefits and compensation practices and the implementation of operating strategies currently utilized by the Company's management. The pro forma cost savings are summarized as follows:



                                                                               YEAR ENDED         THREE MONTHS ENDED
                                                                            DECEMBER 31, 1995       MARCH 31, 1996
                                                                            -----------------     ------------------
       Selling expenses...................................................       $ 3,135                $  523
       Programming and technical..........................................         2,297                   383
       Advertising and promotions.........................................         2,554                   422
       General and administrative.........................................         3,455                   572
                                                                                 -------                ------
               Total......................................................       $11,441                $1,900
                                                                                 =======                ======



(E) The adjustment reflects (i) a change in depreciation and amortization resulting from conforming the estimated useful lives of the acquired stations and (ii) the additional depreciation and amortization expense resulting from the allocation of the purchase price of the acquired stations, net of stations exchanged and sold, including an increase in property and equipment and intangible assets to their estimated fair market value and the recording of goodwill associated with the acquisitions. Goodwill is amortized over 40 years.



(F) The adjustment reflects cost savings anticipated to be achieved by operating all of the stations under the Company's decentralized management strategy and from the elimination of redundant management costs.



(G) Represents the adjustment to historical interest expense as a result of the notes issued in connection with the American Media Station Group ($60,000), the Notes issued in conjunction with the Shamrock Acquisition ($200,000), borrowings under the Credit Agreement, and anticipated new borrowings for the pending acquisitions and exchanges under either the existing or a new bank credit agreement (average outstanding principal balance of $193,969) with an assumed blended annual interest rate of 9.8% for the year ended December 31, 1995 and 9.4% for the three months ended March 31, 1996.



(H) The adjustment reflects the increase in the provision for income taxes resulting from the deferred tax liabilities generated during the period for the Company, the Omni Stations and the Other Pending Acquisitions, offset by the reversal of book/tax basis differences of Shamrock Broadcasting during the period.



(I) The adjustment reflects the dividends and accretion on the New Preferred Stock.



(J) The adjustment reflects the allocation of the purchase price of the Omni Stations and the Other Pending Acquisitions, net of the historical book values of the Houston station exchanged, to the assets acquired and liabilities assumed resulting in an increase in property and equipment and intangible assets to their estimated fair values and the recording of goodwill associated with the acquisitions.



        Cash...................................................................................    $  1,078
        Accounts receivable....................................................................       7,265
        Prepaid expenses and other.............................................................         283
        Property and equipment.................................................................      11,492
        Intangible and other assets............................................................     117,422
        Accounts payable and other accrued expenses............................................      (2,024)
        Other liabilities......................................................................        (176)
                                                                                                   --------
                Total purchase price...........................................................    $135,340
                                                                                                   ========



(K) The adjustment represents the additional $95,000 of borrowings under the existing or a new bank credit agreement that the Company anticipates obtaining to finance the Pending Transactions.



(L) The adjustment reflects the exchange of the Old Preferred Stock for the New Preferred Stock and the payment of related transaction costs.



(M) The adjustment reflects the issuance of the Chancellor's Class A Common Stock in conjunction with acquisition of the Omni Stations ($15,000) and the Hicks Muse Equity Investment ($23,000), offset by the elimination of the historical stockholders' equity of the entities being acquired, as these acquisitions will be accounted for using the purchase method of accounting.



(N) Represents the adjustment to historical dividends and accretion on preferred stock resulting from the Old Preferred Stock and New Preferred Stock issued in connection with the Shamrock Acquisition and the Exchange Offer, respectively.



(O) The adjustment reflects the elimination of the "one-time" loss on repurchase of preferred stock in connection with the repurchase and redemption of the Acquisition Preferred Stock.

                       SELECTED HISTORICAL FINANCIAL DATA



     The selected financial data presented in the following tables has been derived from audited financial statements (for the years ended December 31, 1992, 1993, 1994 and 1995) and from unaudited financial statements for the year ended December 31, 1991 and for the three months ended March 31, 1995 and 1996. In management's opinion, the unaudited financial statements from which such data have been derived include all adjustments (consisting only of normal, recurring adjustments) necessary to present fairly, in all material respects, the results of operations and financial condition of the respective entities as of and for the periods presented.



     The following financial information should be read in conjunction with "Management's Discussion and Analysis of Results of Operations and Financial Condition," "Business," the Consolidated Financial Statements of Chancellor Radio Broadcasting Company, and the Financial Statements of Old Chancellor Communications and, in each case. the related notes thereto, included elsewhere in this Prospectus.



THE COMPANY AND OLD CHANCELLOR COMMUNICATIONS



     The selected financial data for the Company in the following table reflect
(i) the results of Old Chancellor Communications for the years ended December 31, 1991, 1992 and 1993 and (ii) the results of operations of the Company from January 10, 1994. The Company acquired KFBK-AM and KGBY-FM on January 10, 1994, the American Media station Group on October 12, 1994, KDWB-FM on July 31, 1995, and Shamrock Broadcasting on February 13, 1996 and, accordingly, the results of their operations are included in those of the Company since such dates, respectively. In addition, the Company programmed and sold advertising for KDWB-FM pursuant to an LMA from February 1, 1995 until its acquisition. Accordingly, the revenues of KDWB and the fee paid under the LMA from February 1, 1995 through July 31, 1995 are reflected in the Company's results of operations for 1995.



                                                        OLD CHANCELLOR                          THE COMPANY(1)
                                                        COMMUNICATIONS             -----------------------------------------
                                                  ---------------------------                               THREE MONTHS
                                                                YEAR ENDED DECEMBER 31,                    ENDED MARCH 31,
                                                  ----------------------------------------------------   -------------------
                                                   1991      1992      1993          1994       1995       1995       1996
                                                  -------   -------   -------      --------   --------   --------   --------
                                                                            (DOLLARS IN THOUSANDS)
OPERATING DATA:
  Net revenues..................................  $10,372   $12,121   $14,717      $ 26,317   $ 64,322   $ 13,082   $ 25,642
  Station operating expenses....................    8,168     8,738     9,738        15,660     37,464      8,536     16,492
  Depreciation and amortization.................    1,034     1,102     1,014         3,180      9,047      2,359      5,028
  Corporate expenses............................      565       544       568           600      1,816        370      1,008
  Stock option compensation expense(2)..........       --        --        --            --      6,360         --        950
  Operating income..............................      605     1,737     3,397         6,877      9,635      1,817      2,165
  Interest expense..............................      961       724       700         5,021     17,324      4,114      7,146
  Net income (loss).............................     (366)      399     1,464          (106)   (11,531)    (3,483)   (10,571)
OTHER DATA:
  Broadcast cash flow...........................  $ 2,204   $ 3,383   $ 4,979      $ 10,657   $ 26,858   $  4,546   $  9,150
  Broadcast cash flow margin....................     21.2%     27.9%     33.8%         40.5%      41.8%      34.8%      35.7%
  EBITDA........................................  $ 1,639   $ 2,839   $ 4,411      $ 10,057   $ 25,042   $  4,176   $  8,143
  Capital expenditures..........................      460        86         8           239      1,710        337        820
  Ratio of earnings to fixed charges(3).........       --      2.17x     4.51x         1.35x        --         --         --
  Deficiency of earnings to fixed charges(3)....  $   359   $    --   $    --      $     --   $  7,731   $  2,288   $  6,646
BALANCE SHEET DATA (END OF PERIOD):
  Working capital, excluding current portion of
    long-term debt..............................  $ 2,292   $ 2,304   $ 1,739      $  6,178   $  5,826   $  4,189   $ 14,169
  Goodwill and intangible assets, net...........   13,433    13,056    12,679       189,982    208,093    188,325    587,357
  Total assets..................................   21,611    20,542    19,275       219,576    241,123    217,565    673,287
  Long-term debt (including current portion)....       --        --        --       151,664    172,170    150,000    357,128
  Total common stockholder's equity.............   20,703    19,084    17,145        59,894     54,723     56,411    181,719


- ---------------


(1) The historical financial data set forth for the Company includes the results of operations of the American Media Station Group from its date of acquisition in October 1994, of KDWB-FM from February 1995, the time the Company began programming that station under an LMA, and the results of operations of Shamrock Broadcasting from its date of acquisition in February 1996.


(2) Consists of a non-cash charge resulting from the grant of employee stock options in 1994.


(3) For purposes of this calculation, "earnings" consist of income (loss) before income taxes and fixed charges. "Fixed charges" consist of interest, amortization of deferred financing costs and the component of rental expense believed by management to be representative of the interest factor thereon. Preferred Stock dividends and accretion are included in Fixed charges where appropriate.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF


                 RESULTS OF OPERATIONS AND FINANCIAL CONDITION



GENERAL



     The following discussion and analysis of results of operations and financial condition of the Company should be read in conjunction with the consolidated financial statements and related notes thereto of the Company included elsewhere in this Prospectus. Periodically, the Company may make statements about trends, future plans and the Company's prospects. Actual results may differ materially from those described in such forward looking statements based on the risks and uncertainties facing the Company, including but not limited to, the following: business conditions and growth in the radio broadcasting industry and general economy; competitive factors; changes in interest rates; that one or more of the Company's broadcasting licenses may not be renewed; and those risk factors listed from time to time in documents filed by the Company with the Securities and Exchange Commission.



     The Company has grown largely through acquisitions, as well as through internally generated growth. Upon completion of the Pending Transactions, the Company will own and operate 41 radio stations serving the following top 40 markets: New York, New York; Los Angeles, California; San Francisco, California; Atlanta, Georgia; Riverside-San Bernardino, California; Minneapolis-St. Paul, Minnesota; Nassau-Suffolk (Long Island), New York; Phoenix, Arizona; Pittsburgh, Pennsylvania; Denver, Colorado; Cincinnati, Ohio; Sacramento, California; and Orlando, Florida. See "Recent Developments" for a more detailed description of the Pending Transactions.



     In the following analysis, management discusses the "broadcast cash flow" of its combined station group. Broadcast cash flow consists of operating income before depreciation and amortization, corporate expenses and non-cash stock option compensation expense. Although broadcast cash flow is not a measure of performance calculated in accordance with generally accepted accounting principles ("GAAP"), management believes that it is useful to an investor in evaluating the Company because it is a measure widely used in the broadcast industry to evaluate a radio company's operating performance. However, broadcast cash flow should not be considered in isolation or as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with GAAP or as a measure of liquidity or profitability. The discussion of broadcast cash flow appears as the last paragraph in the discussion of the results of operations.



     A radio broadcast company's revenues come primarily from the sale of time to local and national advertisers. Those revenues are affected by the advertising rates that a radio station is able to charge and the number of advertisements that can be broadcast without jeopardizing listener levels (and the resulting ratings). Advertising rates tend to be based upon a station's demand for its inventory and its ability to attract audiences in targeted demographic groups, as measured principally by Arbitron. Radio stations attempt to maximize revenues by adjusting advertising rates based upon local market conditions, controlling inventory and creating demand and audience ratings.



     Seasonal revenue fluctuations are common in the radio broadcasting industry and are due primarily to fluctuations in advertising expenditures by local and national advertisers, with revenues typically being lowest in the first quarter and highest in the second and fourth quarters of each year. A radio station's operating results in any period also may be affected by the occurrence of advertising and promotional expenditures that do not produce commensurate revenues in the period in which the expenditures are made. Because Arbitron reports audience ratings on a quarterly basis, a radio station's ability to realize revenues as a result of increased advertising and promotional expenses and any resulting audience ratings improvements may be delayed for several months.



     Because the Company incurred substantial indebtedness for its acquisitions for which it has significant debt service requirements, and because the Company has significant non-cash charges for stock option compensation and depreciation and amortization expense related to the fixed assets and intangibles acquired in its acquisitions, the Company expects that it will report net losses for the foreseeable future, which losses may be greater than those historically experienced by the Company.

RESULTS OF OPERATIONS



     The Company's acquisitions, including the acquisition of KFBK-AM and KGBY-FM in January 1994, the 11-station American Media Station Group in October 1994, the acquisition of KDWB-FM in July 1995, and the Shamrock Acquisition in February 1996, have all been accounted for using the purchase method of accounting. As a result of this acquisition activity, the Company's results of operations are not directly comparable from period to period.



  Three Months Ended March 31, 1996 Compared to Three Months Ended March 31,
1995



     Net revenues increased 96.0% to $25.6 million for the three months ended March 31, 1996 from $13.1 million for the same period in 1995. The majority of this increase was due to the acquisition of Shamrock Broadcasting. Revenue growth for the Company's existing operations was approximately 6.3%.



     Station operating expenses increased 93.2% to $16.5 million for the quarter ended March 31, 1996 from $8.5 million for the quarter ended March 31, 1995. The majority of this increase was due to the acquisition of Shamrock Broadcasting. Operating expenses for existing operations increased approximately 3.4%.



     In the first quarter of 1996, the Company recorded non-cash stock option compensation expense related to compensatory stock options of Chancellor Broadcasting Company granted in 1994. There was no corresponding charge for the prior year.



     Depreciation and amortization increased 113.2% to $5.0 million for the first quarter of 1996 from $2.4 million for the same period in the prior year. Interest expense increased 73.7% to $7.1 million from $4.1 million for the same period. These increases, and the extraordinary loss on early extinguishment of debt of $4.6 million in 1996, were primarily attributable to the acquisition of Shamrock Broadcasting and the resulting change in capital structure from its financing. Corporate expenses increased 172.6% to $1.0 million for the first of Trefoil Communications, Inc. and its wholly owned subsidiary Shamrock Broadcasting, Inc. ("Shamrock Broadcasting"), which owned and operated 19 radio stations,three months of 1996 from approximately $370,000 for the same period in 1995, as a result of additional personnel and overhead costs associated with the acquisition of Shamrock Broadcasting.



     During the first quarter of 1996, the Company incurred a one-time loss of $16.6 million on the repurchase of preferred stock of its subsidiary and incurred charges for dividends and accretion on the repurchased and newly issued preferred stock of its subsidiary of $0.5 million and $1.2 million, respectively.



     As a result of the foregoing, income from operations increased 19.2% to $2.2 million for the first quarter of 1996 from $1.8 million over the same period in 1995. The Company had a net loss of $12.2 million compared with a net loss of $3.5 million for the first quarter of the prior year.



     Broadcast cash flow increased 101.3% to $9.2 million for the three months ended March 31, 1996 from $4.5 million for the comparable 1995 period. Broadcast cash flow as a percentage of net revenues increased to 37.2% for 1996 from 34.7% for 1995. Broadcast cash flow for existing operations increased 11.6% to $5.2 million for the three months ended March 31, 1996 from $4.7 million for the comparable 1995 period. Broadcast cash flow as a percentage of net revenues for existing operations increased to 36.6% for 1996 from 34.9% for 1995.



  Year Ended December 31, 1995 Compared to Year Ended December 31, 1994



     Net revenues increased 144.4% to $64.3 million for the year ended December 31, 1995 from $26.3 million for the year ended December 31, 1994. Station operating expenses increased 139.2% to $37.5 million for the year ended December 31, 1995 from $15.7 million for the quarter ended March 31, 1995. The majority of these increases were due to the acquisition of the American Media stations in October 1994 and the acquisition/LMA for KDWB-FM beginning February 1, 1995.



     In 1995 there was a $6.4 million non-cash stock option compensation expense related to compensatory stock options of Chancellor Broadcasting Company granted in 1994.

     Depreciation and amortization increased 184.5% to $9.0 million for the year ended December 31, 1995 from $3.2 million for the same period in the prior year. Interest expense increased 245.0% to $17.3 million for 1995 from $5.0 million for the 1994 period. These increases, and the extraordinary loss on early extinguishment of debt of $490,819 in 1994, were primarily attributable to the acquisition of the American Media stations and the resulting change in capital structure from its financing. See the discussion of "Liquidity and Capital Resources" below. Corporate expenses increased 202.8% to $1.8 million for the year ended December 31, 1995 from approximately $600,000 for the same period in 1994, as a result of additional personnel and overhead costs associated with the acquisition of the American Media stations and the LMA for KDWB-FM.



     As a result of the foregoing, income from operations increased 40.1% to $9.6 million for the year ended December 31, 1995 from $6.9 million for the same 1994 period. The Company had a net loss of $11.5 million compared with a net loss of $106,000 for the prior year.



     Broadcast cash flow increased 152.0% to $26.9 million for the year ended December 31, 1995 from $10.7 million for 1994. Broadcast cash flow as a percentage of net revenues increased to 41.8% for 1995 from 40.5% for 1994.



  Year Ended December 31, 1994 Compared to Year Ended December 31, 1993



     Net revenues increased 78.8% to $26.3 million for the year ended December 31, 1994 from $14.7 million for the year ended December 31, 1993. Station operating expenses increased 60.8% to $15.7 million for the year ended December 31, 1994 from $9.7 million for the year ended December 31, 1993. The majority of these increases were due to the acquisition of the American Media stations in October 1994.



     Depreciation and amortization increased 213.6% to $3.2 million for the year ended December 31, 1994 from $1.0 million for the same period in the prior year. Interest expense increased 617.3% to $5.0 million for 1994 from $700,000 for the same 1993 period. These increases, and the extraordinary loss on early extinguishment of debt of $490,819 in 1994, were primarily attributable to the acquisition of the American Media stations and the resulting change in capital structure from its financing. Corporation expenses were relatively unchanged for the two periods.



     As a result of the foregoing, income from operations increased 102.4% to $6.9 million for the year ended December 31, 1994 from $3.4 million for the same prior year period. The Company had a net loss of $106,000 for the year ended December 31, 1994 as compared to net income of $1.5 million for the year ended December 31, 1993.



     Broadcast cash flow increased 114.0% to $10.7 million for the year ended December 31, 1994 from $5.0 million for 1993. Broadcast cash flow as a percentage of net revenues increased to 40.5% for 1994 from 33.8% for 1993.



LIQUIDITY AND CAPITAL RESOURCES



     The Company anticipates that it will consummate all of the Pending Transactions by the end of January 1997. However, the closing of each of those transactions is subject to FCC approval and other closing conditions, certain of which are beyond the Company's control, and there can be no assurance as to when such transactions will be completed or that they will be completed on the terms described herein, or at all. The Company intends to finance the cash portion of the Pending Transactions with the Hicks Muse Equity Investment proceeds discussed below, the proceeds from the Detroit Disposition, cash flow from operations, financing under its current credit agreement and new bank financing. There can be no assurance that these sources of funds will be sufficient or that additional sources of financing will be available to the Company on terms considered favorable by management, if at all.



     For the foreseeable future, excluding acquisitions, interest payments on the Subordinated Notes and interest and principal payments under the Credit Agreement will be the Company's principal uses of cash. The Company will not be obligated to pay cash dividends on the New Preferred Stock through February 15, 2001. The Subordinated Notes require semiannual interest payments of $13.2 million, payable on each April 1 and

October 1. Borrowings under the Credit Agreement bear interest at floating rates and require interest payments on varying dates depending on the interest rate option selected by the Company. The Credit Agreement consists of a $60.0 million A Term Loan Facility, a $35.0 million B Term Loan Facility and a $40.0 million Revolving Loan Facility. The A Term Loan Facility requires scheduled annual principal payments, payable quarterly, of $4.0 million in the first year following the Borrowing Date (February 14, 1996), $6.0 million in the second year following the Borrowing Date, $10.0 million in each of the third and fourth years following the Borrowing Date, $12.0 million in each of the fifth and sixth years following the Borrowing Date and $6.0 million in the seventh year following the Borrowing Date. The B Term Loan Facility requires scheduled annual principal payments, payable quarterly, of $0.4 million in each of the first five years following the Borrowing Date, $8.0 million in the sixth year following the Borrowing Date, $14.0 million in the seventh year following the Borrowing Date and $11.0 million in the eighth year following the Borrowing Date. All revolving loans then outstanding will mature in 2002. See "Description of Indebtedness -- Credit Agreement."



     In connection with the Shamrock Acquisition and the financing thereof, HM Fund II, an affiliate of Hicks Muse, advised the Company that, on or before September 30, 1996, it would sell all of its capital stock in its affiliate, HMW, or would cause HMW to sell all or substantially all of its assets (which consisted primarily of six radio broadcast stations), and that it or HMW would reinvest the net proceeds of such sale in Class A Common Stock of Chancellor. HM Fund II has further agreed that, to the extent that such net proceeds are less than $23.0 million, it will purchase additional shares of Class A Common Stock in order that, in the aggregate, Chancellor will receive net proceeds of $23.0 million through the Hicks Muse Equity Investment. Chancellor has agreed to sell to HM Fund II and/or to HMW, as appropriate, for $23.0 million in cash, that number of shares of Class A Common Stock obtained by dividing (A) the difference between (i) $23.0 million and (ii) interest on the notional amount of $23.0 million, which accrues from February 14, 1996 to, but not including, the date on which the Hicks Muse Equity Investment is made at the lowest rate of interest per annum paid or accrued under the Credit Agreement during such period, by (B) the initial public offering price per share in the Initial Public Offering, less the underwriting discount and commission per share. In June 1996, HMW effected the sale of five of its radio stations to an affiliate of SFX and concurrently entered into an asset purchase agreement with respect to the sale of its remaining station. HM Fund II has advised Chancellor that it intends to consummate the Hicks Muse Equity Investment on or about August 9, 1996. The proceeds of the Hicks Muse Equity Investment will be contributed by Chancellor to the capital of Chancellor Radio Broadcasting and are expected to be used to fund part of the purchase price for the Pending Transactions. See "Certain Transactions -- Hicks Muse Equity Investment."



     Net cash flows from operating activities were $5.5 million and $0.7 million for the year ended December 31, 1995 and 1994, respectively. Changes in the Company's net cash flow from operating activities are primarily the result of changes in advertising revenue, which have increased during these periods, and the timing of its revenue receipts and its operating expense and interest payments. The Company's revenues also experience some seasonal variations, with revenues in the first quarter typically being the lowest for each year. The Company mitigates these variations with revolving credit borrowings under its existing credit agreement.


     Net cash flows used in investing activities were $26.1 million and $204.7 million for the year ended December 31, 1995 and 1994, respectively. Net cash flows from financing activities were $20.4 million and $205.6 million for the year ended December 31, 1995 and 1994, respectively. These cash flows primarily reflect the borrowings, capital contributions and expenditures for acquisitions.


     In addition to acquisitions and debt service, the Company's principal liquidity requirements will be for working capital and general corporate purposes, including capital expenditures, which are not expected to be material in amount. In addition to the Pending Transactions, the Company frequently evaluates potential acquisitions of stations and station groups, including station swap opportunities. The Company expects that any required financing for acquisitions will be provided through the incurrence of debt, the sale of equity securities, internally generated funds or a combination of the foregoing. There can be no assurance, however, that external financing will be available to the Company on terms considered favorable by management or that cash flow from operations will be sufficient to fund the Company's acquisition strategy.

RECENT ACCOUNTING PRONOUNCEMENTS


     The Financial Accounting Standards Board issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of " in March 1995, which establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of. SFAS No. 121 will be effective for the Company's financial statements beginning in 1996. The Company evaluates intangible assets for potential impairment by analyzing the operating results, trends and prospects of the Company's stations, as well as by comparing them to their competitors. The Company also takes into consideration recent acquisition patterns within the broadcast industry, the impact of recently enacted or potential FCC rules and regulations and any other events or circumstances which might indicate potential impairment. As a result of continued strong growth in radio advertising revenue, and based upon recent valuations of various station acquisitions in many of the Company's markets, management does not believe that the implementation of SFAS No. 121 will have a material effect on its financial statements.


     The Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock Based Compensation" in October 1995, which establishes financial accounting and reporting standards for stock based employee compensation plans, including stock purchase plans, stock options, restricted stock, and stock appreciation rights. The Company has elected to continue accounting for stock based compensation under Accounting Principles Board Opinion No. 25. The disclosure requirements of SFAS No. 123 will be effective for the Company's financial statements beginning in 1996. Management does not believe that the implementation of SFAS 123 will have a material effect on its financial statements.

                                    BUSINESS

GENERAL


     The Company is one of the leading "pure play" radio broadcasting companies in the United States. Upon completion of the Pending Transactions, the Company will own and operate 41 radio stations (27 FM and 14 AM) located in 13 of the 40 largest MSAs in the country, including five of the top ten MSAs. The Company is committed to acquiring and operating radio stations that management believes will benefit from its strategies to maximize broadcast cash flow by increasing revenues and controlling operating expenses. On a pro forma basis, after giving effect to the Shamrock Acquisition, the Denver Exchange and the Pending Transactions as if all such transactions had occurred on January 1, 1995, the Company would have had net revenue and broadcast cash flow of $181.6 million and $68.4 million, respectively, for the year ended December 31, 1995.



     The Company focuses on owning and operating radio stations in the top 40 U.S. markets, which account for a disproportionately large percentage of radio advertising revenue. The Company believes that the large revenue base in these markets generally enables operators to achieve a greater degree of profitability than operators in smaller markets. The Company also believes that because it employs a variety of programming formats, including country, oldies, news/talk, adult contemporary, progressive album rock, contemporary hit radio, sports and classical, it is less susceptible to changes in listening preferences. Furthermore, management believes that the number and diversity of its stations and markets reduces the Company's dependence upon any local economy or advertiser category. For the year ended December 31, 1995, on a pro forma basis after giving effect to the Shamrock Acquisition, the Denver Exchange and the Pending Transactions, no single market in which the Company operates would have provided more than 12.2% of the Company's revenues.



     The following table summarizes certain information relating to the Company's stations as of December 31, 1995, assuming the consummation of the Pending Transactions, and their respective markets.



                                                                        AUDIENCE
                                                RADIO                   SHARE IN    TARGET
                                METROPOLITAN   REVENUE     TARGET        TARGET      DEMO-      STATION
      MARKET AND STATION        STATISTICAL    MARKET    DEMOGRAPHIC     DEMO-      GRAPHIC     REVENUE
       CALL LETTERS(1)           AREA RANK     RANK(2)      GROUP      GRAPHIC(3)   RANK(3)     RANK(3)            FORMAT
- ------------------------------  ------------   -------   -----------   ----------   -------     -------    -----------------------
New York                              1            2
                                                         Adults
  WHTZ-FM                                                18-34             7.2%         2          15      Contemporary Hit Radio
Los Angeles                           2            1
                                                         Adults
  KLAC-AM                                                25-54             2.3%        15(tie)     19      Country
  KZLA-FM                                                Women 25-54       2.3%        17(tie)    N/A(4)   Adult Standards
San Francisco                         4            5
                                                         Adults
  KNEW-AM                                                25-54             0.5%        39         N/A(4)   Country/Sports
                                                         Adults
  KSAN-FM                                                25-54             2.3%        14(tie)     16      Country
                                                         Adults
  KABL-AM                                                35-64             1.9%        14(tie)    N/A(4)   Adult Standards
                                                         Adults
  KBGG-FM                                                25-54             2.6%        12          13      70's Oldies
Atlanta                               9           10
                                                         Adults
  WFOX-FM                                                25-54             5.2%         9          10      Oldies
Riverside-San Bernardino             10           64
                                                         Adults
  KGGI-FM                                                18-34             7.2%         2           2      Contemporary Hit Radio
  KMEN-AM                                                Men 25-54           --        --          --      Oldies
Minneapolis-St. Paul                 12           14
  KTCZ-FM*                                               Men 25-49         5.4%         8          11      Progressive Album Rock
  KTCJ-AM*
                                                         Adults
  KDWB-FM                                                18-34            10.2%         3           6      Contemporary Hit Radio
                                                         Adults
  KEEY-FM                                                25-54             6.1%         6(tie)      4      Country
  KFAN-AM                                                Men 18-49         3.7%        12                  Sports
Nassau-Suffolk                       14           44
  (Long Island, N.Y.)
                                                         Adults
  WALK-FM*                                               25-54             7.7%         1           1      Adult Contemporary
  WALK-AM*
                                                         Adults
  WBAB-FM(6)*+                                           18-34             4.5%         7           2      Album Rock
  WHFM-FM(6)*+                                                                                     12      Album Rock
  WBLI-FM(6)+                                            Women 25-54       6.6%         2           4      Hot Adult Contemporary
                                                         Adults
  WGBB-AM(6)+                                            25-54                                      9      News/Talk
Phoenix                              17           17
                                                         Adults
  KMLE-FM                                                25-54             7.4%         1           3      Country
Pittsburgh                           19           24
                                                         Adults
  WWSW-AM*                                               25-54             9.2%         2           3      Oldies
  WWSW-FM*

                                                                        AUDIENCE
                                                RADIO                   SHARE IN    TARGET
                                METROPOLITAN   REVENUE     TARGET        TARGET      DEMO-      STATION
      MARKET AND STATION        STATISTICAL    MARKET    DEMOGRAPHIC     DEMO-      GRAPHIC     REVENUE
       CALL LETTERS(1)           AREA RANK     RANK(2)      GROUP      GRAPHIC(3)   RANK(3)     RANK(3)            FORMAT
- ------------------------------  ------------   -------   -----------   ----------   -------     -------    -----------------------
Denver                               26           14
                                                         Adults
  KXKL-AM*                                               25-54             6.6%         4           5      Oldies
  KXKL-FM*
                                                         Adults
  KVOD-FM                                                25-54             2.1%        14          14      Classical
                                                         Adults
  KIMN-FM                                                25-54             5.5%         6          10      70's Oldies
                                                         Adults
  KALC-FM                                                18-34             7.6%         5           9      Alternative CHR
Cincinnati                           30           20
                                                         Adults
  WUBE-FM                                                25-54            10.2%         2           2      Country
  WUBE-AM                                                Men 18-49           --        --          --      Sports
  WYGY-FM                                                Men 18-34         4.8%         7         N/A(5)   Young Country
                                                         Adults
  WKYN-AM+                                               35-64               --        --          --      Retrospective Radio
Sacramento                           34           25
  KGBY-FM                                                Women 25-54      10.6%         1           2      Adult Contemporary
                                                         Adults
  KHYL-FM                                                25-54             6.7%         4           4      Oldies
                                                         Adults
  KFBK-AM                                                25-54             8.3%         1           1      News/Talk
                                                         Adults
  KSTE-AM(7)+                                            25-54             3.9%        11          12      News/Talk
Orlando                              39           26
                                                         Adults
  WOCL-FM                                                25-54             6.9%         5           3      Oldies
  WOMX-FM(8)+                                            Women 25-54      12.4%         1           2      Adult Contemporary
                                                         Adults
  WJHM-FM(8)+                                            25-54             5.4%         7           8      Urban
                                                         Adults
  WXXL-FM(8)+                                            18-34            10.1%         2           5      Contemporary Hit Radio


- ---------------


 *  AM and FM stations are simulcasted.



 +  Pending transaction.



(1) City of license may be different from metropolitan market served.



(2) Ranking by 1994 aggregate gross radio advertising revenue of the principal MSA served by the station. Source: Duncan's.



(3) Audience share and ranking information pertains to the simulcasted stations as a combination. Revenue rank for 1994 as reported by Miller Kaplan and Hungerford (in the case of Nassau-Suffolk). Average Quarter Hour Share Estimates, Monday through Sunday, 6 A.M. to Midnight for persons in the target demographic and in the applicable Metro Survey Area. Source: Arbitron Radio Market Report, based on the average of the four quarterly survey periods consisting of Winter, Spring, Summer and Fall 1994.



(4) Station revenue reported in combination.



(5) WUBE-FM and WYGY-FM are sold in combination and rank second in revenue.



(6) The Company currently manages certain limited functions of stations WBAB-FM, WBLI-FM, WHFM-FM and WGBB-AM in Nassau-Suffolk, New York, pursuant to an LMA.



(7) The Company currently manages certain limited functions of station KSTE-AM pursuant to an LMA.



(8) The Company manages certain limited functions of stations WOMX-FM, WHJM-FM and WXXL-FM in Orlando, Florida, pursuant to an LMA.

OPERATING STRATEGY

     The Company's operating strategy is to maximize broadcast cash flow by enhancing its stations' selling, programming and promotional efforts while maintaining strict cost controls. The principal elements of this strategy are set forth below.

     Increased Emphasis on Sales. The Company emphasizes the development of local sales forces dedicated to obtaining the largest possible share of the radio advertising revenue in each market. Management monitors the size and effectiveness of each station's sales force and, where appropriate, increases the staffing level to support greater market coverage. Management believes that higher staffing levels typically enable a station to better serve its existing client base and to reach a greater number of potential advertisers, which results in increased sales of the station's commercial time. In addition, the Company continually evaluates its stations' inventory management practices to ensure that pricing is maximized. The Company also implements training programs designed to teach its sales personnel more effective selling techniques and to promote more proactive market coverage and calling efforts. The Company utilizes a sales reporting system to track the productivity of its sales personnel by monitoring their daily calling frequency and success rate. Management receives daily sales reports that track individual station booked sales for the current and subsequent month. The Company believes that this reporting system increases the sales force's accountability and enables management to increase the effectiveness of each station's sales force. The Company's sales force is primarily compensated through commissions on sales. Commission paid to sales personnel range from 5% to 18% of net local revenue depending on the market and the category (i.e., direct, agency, vendor) of revenue that a sales person generates.


     Targeted Programming Formats. The Company believes that consistent, focused programming is a key element in sustaining high audience shares within its targeted demographics. Therefore, management works closely with each station's program director and engages outside consultants and research organizations to evaluate and refine each station's overall programming, including its music selection, on-air announcers, advertising campaigns and promotional efforts. In addition, the Company evaluates whether an AM station that is simulcast with an FM station has technical attributes that would allow it to be operated as a stand-alone station with a separate format to take advantage of programming niches and, consequently, revenue opportunities that might be available in a market.



     Focused Marketing and Promotional Efforts. The listening public's awareness of and participation in contests and promotions of a station is vital to its success. An effective promotional effort plays a significant role in a station's success in adding new listeners and increasing time spent listening. The Company allocates a large percentage of its promotional budget to cost-effective activities such as on-air giveaways and contests, which management considers to be effective in building public awareness and increasing audience time spent listening, in contrast to marketing activities that are primarily aimed at maintaining a station's image.



     Skilled Local Staff and Management. In operating its stations, the Company concentrates on developing experienced, highly motivated local management teams. Local management is responsible for the day-to-day operations of the stations, including the preparation of annual operating budgets in conjunction with corporate management. The Company seeks to decentralize decision making so that local managers have the flexibility to develop policies that they consider to be effective in improving station performance in their respective markets. To further motivate senior station management, compensation is linked to each station's operating performance. The Company believes that this operating style enhances local management's creativity and supports its ability to attract and retain skilled management.



     Strict Cost Control. Management believes that it is critical to increase employee productivity and to maintain the lowest possible cost structure compatible with its revenue enhancement strategy. Strict financial reporting standards and cost control measures have been implemented to ensure a focus on profitability throughout the organization. Management receives daily cash reports that track station-level revenues, collections and expenses. This enables management to monitor station performance and to establish greater accountability throughout the station group.

     Selective Acquisitions. The Company has grown largely through acquisitions, as well as through internally generated growth. The Company's acquisition strategy is to purchase radio stations or radio station groups operating in top 40 markets that possess programming, demographic, technical and operating attributes that management believes it can exploit.



DEVELOPMENT OF THE COMPANY



     The Company conducts its operations through Chancellor Radio Broadcasting and its subsidiaries. Chancellor and Chancellor Radio Broadcasting were formed in June 1994 to facilitate the acquisition by an investor group led by Steven Dinetz and Hicks Muse of Chancellor Communications, which was formed by Mr. Dinetz and Hicks Muse in December 1993 as a vehicle for the acquisition of KFBK-AM and KGBY-FM in Sacramento.



     The Company and its predecessor, Chancellor Communications, which was merged into the Company in December 1995, have completed four acquisitions of radio stations or radio station groups since the beginning of 1994. The first of these acquisitions was completed in January 1994 by Chancellor Communications, which purchased KFBK-AM and KGBY-FM in Sacramento, two of the leading stations in that market. In October 1994, the Company acquired the capital stock of Chancellor Communications and contemporaneously completed the acquisition of the 11 radio stations comprising the American Media Station Group, which enabled the Company to enter five additional top 40 markets, to create an FM duopoly in Sacramento and to acquire an existing FM duopoly in Cincinnati. In February 1995, the Company entered into an LMA with respect to, and in July 1995 subsequently acquired, KDWB-FM in Minneapolis-St. Paul, which created the Company's third duopoly and enhanced its competitive position in that market. In February 1996, the Company completed the acquisition of Shamrock Broadcasting, the owner and operator of 19 stations (including stations in nine markets where the Company had no previous operations) in 10 of the largest markets in the United States, including stations in seven of the top ten MSAs. For a discussion of the Company's pending acquisition and divestiture transactions, see "Recent Developments."



INDUSTRY OVERVIEW


     Radio stations generate the majority of their revenue from the sale of advertising time to local and national spot advertisers and national network advertisers. Radio serves primarily as a medium for local advertising. During the past decade, local advertising revenue as a percentage of total radio advertising revenue in a given market has ranged from approximately 74% to 78%. The growth in total radio advertising revenue tends to be fairly stable and has generally grown at a rate faster than the Gross National Product ("GNP"). With the exception of 1991, when total radio advertising revenue fell by approximately 3.1% compared to the prior year, advertising revenue has risen in each of the past 15 years more rapidly than either inflation or the GNP. Total advertising revenue in 1994 of $11.0 billion, as reported by RAB, was its highest level in the industry's history.

     Radio is considered an efficient means of reaching specifically identified demographics. Stations are typically classified by their on-air format, such as country, adult contemporary, oldies and news/talk. A station's format and style of presentation enable it to target certain demographics and psychographics. By capturing a specific listening audience share of a market's radio audience, with particular concentration in a targeted demographic, a station is able to market its broadcasting time to advertisers seeking to reach a specific audience. Advertisers and stations utilize data published by audience measuring services, such as Arbitron, to estimate how many people within particular geographical markets and demographics listen to specific stations.

     Stations determine the number of advertisements broadcast hourly that they believe will maximize available revenue dollars without jeopardizing listening levels. Although the number of advertisements broadcast during a given time period may vary, the total number of advertisements broadcast on a particular station generally does not vary significantly from year to year.

     A station's local sales staff generates the majority of its local and regional advertising sales through direct solicitations of local advertising agencies and businesses. To generate national advertising sales, a station will engage a firm that specializes in soliciting radio advertising sales on a national level. National sales representatives obtain advertising principally from advertising agencies located outside the station's market and receive commissions based on the revenue from the advertising obtained.

     According to the RAB's Radio Marketing Guide and Fact Book for Advertisers, 1993-1994, each week, radio reaches approximately 96% of all Americans over the age of 12. More than one-half of all radio listening is done outside the home, in contrast to other advertising mediums, and three out of four adults are reached by car radio each week. The average listener spends approximately three hours and 20 minutes per day listening to radio. The highest portion of radio listenership occurs during the morning, particularly between the time a listener wakes up and the time the listener reaches work. This "morning drive time" period reaches more than 85% of people over 12 years of age and, as a result, radio advertising sold during this period achieves premium advertising rates. Radio listeners have gradually shifted over the years from AM (amplitude modulation) to FM (frequency modulation) stations. FM reception, as compared to AM, is generally clearer and provides greater tonal range and higher fidelity. FM's listener share is now in excess of 75%, despite the fact that the number of AM and FM commercial stations in the United States is approximately equal.

COMPETITION; CHANGES IN THE BROADCASTING INDUSTRY

     The radio broadcasting industry is a highly competitive business. The success of each of the Company's stations depends largely upon its audience ratings and its share of the overall advertising revenue within its market. The Company's stations compete for listeners and advertising revenue directly with other radio stations within their respective markets. Radio stations compete for listeners primarily on the basis of program content, that appeals to a target demographic. By building a strong listener base consisting of a specific demographic in each of its markets, the Company is able to attract advertisers seeking to reach those listeners.


     Factors that are material to a station's competitive position include management experience, the station's rank in its market, transmitter power, assigned frequency, audience characteristics, local program acceptance, and the number and characteristics of other stations in the market area. The Company attempts to improve its competitive position with promotional campaigns aimed at the demographics targeted by its stations and by sales efforts designed to attract advertisers. Recent changes in the FCC's policies and rules permit increased ownership and operation of multiple local radio stations. Management believes that radio stations which elect to take advantage of these joint arrangements may in certain circumstances have lower operating costs and may be able to offer advertisers more attractive rates and services. Although the Company operates two or more FM or AM stations in Cincinnati, Denver, Minneapolis-St. Paul, Sacramento, and San Francisco and, assuming the consummation of the Pending Transactions, Long Island and Orlando, the Company's competitors in certain markets include operators of multiple stations in those markets or operators who already have entered into local marketing agreements.


     Although the radio broadcasting industry is highly competitive, some barriers to entry exist. The operation of a radio broadcast station requires a license from the FCC and the number of radio stations that can operate in a given market is limited by the availability of FM and AM radio frequencies allotted by the FCC to communities in that market, as well as by the FCC's multiple ownership rules, which regulate the number of stations that may be owned and controlled by a single entity. The FCC's multiple ownership rules have changed significantly as a result of the Telecommunications Act of 1996 (the "Telecom Act"), enacted into law in February 1996. For a discussion of FCC regulation and the provisions of the Telecom Act, see "Business -- Federal Regulation of Radio Broadcasting."

     The Company's stations also compete for advertising revenue with other media, including newspapers, broadcast television, cable television, magazines, direct mail, coupons and outdoor advertising. In addition, the radio broadcasting industry is subject to competition from new media technologies that are being developed or introduced, such as the delivery of audio programming by cable television systems, by satellite and by digital audio broadcasting ("DAB"). The radio broadcasting industry historically has grown despite the introduction of new technologies for the delivery of entertainment and information, such as broadcast television, cable television, audio tapes and compact disks. A growing population and greater availability of radios, particularly car and portable radios, have contributed to this growth. There can be no assurance, however, that the development or introduction in the future of any new media technology will not have an adverse effect on the radio broadcasting industry.

     The FCC is currently considering whether to authorize the use of DAB to deliver audio programming. DAB may provide a medium for the delivery by satellite or terrestrial means of multiple new, high quality audio programming formats to local and national audiences. This technology also may be used in the future by radio broadcast stations either on existing or alternate broadcasting frequencies or on new frequency bands. In addition, the FCC has authorized an additional 100 kHz of band width for the AM band and has allocated frequencies in this new band to certain existing AM station licensees. Each such licensee, at the end of a five-year transition period for the licensee, which period may be extended through FCC waivers, is required to return to the FCC either the license for their existing AM band station or the license for the expanded AM band station.

     The Company cannot predict what other matters might be considered in the future by the FCC, nor can it assess in advance what impact, if any, the implementation of any of these changes might have on its business.


FEDERAL REGULATION OF RADIO BROADCASTING



     The ownership, operation and sale of radio stations are subject to the jurisdiction of the FCC, which acts under authority granted by the Communications Act of 1934, as amended (the "Communications Act"). Among other things, the FCC assigns frequency bands for broadcasting; determines the particular frequencies, locations and operating power of stations; issues, renews, revokes and modifies station licenses; determines whether to approve changes in ownership or control of station licenses; regulates equipment used by stations; and adopts and implements regulations and policies that directly affect the ownership, operation and employment practices of stations. The FCC has the power to impose penalties for violation of its rules or the Communications Act.



     The following is a brief summary of certain provisions of the Communications Act and of specific FCC regulations and policies. Reference should be made to the Communications Act, FCC rules and the public notices and rulings of the FCC for further information concerning the nature and extent of federal regulation of radio stations.



     FCC Licenses. Radio stations operate pursuant to broadcasting licenses that are presently granted by the FCC for maximum terms of seven years and are subject to renewal upon application to the FCC. The FCC licenses for the Company's stations are held by certain of the Company's subsidiaries. During certain periods when a renewal application is pending, petitions to deny license renewals can be filed by interested parties, including members of the public. Historically, the Company's management has not experienced any material difficulty in renewing any licenses for stations under its control. The FCC is required to hold hearings on a station's renewal application if a substantial or material question of fact exists as to whether (a) the station has served the public interest, convenience or necessity or (b) there have been serious violations of the Communications Act or the FCC rules thereunder or (c) there have been other violations of the Communications Act or the FCC rules thereunder which, taken together, constitute a patter of abuse.



     The FCC classifies each AM and FM station. An AM station operates on either a clear channel, regional channel or local channel. A clear channel is one on which AM stations are assigned to serve wide areas. Clear channel AM stations are classified as either: Class A stations, which operate unlimited time and are designated to render primary and secondary service over an extended area; Class B stations; which operate unlimited time and are designed to render service only over a primary service area; and Class D stations, which operate either daytime, limited time, or unlimited time with low nighttime power. A regional channel is one on which Class B and Class D AM stations may operate and serve primarily a principal center of population and the rural areas contiguous to it. A local channel is one on which AM stations operate unlimited time and serve primarily a community and the suburban and rural areas immediately contiguous thereto. Class C AM stations operate on a local channel and are designed to render service only over a primary service area that may be reduced as a consequence of interference.



     The minimum and maximum facilities requirements for an AM station are determined by its class. FM class designations depend upon the geographic zone in which the transmitter of the FM station is located. In general, commercial FM stations are classified as follows, in order of increasing power and antenna height: Class A, B1, B, C1 or C stations.



     The following table sets forth the market, FCC license classification, antenna height above average terrain (HAAT), power and frequency of each of the Company's stations, assuming the consummation of the Pending Transactions, and the date on which each station's FCC license expires. Each of the Company's AM stations is a regional channel station other than WUBE-AM and WGBB-AM, which are local channel stations, and KFBK-AM which is a clear channel station.



                                                               HAAT
                                                      FCC       IN        POWER IN                        EXPIRATION DATE
           MARKET(1)                STATION          CLASS     FEET     KILOWATTS(2)       FREQUENCY      OF FCC LICENSE
- -------------------------------------------------    -----     ----     -------------    -------------    ---------------
New York                       WHTZ-FM                B        1362          6.0         100.3 Mhz        June 1998
Los Angeles                    KLAC-AM                B        N/A           5.0         570 kHz          December 1997
                               KZLA-FM                B        3137         18.7         93.9 Mhz         December 1997
San Francisco                  KNEW-AM                B        N/A           5.0         910 kHz          December 1997
                               KSAN-FM(3)             B        1211         30.0         94.9 Mhz         December 1997
                               KABL-AM                B        N/A           5.0         960 kHz          December 1997
                               KBGG-FM                B        961          100.0        98.1 Mhz         December 1997
Atlanta                        WFOX-FM                C        1572         97.0         97.1 Mhz         April 2003
Riverside-                     KGGI-FM                B        1844          2.6         99.1 Mhz         December 1997
San Bernardino                 KMEN-AM                B        N/A           5.0         1290 kHz         December 1997
Minneapolis-St. Paul           KTCZ-FM                C        1034         100.0        97.1 Mhz         April 1997
                               KTCJ-AM                B        N/A        0.5/0.004      690 kHz          April 1997
                               KDWB-FM                C        1034         100.0        101.3 Mhz        April 1997
                               KFAN-AM(4)             B        N/A        50.0/25.0      1130 kHz         April 1997
                               KEEY-FM                C        1034         100.0        102.1 Mhz        April 1997
Nassau-Suffolk                 WALK-FM                B        554          39.0         97.5 Mhz         June 1998
                               WALK-AM                B        N/A         0.5/0.1       1370 kHz         June 1998
                               WBAB-FM(5)+            A        269           3.0         102.3 Mhz        June 1998
                               WBLI-FM(5)+            B        499          48.5         106.1 Mhz        June 1998
                               WHFM-FM(5)+            A        354           5.0         95.3 Mhz         June 1998
                               WGBB-AM(5)+            C        N/A           1.0         1240 kHz         June 1998
Phoenix                        KMLE-FM                C        1736         96.0         107.9 Mhz        October 1997
Pittsburgh                     WWSW-AM                B        N/A           5.0         970 kHz          August 1998
                               WWSW-FM                B        810          50.0         94.5 Mhz         August 1998
Denver                         KXKL-AM                B        N/A           5.0         1280 kHz         April 1997
                               KXKL-FM                C        1168         100.0        105.1 Mhz        April 1997
                               KVOD-FM                C1       1237         57.0         92.5 Mhz         April 1997
                               KIMN-FM                C        1152         97.0         100.3 Mhz        April 1997
                               KALC-FM                C        1470         99.0         105.9 Mhz        April 1997
Cincinnati                     WUBE-FM                B        915          14.5         105.1 Mhz        October 1996
                               WUBE-AM                C        N/A           1.0         1230 kHz         October 1996
                               WYGY-FM                B        810          19.5         96.5 Mhz         October 1996
                               WKYN-AM(6)+            B        N/A         5.0/0.9       1160 kHz         October 1996
Sacramento                     KGBY-FM                B        449          50.0         92.5 Mhz         December 1997
                               KHYL-FM                B        557          36.0         101.1 Mhz        December 1997
                               KFBK-AM                A        N/A          50.0         1530 kHz         December 1997
                               KSTE-AM(7)+            B        N/A        21.0/0.9       650 kHz          December 1997
Orlando                        WOCL-FM(8)+            C        1581         100.0        105.9 Mhz        February 2003
                               WOMX-FM(8)+            C        1598         100.0        105.1 Mhz        February 2003
                               WJHM-FM(8)+            C1       1585         28.2         101.9 Mhz        February 2003
                               WXXL-FM(8)+            C1       824          100.0        106.7 Mhz        February 2003


- ---------------


  +  Pending transaction.



 (1) Actual city of license may be different from metropolitan market served.

 (2) Pursuant to FCC rules and regulations, many AM radio stations are licensed to operate at a reduced power during nighttime broadcasting hours, which results in reducing the radio station's coverage area during those hours of operation. Both power ratings are shown, where applicable.



 (3) Station KSAN-FM is currently operating under special temporary authority ("STA") from an alternate antenna site while its tower is being rebuilt.



 (4) Station KFAN-AM is currently operating under an STA with parameters at variance from its license while repairs are being made to its antenna system.



 (5) The Company currently performs and manages certain limited functions of the Nassau-Suffolk stations pursuant to an LMA.



 (6) The Company manages certain limited functions of Station WKYN-AM pursuant to an LMA.



 (7) The Company currently manages certain limited functions of station KSTE-AM pursuant to an LMA.



 (8) The Company manages certain limited functions of stations WOMX-FM, WHJM-FM and WXXL-FM in Orlando, Florida, pursuant to an LMA.



     Ownership Matters. The Communications Act prohibits the assignment of a license or the transfer of control of a broadcast licensee without the prior approval of the FCC. In determining whether to grant or renew a broadcast license, the FCC considers a number of factors pertaining to the licensee, including compliance with the various rules limiting common ownership of broadcast, cable and newspaper properties, the "character" of the licensee and those persons holding "attributable" interests therein, and compliance with the Communications Act's limitations on alien ownership as well as compliance with other FCC policies, including its equal employment opportunity requirements. Historically, FCC licenses have generally been renewed. The Company has no reason to believe that its licenses will not be renewed in the ordinary course, although there can be no assurance to that effect. The non-renewal of one or more of the Company's licenses could have a material and adverse effect on the Company's results of operations, financial condition and cash flow.



     In response to the Telecommunications Act, the FCC amended its multiple ownership rules to eliminate the national limits on ownership of AM and FM stations, i.e., the former 20 stations per service ownership cap. Additionally, it established new local ownership rules that use a sliding scale of permissible ownership, depending on market size. In radio markets with 45 or more commercial radio stations, a licensee may own up to eight stations, no more than five of which can be in a single radio service (i.e., no more than 5 AM or 5 FM). In radio markets with 30 to 44 commercial radio stations, a licensee may own up to seven stations, no more than four of which are in a single radio service. In radio markets having 15 to 29 commercial radio stations, a licensee may own up to six radio stations, no more than four of which are in a single radio service. Finally, with respect to radio markets having 14 or fewer commercial radio stations, a licensee may own up to five radio stations, no more than three of which are in the same service; provided that the licensee may not own more than one half of the radio stations in the market.



     The Communications Act and FCC rules also prohibit the common ownership, operation or control of a radio broadcast station and a television broadcast station serving the same geographic market (subject to a waiver of such prohibition if certain conditions are satisfied) and of a radio broadcast station and a daily newspaper serving the same geographic market. Under these rules, absent waivers, the Company would not be permitted to acquire any newspaper or television broadcast station (other than low-power television) in any geographic market in which it now owns radio broadcast properties.



     The FCC generally applies its ownership limits to "attributable" interests held by an individual, corporation, partnership or other association. In the case of corporations holding broadcast licenses, the interest of officers, directors and those who, directly or indirectly, have the right to vote 5% or more of the corporation's voting stock (or 10% or more of such stock in the case of insurance companies, investment companies and bank trust departments) are generally attributable, as are positions as an officer or director of a corporate parent of a broadcast licensee.

     The Communications Act prohibits the issuance of broadcast licenses to, or the holding of a broadcast license by, any corporation of which more than 20% of the capital stock is owned of record or voted by non-U.S. citizens or their representatives or by a foreign government or a representative thereof, or by any corporation organized under the laws of a foreign country (collectively, "Aliens"). The Communications Act also authorizes the FCC, if the FCC determines that it would be in the public interest, to prohibit the issuance of a broadcast license to, or the holding of a broadcast license by, any corporation directly or indirectly controlled by any other corporation of which more than 25% of the capital stock is owned of record or voted by non-U.S. citizens or their representatives or by a foreign government or representative thereof, or by any corporation organized under the laws of a foreign country. The Company has been advised that the FCC staff has interpreted this provision to require a public interest finding in favor of such a grant or holding before a broadcast license may be granted to or held by any such corporation and have made such a finding only in limited circumstances. The FCC has issued interpretations of existing law under which these restrictions in modified form apply to other forms of business organizations, including partnerships. As a result of these provisions, the licenses granted to the radio station subsidiaries of the Company by the FCC could be revoked if, among other restrictions imposed by the FCC, more than 25% of the Company's stock was owned or voted by Aliens. Accordingly, Chancellor's Second Restated Certificate of Incorporation restricts the ownership, voting and transfer of the Company's capital stock, in accordance with the Communications Act and the rules of the FCC, which prohibits ownership of more than 25% of Chancellor's outstanding capital stock (or more than 25% of the voting rights it represents) by or for the account of Aliens or corporations otherwise subject to domination or control by Aliens. In addition, the Second Restated Certificate of Incorporation of Chancellor authorizes its board of directors to adopt such provisions as it deems necessary to enforce these prohibitions.



     Local Marketing Agreements. Over the past three years, a number of radio stations have entered into what have commonly been referred to as "local marketing agreements," or "LMAs." While these agreements may take varying forms, under a typical LMA, separately owned and licensed radio stations agree to enter into cooperative arrangements of varying sorts, subject to compliance with the requirements of antitrust laws and with the FCC's rules and policies. Under these arrangements, separately-owned stations could agree to function cooperatively in programming, advertising, sales and similar matters, subject to the licensee of each station maintaining independent control over the programming and operations of its own station. One typical type of LMA is a programming agreement between two separately-owned radio stations serving a common service area, where the licensee of one station programs substantial portions of the broadcast day on the other licensee's station, subject to ultimate editorial and other controls being exercised by the latter licensee, and sells advertising time during those program segments. Such arrangements are an extension of the concept of "time brokerage" agreements, under which a licensee of a station sells blocks of time on its station to an entity or entities that program the blocks of time and sell their own commercial advertising announcements during the time periods in question.



     In the past, the FCC has determined that issues of joint advertising sales should be left to enforcement by antitrust authorities and has specifically revised its so-called "cross-interest" policy to make that policy inapplicable to time brokerage arrangements (under this policy, the FCC in certain circumstances may prohibit one party from acquiring non-attributable economic interests in two broadcast stations in the same market). Furthermore, in recent years, the staff of the FCC's Mass Media Bureau has held that LMAs are not contrary to the Communications Act provided that the licensee of the station that is being substantially programmed by another entity maintains complete responsibility for, and control over, programming and operations of its broadcast station and assures compliance with applicable FCC rules and policies.



     The FCC's multiple ownership rules specifically permit radio station LMAs to continue to be entered into and implemented, but provide that a station brokering more than 15% of the weekly broadcast time on another station serving the same market will be considered to have an attributable ownership interest in the brokered station for purposes of the FCC's multiple ownership rules. As a result, the Company would not be permitted to enter into an LMA with another local radio station that it could not own under the revised local ownership rules, unless the Company's programming could constitute 15% or less of the other local station's programming time on a weekly basis. The FCC rules also prohibit a broadcast licensee from simulcasting more than 25% of its programming on another station in the same broadcast service (i.e., AM-AM or FM-FM) through a time brokerage or LMA arrangement where the brokered and brokering stations which it owns or programs serve substantially the same area.



     Programming and Operation. The Communications Act requires broadcasters to serve the "public interest." The FCC gradually has relaxed or eliminated many of the more formalized procedures it had developed in the past to promote the broadcast of certain types of programming responsive to the needs of a station's community of license. A licensee continues to be required, however, to present programming that is responsive to issues of the station's community, and to maintain certain records demonstrating such responsiveness. Complaints from listeners concerning a station's programming often will be considered by the FCC when it evaluates renewal applications of a licensee, although listener complaints may be filed at any time and generally may be considered by the FCC at any time. Stations also must follow various rules promulgated under the Communications Act that regulate, among other things, political advertising, sponsorship identifications, the advertisement of contests and lotteries, obscene and indecent broadcasts, and technical operations, including limits on radio frequency radiation. In addition, licensees must develop and implement affirmative action programs designed to promote equal employment opportunities and must submit reports to the FCC with respect to these matters on an annual basis and in connection with a renewal application.



     Failure to observe these or other rules and policies can result in the imposition of various sanctions, including monetary forfeitures, the grant of "short term" (less than the full term) renewal or, for particularly egregious violations, the denial of a license renewal application or the revocation of a license.



     Proposed and Recent Changes. On December 15, 1994, the FCC solicited updated comment on whether it should liberalize its radio and television broadcast ownership "attribution" rules by (i) raising the basic benchmark for attributing ownership in a corporate licensee from 5% to 10% of the licensee's voting stock; (ii) increasing from 10% to 20% of the licensee's voting stock the attribution benchmark for "passive investors" in corporate licensees; and (iii) exempting certain widely-held limited partnership interests from attribution where each individual interest represents an insignificant percentage of total partnership equity. The same proceeding also solicits comment on proposals that may limit broadcast ownership rules by considering minority stockholdings in corporations with a single majority shareholder or non-voting stock interests that have heretofore been unattributable.



     Moreover, Congress and the FCC have under consideration, and in the future may consider and adopt new rules, regulations and policies regarding a wide variety of matters that could affect, directly or indirectly, the operation, ownership and profitability of the Company's radio stations, result in the loss of audience share and advertising revenues for the Company's radio stations, and affect the ability of the Company to acquire additional radio stations or to finance those acquisitions. Such matters include: spectrum use or other fees on FCC licenses; revisions to the FCC's equal employment opportunity rules and other matters relating to political broadcasting; technical and frequency allocation matters; proposals to restrict or prohibit the advertising of beer, wine and other alcoholic beverages on radio; changes in the FCC's cross-interest, multiple ownership and cross-ownership policies; changes to broadcast technical requirements; proposals to allow telephone companies to deliver audio and video programming to the home through existing phone lines; new technologies such as DAB; proposals to limit the tax deductibility of advertising expenses by advertisers; and proposals to auction the right to use the radio broadcast spectrum to the highest bidder, instead of granting FCC licenses and subsequent license renewals.



     The Company cannot predict what other matters might be considered in the future, nor can it judge in advance what impact, if any, the implementation of any of these proposals or changes might have on its business.



     Federal Antitrust Laws. In addition to the risks associated with the acquisition of radio stations, the Company also is aware that the Federal Trade Commission and the United States Department of Justice, which evaluate transactions requiring a pre-acquisition filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, to determine whether those transaction should be challenged under the federal antitrust laws, recently have been increasingly active in their review of radio station acquisitions where an operator proposes to acquire new stations in its existing markets. Management is aware that these federal authorities currently are evaluating the transactions pursuant to which Omni will acquire two of the Orlando stations to be sold to the Company, which is likely, in turn, to result in a review of the Company's acquisition of those stations. The Company is unable to predict whether it will face or, if received, overcome regulatory challenges to any of the Pending Transactions. The Company is unable to predict what effect the current enhanced antitrust scrutiny of radio station acquisitions will have on its ability to continue its acquisition strategy.


SEASONALITY

     Seasonal revenue fluctuations are common in the radio broadcasting industry and are due primarily to fluctuations in advertising expenditures by retailers. The Company's revenues and broadcast cash flows are typically lowest in the first quarter and highest in the second and fourth quarters.

EMPLOYEES


     As of June 30, 1996, the Company employed 698 full-time and 247 part-time employees, 79 of whom are represented by American Federation of Television and Radio Announcers ("AFTRA") locals in San Francisco, Cincinnati, Los Angeles, Detroit and New York. The union contracts of the Company expire at various dates commencing in 1996. The Company considers its employee relations to be good.


     The Company employs several on-air personalities with large loyal audiences in their respective markets. The Company enters into employment agreements with these personalities to protect their interests in those relationships that it believes to be valuable. The loss of one of these personalities could result in a short-term loss of audience share, but the Company does not believe that any such loss would have a material adverse effect on the Company's financial condition or results of operations.

PROPERTIES AND FACILITIES

     The Company's corporate offices are located in Dallas, Texas. The types of properties required to support each of the Company's radio stations include offices, studios, transmitter sites and antenna sites. A station's studios are generally housed with its offices in downtown or business districts. The transmitter sites and antenna sites generally are located so as to provide maximum market coverage.


     The Company owns transmitter and antenna sites in Atlanta, Denver, Detroit, Los Angeles, Minneapolis-St. Paul, Phoenix, Pittsburgh, Sacramento, Nassau-Suffolk (Long Island) and Riverside-San Bernardino. The Company also leases transmitter and antenna sites in the Minneapolis-St. Paul, Detroit and Riverside-San Bernardino markets and in the markets in which it does not own transmitter and antenna sites. The Company typically leases studio and office space, although it owns its facilities in Nassau-Suffolk and Detroit. Although the Company expects to relocate certain of its offices and studios to reduce costs or improve station operations, the Company generally considers its facilities to be suitable and of adequate sizes for its current and intended purposes. The Company does not anticipate any difficulties in renewing any facility leases or in leasing additional space, if required.


     The Company owns substantially all its other equipment, consisting principally of transmitting antennae, transmitters, studio equipment and general office equipment. The towers, antennae and other transmission equipment used by the Company's stations are generally in good condition, although opportunities to upgrade facilities are continuously reviewed.

     The principal executive offices of the Company are located at 12655 N. Central Expressway, Suite 405, Dallas, Texas 75243. The telephone number of the Company at that address is (214) 239-6220.

LITIGATION

     The Company is involved in litigation from time to time in the ordinary course of its business. In management's opinion, the litigation in which the Company is currently involved, individually and in the aggregate, is not material to the Company's financial condition or results of operations.

                       MANAGEMENT AND BOARD OF DIRECTORS

     The directors and executive officers of the Company are listed below. Each of the directors will hold office until the next annual meeting of stockholders and until his or her successor is duly elected and qualified. Each of the persons below also holds a comparable position with Chancellor.


      NAME           AGE                                  POSITION
- -----------------    ----     ----------------------------------------------------------------
Steven Dinetz          49     President, Chief Executive Officer and Director
George C. Toulas       45     Executive Vice President and Regional Manager
Rick Eytcheson         46     Executive Vice President and Regional Manager
Samuel L. Weller       40     Executive Vice President, General Manager and Regional Manager
Jacques Kerrest        49     Senior Vice President and Chief Financial Officer
Eric W. Neumann        30     Senior Vice President -- Finance
Thomas O. Hicks        50     Chairman of the Board and Director
Matrice                35     Director
  Ellis-Kirk
Jeffrey A. Marcus      49     Director
John H. Massey         57     Director
Eric C. Neuman         52     Director


Steven Dinetz

  President, Chief Executive Officer and Director

     Mr. Dinetz has served as President, Chief Executive Officer and a Director of the Company since its formation and prior thereto was the President and Chief Executive Officer and a Director of Chancellor Communications. Prior to joining Chancellor Communications, Mr. Dinetz served as a radio broadcasting consultant and, from October 1988 to January 1993, as the President and Chief Executive Officer of D&D Broadcasting, which Mr. Dinetz formed to acquire KOSI-FM and KEZW-AM in Denver, Colorado, from Group W Broadcasting, Inc. in a leveraged acquisition. Mr. Dinetz has more than 18 years experience in the radio broadcasting industry and has previously managed 14 radio stations throughout the United States, including stations in top 40 radio markets such as New York City, Miami-Fort Lauderdale, Dallas-Fort Worth, and Denver.

George C. Toulas

  Executive Vice President and Regional Manager

     Mr. Toulas has served as Executive Vice President of the Company since October 1994. Since that time he has also served as Regional Manager of the Company's Minneapolis-St. Paul and Orlando markets and was General Manager of the Company's Cincinnati stations from October 1994 to February 1996. Prior to his employment with the Company, Mr. Toulas was with the American Media Station Group, which he joined in 1983. During his tenure with the American Media Station Group, Mr. Toulas served as Regional Vice President for Cincinnati, Minneapolis-St. Paul and Orlando, as General Manager of WUBE-AM/FM and WYGY-FM in Cincinnati from 1989 to his departure and as General Manager of WOCL-FM in Orlando from 1986 to 1989.

Rick Eytcheson

  Executive Vice President and Regional Manager

     Mr. Eytcheson has served as Executive Vice President of the Company and as Regional Manager of the Company's Riverside-San Bernardino market since October 1994. He also served as General Manager of the Company's Sacramento stations from the time of their acquisition by Chancellor Communications in January 1994 to February 1996. Prior to joining Chancellor Communications, Mr. Eytcheson had been the General Manager of KFBK-AM and KGBY-FM under their two previous owners, having held that position since 1985. Prior to joining KFBK/KGBY, Mr. Eytcheson was the Vice President and General Manager of KOSO-FM in Modesto, California and KKNU-FM in Fresno, California, with additional responsibility for the operation of four radio stations located in Washington, Indiana and Wisconsin. Mr. Eytcheson joined KOSO as General Sales Manager in 1980, became General Manager in 1982 and assumed his group management responsibilities in 1983.

Samuel L. Weller

  Executive Vice President, General Manager and Regional Manager

     Mr. Weller joined the Company in February 1996 and has served as Executive Vice President, General Manager and Regional Manager since March 25, 1996. Prior to joining the Company, Mr. Weller was the Vice President and General Manager of KOSI-FM, KEZW-AM and KVOD-FM in Denver, Colorado, which are currently owned by the Tribune Company. Mr. Weller also served as Vice President of Sales and Marketing of KOSI-FM and KEZW-AM under their previous owner D&D Broadcasting, which was formed by Steven Dinetz.

Jacques Kerrest

  Senior Vice President and Chief Financial Officer

     Mr. Kerrest joined the Company in December 1995 and has served as Senior Vice President and the Chief Financial Officer of the Company since February 9, 1996. Previously he had been Chief Financial Officer of Positive Communications, Inc. ("Positive") since July 1993 and Secretary of Positive since September 1994. Prior to joining Positive, he served as the President of Plenum Associates, Inc., a financial consulting company, from April 1990 until June 1993. He had previously been associated with Chemical Bank for 16 years, most recently as a Vice President, where he was involved in corporate finance and media transactions.

Eric W. Neumann

  Senior Vice President -- Finance

     Mr. Neumann has served as a Senior Vice President of the Company since its formation. From that time until February 1996, Mr. Neumann was also Chief Financial Officer of the Company. Mr. Neumann has been associated with Mr. Dinetz since 1991, when he joined D&D Broadcasting as its controller. Mr. Neumann is a certified public accountant.


Thomas O. Hicks



  Chairman of the Board and Director



     Mr. Hicks was elected Chairman of the Board and a director of the Company in April 1996. Mr. Hicks is Chairman of the Board and Chief Executive Officer of Hicks, Muse, Tate & Furst Incorporated, a private investment firm located in Dallas, St. Louis and New York specializing in strategic investments, leveraged acquisitions and recapitalizations. From 1984 to May 1989, Mr. Hicks was Co-Chairman of the Board and Co-Chief Executive Officer of Hicks & Haas Incorporated, a Dallas based private investment firm. Mr. Hicks serves as a director of HMW Communications, Inc., Sybron Corporation, Inc., Dr Pepper Bottling Company of Texas, Desa Holdings Corporation, Berg Electronics Corp. and Neodata Corporation.


Matrice Ellis-Kirk

  Director

     Ms. Ellis-Kirk was appointed to the Company's Board of Directors on January 10, 1996. Ms. Ellis-Kirk currently serves as Chairman of the Board of Grant Lambeth & Karelsen, Inc., a management consulting firm specializing in long range and strategic planning. Prior thereto, Ms. Ellis-Kirk served as Vice President and Office Manager of Apex Securities, which she joined in 1992. From 1987 to 1992, Ms. Ellis-Kirk served in various capacities at the Dallas Area Rapid Transit Authority, most recently serving as the Director of Office of Management and Budget. Ms. Ellis-Kirk serves as a director or trustee of several charitable organizations.

Jeffrey A. Marcus

  Director

     Mr. Marcus currently serves as the President and Chief Executive Officer of Marcus Cable Company, the ninth largest cable television multiple system operator (MSO) in the United States, which serves over one million customers and which Mr. Marcus formed in 1990. Until November 1988, Mr. Marcus served as Chairman and Chief Executive Officer of WestMarc Communications, Inc., an MSO formed through the merger in 1987 of Marcus Communications, Inc. and Western TeleCommunications, Inc. Mr. Marcus has more than 27 years of experience in the cable television business. Mr. Marcus is a co-owner of the Texas Rangers Baseball Club and serves as a director or trustee of several charitable and civic organizations.

John H. Massey

  Director


     Mr. Massey serves as the Chairman of the Board and Chief Executive Officer of Life Partners Group, Inc., an insurance holding company, having assumed those offices in October 1994. Prior to joining Life Partners, he served, since 1992, as the Chairman of the Board of, and currently serves as a director of, First Southwest Asset Management, Inc., a regional investment banking firm. Since 1986, Mr. Massey has served as a director of Gulf-California Broadcast Company, a private holding company. From 1986 to 1992, he also was President of Gulf-California Broadcast Company. From 1976 to 1986, Mr. Massey was President of Gulf Broadcast Company, which owned and operated 6 television stations and 11 radio stations in major markets in the United States. Mr. Massey currently serves as a director of Central Texas Bankshare Holdings, Inc., Hill Bank and Trust Co., Hill Bancshares Holdings, Inc., Life Partners Group, Inc., Columbus State Bank, Columbine JOS Systems, Inc. and The Paragon Group, Inc.



Eric C. Neuman



  Director



     Mr. Neuman became a director of the Company in April 1996. Since May 1993, Mr. Neuman has been a Vice President of Hicks, Muse, Tate & Furst Incorporated. From 1985 to 1993, Mr. Neuman was a Managing General Partner of Communications Partners, Ltd., a private investment firm specializing in media and communications businesses.


ELECTION OF DIRECTORS

     The Second Restated Certificate of Incorporation of Chancellor provides that the Board of Directors shall consist of at least five but no more than nine directors, two of whom shall be elected by the holders of the Class A Common Stock (the "Class A Directors"), voting as a class, and the remainder of whom (the "Classified Directors") shall be elected by the holders of the Class A Common Stock and the Class B Common Stock, voting together as a single class. There is currently one vacant Class A directorship. The Classified Directors are divided into three classes of directors, designated as Class I, Class II and Class III directors. The Class A Directors will be elected for one-year terms at each annual meeting of Chancellor's stockholders commencing after the Offering. The Classified Directors will be elected for three-year terms. The initial term of office of the Class I directors expires at the 1997 annual meeting of Chancellor's stockholders, the initial term of the Class II directors expires at the 1998 annual meeting of stockholders and the initial term of the Class III directors expires at the 1999 annual meeting of stockholders. Beginning with the 1997 annual meeting, and at each annual meeting of Chancellor's stockholders thereafter, Classified Directors in the class to be elected at such meeting will be elected to succeed those directors whose terms expire at such meeting. The Board of Directors of Chancellor has established an Audit Committee, to which Messrs. Marcus and Massey and Ms. Ellis-Kirk have been appointed, and a Compensation Committee to which Messrs. Marcus and Massey have been appointed. Directors of the Company are elected by Chancellor, the sole stockholder of the Company.

COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth all compensation, including bonuses, stock option awards and other payments, paid or accrued by the Company for the year ended December 31, 1995, to or for the Company's Chief Executive Officer and the Company's other most highly compensated executive officers (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                          LONG TERM
                                                                                         COMPENSATION
                                                                                        --------------
                                                          ANNUAL COMPENSATION               AWARDS
                                                    -------------------------------     --------------
           NAME AND PRINCIPAL POSITION              YEAR     SALARY($)     BONUS($)     OPTIONS(#)(1)
- --------------------------------------------------  -----    ---------     --------     --------------
Steven Dinetz.....................................   1995     250,000       90,000               --
  President, Chief Executive Officer and             1994
  Director(2)                                                 218,117       90,000          863,319
Rick Eytcheson....................................   1995     243,000       95,616               --
  Executive Vice President, General Manager and      1994     195,000       64,739               --
  Regional Manager
George C. Toulas..................................   1995     250,000       55,000               --
  Executive Vice President, General Manager and      1994      54,167       15,109               --
  Regional Manager(3)
Eric W. Neumann...................................   1995     129,100       15,000
  Senior Vice President and Chief Financial          1994
  Officer(4)                                                   80,882       15,000           88,500

- ---------------

(1) Gives effect to the reclassification of Chancellor's common stock on a 1-for-6 basis immediately prior to the consummation of the Initial Public Offering.

(2) Effective February 14, 1996, Mr. Dinetz's annual salary became $500,000.

(3) For 1994, represents compensation for the period beginning October 12, 1994, when Mr. Toulas joined the Company, to December 31, 1994.

(4) Effective October 12, 1994, Mr. Neumann began to receive an annual salary of $130,000. Effective February 14, 1996, Mr. Neumann's annual salary became $175,000.

EMPLOYMENT AGREEMENTS

  Dinetz Employment Agreement


     Mr. Dinetz has entered into a new employment agreement with Chancellor and Chancellor Radio Broadcasting pursuant to which he serves as President and Chief Executive Officer of Chancellor and Chancellor Radio Broadcasting. The new employment agreement is currently scheduled to expire on December 31, 2000, unless earlier terminated, and provides for a base salary of $500,000 per year plus an annual bonus of up to $200,000 based on performance criteria established by Chancellor's Board of Directors at the beginning of each fiscal year. Each December 31 during the term of the employment agreement, Mr. Dinetz's base salary for the next succeeding year shall be adjusted based upon the Consumer Price Index, provided that his annual base salary shall never be less than $500,000. Unless either party gives written notice to the contrary prior to December 31 of each year the employment agreement is in effect, the employment agreement will automatically be extended for an additional year so that, as of each December 31, the remaining term of the employment agreement will be five years. The employment agreement also provides for participation by Mr. Dinetz in all benefit programs maintained by Chancellor or its subsidiaries and to provide for certain life, health and disability insurance coverage for Mr. Dinetz.



     The employment agreement may be terminated by Chancellor and Chancellor Radio Broadcasting at any time prior to the completion of the stated term. If Chancellor and Chancellor Radio Broadcasting terminate Mr. Dinetz's employment agreement other than for cause (as defined), or if Mr. Dinetz voluntarily terminates his employment agreement for good reason (as defined), Chancellor and Chancellor Radio Broadcasting must pay Mr. Dinetz severance compensation equal to two years of Mr. Dinetz's base salary; provided, however, that if the decision to terminate his employment agreement results from the failure of Chancellor or Chancellor Radio Broadcasting to meet certain specified financial performance criteria, Mr. Dinetz will be entitled to receive severance compensation equal to one year of Mr. Dinetz's base salary.



     In 1994, pursuant to his former employment agreement Mr. Dinetz was granted options (the "Dinetz Options") to purchase 5,976,415 shares of Nonvoting Stock, including (i) options vesting equally over five years (from January 10, 1994) to purchase up to 3,307,722 shares at an exercise price of $1.00 per share and (ii) options vesting equally over five years (from October 12, 1994) to purchase up to 2,668,582 shares at an exercise price of $1.25 per share, in each case with such exercise price to increase at a compound rate of 9% per annum. Of the options granted, options for 1,062,004 shares contained a feature which conditioned their exercise upon the Company's attaining certain rates of return (the "IRR Options"). In September 1995, the Company agreed with Mr. Dinetz to amend the IRR Options to remove the rate of return feature. The Company further agreed to amend the exercise price for the Dinetz Options to provide that all options previously exercisable at $1.00 per share will be exercisable at $1.25 per share and that all options previously exercisable at $1.25 per share will be exercisable at $1.40 per share. The Dinetz Options were also amended to remove the annual compounding of the exercise price. In accordance with their terms, the Dinetz Options were adjusted in connection with the recapitalization of Chancellor's common stock immediately prior to the consummation of the Initial Public Offering. Accordingly, Mr. Dinetz owns, on an adjusted basis, options exercisable for 487,555 shares having an option exercise price of $7.50 per share and options exercisable for 375,764 shares having an option exercise price of $8.40 per share. In addition, on February 9, 1996, Mr. Dinetz was granted options to purchase 75,000 shares of Class A Common Stock pursuant to the Stock Award Plan (as defined).



     Mr. Dinetz's 1995 compensation was paid under the terms of his former employment agreement.


  Eytcheson Employment Agreement


     Mr. Eytcheson is a party to an employment agreement with Chancellor and Chancellor Radio Broadcasting pursuant to which he serves as Regional Manager of KZLA-FM and KLAC-AM in Los Angeles, KSAN-FM, KNEW-AM, KBGG-FM and KABL-AM in San Francisco, KGGI-FM and KMEN-AM in Riverside-San Bernardino, and KFBK-AM, KGBY-FM and KHYL-FM in Sacramento. Mr. Eytcheson is also an Executive Vice President of Chancellor and Chancellor Radio Broadcasting. Mr. Eytcheson's employment agreement is for a two year term commencing on February 14, 1996, and is subject to automatic successive one-year renewal terms that take effect unless notice of non-renewal is given by the Company to Mr. Eytcheson within 30 days prior to the expiration of the then-current term. Mr. Eytcheson's current base salary is $325,000 per year. Mr. Eytcheson is also entitled to receive an annual bonus of up to 50% of his then base salary for each fiscal year, beginning in fiscal year ending December 31, 1996, based on achievement of broadcast cash flow projections established by the board of directors of Chancellor. The broadcast cash flow projections will be adjusted based upon acquisitions or dispositions of stations under the supervision of Mr. Eytcheson. Mr. Eytcheson is also entitled to the use and paid expenses of an automobile, allowance for a fitness or similar club, and participation in all employee benefit plans maintained by Chancellor or any of its subsidiaries. Mr. Eytcheson's employment agreement also contains a noncompetition provision pursuant to which Mr. Eytcheson has agreed that during the term of his employment contract and for one year thereafter he will not engage in the radio broadcasting business within a specified geographic location surrounding the Company's stations under Mr. Eytcheson's supervision pursuant to the employment agreement. On February 14, 1996, concurrently with the consummation of the Initial Public Offering, the Company lent $200,000 to Mr. Eytcheson to enable him to purchase shares of Chancellor's Class A Common Stock in the Initial Public Offering. The loan will be an unsecured, non-interest bearing loan, which will be forgiven during the next three years. The Company made this loan to Mr. Eytcheson in satisfaction of a provision of his former employment agreement providing for a possible cash payment to Mr. Eytcheson based on the value of the Company's Sacramento stations at a specified future date.



     Mr. Eytcheson's 1995 compensation was paid under the terms of his former employment agreement.

  Toulas Employment Agreement


     Mr. Toulas is currently a party to an employment agreement with the Company pursuant to which he serves as Executive Vice President of Chancellor and the Company, General Manager of the Cincinnati stations and Regional Manager of the Minneapolis-St. Paul and Orlando markets. The initial term of the employment agreement commenced on January 1, 1995 and continues for two years, subject to automatic successive one-year renewal terms that take effect unless notice of non-renewal is given by the Company or Mr. Toulas at least 30 days prior to the end of the then current employment term. The employment agreement provides for an initial base salary of $250,000 per year, which Mr. Toulas received in the fiscal year ended December 31, 1995. Mr. Toulas is also entitled to receive an annual bonus based on the percentage of the annual budgeted broadcast cash flow achieved by the stations for which Mr. Toulas has responsibility. The employment agreement also provides that the Company will supply Mr. Toulas with other customary benefits, including the use of a car and insurance, disability and medical benefits. The employment agreement also contains a noncompetition provision pursuant to which Mr. Toulas has agreed, subject to certain exceptions, that during the term of his employment contract and for six months thereafter he will not engage in the broadcasting business within any community or Arbitron MSA served by those stations managed or overseen by him. On March 8, 1996, the Company made a one-time, $100,000 cash payment to Mr. Toulas in satisfaction of the Company's obligation under a former provision of his employment agreement providing for a possible cash payment to Mr. Toulas based on the value of the Company's Cincinnati stations at a specified future date.



     Mr. Toulas, Chancellor and Chancellor Radio Broadcasting are currently in the process of negotiating a new employment agreement, whereby Mr. Toulas would serve as Executive Vice President and Regional Manager of the Company's Cincinnati, Minneapolis-St. Paul, Orlando, Pittsburgh and Atlanta stations. In February 1996, Mr. Toulas began receiving a base salary of $375,000 per year.



STOCK OPTIONS


     The following table shows the value, as of December 31, 1995, of stock options of Chancellor held by its Chief Executive Officer and the other Named Executive Officers. No stock options were granted or exercised during the year ended December 31, 1995.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                          FY-END OPTION/SAR VALUES(1)

                                                   NUMBER OF SECURITIES
                                                  UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
                                                        OPTIONS AT                 IN-THE-MONEY OPTIONS
                                                      FISCAL YEAR-END               AT FISCAL YEAR-END
                                                            (#)                             ($)
                                                 -------------------------       -------------------------
                     NAME                        EXERCISABLE/UNEXERCISABLE       EXERCISABLE/UNEXERCISABLE
- -----------------------------------------------  -------------------------       -------------------------
Steven Dinetz..................................    172,664/690,655                2,304,564/9,218,256
Rick Eytcheson.................................          0/0                              0/0
George Toulas..................................          0/0                              0/0
Eric W. Neumann................................     17,700/70,800                   234,000/936,000

- ---------------

(1) Assuming a fair market value at December 31, 1995 of $20.00 per share, which was the initial public offering price per share of Class A Common Stock in the Initial Public Offering.

CHANCELLOR BROADCASTING COMPANY STOCK AWARD PLAN

     On February 9, 1996, Chancellor's Board of Directors adopted a stock award plan for the Company's management, employees and non-employee directors providing for the grant of options and stock awards for up to 5% of Chancellor's Common Stock (on a fully-diluted basis). The terms of the plan are as follows.

     Summary. The Chancellor Broadcasting Company Stock Award Plan (the "Stock Award Plan") is intended to provide incentives to the key employees and non-employee directors of Chancellor and its subsidiaries and to align their interests with those of the stockholders of Chancellor through the awarding of stock options, restricted stock and stock bonuses. The Stock Award Plan is administered by the Compensation Committee of the Chancellor's Board of Directors. The composition of the Compensation Committee is intended to satisfy the requirements for (i) disinterested administration under Rule 16b-3 under the Exchange Act and (ii) "outside directors" under Section 162(m) of the Code. The Compensation Committee has the authority, subject to the terms of the Stock Award Plan (including the formula grant provisions and the provisions relating to "incentive stock options" contained therein), to determine when and to whom to make grants or awards under the plan, the number of shares to be covered by the grants or awards, the types and terms of the grants and awards, and in the case of grants of stock options, the exercise price of stock options. Moreover, the Compensation Committee has the authority, subject to the provisions of the Stock Award Plan, to establish such rules and regulations as it deems necessary for the proper administration of the Stock Award Plan and to make such determinations and interpretations and to take such action in connection with the Stock Award Plan and any grants and awards thereunder as it deems necessary or advisable. The Compensation Committee's determinations and interpretations under the Stock Award Plan are binding and conclusive on all participants and their legal representatives and need not be uniform and may be made by the Compensation Committee selectively among persons who receive, or are eligible to receive, grants and awards under the Stock Award Plan. The number of shares of Class A Common Stock that may be granted or awarded to an individual participant under the Stock Award Plan will be limited to (i) 500,000 shares in any one fiscal year and (ii) 500,000 shares over the life of the plan. Such limitation will not apply to stock or stock-based awards made outside the Stock Award Plan. To date, options to purchase 537,500 shares of Class A Common Stock have been granted under the Stock Award Plan.


     Chancellor's Board of Directors may amend, suspend or terminate the Stock Award Plan at any time except that, unless approved by stockholders of Chancellor, no such amendment may (i) materially increase the maximum number of shares as to which awards may be granted under the Stock Award Plan, except for adjustments to reflect stock dividends or other recapitalizations affecting the number or kind of outstanding shares, (ii) materially increase the benefits accruing to Stock Award Plan participants or (iii) materially change the requirements as to eligibility for participation in the Stock Award Plan. In addition, no amendment to the Stock Award Plan may be made without approval of the stockholders if the amendment would disqualify any "incentive stock options" granted under the Stock Award Plan. By mutual agreement between Chancellor and a participant, awards may be made under the Stock Award Plan in substitution and cancellation of benefits previously granted to the participant under the Stock Award Plan. Benefits granted under the Stock Award Plan are subject to adjustment in the event of certain changes affecting the Class A Common Stock.

     In the event of a Change in Control (as defined in the Stock Award Plan), all outstanding restricted stock awards will become immediately transferable and all outstanding stock options will become immediately exercisable. The Compensation Committee may, in its sole discretion, determine that, upon the occurrence of a Change in Control of Chancellor, certain outstanding stock options will terminate within a specified number of days after notice to the holder, and such holder shall receive, with respect to each share of Class A Common Stock subject to such stock option, an amount equal to the excess of the fair market value of such shares of Class A Common Stock immediately prior to the occurrence of such Change in Control over the exercise price per share of such stock option, such amount to be payable in cash, in one or more kinds of property (including the property, if any, payable in the transaction) or in a combination thereof, as the Compensation Committee, in its discretion, will determine.

     The Compensation Committee may grant "incentive stock options" within the meaning of Section 422 of the Code and "nonqualified options" in respect of shares of Class A Common Stock to Stock Award Plan participants alone or in tandem with other awards under the Stock Award Plan. The exercise price of a stock option may not be less than 100% of the fair market value of the underlying shares of the Class A Common Stock on the date of grant. The exercise period for stock options will be determined by the Compensation Committee and may not exceed 10 years from the date of grant (except upon death of an optionee or grantee in the last year of the term, in which case, the expiration date may be one year after death). If the Compensation Committee does not determine a vesting schedule with respect to a stock option grant, twenty percent of a stock option grant will become exercisable on the first anniversary of the date of grant, and the remaining 80% will vest pro rata on a monthly basis over the four-year period following the first anniversary of the date of grant.

     Stock options may be transferred by a participant only by will or by the laws of descent and distribution, and may be exercised only by the participant during his lifetime. If a participant dies and the applicable award agreement so provides, options may be exercised by the person or persons to whom the participant's rights pass within one year after the participant's death. In no case (other than in the event of the participant's death) may options be exercised later than the expiration date of the stock options specified in the grant.

     Following a participant's termination of employment other than a termination of employment due to death, stock options will be exercisable only for the three-month period following the date of termination of employment; however, in the event a participant's employment is terminated for cause, all stock options held by such participant will immediately be cancelled as of the date of termination of employment for cause. The Compensation Committee may, in its sole discretion, extend the post-employment exercise period beyond the three-month period, so long as the post-employment exercise period ends prior to the original option expiration date. In addition, the Compensation Committee may, at the time of grant and in its sole discretion, subject the exercise of any stock option after termination of employment to the satisfaction of the conditions precedent that the participant neither (i) competes with, or takes other employment with or renders services to a competitor of, Chancellor, its subsidiaries or affiliates without the written consent of Chancellor, nor (ii) conducts himself or herself in a manner adversely affecting Chancellor.

     The option exercise price may be paid in cash or, in the discretion of the Compensation Committee, by the delivery of shares of Class A Common Stock of Chancellor then owned by the participant, or by a combination of these methods. Also, in the discretion of the Compensation Committee, payment may also be made by delivering a properly executed exercise notice to Chancellor together with a copy of irrevocable instructions to a broker to deliver promptly to Chancellor the amount of sale or loan proceeds to pay the exercise price. The Compensation Committee may, at the time of grant, provide for the grant of a subsequent Restoration Stock Option (as defined) if the exercise price is paid for by delivering previously owned shares of Class A Common Stock of Chancellor. Restoration Stock Options (i) may be granted in respect of no more than the number of shares of Class A Common Stock tendered in exercising the predecessor stock option, (ii) will have an exercise price equal to the fair market value of the underlying stock on the date the Restoration Stock Option is granted, and
(iii) may have an exercise period that does not extend beyond the remaining term of the predecessor stock option.

     The Compensation Committee may grant stock awards, in such amounts and subject to such terms and conditions as the Compensation Committee will determine. The vesting of a stock award granted under the Stock Award Plan may be conditioned upon the completion of a specified period of service, upon the attainment of specified performance goals and/or upon such other criteria, if any, as the Compensation Committee may determine. In addition, the right to vote and receive dividends on the shares of Class A Common Stock subject to a stock award will be determined by the Compensation Committee.

     New non-employee directors who do not represent an investor who owns more than 10 percent of the Class A Common Stock automatically will be granted an option to purchase 5,000 shares of Class A Common Stock on the date he or she first becomes a member of the Board. These stock options will (i) be fully exercisable on the date of grant, (ii) be granted with an exercise price equal to 100 percent of fair market value of the underlying stock on the date of grant, and (iii) expire on the tenth anniversary of the date of grant. If a non-employee director ceases to be a director of Chancellor for any reason other than due to death or disability, these stock options will remain exercisable only for the three-month period following the date the non-employee director ceases to be a director of Chancellor.

     The following table sets forth information with respect to option grants that have been made under the Stock Award Plan as of the date of this Prospectus. All options shown in the table were granted by the Board of Directors with exercise prices equal to the fair market value per share of Class A Common Stock on the respective grant dates.


                               NEW PLAN BENEFITS


                                                                                      NUMBER
                                                                                     OF UNITS
                                                                                     --------
Named Executive Officers:
  Steven Dinetz, President, Chief Executive Officer and Director...................    75,000
  George C. Toulas, Executive Vice President and Regional Manager..................    40,000
  Rick Eytcheson, Executive Vice President and Regional Manager....................    25,000
  Eric W. Neumann, Senior Vice President -- Finance................................        --
Executive Group....................................................................   180,000
Non-Executive Director Group.......................................................        --
Non-Executive Officer Employee Group...............................................   357,500


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     There was no compensation committee of the Board of Directors during 1995. Compensation decisions in 1995 were made by the entire Board of Directors, the members of which were Messrs. Dinetz (the Company's President and Chief Executive Officer), Marcus and Massey. For 1996, Messrs. Marcus and Massey have been appointed to the Compensation Committee of the Board of Directors, of which Mr. Marcus will act as chairman.


     Mr. Marcus is the President and Chief Executive Officer of Marcus Cable Company, a cable television multiple system operator. An affiliate of Hicks Muse has invested approximately $115.0 million in limited partnership interests in Marcus Cable Company and is one of its largest limited partners.


COMPENSATION OF DIRECTORS


     The non-employee directors of Chancellor (other than Messrs. Hicks and Neuman) receive an annual retainer of $12,000 for serving as directors of Chancellor and its subsidiaries. Non-employee directors also receive attendance fees of $1,000 ($500 in the case of telephonic meetings) for each meeting which they attend. Directors who are officers or employees of Chancellor or the Company are not presently expected to receive compensation for their services as directors. Directors of Chancellor are entitled to reimbursement of their reasonable out-of-pocket expenses in connection with their travel to and attendance at meetings of the Board of Directors or committees thereof.



     Each of Messrs. Marcus and Massey has been granted fully vested options to purchase up to 13,333 shares of Chancellor's Class A Common Stock at an exercise price of $7.50 per share. These options will expire on October 12, 2004, unless exercised prior to that date. Upon her appointment to the Board of Directors in January 1996, Ms. Ellis-Kirk was granted a right to purchase up to 2,500 shares of Class A Common Stock at a price per share equal to the Initial Public Offering price per share. As of the date of this Prospectus, Ms. Ellis-Kirk has purchased 1,300 of such shares. In addition, Ms. Ellis-Kirk has been granted fully vested options to purchase up to 6,666 shares of Class A Common Stock at an exercise price equal to $20.00 per share. Those options will expire on January 10, 2006 unless exercised prior to their expiration.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS


     The table below sets forth, as of July 31, 1996, (i) the number and percentage of outstanding shares of each class of the capital stock of Chancellor that are beneficially owned by (a) each person or group known by the Company to own beneficially more than 5% of any class of the capital stock of Chancellor, (b) each director of Chancellor, (c) each Named Executive Officer and (d) all directors and executive officers of Chancellor as a group and (ii) the combined percentage of all classes of the capital stock of Chancellor that is beneficially owned by each of such person or group of persons. Except as noted below, each individual or entity named below is believed to have sole investment and voting power with respect to all the shares of capital stock reflected below.



                                                                                              PERCENT OF
                               CLASS A              CLASS B              CLASS C           VOTING POWER(3)
                           COMMON STOCK(1)      COMMON STOCK(2)      COMMON STOCK(3)    ----------------------
                         -------------------  -------------------  -------------------    BEFORE      AFTER
                          NUMBER    PERCENT    NUMBER    PERCENT    NUMBER    PERCENT    CLASS C     CLASS C       PERCENT OF
                         OF SHARES  OF CLASS  OF SHARES  OF CLASS  OF SHARES  OF CLASS  CONVERSION  CONVERSION  ECONOMIC INTEREST
                         ---------  --------  ---------  --------  ---------  --------  ----------  ----------  -----------------
5% STOCKHOLDERS
Thomas O. Hicks(4)...... 1,418,365   14.3%          --       --    8,484,410    100%        1.5%       90.3%          53.7%
  c/o Hicks, Muse, Tate
  &
  Furst Incorporated,
  200 Crescent Court
  Suite 1600
  Dallas, Texas 75201
HM Parties(5)........... 1,276,903   12.9%          --       --    8,484,410    100%      1.4%         90.3%          53.0%
  c/o Hicks, Muse, Tate
  &
  Furst Incorporated,
  200 Crescent Court
  Suite 1600
  Dallas, Texas 75201
OFFICERS AND DIRECTORS
Thomas O. Hicks(4)...... 1,418,365   14.3%          --       --    8,484,410    100%        1.5%       90.3%          53.7%
Steven Dinetz(6)........   278,324    3.1%      63,500     100%           --      --       90.1%        1.0%           2.0%
George C. Toulas........    18,333    *             --       --           --      --       *           *             *
Rick Eytcheson(7).......    23,333    *             --       --           --      --       *           *             *
Eric W. Neumann(8)......    27,483    *             --       --           --      --       *           *             *
Jeffrey A. Marcus(9)....    23,333    *             --       --           --      --       *           *             *
John H. Massey(9).......    26,666    *             --       --           --      --       *           *             *
Matrice Ellis-Kirk(9)...     9,166    *             --       --           --      --       *           *             *
Eric C. Neuman..........     2,333    *             --       --           --      --       *           *             *
All directors and
  executive officers of
  Chancellor and the
  Company as a
  group(4)(10)(11)...... 1,848,002   18.1%      63,500     100%    8,484,410    100%       91.3%       91.3%          55.4%


- ---------------

  *  Less than one percent.


 (1)The holders of Class A Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders of Chancellor. In addition, the holders of the Class A Common Stock are entitled as a class to elect two members of the Board of Directors of Chancellor. See "Description of Capital Stock."


 (2) The holders of the Class B Common Stock are entitled to vote with the holders of the Class A Common Stock on all matters submitted to a vote of stockholders of Chancellor, except with respect to the election of the Class A Directors, certain "going private" transactions and as otherwise required by law and except under the circumstances described under "Description of Capital Stock -- Chancellor -- Common Stock -- Conversion of Class C Common Stock." Prior to the Conversion, each share of Class B Common Stock will be entitled to 1,350 votes per share, and after the Conversion will be entitled to ten votes per share, on all matters submitted to a vote of stockholders. See "Description of Capital Stock."


 (3) The holders of shares of Class C Common Stock are not entitled to vote, except as required by law and except with respect to mergers, consolidations and the sale of all or substantially all the assets of Chancellor. The shares of Class C Common Stock are convertible in whole, at the option of the holder or holders thereof, into the same number of shares of Class B Common Stock. In June 1996, the holders of the Class C Common Stock filed an application with the FCC to convert the shares of Class C Common Stock into an identical number of shares of Class B Common Stock. See "Description of Capital Stock."

 (4) Includes 69,872 shares owned of record by Thomas O. Hicks, 68,234 shares owned of record by Mr. Hicks as the trustee for certain trusts of which his children are beneficiaries, 3,356 shares owned of record by Mr. Hicks as the co-trustee of a trust for the benefit of an unrelated party and 1,185,521 shares of Class A Common Stock related to the Hicks Muse Equity Investment which a limited partnership controlled by Hicks Muse has the right to purchase within 60 days of the date of this Prospectus. Also includes 1,346,801 shares of Class C Common Stock owned of record by the Chancellor Business Trust (as defined) and 91,382 shares of Class A Common Stock and 7,137,609 shares of Class C Common Stock owned by two limited partnerships of which the ultimate general partners are entities controlled by Hicks Muse. Thomas O. Hicks is the controlling stockholder of Hicks Muse and serves as Chairman of the Board, President, Chief Executive Officer, Chief Operating Officer and Secretary of Hicks Muse. Accordingly, Mr. Hicks may be deemed to be the beneficial owner of all of the stock owned of record by such limited partnerships. Mr. Hicks disclaims beneficial ownership of the shares of Class A Common Stock and Class C Common Stock not owned by him of record.



 (5) Includes 1,346,801 shares of Class C Common Stock owned of record by the Chancellor Business Trust, 91,382 shares of Class A Common Stock and 7,137,609 shares owned by two limited partnerships of which the ultimate general partners are entities controlled by Hicks Muse and 1,185,521 shares of Class A Common Stock related to the Hicks Muse Equity Investment which a limited partnership controlled by Hicks Muse has the right to purchase within 60 days of the date of this Prospectus. Thomas O. Hicks is the controlling stockholder of Hicks Muse and serves as Chairman of the Board, President, Chief Executive Officer, Chief Operating Officer and Secretary of Hicks Muse. Accordingly, Mr. Hicks may be deemed to be the beneficial owner of all of the stock owned of record by such limited partnerships. John R. Muse, Charles W. Tate, Jack D. Furst and Lawrence D. Stuart, Jr. are officers, directors and minority stockholders of Hicks Muse and as such may be deemed to share with Mr. Hicks the power to vote or dispose of shares of stock held by such partnerships. Messrs. Hicks, Muse, Tate, Furst and Stuart own of record 141,462, 21,522, 24,338, 20,551 and 2,951 shares of Class A Common Stock, respectively. Each of Messrs. Hicks, Muse, Tate, Furst and Stuart disclaims the existence of a group and disclaims beneficial ownership of shares of stock not owned of record by him. See "Certain Transactions -- Chancellor Business Trust and Related Registration Rights Agreement."


 (6) Includes (i) options presently exercisable and exercisable within 60 days of the date of this Prospectus to purchase up to 270,174 shares of Class A Common Stock, (ii) 600 shares held in an individual retirement account for the benefit of Mr. Dinetz and (iii) 550 shares held by Mr. Dinetz's daughter. Mr. Dinetz disclaims beneficial ownership of the shares of Class A Common Stock not owned by him of record.


 (7) Includes 6,667 shares held in an individual retirement account for the benefit of Mr. Eytcheson.



 (8) Includes options presently exercisable and exercisable within 60 days of the date of this Prospectus to purchase up to 26,200 shares of Class A Common Stock.



 (9) Includes (i) options presently exercisable and exercisable within 60 days of the date of this Prospectus by each of Mr. Marcus, Mr. Massey and Ms. Ellis-Kirk, to purchase up to 13,333, 13,333 and 6,666 shares, respectively, of Class A Common Stock, (ii) in the case of Mr. Massey, 13,333 shares of Class A Common Stock held by his wife as her separate property and (iii) in the case of Ms. Ellis-Kirk, a right to purchase up to 1,200 shares of Class A Common Stock. Mr. Massey disclaims beneficial ownership of stock not owned of record by him.



(10) Includes rights and options presently exercisable and exercisable within 60 days of the date of this Prospectus to purchase up to 330,906 shares of Class A Common Stock. Also includes, 1,185,521 shares of Class A Common Stock related to the Hicks Muse Equity Investment which a limited partnership controlled by Hicks Muse has the right to purchase within 60 days of the date of this Prospectus.



(11) Jacques Kerrest, Senior Vice President and Chief Financial Officer of the Company, beneficially owns 14,666 shares of Class A Common Stock. Samuel L. Weller, Executive Vice President of the Company, beneficially owns 6,000 shares of Class A Common Stock. Each of Messrs. Kerrest and Weller were elected to their respective offices of the Company as of February 9, 1996.

                              CERTAIN TRANSACTIONS

  Financial Monitoring and Oversight Agreement


     Chancellor and Chancellor Radio Broadcasting have entered into a financial monitoring and oversight agreement (the "Financial Monitoring and Oversight Agreement") with Hicks, Muse & Co. Partners, L.P. ("Hicks Muse Partners"), an affiliate of Hicks Muse. Pursuant thereto, Chancellor and Chancellor Radio Broadcasting pay to Hicks Muse Partners an annual fee of $500,000 for ongoing financial oversight and monitoring services. The annual fee is adjustable upward or downward at the end of each fiscal year to a fee equal to 0.25% of the budgeted consolidated annual net sales of the Company, provided, that such fee shall at no time be less than $500,000 per year. In the event that Chancellor or any of its subsidiaries acquires another entity or business during the term of the Financial Monitoring and Oversight Agreement, the annual fee for the calendar year in which such acquisition occurs shall be adjusted prospectively as of the closing of such acquisition to an annual amount equal to 0.25% of the pro forma combined budgeted consolidated annual net sales of the Company (including the sales of the acquired entity or business for such entire fiscal year on a pro forma basis). The payment of the annual fee pursuant to the Financial Monitoring and Oversight Agreement may be reduced under certain circumstances, but not below $200,000 per year is subject to certain restrictions contained in Chancellor Radio Broadcasting's indenture, and all past due amounts shall bear interest of the prime rate plus 5.0%.



     Hicks Muse Partners is also entitled to reimbursement for any out-of-pocket expenses incurred by it in connection with rendering services under the Financial Monitoring and Oversight Agreement. In addition, Chancellor and Chancellor Radio Broadcasting have agreed to indemnify Hicks Muse Partners, its affiliates and shareholders, and their respective directors, officers, agents, employees and affiliates from and against all claims, actions, proceedings, demands, liabilities, damages, judgments, assessments, losses and costs, including fees and expenses, arising out of or in connection with the services rendered by Hicks Muse Partners in connection with the Financial Monitoring and Oversight Agreement.



     The Financial Monitoring and Oversight Agreement makes available on an ongoing basis the resources of Hicks Muse Partners concerning a variety of financial matters. The services that have been and will continue to be provided by Hicks Muse Partners could not otherwise be obtained by Chancellor and Chancellor Radio Broadcasting without the addition of personnel or the engagement of outside professional advisors. The Financial Monitoring and Oversight Agreement expires on the earlier of (i) the date on which a Change of Control (as defined) occurs and (ii) the date on which HM Fund II is dissolved, liquidated and wound up, in each case, subject to automatic annual renewals thereafter.


  Financial Advisory Agreement


     Chancellor and Chancellor Radio Broadcasting are parties to an agreement (the "Financial Advisory Agreement") with HM2/Management Partners, L.P. ("HM2"). Pursuant to the Financial Advisory Agreement, HM2 received cash financial advisory fees of approximately $330,000 and $6.2 million, respectively, upon the closings of the acquisitions of KDWB in July 1995 and of Shamrock Broadcasting in February 1996 as compensation for its services as financial advisor for such acquisitions. In addition, it is expected that HM2 will receive approximately $2.3 million in cash financial advisory fees in connection with the OmniAmerica Acquisition. HM2 also is entitled to receive a fee equal to 1.5% of the transaction value (as defined) for each add-on transaction (as defined) in which Chancellor, Chancellor Radio Broadcasting or any of their subsidiaries is involved. HM2 is also entitled to reimbursement for any out-of-pocket expenses incurred by it in connection with rendering services under the Financial Advisory Agreement. The term "transaction value" means the total value of any add-on transaction, including without limitation, the aggregate amount of the funds required to complete the add-on transaction (excluding any fees payable pursuant to the Financial Advisory Agreement, but including the amount of any indebtedness, preferred stock or similar items assumed or remaining outstanding). The term "add-on transaction" means any future proposal for a tender offer, acquisition, sale, merger, exchange offer, recapitalization, restructuring or other similar transaction directly or indirectly involving Chancellor, Chancellor Radio Broadcasting or any of their respective subsidiaries and any other person or entity. In addition, Chancellor and Chancellor Radio Broadcasting have agreed to indemnify HM2, its affiliates and shareholders, and their respective directors, officers, agents, employees and affiliates from and against all claims, actions, proceedings, demands, liabilities, damages, judgments, assessments losses and costs, including fees and expenses, arising out of or in connection with the services rendered by HM2 in connection with the Financial Advisory Agreement.


     Pursuant to the Financial Advisory Agreement HM2 provides investment banking, financial advisory and other similar services with respect to the add-on transactions in which the Company is involved. Such transactions require additional attention beyond that required to monitor and advise the Company on an ongoing basis and accordingly the Company pays separate financial advisory fees with respect to such matters in addition to those paid in connection with the Financial Monitoring and Oversight Agreement. The services that have been and will continue to be provided by HM2 could not otherwise be obtained by Chancellor and Chancellor Radio Broadcasting without the addition of personnel or the engagement of outside professional advisors. The Financial Advisory Agreement will terminate concurrently with the termination of the Financial Monitoring and Oversight Agreement.


  Stockholders Agreement

     Certain stockholders of Chancellor have entered into a stockholders agreement (the "Stockholders Agreement") with Chancellor, which provides, among other things, that such stockholders, which include certain affiliates of Hicks Muse, may require Chancellor, subject to certain registration volume limitations, to effect up to three demand registrations under the Securities Act for the sale of such stockholders' shares of Common Stock. The Stockholders Agreement also provides that in the event Chancellor proposes to register any shares of its Common Stock under the Securities Act, whether or not for its own account, the stockholders that are parties to the Stockholders Agreement shall be entitled, with certain exceptions, to include their shares of Common Stock in such registration.

  Chancellor Business Trust and Related Registration Rights Agreement

     At the time of the acquisition of the American Media Station Group, affiliates of Hicks Muse and certain investment funds operated by Fidelity Investments formed a business trust (the "Chancellor Business Trust") to hold shares of the capital stock of Chancellor. The Chancellor Business Trust currently holds 15.9% of the Class C Common Stock. HM2/GP Partners, L.P., an affiliate of Hicks Muse (the "Hicks Muse Manager"), acts as manager for, and has a beneficial interest in, the Chancellor Business Trust. Prior to its dissolution, the Chancellor Business Trust is entitled to registration rights under the Stockholders Agreement for the shares of Common Stock held by it. Upon dissolution of the Chancellor Business Trust and the distribution to the beneficiaries thereof of (other than the Hicks Muse Manager) the Class C Common Stock or the Class B Common Stock, as the case may be, held by the Chancellor Business Trust, such stock will automatically convert into Class A Common Stock. Such beneficiaries, including the Hicks Muse Manager, will be entitled to certain registration rights set forth in a Registration Rights Agreement between Chancellor and the trust unitholders. Under that agreement, the trust unitholders, subject to certain limitations, are entitled to require Chancellor to effect a "shelf" registration under the Securities Act and to keep effective the registration statement for such offering for a period of 36 months for the purpose of allowing such trust unitholders to dispose of the shares of Common Stock held by them. In addition, after the dissolution of the Chancellor Business Trust and the distribution of the Common Stock held thereby, the trust unitholders are entitled to participate, subject to certain limitations, in any offering registered under the Securities Act effected by the Company for its own account. The Chancellor Business Trust may be dissolved at any time by the Hicks Muse Manager. The Chancellor Business Trust dissolves by its terms on February 9, 1998.

  Hicks Muse Equity Investment


     In connection with the Shamrock Acquisition and the financing thereof, HM Fund II advised Chancellor and Chancellor Radio Broadcasting that on or before September 30, 1996, it would sell all of its capital stock in its affiliate, HMW, or would cause HMW to sell all or substantially all of its assets (which consisted primarily of six radio broadcast stations), and that it or HMW would invest the net proceeds of such sale, in the Class A Common Stock of Chancellor. HM Fund II has further agreed that, to the extent that such net proceeds are less than $23.0 million, it will purchase additional shares of Class A Common Stock in order that, in the aggregate, Chancellor will receive net proceeds of $23.0 million through the Hicks Muse Equity

Investment. Chancellor has agreed to sell to HM Fund II and/or to HMW, as appropriate, for $23.0 million in cash, the number of shares of Class A Common Stock obtained by dividing (A) the difference between (i) $23.0 million and (ii) an amount equal to accrued interest on the notional amount of $23.0 million, which shall be deemed to have accrued from the closing date of the Shamrock Acquisition to, but not including, the date on which the Hicks Muse Equity Investment is made at the lowest rate of interest per annum paid or accrued under the Credit Agreement during such period, by (B) the initial public offering price per share for the Class A Common Stock, less the underwriting discount and commission per share for such offering. Chancellor has been advised that in June 1996, HMW effected the sale of five of its radio stations to an affiliate of SFX and concurrently entered into an asset purchase agreement with respect to the sale of its remaining station. HM Fund II has advised Chancellor that it intends to consummate the Hicks Muse Equity Investment on or about August 9, 1996. The proceeds of the Hicks Muse Equity Investment will be contributed by Chancellor to the capital of Chancellor Radio Broadcasting and are expected to be used to fund part of the purchase price of pending acquisitions.


  Purchase of Exchangeable Preferred Stock


     In connection with the Preferred Stock Financing, HM Fund II and one of its affiliates purchased $12.5 million initial liquidation preference of the Acquisition Preferred Stock for a purchase price of approximately $11.9 million (or 95% of the initial liquidation preference of such shares) and received in connection therewith an aggregate of 92,774 shares of Class A Common Stock. The shares of Class A Common Stock issued to HM Fund II represent approximately 1.0% of the Class A Common Stock after giving effect to the Hicks Muse Equity Investment. The net proceeds of the Original Offering were used to fund the Repurchase Option and to redeem the remaining shares of Acquisition Preferred Stock at a redemption price equal to 96.5% of the then effective liquidation value thereof, plus, without duplication, accumulated and unpaid dividends to the redemption date. HM Fund II, along with the other purchasers in the Preferred Stock Financing, is entitled to registration rights for the sale of the shares of Class A Common Stock issued in the Preferred Stock Financing.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT

     The shares of Old Preferred Stock were sold by the Company on February 26, 1996, in the Original Offering. In connection with that placement, the Company entered into the Registration Rights Agreement, which requires the Company to file a registration statement under the Securities Act with respect to the New Preferred Stock and, upon the effectiveness of that registration statement, to offer to the holders of the Old Preferred Stock the opportunity to exchange their shares of Old Preferred Stock for the same number of shares of New Preferred Stock, which will be issued without a restrictive legend and which may be reoffered and resold by the holder without registration under the Securities Act. The Registration Rights Agreement further provides that the Company must use its best efforts to (i) cause the Registration Statement with respect to the Exchange Offer to be declared effective on or before August 24, 1996 and (ii) consummate the Exchange Offer on or before October 8, 1996. Except as provided below, upon the completion of the Exchange Offer, the Company's obligations with respect to the registration of the Old Preferred Stock and the New Preferred Stock will terminate. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part and the summary herein of certain provisions thereof does not purport to be complete and is subject to, and is qualified in its entirety by reference thereto. As a result of the filing and the effectiveness of the Registration Statement, certain additional dividends provided for in the certificate of designations governing the Old Preferred Stock will not become payable by the Company. Following the completion of the Exchange Offer (except as set forth in the paragraph immediately below), holders of shares of Old Preferred Stock not tendered will not have any further registration rights and those shares of Old Preferred Stock will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for the Old Preferred Stock could be adversely affected upon completion of the Exchange Offer.

     In order to participate in the Exchange Offer, a holder must represent to the Company, among other things, that (i) the shares of New Preferred Stock acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving the New Preferred Stock, (ii) neither the holder nor any such other person is engaging in or intends to engage in a distribution of the New Preferred Stock, (iii) neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of the New Preferred Stock, and (iv) neither the holder nor any such other person is an "affiliate," as defined under Rule 405 promulgated under the Securities Act, of the Company. Pursuant to the Registration Rights Agreement, the Company is required to file a "shelf" registration statement for a continuous offering pursuant to Rule 415 under the Securities Act in respect of the Old Preferred Stock if (i) because of any change in law or in currently prevailing interpretations of the staff of the Commission, the Company is not permitted to effect the Exchange Offer, (ii) the Exchange Offer is not consummated within 225 days of the Original Offering, (iii) any holder of Private Exchange Preferred Stock (as defined) requests at any time after the consummation of the Private Exchange (as defined), (iv) the holders of not less than a majority of shares of Old Preferred Stock determine that the interests of the holders would be adversely affected by the consummation of the Exchange Offer, or (v) any holder of Old Preferred Stock participates in the Exchange Offer and does not receive freely transferrable shares of New Preferred Stock in exchange for Old Preferred Stock (other than as a result of the status of such holder as an "affiliate" of the Company within the meaning of the Securities
Act). In the event that the Company is obligated to file a "shelf" registration statement, it will be required to keep such "shelf" registration statement effective for at least three years. Other than as set forth in this paragraph, no holder will have the right to participate in the "shelf" registration statement nor otherwise to require that the Company register such holder's shares of Old Preferred Stock under the Securities Act. See "-- Procedures for Tendering."

     Based on an interpretation by the Commission's staff set forth in no-action letters issued to third-parties unrelated to the Company, the Company believes that, with the exceptions set forth below, shares of New Preferred Stock issued pursuant to the Exchange Offer in exchange for Old Preferred Stock may be offered for resale, resold and otherwise transferred by any person receiving such New Preferred Stock, whether or not such person is the holder (other than any such holder or such other person which is an "affiliate" of the

Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the shares of New Preferred Stock are acquired in the ordinary course of business of the holder or such other person and neither the holder nor such other person has an arrangement or understanding with any person to participate in the distribution of such New Preferred Stock. Any holder who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Preferred Stock cannot rely on this interpretation by the Commission's staff and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Each broker-dealer that receives shares of New Preferred Stock for its own account in exchange for Old Preferred Stock, where the shares of Old Preferred Stock were acquired by that broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Preferred Stock. See "Plan of Distribution."

CONSEQUENCES OF FAILURE TO EXCHANGE

     Following the completion of the Exchange Offer (except as set forth in the second paragraph under "-- Purpose and Effect" above), holders of shares of Old Preferred Stock not tendered will not have any further registration rights and untendered shares of Old Preferred Stock will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for a holder's shares of Old Preferred Stock could be adversely affected upon completion of the Exchange Offer if the holder does not participate in the Exchange Offer.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all shares of Old Preferred Stock validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue one share of New Preferred Stock in exchange for each share of outstanding Old Preferred Stock accepted in the Exchange Offer. Holders may tender some or all of their shares of Old Preferred Stock pursuant to the Exchange Offer.

     The powers, preferences and relative rights of the New Preferred Stock are substantially the same as those of the Old Preferred Stock except that the shares of New Preferred Stock have been registered under the Securities Act and will not bear legends restricting their transfer.


     As of August 5, 1996, 1,000,000 shares of Old Preferred Stock were issued and outstanding and there was one registered holder, a nominee of DTC. This Prospectus, together with the Letter of Transmittal, is being sent to such registered Holder and to others believed to have beneficial interests in the Old Preferred Stock. Holders of shares of Old Preferred Stock do not have any appraisal or dissenters' rights under the General Corporation Law of the State of Delaware in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder.


     The Company shall be deemed to have accepted validly tendered shares of Old Preferred Stock when, as, and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purpose of receiving the shares of New Preferred Stock from the Company. If any tendered shares of Old Preferred Stock are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted shares of Old Preferred Stock will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

     Holders who tender shares of Old Preferred Stock in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of shares of Old Preferred Stock pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See "The Exchange Offer -- Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The term "Expiration Date" shall mean 5:00 pm., New York City time, on
            , 1996, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended. In order to extend the Exchange Offer, the Company will notify the Exchange Agent and issue a notice of such extension by press release or other public announcement prior to 9:00 am., New York City time, on the next business day after the previously scheduled Expiration Date. The Company reserves the right, in its sole discretion, (i) to delay accepting any shares of Old Preferred Stock, to extend the Exchange Offer or, if any of the conditions set forth under "The Exchange Offer -- Certain Conditions to Exchange Offer" shall not have been satisfied, to terminate the Exchange Offer, by giving oral or written notice of such delay, extension or termination to the Exchange Agent, or (ii) to amend the terms of the Exchange Offer in any manner.

PROCEDURES FOR TENDERING

     Only a registered holder of shares of Old Preferred Stock may tender the Old Preferred Stock in the Exchange Offer. Except as set forth under "The Exchange Offer -- Book Entry Transfer," to tender in the Exchange Offer a holder must complete, sign, and date the Letter of Transmittal, or a copy thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver the Letter of Transmittal or copy thereof to the Exchange Agent prior to the Expiration Date. In addition, either (i) certificates for such shares of Old Preferred Stock must be received by the Exchange Agent along with the Letter of Transmittal, or (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such shares of Old Preferred Stock, if that procedure is available, into the Exchange Agent's account at DTC (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date, or (iii) the holder must comply with the guaranteed delivery procedures described below. To be tendered effectively, the Letter of Transmittal and other required documents must be received by the Exchange Agent at the address set forth under "The Exchange Offer -- Exchange Agent" prior to the Expiration Date.

     Tender of Old Preferred Stock by a holder that is not withdrawn before the Expiration Date will constitute an agreement between that holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     THE METHOD OF DELIVERY OF SHARES OF OLD PREFERRED STOCK AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD PREFERRED STOCK SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES, OR NOMINEES TO EFFECT THESE TRANSACTIONS FOR SUCH HOLDERS.

     Any beneficial owner whose shares of Old Preferred Stock are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner's behalf. If the beneficial owner wishes to tender on the owner's own behalf, the owner must, prior to completing and executing the Letter of Transmittal and delivering the owner's shares of Old Preferred Stock, either make appropriate arrangements to register ownership of the Old Preferred Stock in the beneficial owner's name or obtain a properly completed stock power from the registered holder. The transfer of registered ownership may take considerable time.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless shares of Old Preferred Stock tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by any eligible guarantor institution that is a member of or participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program, the Stock Exchange Medallion Program, or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution").

     If the Letter of Transmittal is signed by a person other than the registered holder of any shares of Old Preferred Stock listed therein, the shares of Old Preferred Stock must be endorsed or accompanied by a properly completed stock power, signed by the registered holder as that registered holder's name appears on the Old Preferred Stock.

     If the Letter of Transmittal or any shares of Old Preferred Stock or stock powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal unless waived by the Company.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance, and withdrawal of tendered shares of Old Preferred Stock will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all shares of Old Preferred Stock not properly tendered or any shares of Old Preferred Stock the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities, or conditions of tender as to particular shares of Old Preferred Stock. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of shares of Old Preferred Stock must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of shares of Old Preferred Stock, neither the Company, the Exchange Agent, nor any other person shall incur any liability for failure to give such notification. Tenders of shares of Old Preferred Stock will not be deemed to have been made until such defects or irregularities have been cured or waived. Any shares of Old Preferred Stock received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

     In addition, the Company reserves the right in its sole discretion to purchase or make offers for any shares of Old Preferred Stock that remain outstanding after the Expiration Date or, as set forth under "The Exchange Offer -- Conditions," to terminate the Exchange Offer and, to the extent permitted by applicable law, purchase shares of Old Preferred Stock in the open market, in privately negotiated transactions, or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

     By tendering, each holder will represent to the Company that, among other things, (i) the shares of New Preferred Stock acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Preferred Stock, whether or not such person is the registered holder, (ii) neither the holder nor any such other person is engaging in or intends to engage in a distribution of such New Preferred Stock, (iii) neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Preferred Stock, and
(iv) neither the holder nor any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company.

     In all cases, issuance of shares of New Preferred Stock for Old Preferred Stock that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such shares of Old Preferred Stock or a timely Book-Entry Confirmation of such shares of Old Preferred Stock into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal (or, with respect to the DTC and its participants, electronic instructions in which the tendering holder acknowledges its receipt of and agreement to be bound by the

Letter of Transmittal), and all other required documents. If any tendered shares of Old Preferred Stock are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if certificates representing Old Preferred Stock are submitted for a greater number of shares than the holder desires to exchange, such unaccepted or non-exchanged shares of Old Preferred Stock will be returned without expense to the tendering Holder thereof (or, in the case of shares of Old Preferred Stock tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described below, such nonexchanged shares of Old Preferred Stock will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the Exchange Offer.

BOOK-ENTRY TRANSFER

     The Exchange Agent will make a request to establish an account with respect to the Old Preferred Stock at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Old Preferred Stock being tendered by causing the Book-Entry Transfer Facility to transfer such Old Preferred Stock into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of shares of Old Preferred Stock may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal or copy thereof, with any required signature guarantees and any other required documents, must, in any case other than as set forth in the following paragraph, be transmitted to and received by the Exchange Agent at the address set forth under "The Exchange Offer -- Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

     DTC's Automated Tender Offer Program ("ATOP") is the only method of processing exchange offers through DTC. To accept the Exchange Offer through ATOP, participants in DTC must send electronic instructions to DTC through DTC's communication system in lieu of sending a signed, hard copy Letter of Transmittal. DTC is obligated to communicate those electronic instructions to the Exchange Agent. To tender shares of Old Preferred Stock through ATOP, the electronic instructions sent to DTC and transmitted by DTC to the Exchange Agent must contain the character by which the participant acknowledges its receipt of, and agrees to be bound by the terms of, the Letter of Transmittal.

GUARANTEED DELIVERY PROCEDURES

     If a registered holder of the shares of Old Preferred Stock desires to tender such Old Preferred Stock and the shares of Old Preferred Stock are not immediately available, or time will not permit such holder's Old Preferred Stock or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if (i) the tender is made through an Eligible Institution, (ii) prior to the Expiration Date, the Exchange Agent received from such Eligible Institution a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and Notice of Guaranteed Delivery, substantially in the form provided by the Company (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the holder of shares of Old Preferred Stock and the amount of shares of Old Preferred Stock tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered shares of Old Preferred Stock, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent, and (iii) the certificates for all physically tendered shares of Old Preferred Stock, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

WITHDRAWAL RIGHTS

     Tenders of shares of Old Preferred Stock may be withdrawn at any time prior to 5:00 pm., New York City time, on the Expiration Date.

     For a withdrawal of a tender of shares of Old Preferred Stock to be effective, a written or (for DTC participants) electronic ATOP transmission notice of withdrawal must be received by the Exchange Agent at its address set forth on the back cover page of this Prospectus prior to 5:00 pm., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the shares of Old Preferred Stock to be withdrawn (the "Depositor"), (ii) identify the shares of Old Preferred Stock to be withdrawn (including the certificate number or numbers and principal amount of such shares of Old Preferred Stock), (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such shares of Old Preferred Stock were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee register the transfer of such Old Preferred Stock into the name of the person withdrawing the tender, and (iv) specify the name in which any such shares of Old Preferred Stock are to be registered, if different from that of the Depositor. All questions as to the validity, form, and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any shares of Old Preferred Stock so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any shares of Old Preferred Stock which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender, or termination of the Exchange Offer. Properly withdrawn shares of Old Preferred Stock may be retendered by following one of the procedures under "The Exchange
Offer -- Procedures for Tendering" at any time on or prior to the Expiration
Date.

CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other provision of the Exchange Offer, the Company shall not be required to accept for exchange, or to issue shares of New Preferred Stock in exchange for, any shares of Old Preferred Stock and may terminate or amend the Exchange Offer if at any time before the acceptance of such Old Preferred Stock for exchange or the exchange of the New Preferred Stock for such Old Preferred Stock, the Company determines that the Exchange Offer violates applicable law, any applicable interpretation of the staff of the Commission or any order of any governmental agency or court of competent jurisdiction.

     The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

     In addition, the Company will not accept for exchange any shares of Old Preferred Stock tendered, and no shares of New Preferred Stock will be issued in exchange for any such Old Preferred Stock, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part. In any such event the Company is required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

EXCHANGE AGENT

     All executed Letters of Transmittal should be directed to the Exchange Agent. KeyCorp Shareholder Services, Inc. has been appointed as Exchange Agent for the Exchange Offer. Questions, requests for assistance and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent addressed as follows:


          For Information by Telephone:
                  (214) 658-0201                 By Hand, Mail or Overnight Delivery:
            By Facsimile Transmission                      5 Hanover Square
                  (214) 658-0222                              10th Floor
         (For Eligible Institutions Only)              New York, New York 10004
              Confirm by Telephone:                      Attention: Bob Krol
                  (214) 658-0201


FEES AND EXPENSES

     The Company will not make any payments to brokers, dealers, or others soliciting acceptances of the Exchange Offer. The principal solicitation is being made by mail; however, additional solicitations may be made in person or by telephone by officers and employees of the Company.


     The estimated cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company and are estimated in the aggregate to be approximately $435,000, which includes fees and expenses of the Exchange Agent, accounting, legal, printing, and related fees and expenses.


TRANSFER TAXES

     Holders who tender their Old Preferred Stock for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct the Company to register shares of New Preferred Stock in the name of, or request that shares of Old Preferred Stock not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

                     DESCRIPTION OF THE NEW PREFERRED STOCK
                            AND EXCHANGE DEBENTURES

NEW PREFERRED STOCK

     The summary contained herein of certain provisions of the New Preferred Stock to be issued by the Company does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the Certificate of Designation relating thereto, copies of which may be obtained from the Company upon request. The definitions of certain capitalized terms used in the following summary are set forth under "-- Certain Definitions" below. Other capitalized terms used herein and not otherwise defined under "-- Certain Definitions" below are defined in the Certificate of Designation.

  GENERAL


     At the consummation of the Exchange Offer, the Company will be authorized to issue 2,000,000 shares of preferred stock, $0.01 par value per share, and there will be 1,000,000 shares of preferred stock, issued and outstanding and designated as New Preferred Stock. Subject to certain conditions, the New Preferred Stock will be exchangeable for the Exchange Debentures at the option of the Company on any dividend payment date on or after the Issue Date. The New Preferred Stock, when issued in accordance with the terms of the Exchange Offer, will be fully paid and non-assessable and the holders thereof will not have any subscription or preemptive rights in connection therewith.


  RANKING

     The New Preferred Stock will, with respect to dividend rights and rights on liquidation, winding-up and dissolution, rank (i) senior to all classes of common stock and to each other class of Capital Stock or series of Preferred Stock established hereafter by the board of directors of the Company the terms of which do not expressly provide that it ranks senior to, or on a parity with, the New Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Company (collectively referred to, together with all classes of common stock of the Company, as "Junior Stock"); (ii) subject to certain conditions, on a parity with each other class of Capital Stock or series of Preferred Stock established hereafter by the board of directors of the Company the terms of which expressly provide that such class or series will rank on a parity with the New Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution (collectively referred to as "Parity Stock"); and (iii) subject to certain conditions, junior to each class of Capital Stock or series of Preferred Stock established after the date hereof by the board of directors of the Company the terms of which expressly provide that such class or series will rank senior to the New Preferred Stock as to dividend rights and rights upon liquidation, winding-up and dissolution of the Company (collectively referred to as the "Senior Stock"). The Company may not authorize any new class of Parity Stock or Senior Stock without the approval of the holders of at least a majority of the shares of New Preferred Stock then outstanding, voting or consenting, as the case may be, as one class.

  DIVIDENDS


     Holders of the outstanding shares of New Preferred Stock will be entitled to receive, when, as and if declared by the board of directors of the Company, out of funds legally available therefor, cash dividends on the New Preferred Stock at a rate per annum equal to 12 1/4% of the then effective liquidation preference per share of New Preferred Stock, payable quarterly. In the event that, after February 15, 2001, cash dividends on the New Preferred Stock are in arrears and unpaid for six or more quarterly dividends periods (whether or not consecutive), holders of New Preferred Stock will be entitled to certain voting rights. See "-- Voting Rights" below. All dividends will be cumulative, whether or not earned or declared, on a daily basis from August 15, 1996 and will be payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year (each a "Dividend Payment Date"), commencing on November 15, 1996 to holders of record on the February 1, May 1, August 1 and November 1 immediately preceding the relevant Dividend Payment Date. The Credit Agreement prohibits the Company from paying cash dividends on its Capital Stock, including the

New Preferred Stock, and the Indentures limit the Company's ability to pay cash dividends on its Capital Stock. See "Description of Indebtedness."

     If any dividend payable on any Dividend Payment Date on or before February 15, 2001 is not declared or paid in full in cash on such Dividend Payment Date, the amount payable as dividends on such Dividend Payment Date that is not paid in cash on such Dividend Payment Date will be added to the liquidation preference of the New Preferred Stock on such Dividend Payment Date and will be deemed paid in full and will not accumulate. All dividends paid with respect to shares of the New Preferred Stock pursuant to the foregoing shall be paid pro rata to the Holders entitled thereto.

     No full dividends may be declared or paid or funds set apart for the payment of dividends on any Parity Stock for any period unless full cumulative dividends shall have been or contemporaneously are declared and paid (or are deemed declared and paid) in full or declared and, if payable in cash, a sum in cash sufficient for such payment set apart for such payment on the New Preferred Stock. If full dividends are not so paid, the New Preferred Stock will share dividends pro rata with the Parity Stock. No dividends may be paid or set apart for such payment on Junior Stock (except dividends on Junior Stock payable in additional shares of Junior Stock) and no Junior Stock or Parity Stock may be repurchased, redeemed or otherwise retired nor may funds be set apart for payment with respect thereto, if full cumulative dividends have not been paid in full (or deemed paid) on the New Preferred Stock. Dividends on account of arrears for any past Dividend Period and dividends in connection with any optional redemption may be declared and paid at any time, without reference to any regular Dividend Payment Date, to holders of record on such date, not more than forty-five (45) days prior to the payment thereof, as may be fixed by the Board of Directors of the Company. So long as any shares of the New Preferred Stock are outstanding, the Company shall not make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any of the Parity Stock or Junior Stock or any warrants, rights, calls or options exercisable for or convertible into any of the Parity Stock or Junior Stock, and shall not permit any corporation or other entity directly or indirectly controlled by the Company to purchase or redeem any of the Parity Stock or Junior Stock or any such warrants, rights, calls or options unless full cumulative dividends determined in accordance herewith on the New Preferred Stock have been paid (or are deemed paid) in full.

  OPTIONAL REDEMPTION

     The New Preferred Stock may be redeemed (subject to contractual and other restrictions with respect thereto and to the legal availability of funds therefor) at any time on or after February 15, 2001, in whole or in part, at the option of the Company, at the redemption prices (expressed in percentages of the then effective liquidation preference thereof) set forth below, plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends to the redemption date (including an amount in cash equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the redemption date to the redemption date), if redeemed during the 12-month period beginning February 15 of each of the years set forth below:

YEAR                                                                 PERCENTAGE
- ----                                                                 ----------
2001...............................................................    106.125%
2002...............................................................    104.900
2003...............................................................    103.675
2004...............................................................    102.450
2005...............................................................    101.225
2006 and thereafter................................................    100.000

     In addition, prior to February 15, 1999, the Company may, at its option, use the net cash proceeds of one or more Public Equity Offerings to redeem the New Preferred Stock, in part, at a redemption price of 112.250% of the then effective liquidation preference thereof if redeemed during the 12-month period commencing on February 15, 1996, 111.025% of the then effective liquidation preference thereof if redeemed during the 12-month period commencing on February 15, 1997 and 109.800% of the then effective liquidation preference thereof if redeemed during the 12-month period commencing on February 15, 1998, plus, in each case, without duplication, an amount in cash equal to all accumulated and unpaid dividends to the redemption date (including an amount in cash equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the redemption date to the redemption date); provided, however, that after any such redemption, the number of shares of New Preferred Stock outstanding must equal at least 75% of the shares of New Preferred Stock originally issued in the Exchange Offer. Any such redemption will be required to occur on or prior to 60 days after the receipt by the Company of the proceeds of each Public Equity Offering. In the event of a redemption of only a portion of the then outstanding shares of the New Preferred Stock, the Company shall effect such redemption on a pro rata basis, except that the Company may redeem such shares held by Holders of fewer than 100 shares (or shares held by Holders who would hold less than 100 shares as a result of such redemption), as may be determined by the Company.

     The Indentures and the Credit Agreement restrict the ability of the Company to redeem the New Preferred Stock. See "Description of Indebtedness."

  MANDATORY REDEMPTION

     The New Preferred Stock will also be subject to mandatory redemption (subject to the legal availability of funds therefor) in whole on February 15, 2008, at a price equal to 100% of the then effective liquidation preference thereof, plus, without duplication, all accumulated and unpaid dividends to the date of redemption. Future agreements of the Company may restrict or prohibit the Company from redeeming the New Preferred Stock.

  PROCEDURE FOR REDEMPTION

     On and after the redemption date, unless the Company defaults in the payment of the applicable redemption price, dividends will cease to accumulate on shares of New Preferred Stock called for redemption and all rights of holders of such shares will terminate except for the right to receive the redemption price, without interest; provided, however, that if a notice of redemption shall have been given as provided in the succeeding sentence and the funds necessary for redemption (including an amount in respect of all dividends that will accrue to the redemption date) shall have been segregated and irrevocably set apart by the Company, in trust for the benefit of the holders of the shares called for redemption, then dividends shall cease to accumulate on the redemption date on the shares to be redeemed and, at the close of business on the day or when such funds are segregated and set apart, the holders of the shares to be redeemed shall cease to be stockholders of the Company and shall be entitled only to receive the redemption price for such shares. The Company will send a written notice of redemption by first class mail to each holder of record of shares of New Preferred Stock, not fewer than 30 days nor more than 60 days prior to the date fixed for such redemption at its registered address. Shares of New Preferred Stock issued and reacquired will, upon compliance with the applicable requirements of Delaware law, have the status of authorized but unissued shares of preferred stock of the Company undesignated as to series and may, with any and all other authorized but unissued shares of preferred stock of the Company, be designated or redesignated and issued or reissued, as the case may be, as part of any series of preferred stock of the Company, except that any issuance or reissuance of shares of New Preferred Stock must be in compliance with the Certificate of Designation.

  EXCHANGE

     The Company may, at its option, subject to certain conditions, on any scheduled Dividend Payment Date occurring on or after the Issue Date, exchange the New Preferred Stock, in whole but not in part, for the Exchange Debentures; provided that (i) on the date of such exchange there are no accumulated and unpaid dividends on the New Preferred Stock (including the dividend payable on such date) or other contractual impediment to such exchange; (ii) there shall be funds legally available sufficient therefor; and (iii) immediately after giving effect to such exchange, no Default or Event of Default (each as defined in the Exchange Indenture) would exist under the Exchange Indenture and no default or event of default would exist under the Indentures or the Credit Agreement. After giving effect to the Original Offering and the application of the net proceeds therefrom, the exchange of the New Preferred Stock into Exchange Debentures would be restricted by covenants contained in the Indentures and the Credit Agreement, in each case, relating, among other things, to the incurrence of indebtedness.

     Upon any exchange pursuant to the preceding paragraph, holders of outstanding shares of New Preferred Stock will be entitled to receive, subject to the second succeeding sentence, $1.00 principal amount of Exchange Debentures for each $1.00 liquidation preference of New Preferred Stock held by them. The Exchange Debentures will be issued in registered form, without coupons. Exchange Debentures issued in exchange for New Preferred Stock will be issued in principal amounts of $1,000 and integral multiples thereof to the extent possible, and will also be issued in principal amounts less than $1,000 so that each holder of New Preferred Stock will receive certificates representing the entire amount of Exchange Debentures to which such holder's shares of New Preferred Stock entitle such holder; provided that the Company may pay cash in lieu issuing an Exchange Debenture in a principal amount less than $1,000. The Company will send a written notice of exchange by mail to each holder of record of shares of New Preferred Stock not fewer than 30 days nor more than 60 days before the date fixed for such exchange. On and after the date of exchange, dividends will cease to accrue on the outstanding shares of New Preferred Stock, and all rights of the holder of New Preferred Stock (except the right to receive the Exchange Debentures, an amount in cash, to the extent applicable, equal to the accumulated and unpaid dividends to the exchange date and, if the Company so elects, cash in lieu of any Exchange Debenture that is in a principal amount that is not an integral multiple of $1,000) will terminate. The person entitled to receive the Exchange Debentures issuable upon such exchange will be treated for all purposes as the registered holder of such Exchange Debentures. See
"-- The Exchange Debentures."

  LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, holders of New Preferred Stock will be entitled to be paid, out of the assets of the Company available for distribution to stockholders, the then effective liquidation preference per share of New Preferred Stock, plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends thereon to the date fixed for liquidation, dissolution or winding-up (including an amount equal to a prorated dividend for the period from the last Dividend Payment Date to the date fixed for liquidation, dissolution or winding-up), before any distribution is made on any Junior Stock, including, without limitation, common stock of the Company. If, upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the amounts payable with respect to the New Preferred Stock and all other Parity Stock are not paid in full, the holders of the New Preferred Stock and the Parity Stock will share equally and ratably in any distribution of assets of the Company in proportion to the full liquidation preference to which each is entitled. After payment of the full amount of the liquidation preference and accumulated and unpaid dividends to which they are entitled, the holders of shares of New Preferred Stock will not be entitled to any further participation in any distribution of assets of the Company. However, neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company nor the consolidation or merger of the Company with one or more entities shall be deemed to be a liquidation, dissolution or winding-up of the Company.

     The Certificate of Designation for the New Preferred Stock does not contain any provision requiring funds to be set aside to protect the liquidation preference of the New Preferred Stock, although such liquidation preference will be substantially in excess of the par value of such shares of New Preferred Stock. In addition, the Company is not aware of any provision of Delaware law or any controlling decision of the courts of the State of Delaware (the state of incorporation of the Company) that requires a restriction upon the surplus of the Company solely because the liquidation preference of the New Preferred Stock will exceed its par value. Consequently, there is no restriction upon the surplus of the Company solely because the liquidation preference of the New Preferred Stock will exceed its par value and there are no remedies available to holders of the New Preferred Stock before or after the payment of any dividend, other than in connection with the liquidation of the Company, solely by reason of the fact that such dividend would reduce the surplus of the Company to an amount less than the difference between the liquidation preference of the New Preferred Stock and its par value.

  VOTING RIGHTS

     The holders of New Preferred Stock, except as otherwise required under Delaware law or as set forth below, shall not be entitled or permitted to vote on any matter required or permitted to be voted upon by the stockholders of the Company.

     The Certificate of Designation provides that if (i) after February 15, 2001, cash dividends on the New Preferred Stock are in arrears and unpaid for six or more quarterly dividend periods (whether or not consecutive); (ii) the Company fails to redeem the New Preferred Stock on February 15, 2008 or fails to otherwise discharge any redemption obligation with respect to the New Preferred Stock; (iii) the Company fails to make a Change of Control Offer if such offer is required by the provisions set forth under "-- Change of Control" below or fails to purchase shares of New Preferred Stock from holders who elect to have such shares purchased pursuant to the Change of Control Offer; (iv) a breach or violation of any of the provisions described under the caption "-- Certain Covenants" occurs and the breach or violation continues for a period of 30 days or more after the Company receives notice thereof specifying the default from the holders of at least 25% of the shares of New Preferred Stock then outstanding; or (v) the Company fails to pay at the final stated maturity (giving effect to any extensions thereof) the principal amount of any Indebtedness of the Company or any Subsidiary of the Company, or the final stated maturity of any such Indebtedness is accelerated, if the aggregate principal amount of such Indebtedness, together with the aggregate principal amount of any other such Indebtedness in default for failure to pay principal at the final stated maturity (giving effect to any extensions thereof) or which has been accelerated, aggregates $5,000,000 or more at any time, in each case, after a 10-day period during which such default shall not have been cured or such acceleration rescinded, then the number of directors constituting the board of directors will be adjusted to permit the holders of a majority of the then outstanding shares of New Preferred Stock, voting separately and as a class, to elect the lesser of two directors and that number of directors constituting 25% of the members of the Board of Directors of the Company. Such voting rights will continue until such time as, in the case of a dividend default, all dividends in arrears on the New Preferred Stock are paid in full in cash and, in all other cases, any failure, breach or default giving rise to such voting rights is remedied or waived by the holders of at least a majority of the shares of New Preferred Stock then outstanding, at which time the term of any directors elected pursuant to the provisions of this paragraph shall terminate. Each such event described in clauses (i) through (v) above is referred to herein as a "Voting Rights Triggering Event." The voting rights provided herein shall be the holder's exclusive remedy at law or in equity.

     The Certificate of Designation will also provide that the Company will not authorize any class of Senior Stock or Parity Stock without the affirmative vote or consent of holders of at least a majority of the shares of New Preferred Stock then outstanding, voting or consenting, as the case may be, as one class. In addition, the Certificate of Designation provides that the Company may not authorize the issuance of any additional shares of New Preferred Stock without the affirmative vote or consent of the holders of at least a majority of the then outstanding shares of New Preferred Stock, voting or consenting, as the case may be, as one class. The Certificate of Designation also provides that, except as set forth above, (a) the creation, authorization or issuance of any shares of Junior Stock, Parity Stock or Senior Stock, including the designation of a series thereof within the existing class of New Preferred Stock, or (b) the increase or decrease in the amount of authorized Capital Stock of any class, including any preferred stock, shall not require the consent of the holders of New Preferred Stock and shall not be deemed to affect adversely the rights, preferences, privileges or voting rights of shares of New Preferred Stock.

     Under Delaware law, holders of preferred stock are entitled to vote as a class upon a proposed amendment to the certificate of incorporation, whether or not entitled to vote thereon by the certificate of incorporation, if the amendment would increase or decrease the par value of the shares of such class, or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely.

  CHANGE OF CONTROL

     The Certificate of Designation will provide that, upon the occurrence of a Change of Control, each holder will have the right to require that the Company purchase all or a portion of such holder's New Preferred Stock in cash pursuant to the offer described below (the "Change of Control Offer"), at a purchase price equal to 101% of the then effective liquidation preference thereof, plus, without duplication, all accumulated and unpaid dividends per share to the Change of Control Payment Date (including an amount in cash equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Change of Control Payment Date (as defined below) to the Change of Control Payment Date).

     The Certificate of Designation will provide that, prior to the mailing of the notice referred to below, but in any event within 30 days following the date on which the Company becomes aware that a Change of Control has occurred, the Company covenants that if the purchase of the New Preferred Stock would violate or constitute a default under the Credit Agreement, the Indentures or other Indebtedness of the Company, then the Company shall either (i) repay all such Indebtedness and terminate all commitments outstanding under the Credit Agreement or (ii) obtain the requisite consents, if any, under the Credit Agreement, the Indentures or such Indebtedness required to permit the purchase of the New Preferred Stock as provided below. The Company will first comply with the covenant in the preceding sentence before it will be required to make the Change of Control Offer or purchase the New Preferred Stock pursuant to the provisions described below.

     Within 30 days following the date on which the Company becomes aware that a Change of Control has occurred, the Company must send, by first class mail postage prepaid, a notice to each holder of New Preferred Stock, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 45 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). Holders electing to have any shares of New Preferred Stock purchased pursuant to a Change of Control Offer will be required to surrender such shares of New Preferred Stock, properly endorsed for transfer, together with such other customary documents as the Company and the transfer agent may reasonably request, to the transfer agent and registrar for the New Preferred Stock at the address specified in the notice prior to the close of business on the business day prior to the Change of Control Payment Date.

     The Company will comply with the requirements of Rule 14e-1 under the Exchange Act to the extent applicable in connection with the purchase of shares of New Preferred Stock pursuant to a Change of Control Offer.

     This "Change of Control" covenant will not apply in the event of (a) changes in a majority of the board of directors of the Company or Chancellor so long as a majority of each such board of directors continues to consist of Continuing Directors and (b) certain transactions with Permitted Holders. In addition, this covenant is not intended to afford holders of shares of New Preferred Stock protection in the event of certain highly leveraged transactions, reorganizations, restructuring, mergers and other similar transactions that might adversely affect the holders of shares of New Preferred Stock, but would not constitute a Change of Control. The Company could, in the future, enter into certain transactions including certain recapitalizations of the Company, that would not constitute a Change of Control with respect to the Change of Control purchase feature of the New Preferred Stock, but would increase the amount of indebtedness outstanding at such time. However, the Certificate of Designation will contain limitations on the ability of the Company to incur additional Indebtedness and to engage in certain mergers, consolidations and sales of assets, whether or not a Change of Control is involved. See "-- Certain Covenants -- Limitation on Additional Indebtedness" and "-- Certain Covenants -- Merger, Consolidation and Sale of Assets" below.

     If a Change of Control were to occur, there can be no assurance that the Company would have sufficient funds to pay the purchase price for all shares of New Preferred Stock that the Company might be required to purchase. Moreover, as of the date hereof, after giving effect to the Original Offering and the application of the proceeds therefrom, the Company would not have sufficient funds available to purchase all of the outstanding shares of New Preferred Stock pursuant to a Change of Control Offer. In the event that the Company were required to purchase outstanding shares of New Preferred Stock pursuant to a Change of Control Offer, the Company expects that it would need to seek third-party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing on favorable terms, if at all. In addition, the Indentures and the Credit

Agreement restrict the Company's ability to purchase the New Preferred Stock, including pursuant to a Change of Control Offer. See "Description of Indebtedness."

     With respect to the sale of "all or substantially all" the assets of the Company, which would constitute a Change of Control for proposes of the Certificate of Designation, the meaning of the phrase "all or substantially all" varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under relevant law and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the assets of the Company and, therefore, it may be unclear whether a Change of Control has occurred and whether the New Preferred Stock is subject to a Change of Control Offer.

     None of the provisions in the Certificate of Designation relating to a purchase of New Preferred Stock upon a Change of Control are waivable by the board of directors of the Company. Without the consent of each holder of New Preferred Stock affected thereby, after the mailing of the notice of a Change of Control Offer, no amendment to the Certificate of Designation may, directly or indirectly, affect the Company's obligation to purchase the outstanding New Preferred Stock or amend, modify or change the obligation of the Company to consummate a Change of Control Offer or waive any default in the performance thereof or modify any of the provisions of the definitions with respect to any such offer.

  CERTAIN COVENANTS

     Limitation on Incurrence of Additional Indebtedness. The Certificate of Designation will provide that neither the Company nor any of its Subsidiaries will, directly or indirectly, create, incur, assume, guarantee, acquire or become liable for, contingently or otherwise (collectively, "incur"), any Indebtedness other than Permitted Indebtedness. Notwithstanding the foregoing limitation, the Company or any Subsidiary may incur Indebtedness if, on the date of the incurrence of such Indebtedness, after giving effect to the incurrence of such Indebtedness and the receipt and application of the proceeds thereof, the Company's Leverage Ratio is less than 7.0 to 1.

     Limitation on Restricted Payments. (a) The Certificate of Designation will provide that neither the Company nor any of its Subsidiaries will, directly or indirectly, make any Restricted Payment if at the time of such Restricted Payment and immediately after giving effect thereto:

          (i) any Voting Rights Triggering Event shall have occurred and be continuing; or

          (ii) the Company is not able to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant; or

          (iii) the aggregate amount of Restricted Payments made subsequent to the Issue Date (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined by the board of directors of the Company in good faith) exceeds the sum of
     (a) (x) 100% of the aggregate Consolidated EBITDA of the Company (or, in the event such Consolidated EBITDA shall be a deficit, minus 100% of such deficit) accrued subsequent to the Issue Date to the most recent date for which financial information is available to the Company, taken as one accounting period, less (y) 1.4 times Consolidated Interest Expense for the same period, plus (b) 100% of the aggregate net proceeds, including the fair market value of property other than cash as determined by the board of directors of the Company in good faith, received by the Company from any Person (other than a Subsidiary of the Company) from the issuance and sale on or subsequent to February 14, 1996 of Qualified Capital Stock of the Company (excluding any net proceeds from issuances and sales financed directly or indirectly using funds borrowed from the Company or any Subsidiary of the Company, until and to the extent such borrowing is repaid, but including the proceeds from the issuance and sale of any securities convertible into or exchangeable for Qualified Capital Stock to the extent such securities are so converted or exchanged and including any additional proceeds received by the Company upon such conversion or exchange), plus (c) without duplication of any amount included in clause
     (iii)(b) above, 100% of the
     aggregate net proceeds, including the fair market value of property other than cash (valued as provided in clause (iii)(b) above), received by the Company as a capital contribution on or after February 14, 1996 (excluding the net proceeds from a Public Equity Offering by Chancellor to the extent used to redeem the New Preferred Stock), plus (d) $2,500,000.

     (b) Notwithstanding the foregoing, these provisions will not prohibit: (1) the payment of any dividend or the making of any distribution within 60 days after the date of its declaration if such dividend or distribution would have been permitted on the date of declaration; (2) the purchase, redemption or other acquisition or retirement of any Capital Stock of the Company or any warrants, options or other rights to acquire shares of any class of such Capital Stock either (x) solely in exchange for shares of Qualified Capital Stock or other rights to acquire Qualified Capital Stock or (y) through the application of the net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock or warrants, options or other rights to acquire Qualified Capital Stock; (3) payments by the Company to fund the operating expenses of Chancellor in an amount not to exceed $500,000 per annum; (4) payments by the Company to Chancellor to enable Chancellor to make payments pursuant to (x) the Financial Monitoring and Oversight Agreements or (y) the Tax Sharing Agreement; (5) payments by the Company to repurchase, or enable Chancellor to repurchase, Capital Stock or other securities of Chancellor from employees of Chancellor or the Company in an aggregate amount not to exceed $5,000,000; (6) payments to enable Chancellor to redeem or repurchase stock purchase or similar rights in an aggregate amount not to exceed $500,000; (7) payments, not to exceed $100,000 in the aggregate, to enable the Company to make cash payments to holders of its Capital Stock in lieu of the issuance of fractional shares of its Capital Stock; and (8) payments made pursuant to any merger, consolidation or sale of assets effected in accordance with the "Merger, Consolidation and Sale of Assets" covenant; provided, however, that no such payment may be made pursuant to this clause (8) unless, after giving effect to such transaction (and the incurrence of any Indebtedness in connection therewith and the use of the proceeds thereof), the Company would be able to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant such that after incurring that $1.00 of additional Indebtedness, the Leverage Ratio would be less than 6.0 to 1; provided, further, however, that in the case of clauses (4)(x), (5), (6), (7) and (8), no Voting Rights Triggering Event shall have occurred or be continuing at the time of such payment or as a result thereof. In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date, amounts expended pursuant to clauses (1), (2), (4)(x), (5), (6), (7) and (8) shall be included in such calculation.

     Merger, Consolidation and Sale of Assets. The Certificate of Designation will provide that, without the affirmative vote of the holders of a majority of the issued and outstanding shares of New Preferred Stock, voting or consenting, as the case may be, as a separate class, the Company may not, in a single transaction or a series of related transactions, consolidate with or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to, another Person or adopt a plan of liquidation unless (i) either (1) the Company is the surviving or continuing Person or (2) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the person that acquires by conveyance, transfer or lease the properties and assets of the Company substantially as an entirety or in the case of a plan of liquidation, the Person to which assets of the Company have been transferred, shall be a corporation, partnership or trust organized and existing under the laws of the United States or any State thereof or the District of Columbia; (ii) the New Preferred Stock shall be converted into or exchanged for and shall become shares of such successor, transferee or resulting Person, having in respect of such successor, transferee or resulting Person the same powers, preferences and relative participating, optional or other special rights and the qualifications, limitations or restrictions thereon, that the New Preferred Stock had immediately prior to such transaction; (iii) immediately after given effect to such transaction and the use of the proceeds therefrom (on a pro forma basis, including giving effect to any Indebtedness incurred or anticipated to be incurred in connection with such transaction), the Company (in the case of clause (1) of the foregoing clause (i)) or such Person (in the case of clause
(2) of the foregoing clause (i)) shall be able to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant; (iv) immediately after giving effect to such transactions, no

Voting Rights Triggering Event shall have occurred or be continuing; and (v) the Company has delivered to the transfer agent for the New Preferred Stock prior to the consummation of the proposed transaction an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer complies with the Certificate of Designation and that all conditions precedent in the Certificate of Designation relating to such transaction have been satisfied. For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of related transactions) of all or substantially all of the properties and assets of one or more Subsidiaries, the Capital Stock of which constitutes all or substantially all of the properties or assets of the Company, will be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

     Limitation on Preferred Stock of Subsidiaries. The Certificate of Designation will provide that the Company will not permit any of its Subsidiaries to issue any Preferred Stock (other than to the Company or to a Wholly Owned Subsidiary of the Company) or permit any Person (other than the Company or a Wholly Owned Subsidiary of the Company) to own any Preferred Stock of a Subsidiary of the Company (other than Acquired Preferred Stock; provided that at the time the issuer of such Acquired Preferred Stock becomes a Subsidiary of the Company or merges with the Company or any of its Subsidiaries, and after giving effect to such transaction, the Company shall be able to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant).

     Reports. The Certificate of Designation will provide that the Company will provide to the holders of New Preferred Stock, within 15 days after it files them with the Commission, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) which the Company files with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. In the event that the Company is no longer required to furnish such reports to its securityholders pursuant to the Exchange Act, the Company will cause its consolidated financial statements, comparable to those that would have been required to appear in annual or quarterly reports, to be delivered to the holders of New Preferred Stock.

TRANSFER AGENT AND REGISTRAR

     KeyCorp Shareholder Services, Inc. will be the transfer agent and registrar for the New Preferred Stock.

EXCHANGE DEBENTURES

     The Exchange Debentures, if issued, will be issued under the Exchange Indenture, dated as of February 26, 1996, by and between the Company and U.S. Trust Company of Texas, N.A., as Trustee (the "Trustee"). A copy of the Exchange Indenture is available from the Company upon request. The following summary of certain provisions of the Exchange Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939, as amended (the "TIA"), and to all of the provisions of the Exchange Indenture, including the definitions of certain terms therein and those terms made a part of the Exchange Indenture by reference to the TIA as in effect on the date of the Exchange Indenture. The definitions of certain terms used in the following summary are set forth below under "-- Certain Definitions." The Credit Agreement and the Indentures limit the Company's ability to issue the Exchange Debentures.

     The Exchange Debentures will be general unsecured obligations of the Company and will be limited in aggregate principal amount to the liquidation preference of the New Preferred Stock, plus, without duplication, accumulated and unpaid dividends, on the Exchange Date of the New Preferred Stock into Exchange Debentures (plus any additional Exchange Debentures issued in lieu of cash interest as described herein). The Exchange Debentures will be issued in fully registered form only in denominations of $1,000 and integral multiples thereof (other than as described in "-- New Preferred Stock -- Exchange" or with respect to additional Exchange Debentures issued in lieu of cash interest as described herein). The Exchange Debentures will be subordinated to all existing and future Senior Debt of the Company.

     Principal of, and premium, if any, and interest on the Exchange Debentures will be payable, and the Exchange Debentures may be presented for registration of transfer or exchange, at the office of the Paying

Agent and Registrar. At the Company's option, interest, to the extent paid in cash, may be paid by check mailed to the registered address of holders of the Exchange Debentures as shown on the register for the Exchange Debentures. The Trustee will initially act as Paying Agent and Registrar. The Company may change any Paying Agent and Registrar without prior notice to holders of the Exchange Debentures. Holders of the Exchange Debentures must surrender Exchange Debentures to the Paying Agent to collect principal payments.

     The Exchange Debentures will mature on February 15, 2008. Each Exchange Debenture will bear interest at the rate of 12 1/4% per annum from the Exchange Date or from the most recent interest payment date to which interest has been paid or provided for or, if no interest has been paid or provided for, from the Exchange Date. Interest will be payable semi-annually in cash (or, on or prior to February 15, 2001, in additional Exchange Debentures, at the option of the Company) in arrears on each February 15 and August 15 commencing with the first such date after the Exchange Date. Interest on the Exchange Debentures will be computed on the basis of a 360-day year comprised of twelve 30-day months and the actual number of days elapsed.

  OPTIONAL REDEMPTION

     The Exchange Debentures will be redeemable, at the Company's option, in whole at any time or in part from time to time, on and after February 15, 2001, at the redemption prices (expressed as percentages of the principal amount thereof) set forth below if redeemed during the 12-month period beginning on February 15 of each of the years set forth below, plus, without duplication, in each case, accrued and unpaid interest thereon to the date of redemption:

YEAR                                                                 PERCENTAGE
- ----                                                                 ----------
2001...............................................................    106.125%
2002...............................................................    104.900
2003...............................................................    103.675
2004...............................................................    102.450
2005...............................................................    101.225
2006 and thereafter................................................    100.000

     In addition, prior to February 15, 1999, the Company may, at its option, use the net cash proceeds of one or more Public Equity Offerings to redeem the Exchange Debentures, in part, at a redemption price of 112.250% of the principal amount thereof if redeemed during the twelve-month period commencing on February 15, 1996, 111.025% of the principal amount thereof if redeemed during the twelve-month period commencing on February 15, 1997 and 109.800% of the principal amount thereof if redeemed during the twelve-month period commencing on February 15, 1998, plus, in each case, accrued and unpaid interest thereon to the date of redemption; provided, however, that after any such redemption, the aggregate principal amount of the Exchange Debentures outstanding must equal at least $75,000,000. Any such redemption will be required to occur on or prior to 60 days after the receipt by the Company of the proceeds of each Public Equity Offering.

     The Indentures and the Credit Agreement restrict the ability of the Company to optionally redeem the Exchange Debentures. See "Description of Indebtedness."

  CHANGE OF CONTROL

     The Exchange Indenture will provide that upon the occurrence of a Change of Control, each holder will have the right to require that the Company repurchase all or a portion of such holder's Exchange Debentures pursuant to the offer described below (the "Debenture Change of Control Offer"), at a purchase price equal to 101% of the principal amount thereof plus, without duplication, accrued interest, if any, to the date of repurchase.

     The Exchange Indenture will provide that, prior to the mailing of the notice referred to below, but in any event within 30 days following the date on which the Company becomes aware that a Change of Control has occurred, the Company covenants to (i) repay in full all Indebtedness under the Credit Agreement (and terminate all commitments thereunder), the Indentures and any other agreement relating to Indebtedness that would prohibit the Debenture Change of Control Offer or offer to repay in full all such Indebtedness (and terminate all such commitments) and repay the Indebtedness owed to (and terminate the commitments of) each lender which has accepted such offer or (ii) obtain the requisite consents under the Credit Agreement, the Indentures and any other agreement governing such other Indebtedness to permit the repurchase of the Exchange Debentures as provided below. The Company will first comply with the covenant in the preceding sentence before it will be required to repurchase Exchange Debentures pursuant to the provisions described below; provided that the Company's failure to comply with the covenant described in the preceding sentence shall constitute an Event of Default described under clause (iii) under " -- Events of Default" below.

     Within 30 days following the date upon which the Company becomes aware that a Change of Control has occurred, the Company must send, by first class mail postage prepaid, a notice to each holder of Exchange Debentures, with a copy to the Trustee, which notice shall govern the terms of the Debenture Change of Control Offer. Such notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 45 days from the date such notice is mailed, other than as may be required by law (the "Debenture Change of Control Payment Date"). Holders electing to have an Exchange Debenture purchased pursuant to a Debenture Change of Control Offer will be required to surrender the Exchange Debenture, properly endorsed for transfer together with such other customary documents as the Company may reasonably request, to the paying agent at the address specified in the notice prior to the close of business on the business day prior to the Debenture Change of Control Payment Date.

     The Company will comply with the requirements of Rule 14e-1 under the Exchange Act to the extent applicable in connection with the purchase of Exchange Debentures pursuant to a Debenture Change of Control Offer.

     This "Change of Control" covenant will not apply in the event of (i) changes in a majority of the board of directors of the Company or Chancellor so long as a majority of each such board of directors continues to consist of Continuing Directors and (ii) certain transactions with Permitted Holders. In addition, this covenant is not intended to afford holders of the Exchange Debentures protection in the event of certain highly leveraged transactions, reorganizations, restructurings, mergers and other similar transactions that might adversely affect the holders of Exchange Debentures but would not constitute a Change of Control. The Company could, in the future, enter into certain transactions, including certain recapitalizations of the Company, that would not constitute a Change of Control, but would increase the amount of Indebtedness outstanding at such time. However, the Exchange Indenture will contain limitations on the ability of the Company to incur additional Indebtedness and to engage in certain mergers, consolidations, sales of assets and swaps of assets, whether or not a Change of Control is involved. See
"-- Limitation on Additional Indebtedness," "-- Limitation on Asset Sales",
"-- Limitation on Asset Swaps" and "-- Merger, Consolidation and Sale of
Assets."

     If a Change of Control were to occur, there can be no assurance that the Company would have sufficient funds to pay the purchase price for all Exchange Debentures that the Company might be required to purchase. Moreover, as of the date hereof, after giving effect to the Original Offering and the application of the proceeds therefrom, the Company would not have sufficient funds available to purchase all the outstanding Exchange Debentures, if they were outstanding, pursuant to a Debenture Change of Control Offer. In the event that the Company were required to purchase Exchange Debentures pursuant to a Debenture Change of Control Offer, the Company expects that it would need to seek third-party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing on favorable terms, if at all. In addition, the Indentures and the Credit Agreement restrict the Company's ability to purchase the Exchange Debentures, including pursuant to a Debenture Change of Control Offer. See "Description of Indebtedness."

     With respect to the sale of assets, the phrase "all or substantially all" as used in the Exchange Indenture varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under relevant law and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the assets of the Company and, therefore, it may be unclear whether a Change of Control has occurred and whether the Exchange Debentures are subject to a Debenture Change of Control Offer.

     None of the provisions relating to a purchase of Exchange Debentures upon a Change of Control are waivable by the board of directors of the Company. Without the consent of each holder of the Exchange Debentures affected thereby, after the mailing of the notice of the Debenture Change of Control Offer, no amendment to the Exchange Indenture may, directly or indirectly, affect the Company's obligation to purchase the Exchange Debentures or amend, modify or change the obligation of the Company to consummate a Debenture Change of Control Offer or waive any default in the performance thereof or modify any of the provisions or definitions with respect to any such offer. In addition, the Trustee may not waive the right of any holder of the Exchange Debentures to require the repurchase of its Exchange Debentures upon a Change of Control.

  SUBORDINATION

     The payment of all Obligations on the Exchange Debentures is subordinated and junior in right of payment to the prior payment in full in cash or Cash Equivalents (or such payment shall be duly provided for to the satisfaction of the holders of the Senior Debt) of all Obligations on Senior Debt. Upon any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors or marshalling of assets of the Company or in a bankruptcy, reorganization, insolvency, receivership or other similar proceeding relating to the Company or its property, whether voluntary or involuntary, all Obligations due or to become due upon all Senior Debt will first be paid in full in cash or Cash Equivalents (or such payment duly provided for to the satisfaction of the holders of the Senior Debt) before any payment or distribution of any kind or character is made on account of any Obligations on the Exchange Debentures, or for the acquisition of any of the Exchange Debentures for cash or property or otherwise. If any default occurs and is continuing in the payment when due, whether at maturity, upon any redemption, by declaration or otherwise, of any principal of, or interest on, or any other amounts owing with respect to any Senior Debt, no payment of any kind or character (except (i) in Qualified Capital Stock issued by the Company to pay interest on the Exchange Debentures or issued in exchange for the Exchange Debentures, (ii) in securities substantially identical to the Exchange Debentures issued by the Company in payment of interest accrued thereon or (iii) in securities issued by the Company which are subordinated to the Senior Debt at least to the same extent as the Exchange Debentures and having a Weighted Average Life to Maturity at least equal to the remaining Weighted Average Life to Maturity of the Exchange Debentures (the issuance of such subordinated securities to be consented to by the holders of at least a majority of the outstanding amount of Senior Debt consisting of each class of Designated Senior Debt then outstanding, which subordinated securities will be issued in exchange for outstanding Exchange Debentures or to pay interest accrued on outstanding Exchange Debentures)) will be made by the Company or any other Person on behalf of the Company with respect to any obligations on the Exchange Debentures or to acquire any of the Exchange Debentures for cash or property or otherwise. In addition, if any other event of default occurs and is continuing (or if such an event of default would occur upon any payment with respect to the Exchange Debentures or would arise upon the passage of time as a result of such payment) with respect to any Designated Senior Debt (as such event of default is defined in the instrument creating or evidencing such Designated Senior Debt) and such event of default permits the holders of such Designated Senior Debt then outstanding to accelerate the maturity thereof and if the Representative for the respective issue of Designated Senior Debt gives written notice of the event of default to the Trustee (a "Default Notice"), then, unless and until all such events of default have been cured or waived or have ceased to exist or the Company and the Trustee receive notice from the Representative for the respective issue of Designated Senior Debt terminating the Blockage Period (as defined below), during the 180 days after the delivery of such Default Notice (the "Blockage Period"), neither the Company nor any other Person on behalf of the Company will make any payment of any kind or character (except (i) in Qualified Capital Stock issued by the Company to pay interest on the Exchange Debentures or issued in exchange for the Exchange Debentures, (ii) in securities substantially identical to the Exchange Debentures issued by the Company in payment of interest accrued thereon or (iii) in securities issued by the Company that are subordinated to the Senior Debt at least to the same extent as the Exchange Debentures and having a Weighted Average Life to Maturity at least equal to the remaining Weighted Average Life to Maturity of the Exchange Debentures (the issuance of such subordinated securities to be consented to by the holders of at least a majority of the outstanding amount of Senior Debt consisting of each class of Designated Senior Debt then outstanding, which subordinated securities will be issued in exchange for outstanding Exchange Debentures or to pay interest accrued on outstanding Exchange Debentures)) with respect to any Obligations on the Exchange Debentures or to acquire any of the Exchange Debentures for cash or property or otherwise. Notwithstanding anything herein to the contrary, in no event will a Blockage Period extend beyond 180 days from the date the payment on the Exchange Debentures was due and only one such Blockage Period may be commenced within any 360 consecutive days. No event of default which existed or was continuing on the date of the commencement of any Blockage Period with respect to the Designated Senior Debt initiating such Blockage Period shall be, or be made, the basis for commencement of a second Blockage Period by the Representative of such Designated Senior Debt whether or not within a period of 360 consecutive days, unless such event of default has been cured or waived for a period of not less than 90 consecutive days (it being acknowledged that any subsequent action or any breach of any financial covenants for a period commencing after the date of commencement of such Blockage Period that, in either case, would give rise to an event of default pursuant to any provision under which an event of default previously existed or was continuing shall constitute a new event of default for this purpose).

     By reason of such subordination, in the event of the insolvency of the Company, creditors of the Company who are not holders of Senior Debt, including the holders of the Exchange Debentures, may recover less, ratably, than holders of Senior Debt.


     On a pro forma basis as of March 31, 1996, after giving effect to the consummation of the Denver Exchange and the Pending Transactions and, in each case, the financing thereof, the Company would have had approximately $454.7 million of Senior Debt outstanding (represented by the Subordinated Notes and borrowings under the Credit Agreement). In addition, on the same pro forma basis as of such date, approximately $35.6 million would have been available for borrowing under the Revolving Loan Facility.


  CERTAIN COVENANTS


     The Exchange Indenture contains, among others, the following covenants.



     Limitation on Incurrence of Additional Indebtedness. The Exchange Indenture provides that neither the Company nor any of its Subsidiaries will, directly or indirectly, incur any Indebtedness other than Permitted Indebtedness. Notwithstanding the foregoing limitation, the Company or any Subsidiary may incur Indebtedness if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence of such Indebtedness and the receipt and application of the proceeds thereof, the Company's Leverage Ratio is less than
7.0 to 1.



     Limitation on Restricted Payments. (a) The Exchange Indenture provides that neither the Company nor any of its Subsidiaries will, directly or indirectly, make any Restricted Payment if, at the time of such Restricted Payment and immediately after giving effect thereto:


        (i) any Default or Event of Default shall have occurred and be continuing; or

        (ii) the Company is not able to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant; or

          (iii) the aggregate amount of Restricted Payments made subsequent to the Issue Date (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined by the board of directors of the Company in good faith) exceeds the sum of (a) (x) 100% of the aggregate Consolidated EBITDA of the Company (or, in the event such Consolidated EBITDA shall be a deficit, minus 100% of such deficit) accrued subsequent to the Issue Date to the most recent date for which financial information is available to the Company, taken as one accounting period, less (y) 1.4 times Consolidated Interest Expense for the same period, plus (b) 100% of the aggregate net proceeds, including the fair market value of property other than cash as determined by the board of directors of the Company in good faith, received by the Company from any Person (other than a Subsidiary of the Company) from the issuance and sale on or subsequent to February 14, 1996 of Qualified Capital Stock of the Company (excluding any net proceeds from issuances and sales financed directly or indirectly using funds borrowed from the Company or any Subsidiary of the Company, until and to the extent such borrowing is repaid, but including the proceeds from the issuance and sale of any securities convertible into or exchangeable for Qualified Capital Stock to the extent such securities are so converted or exchanged and including any additional proceeds received by the Company upon such conversion or exchange), plus (c) without duplication of any amount included in clause
     (iii)(b) above, 100% of the aggregate net proceeds, including the fair market value of property other than cash (valued as provided in clause
     (iii)(b) above), received as a capital contribution on or subsequent to February 14, 1996 (excluding the net proceeds from a Public Equity Offering by Chancellor to the extent used to redeem the Exchange Debentures), plus
     (d) $2,500,000.

     (b) Notwithstanding the foregoing, these provisions will not prohibit: (1) the payment of any dividend or the making of any distribution within 60 days after the date of its declaration if such dividend or distribution would have been permitted on the date of declaration; (2) the acquisition of any Capital Stock of the Company or any warrants, options or other rights to acquire shares of any class of such Capital Stock either (x) solely in exchange for shares of Qualified Capital Stock or other rights to acquire Qualified Capital Stock or
(y) through the application of the net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock or warrants, options or other rights to acquire Qualified Capital Stock; (3) the acquisition of Indebtedness of the Company that is subordinate or junior in right of payment to the Exchange Debentures either (x) solely in exchange for shares of Qualified Capital Stock (or warrants, options or other rights to acquire Qualified Capital Stock) or for Indebtedness of the Company that is subordinate or junior in right of payment to the Exchange Debentures, at least to the extent that the Indebtedness being acquired is subordinated to the Exchange Debentures and has a Weighted Average Life to Maturity no less than that of the Indebtedness being acquired or (y) through the application of the net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock (or warrants, options or other rights to acquire Qualified Capital Stock) or Indebtedness of the Company which is subordinate or junior in right of payment to the Exchange Debentures, at least to the extent that the Indebtedness being acquired is subordinated to the Exchange Debentures and has a Weighted Average Life to Maturity no less than that of the Indebtedness being refinanced; (4) payments by the Company to fund the operating expenses of the Chancellor in an amount not to exceed $500,000 per annum; (5) payments by the Company to Chancellor to enable Chancellor to make payments pursuant to (x) the Financial Monitoring and Oversight Agreement or (y) the Tax Sharing Agreement; (6) payments by the Company to repurchase, or enable Chancellor to repurchase, Capital Stock or other securities of Chancellor from employees of Chancellor or the Company in an aggregate amount not to exceed $5,000,000; (7) payments to enable Chancellor to redeem or repurchase stock purchase or similar rights in an aggregate amount not to exceed $500,000; (8) payments, not to exceed $100,000 in the aggregate, to enable the Company to make cash payments to holders of its Capital Stock in lieu of the issuance of fractional shares of its Capital Stock; and (9) payments made pursuant to any merger, consolidation or sale of assets effected in accordance with the "Merger, Consolidation and Sale of Assets" covenant; provided, however, that no such payment may be made pursuant to this clause (9) unless, after giving effect to such transaction (and the incurrence of any Indebtedness in connection therewith and the use of the proceeds thereof), the Company would be able to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant such that after incurring that $1.00 of additional Indebtedness, the Leverage Ratio would be less than 6.0 to 1; provided, further, that in the case of clauses (5)(x), (6), (7), (8) and (9), no Default or Event of Default shall have occurred or be continuing at the time of such payment or as a result thereof. In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date, amounts expended pursuant to clauses (1), (2), (3) (but only to the extent that Indebtedness is acquired in exchange for, or with the net proceeds from, the issuance of Qualified Capital Stock, or warrants, options or other rights to acquire Qualified Capital Stock), (5)(x), (6), (7), (8) and (9) shall be included in such calculation.


     Limitation on Asset Sales. The Exchange Indenture provides that neither the Company nor any of its Subsidiaries will consummate an Asset Sale unless (i) the Company or the applicable Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by management of the Company or, if such Asset Sale involves consideration in excess of $2,500,000, by the board of directors, as evidenced by a board resolution), (ii) at least 75% of the consideration received by the Company or such Subsidiary, as the case may be, from such Asset Sale is cash or Cash Equivalents (other than in the case where the Company is exchanging all or substantially all the assets of one or more broadcast businesses operated by the Company (including by way of the transfer of capital stock) for all or substantially all the assets (including by way of the transfer of capital stock) constituting one or more broadcast businesses operated by another Person, in which event the foregoing requirement with respect to the receipt of cash or Cash Equivalents shall not apply) and is received at the time of such disposition and (iii) upon the consummation of an Asset Sale, the Company applies, or causes such Subsidiary to apply, such Net Cash Proceeds within 180 days of receipt thereof either (A) to repay the principal of any Senior Debt (and, to the extent such Senior Debt relates to principal under a revolving credit or similar facility, to obtain a corresponding reduction in the commitments thereunder), (B) to reinvest, or to be contractually committed to reinvest pursuant to a binding agreement, in Productive Assets and, in the latter case, to have so reinvested within 360 days of the date of receipt of such Net Cash Proceeds, or (C) to purchase Exchange Debentures tendered to the Company for purchase at a price equal to 100% of the principal amount thereof plus accrued interest thereon to the date of purchase pursuant to an offer to purchase made by the Company as set forth below (a "Net Proceeds Offer"); provided, however, that, prior to making any such Net Proceeds Offer the Company may, to the extent required pursuant to the Indentures as in effect on the Exchange Date, offer to use such Net Cash Proceeds to repurchase and use all or a portion of such Net Cash Proceeds to repurchase the Subordinated Notes and any other Senior Debt of the Company incurred after the Exchange Date containing a provision comparable to this "Limitations on Asset Sales" covenant, in which event the Company shall be required to use only the Net Cash Proceeds remaining after such other repurchases to make the Net Proceeds Offer contemplated hereby; provided, further, that if at any time any non-cash consideration received by the Company or any Subsidiary of the Company, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash, then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with clause (iii) above; provided, further that the Company may defer making a Net Proceeds Offer until the aggregate Net Cash Proceeds from Asset Sales (taking into account any Net Cash Proceeds used to repurchase the Subordinated Notes or other Senior Debt pursuant to the second immediately preceding proviso) to be applied equal or exceed $5,000,000.


     Subject to the deferral right set forth in the final proviso of the preceding paragraph, each notice of a Net Proceeds Offer will be mailed, by first class mail, to holders of Exchange Debentures as shown on the applicable register of holders of Exchange Debentures not more than 180 days after the relevant Asset Sale or, in the event the Company or a Subsidiary has entered into a binding agreement as provided in (B) above, within 180 days following the termination of such agreement but in no event later than 360 days after the relevant Asset Sale. Such notice will specify, among other things, the purchase date (which will be no earlier than 30 days nor later than 45 days from the date such notice is mailed, except as otherwise required by law) and will otherwise comply with the procedures set forth in the Exchange Indenture. Upon receiving notice of the Net Proceeds Offer, holders of Exchange Debentures may elect to tender their Exchange Debentures in whole or in part in integral multiples of $1,000. To the extent holders properly tender Exchange Debentures in an amount exceeding the Net Proceeds Offer, Exchange Debentures of tendering holders will be repurchased on a pro rata basis (based upon the principal amount tendered). To the extent that the aggregate principal amount of Exchange Debentures tendered pursuant to any Net Proceeds Offer is less than the amount of Net Cash Proceeds subject to such Net Proceeds Offer, the Company may use any remaining portion of such Net Cash Proceeds not required to fund the repurchase of tendered Exchange Debentures for any purposes otherwise permitted by the Exchange Indenture. Upon the consummation of any Net Proceeds Offer, the amount of Net Cash Proceeds subject to any future Net Proceeds Offer from the Asset Sales giving rise to such Net Cash Proceeds shall be deemed to be zero.

     The Company will comply with the requirements of Rule 14e-1 under the Exchange Act to the extent applicable in connection with the repurchase of Exchange Debentures pursuant to a Net Proceeds Offer.


     Limitation on Asset Swaps. The Exchange Indenture provides that the Company will not, and will not permit any Subsidiary to, engage in any Asset Swaps, unless: (i) at the time of entering into the agreement to swap assets and immediately after giving effect to the proposed Asset Swap, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; (ii) the Company would, after giving pro forma effect to the proposed Asset Swap, have been permitted to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant; (iii) the respective fair market values of the assets being purchased and sold by the Company or any of its Subsidiaries (as determined in good faith by the management of the Company or, if such Asset Swap includes consideration in excess of $2,500,000, by the board of directors, as evidenced by a board resolution) are substantially the same at the time of entering into the agreement to swap assets; and (iv) at the time of the consummation of the proposed Asset Swap, the percentage of any decline in the fair market value (determined as aforesaid) of the asset or assets being acquired by the Company and its Subsidiaries shall not be significantly greater than the percentage of any decline in the fair market value (determined as aforesaid) of the assets being disposed of by the Company, calculated from the time the agreement to swap assets was entered into.



     Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries. The Exchange Indenture provides that neither the Company nor any of its Subsidiaries will, directly or indirectly, create or otherwise cause to permit to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock; (b) make loans or advances or pay any Indebtedness or other obligation owed to the Company or any of its Subsidiaries; or (c) transfer any of its property or assets to the Company, except for such encumbrances or restrictions existing under or by reason of: (1) applicable law, (2) the Exchange Indenture, (3) customary non-assignment provisions of any lease governing a leasehold interest of the Company or any Subsidiary, (4) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, (5) agreements existing on the Exchange Date (including the Credit Agreement) as such agreements are from time to time in effect; provided, however, that any amendments or modifications of such agreements which affect the encumbrances or restrictions of the types subject to this covenant shall not result in such encumbrances or restrictions being less favorable to the Company in any material respect, as determined in good faith by the board of directors of the Company, than the provisions as in effect before giving effect to the respective amendment or modification, (6) an agreement effecting a refinancing, replacement or substitution of Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (2), (4) or (5) above or any other agreement evidencing Indebtedness permitted under the Exchange Indenture; provided, however, that the provisions relating to such encumbrance or restriction contained in any such refinancing, replacement or substitution agreement or any such other agreement are not less favorable to the Company in any material respect as determined in good faith by the board of directors of the Company than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause (2), (4) or (5), or (7) restrictions on the transfer of the assets subject to any Lien imposed by the holder of such Lien.



     Limitation on Preferred Stock of Subsidiaries. The Exchange Indenture provides that the Company will not permit any of its Subsidiaries to issue any Preferred Stock (other than to the Company or to a Wholly Owned Subsidiary of the Company) or permit any Person (other than the Company or a Wholly Owned Subsidiary of the Company) to own any Preferred Stock of a Subsidiary of the Company (other than Acquired Preferred Stock; provided that at the time the issuer of such Acquired Preferred Stock becomes a

Subsidiary of the Company or merges with the Company or any of its Subsidiaries, and after giving effect to such transaction, the Company shall be able to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant).


     Limitations on Transactions with Affiliates. The Exchange Indenture provides that neither the Company nor any of its Subsidiaries will, directly or indirectly, enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with or for the benefit of any of its Affiliates (other than transactions between the Company and a Wholly Owned Subsidiary of the Company or among Wholly Owned Subsidiaries of the Company) (an "Affiliate Transaction"), other than Affiliate Transactions on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction on an arm's-length basis from a person that is not an Affiliate; provided, however, that for a transaction or series of related transactions involving value of $1,000,000 or more, such determination will be made in good faith by a majority of members of the board of directors of the Company and by a majority of the disinterested members of the Board of Directors of the Company, if any; provided, further, that for a transaction or series of related transactions involving value of $5,000,000 or more, the board of directors of the Company has received an opinion from a nationally recognized investment banking firm that such Affiliate Transaction is fair, from a financial point of view, to the Company or such Subsidiary. The foregoing restrictions will not apply to reasonable and customary directors' fees, indemnification and similar arrangements and payments thereunder, or to any obligations of the Company under the Financial Monitoring and Oversight Agreements, the Tax Sharing Agreement or any employment agreement with any officer of the Company (provided that each amendment of any of the foregoing agreements shall be subject to the limitations of this covenant), as well as reasonable and customary investment banking, financial advisory, commercial banking and similar fees and expenses paid to BT Securities Corporation and its Affiliates.



     Merger, Consolidation and Sale of Assets. The Exchange Indenture provides that the Company may not, in a single transaction or series of related transactions, consolidate with or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to, another Person or adopt a plan of liquidation unless (i) either (1) the Company is the survivor of such merger or consolidation or (2) the surviving or transferee Person is a corporation, partnership or trust organized and existing under the laws of the United States, any state thereof or the District of Columbia and such surviving or transferee Person expressly assumes by supplemental indenture all the obligations of the Company under the Exchange Debentures and the Exchange Indenture; (ii) immediately after giving effect to such transaction and the use of proceeds therefrom (on a pro forma basis, including any Indebtedness incurred or anticipated to be incurred in connection with such transaction), the Company or the surviving or transferee Person is able to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant; (iii) immediately after giving effect to such transaction (including any Indebtedness incurred or anticipated to be incurred in connection with the transaction) no Default or Event of Default has occurred and is continuing; and (iv) the Company has delivered to the Trustee an Officers' Certificate and Opinion of Counsel, each stating that such consolidation, merger or transfer complies with the Exchange Indenture, that the surviving Person agrees by supplemental indenture to be bound thereby, and that all conditions precedent in the Exchange Indenture relating to such transaction have been satisfied. For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of related transactions) of all or substantially all of the properties and assets of one or more Subsidiaries the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company will be deemed to be the transfer of all or substantially all of the properties and assets of the Company.


  EVENTS OF DEFAULT


     The following events are defined in the Exchange Indenture as "Events of Default": (i) the failure to pay interest on the Exchange Debentures when the same becomes due and payable and the Default continues for a period of 30 days (whether or not such payment is prohibited by the subordination provisions of the Exchange Indenture); (ii) the failure to pay the principal on any Exchange Debentures when such principal becomes due and payable, at maturity, upon redemption or otherwise (whether or not such payment is prohibited by the subordination provisions of the Exchange Indenture); (iii) a default in the observance or performance of any other covenant or agreement contained in the Exchange Debentures or the Exchange Indenture which default continues for a period of 30 days after the Company receives written notice thereof specifying the default from the Trustee or holders of at least 25% in aggregate principal amount of outstanding Exchange Debentures; (iv) the failure to pay at the final stated maturity (giving effect to any extensions thereof) the principal amount of any Indebtedness of the Company or any Subsidiary of the Company, or the acceleration of the final stated maturity of any such Indebtedness, if the aggregate principal amount of such Indebtedness, together with the aggregate principal amount of any other such Indebtedness in default for failure to pay principal at the final stated maturity (giving effect to any extensions thereof) or which has been accelerated, aggregates $5,000,000 or more at any time in each case after a 10-day period during which such default shall not have been cured or such acceleration rescinded; (v) one or more judgments in an aggregate amount in excess of $5,000,000 (which are not covered by insurance as to which the insurer has not disclaimed coverage) being rendered against the Company or any of its Significant Subsidiaries and such judgment or judgments remain undischarged or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable; and (vi) certain events of bankruptcy, insolvency or reorganization affecting the Company or any of its Significant Subsidiaries.

     Upon the happening of any Event of Default specified in the Exchange Indenture, the Trustee may, and the Trustee upon the request of holders of 25% in principal amount of the Exchange Debentures shall, or the holders of at least 25% in principal amount of outstanding Exchange Debentures may, declare the principal of and accrued but unpaid interest, if any, on all the Exchange Debentures to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a "notice of acceleration" (the "Acceleration Notice"), and the same (i) shall become immediately due and payable or (ii) if there are any amounts outstanding under the Credit Agreement, will become due and payable upon the first to occur of an acceleration under the Credit Agreement or five Business Days after receipt by the Company and the Representative under the Credit Agreement of such Acceleration Notice (unless all Events of Default specified in such Acceleration Notice have been cured or waived). If an Event of Default with respect to bankruptcy proceedings relating to the Company occurs and is continuing, then such amount will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of the Exchange Debentures.


     The Exchange Indenture provides that, at any time after a declaration of acceleration with respect to the Exchange Debentures as described in the preceding paragraph, the holders of a majority in principal amount of the Exchange Debentures then outstanding (by notice to the Trustee) may rescind and cancel such declaration and its consequences if (i) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction, (ii) all existing Events of Default have been cured or waived except nonpayment of principal or interest on the Exchange Debentures that has become due solely by such declaration of acceleration, (iii) to the extent the payment of such interest is lawful, interest (at the same rate specified in the Exchange Debentures) on overdue installments of interest and overdue payments of principal which has become due otherwise than by such declaration of acceleration has been paid, (iv) the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances and (v) in the event of the cure or waiver of a Default or Event of Default of the type described in clause (vi) of the description of Events of Default in the first paragraph above, the Trustee has received an Officers' Certificate and Opinion of Counsel that such Default or Event of Default has been cured or waived. The holders of a majority in principal amount of the Exchange Debentures may waive any existing Default or Event of Default under the Exchange Indenture, and its consequences, except a default in the payment of the principal of or interest on any Exchange Debentures.


     The Company is required to deliver to the Trustee, within 120 days after the end of the Company's fiscal year, a certificate indicating whether the signing officers know of any Default or Event of Default that occurred during the previous year and whether the Company has complied with its obligations under the Exchange Indenture. In addition, the Company will be required to notify the Trustee of the occurrence and continuation of any Default or Event of Default within five business days after the Company becomes aware of the same.

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

     Subject to the provisions of the Exchange Indenture relating to the duties of the Trustee in case an Event of Default thereunder should occur and be continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Exchange Indenture at the request or direction of any of the holders of the Exchange Debentures unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Subject to such provision for security or indemnification and certain limitations contained in the Exchange Indenture, the holders of a majority in principal amount of the outstanding Exchange Debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

  SATISFACTION AND DISCHARGE OF EXCHANGE INDENTURE; DEFEASANCE

     The Company may terminate its obligations under the Exchange Indenture at any time by delivering all outstanding Exchange Debentures to the Trustee for cancellation and paying all sums payable by it thereunder. The Company, at its option, (i) will be discharged from any and all obligations with respect to the Exchange Debentures (except for certain obligations of the Company to register the transfer or exchange of such Exchange Debentures, replace stolen, lost or mutilated Exchange Debentures, maintain paying agencies and hold moneys for payment in trust) or (ii) need not comply with certain of the restrictive covenants with respect to the Exchange Indenture, if the Company deposits with the Trustee, in trust, U.S. Legal Tender or U.S. Government Obligations or a combination thereof which, through the payment of interest thereon and principal in respect thereof in accordance with their terms, will be sufficient to pay all the principal of and interest on the Exchange Debentures on the dates such payments are due in accordance with the terms of such Exchange Debentures as well as the Trustee's fees and expenses. To exercise either such option, the Company is required to deliver to the Trustee (A) an Opinion of Counsel or a private letter ruling issued to the Company by the Internal Revenue Service (the "IRS") to the effect that the holders of the Exchange Debentures will not recognize income, gain or loss for federal income tax purposes as a result of the deposit and related defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such option had not been exercised and, in the case of an Opinion of Counsel furnished in connection with a discharge pursuant to clause (i) above, accompanied by a private letter ruling issued to the Company by the IRS to such effect, (B) subject to certain qualifications, an Opinion of Counsel to the effect that funds so deposited will not be subject to avoidance under applicable bankruptcy law, and (C) an Officers' Certificate and an Opinion of Counsel to the effect that the Company has complied with all conditions precedent to the defeasance. Notwithstanding the foregoing, the Opinion of Counsel required by clause (A) above need not be delivered if all Exchange Debentures not theretofore delivered to the Trustee for cancellation (i) have become due and payable, (ii) will become due and payable on the maturity date within one year, or (iii) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

  REPORTS TO HOLDERS

     The Company will file with the Trustee and provide to the holders of Exchange Debentures, within 15 days after it files them with the Commission, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) which the Company files with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. In the event the Company is no longer required to furnish such reports to its securityholders pursuant to the Exchange Act, the Company will cause its consolidated financial statements, comparable to those which would have been required to appear in annual or quarterly reports, to be delivered to the holders of the Exchange Debentures.

  MODIFICATION OF THE EXCHANGE INDENTURE

     From time to time, the Company and the Trustee, together, without the consent of the holders of the Exchange Debentures, may amend or supplement the Exchange Indenture for certain specified purposes, including curing ambiguities, defects or inconsistencies, so long as such change does not adversely affect the

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

rights of any of the holders in any material respect. Other modifications and amendments of the Exchange Indenture may be made with the consent of the holders of a majority in principal amount of the then outstanding Exchange Debentures (or, prior to the Exchange Date, with the consent of the holders of a majority of the shares of New Preferred Stock then outstanding), except that, without the consent of each holder of the Exchange Debentures (or, prior to the Exchange Date, without the consent of each holder of New Preferred Stock) affected thereby, no amendment may, directly or indirectly: (i) reduce the amount of Exchange Debentures whose holders must consent to an amendment; (ii) reduce the rate of or change the time for payment of interest, including defaulted interest, on any Exchange Debentures; (iii) reduce the principal of or change the fixed maturity of any Exchange Debentures, or change the date on which any Exchange Debentures may be subject to redemption or repurchase, or reduce the redemption or repurchase price therefor; (iv) make any Exchange Debentures payable in money other than that stated in the Exchange Debentures and the Exchange Indenture; (v) make any change in provisions of the Exchange Indenture protecting the right of each holder of an Exchange Debenture to receive payment of principal of and interest on such Exchange Debenture on or after the due date thereof or to bring suit to enforce such payment or permitting holders of a majority in principal amount of the Exchange Debentures to waive Default or Event of Default; or (vi) after the Company's obligation to purchase the Exchange Debentures arises under the Exchange Indenture, amend, modify or change the obligation of the Company to make or consummate a Debenture Change of Control Offer or a Net Proceeds Offer or waive any default in the performance thereof or modify any of the provisions or definitions with respect to any such offers.

CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the Certificate of Designation and/or the Exchange Indenture. Reference is made to the Certificate of Designation and/or the Exchange Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

     "Acquired Indebtedness" means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Subsidiary of the Company or at the time it merges or consolidates with the Company or any of its Subsidiaries or assumed in connection with the acquisition of assets from such Person and not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Subsidiary of the Company or such acquisition, merger or consolidation.

     "Acquired Preferred Stock" means Preferred Stock of any Person at the time such Person becomes a Subsidiary of the Company or at the time it merges or consolidates with the Company or any of its Subsidiaries and not issued by such Person in connection with, or in anticipation or contemplation of, such acquisition, merger or consolidation.

     "Affiliate" means a Person who, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

     "Asset Acquisition" means (i) an Investment by the Company or any Subsidiary of the Company in any other Person pursuant to which such Person shall become a Subsidiary of the Company or shall be consolidated or merged with the Company or any Subsidiary of the Company or (ii) the acquisition by the Company or any Subsidiary of the Company of assets of any Person comprising a division or line of business of such Person.

     "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Company or any of its Subsidiaries (excluding any Sale and Leaseback Transaction or any pledge of assets or stock by the Company or any of its Subsidiaries) to any Person other than the Company or a Wholly Owned Subsidiary of the Company of (i) any Capital Stock of any Subsidiary of the Company or (ii) any other property or assets of the Company or any Subsidiary of the Company other than in the ordinary course of business; provided, however, that for purposes of the "Limitation on Asset Sales" covenant, Asset Sales shall not include (a) a transaction or series of related transactions in which the Company or its Subsidiaries receive aggregate consideration of less than $500,000, (b) transactions permitted under the "Limitation on Asset Swaps" covenant or (c) transactions permitted under the "Merger, Consolidation and Sale of Assets" covenant.

     "Asset Swap" means the execution of a definitive agreement, subject only to FCC approval and other customary closing conditions, that the Company in good faith believes will be satisfied, for a substantially concurrent purchase and sale, or exchange, of Productive Assets between the Company or any of its Subsidiaries and another Person or group of affiliated Persons; provided that any amendment to or waiver of any closing condition which individually or in the aggregate is material to the Asset Swap shall be deemed to be a new Asset Swap.

     "Capital Stock" means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated) of capital stock of such Person and (ii) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

     "Capitalized Lease Obligation" means, as to any Person, the obligation of such Person to pay rent or other amounts under a lease to which such Person is a party that is required to be classified and accounted for as a capital lease obligation under GAAP, and for purposes of this definition, the amount of such obligation at any date shall be the capitalized amount of such obligation at such date, determined in accordance with GAAP.

     "Cash Equivalents" means (i) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;
(ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Corporation or Moody's Investors Service, Inc.; (iii) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from Standard & Poor's Corporation or at least P-1 from Moody's Investors Service, Inc.; (iv) certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $200,000,000; (v) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iv) above; and (vi) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (i) through (v) above.

     "Change of Control" means the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a "Group") (whether or not otherwise in compliance with the provisions of the Exchange Indenture), other than to Hicks Muse or any of its affiliates, officers and directors or to Steven Dinetz (the "Permitted Holders"); or (ii) a majority of the Board of Directors of Chancellor or the Company shall consist of Persons who are not Continuing Directors; or (iii) the acquisition by any Person or Group (other than the Permitted Holders) of the power, directly or indirectly, to vote or direct the voting of securities having more than 50% of the ordinary voting power for the election of directors of Chancellor or the Company.

     "Commodity Agreement" means any commodity futures contract, commodity option or other similar agreement or arrangement entered into by the Company or any of its Subsidiaries designed to protect the Company or any of its Subsidiaries against fluctuations in the price of commodities actually used in the ordinary course of business of the Company and its Subsidiaries.

     "Consolidated EBITDA" means, with respect to any Person, for any period, the sum (without duplication) of (i) Consolidated Net Income and (ii) to the extent Consolidated Net Income has been reduced thereby, (A) all income taxes of such Person and its Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary or nonrecurring gains or losses), (B) Consolidated Interest Expense and (C) Consolidated Non-Cash Charges, all as determined on a consolidated basis for such Person and its Subsidiaries in conformity with GAAP.

     "Consolidated Interest Expense" means, with respect to any Person for any period, without duplication, the sum of (i) the interest expense of such Person and its Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation, (a) any amortization of debt discount, (b) the net cost under Interest Swap Obligations (including any amortization of discounts), (c) the interest portion of any deferred payment obligation, (d) all commissions, discounts and other fees and charges owed with respect to letters of credit, bankers' acceptance financing or similar facilities, and (e) all accrued interest and (ii) the interest component of Capitalized Lease Obligations paid or accrued by such Person and its Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

     "Consolidated Net Income" of any Person means, for any period, the aggregate net income (or loss) of such Person and its Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom, without duplication, (a) gains and losses from Asset Sales (without regard to the $500,000 limitation set forth in the definition thereof) or abandonments or reserves relating thereto and the related tax effects, (b) items classified as extraordinary or nonrecurring gains and losses, and the related tax effects according to GAAP, (c) the net income (or loss) of any Person acquired in a pooling of interests transaction accrued prior to the date it becomes a Subsidiary of such first referred to Person or is merged or consolidated with it or any of its Subsidiaries, (d) the net income of any Subsidiary to the extent that the declaration of dividends or similar distributions by that Subsidiary of that income is restricted by contract, operation of law or otherwise and (e) the net income of any Person, other than a Subsidiary, except to the extent of the lesser of (x) dividends or distributions paid to such first referred to Person or its Subsidiary by such Person and (y) the net income of such Person (but in no event less than zero), and the net loss of such Person shall be included only to the extent of the aggregate Investment of the first referred to Person or a consolidated Subsidiary of such Person.

     "Consolidated Non-Cash Charges" means, with respect to any Person for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and its Subsidiaries reducing Consolidated Net Income of such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary or nonrecurring item).

     "Continuing Director" means, as of the date of determination, any Person who (i) was a member of the Board of Directors of Chancellor or the Company on the date of the Exchange Indenture, (ii) was nominated for election or elected to the Board of Directors of Chancellor or the Company with the affirmative vote of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election, or (iii) is a representative of a Permitted Holder.

     "Credit Agreement" means the Credit Agreement, dated February 14, 1996 among Chancellor, the Company, the lenders from time to time party thereto and Bankers Trust Company as agent, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including by way of adding subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

     "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any of its Subsidiaries against fluctuations in currency values.

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

     "Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.


     "Designated Senior Debt" means (i) Indebtedness under or in respect of the Credit Agreement and the Subordinated Notes and (ii) any other Indebtedness constituting Senior Debt which, at the time of determination, has an aggregate principal amount of at least $25,000,000 and is specifically designated in the instrument evidencing such Senior Debt as "Designated Senior Debt" by the Company.


     "Disqualified Capital Stock" means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control), in whole or in part, on or prior to
(i) the mandatory redemption date, in the case of the New Preferred Stock, or
(ii) the final maturity date of the Exchange Debentures, in the case of the Exchange Debentures.

     "Exchange Date" means the date of original issuance of the Exchange Debentures.

     "Financial Monitoring and Oversight Agreements" means, collectively, the Financial Monitoring and Oversight Agreement among Hicks, Muse & Co. Partners, L.P., the Company and Chancellor, as in effect on the Issue Date, and the Financial Advisory Agreement among HM/2 Management Partners, L.P., the Company and Chancellor, as in effect on the Issue Date.

     "GAAP" means generally accepted accounting principles as in effect in the United States of America as of the Issue Date.

     "Indebtedness" means with respect to any Person, without duplication, any liability of such Person (i) for borrowed money, (ii) evidenced by bonds, debentures, notes or other similar instruments, (iii) constituting Capitalized Lease Obligations, (iv) incurred or assumed as the deferred purchase price of property, or pursuant to conditional sale obligations and title retention agreements (but excluding trade accounts payable arising in the ordinary course of business), (v) for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, (vi) for Indebtedness of others guaranteed by such Person, (vii) for Interest Swap Obligations, Commodity Agreements and Currency Agreements and (viii) for Indebtedness of any other Person of the type referred to in clauses (i) through (vii) which is secured by any Lien on any property or asset of such first referred to Person, the amount of such Indebtedness being deemed to be the Lesser of the value of such property or asset or the amount of the Indebtedness so secured. The amount of Indebtedness of any Person at any date shall be the outstanding principal amount of all unconditional obligations described above, as such amount would be reflected on a balance sheet prepared in accordance with GAAP, and the maximum liability at such date of such Person for any contingent obligations described above.

     "Interest Swap Obligations" means the obligations of any Person under any interest rate protection agreement, interest rate future, interest rate option, interest rate swap, interest rate cap or other interest rate hedge or arrangement.

     "Investment" means (i) any transfer or delivery of cash, stock or other property of value in exchange for Indebtedness, stock or other security or ownership interest in any Person by way of loan, advance, capital contribution, guarantee or otherwise and (ii) an investment deemed to have been made by the Company at the time any entity which was a Subsidiary of the Company ceases to be such a Subsidiary in an amount equal to the value of the loans and advances made, and any remaining ownership interest in, such entity immediately following such entity ceasing to be a Subsidiary of the Company. The amount of any non-cash Investment shall be the fair market value of such Investment, as determined conclusively in good faith by management of the Company unless the fair market value of such Investment exceeds $1,000,000, in which case the fair market value shall be determined conclusively in good faith by the Board of Directors of the Company at the time such Investment is made.

     "Leverage Ratio" shall mean, as to any Person, the ratio of (i) the sum of the aggregate outstanding amount of Indebtedness of such Person and its Subsidiaries as of the date of calculation on a consolidated basis in accordance with GAAP to (ii) the Consolidated EBITDA of such Person for the four full fiscal quarters (the "Four Quarter Period") ending on or prior to the date of determination.

     For purposes of this definition, the aggregate outstanding principal amount of Indebtedness of the Person and its Subsidiaries for which such calculation is made shall be determined on a pro forma basis as if the Indebtedness giving rise to the need to perform such calculation had been incurred and the proceeds therefrom had been applied, and all other transactions in respect of which such Indebtedness is being incurred had occurred, on the last day of the Four Quarter Period. In addition to the foregoing, for purposes of this definition, "Consolidated EBITDA" shall be calculated on a pro forma basis after giving effect to (i) the incurrence of the Indebtedness of such Person and its Subsidiaries (and the application of the proceeds therefrom) giving rise to the need to make such calculation and any incurrence (and the application of the proceeds therefrom) or repayment of other Indebtedness, other than the incurrence or repayment of Indebtedness pursuant to working capital facilities, at any time subsequent to the beginning of the Four Quarter Period and on or prior to the date of determination, as if such incurrence (and the application of the proceeds thereof), or the repayment, as the case may be, occurred on the first day of the Four Quarter Period and (ii) any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Subsidiaries (including any Person that becomes a Subsidiary as a result of such Asset Acquisition) incurring, assuming or otherwise becoming liable for Indebtedness) at any time on or subsequent to the first day of the Four Quarter Period and on or prior to the date of determination, as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any such Indebtedness and also including any Consolidated EBITDA associated with such Asset Acquisition) occurred on the first day of the Four Quarter Period. Furthermore, in calculating "Consolidated Interest Expense" for purposes of the calculation of "Consolidated EBITDA," (i) interest on Indebtedness determined on a fluctuating basis as of the date of determination (including Indebtedness actually incurred on the date of the transaction giving rise to the need to calculate the Leverage Ratio) and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness as in effect on the date of determination and (ii) notwithstanding (i) above, interest determined on a fluctuating basis, to the extent such interest is covered by Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

     "Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

     "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents (including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents) received by the Company or any of its Subsidiaries from such Asset Sale net of
(i) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions, recording fees, title insurance premiums appraisers fees and costs reasonably incurred in preparation of any asset or property for sale),
(ii) taxes paid or reasonably estimated to be payable (calculated based on the combined state, federal and foreign statutory tax rates applicable to the Company or the Subsidiary engaged in such Asset Sale) and (iii) repayment of Indebtedness secured by assets subject to such Asset Sale; provided that if the instrument or agreement governing such Asset Sale requires the transferor to maintain a portion of the purchase price in escrow (whether as a reserve for adjustment of the purchase price or otherwise) or to indemnify the transferee for specified liabilities in a maximum specified amount, the portion of the cash or Cash Equivalents that is actually placed in escrow or segregated and set aside by the transferor for such indemnification obligation shall not be deemed to be Net Cash Proceeds until the escrow terminates or the transferor ceases to segregate and set aside such funds, in whole or in part, and then only to the extent of the proceeds released from escrow to the transferor or that are no longer segregated and set aside by the transferor.

     "Obligations" means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing, or otherwise relating to, any Indebtedness.


     "Permitted Indebtedness" means, without duplication, (i) Indebtedness outstanding on the Issue Date, including, without limitation, the Subordinated Notes, and guarantees thereof; (ii) Indebtedness of the Company incurred pursuant to the Credit Agreement in an aggregate principal amount at any time outstanding not to exceed the sum of the aggregate commitments pursuant to the Credit Agreement as initially in effect, provided that, in the case of the Exchange Indenture, reduced by the aggregate principal amount permanently repaid with the proceeds of Asset Sales; (iii) Indebtedness evidenced by or arising under the Exchange Debentures and the Exchange Indenture, including any Exchange Debentures issued in accordance with the Exchange Indenture as the payment of interest on the Exchange Debentures; (iv) Interest Swap Obligations; provided that such Interest Swap Obligations are entered into to protect the Company from fluctuations in interest rates of its Indebtedness; (v) additional Indebtedness of the Company or any of its Subsidiaries not to exceed $10,000,000 in principal amount outstanding at any time (which amount may, but need not, be incurred under the Credit Agreement); (vi) Refinancing Indebtedness; (vii) Indebtedness owed by the Company to any Wholly Owned Subsidiary or by any Subsidiary to the Company or any Wholly Owned Subsidiary of the Company; and (viii) guarantees by Subsidiaries of any Indebtedness permitted to be incurred pursuant to the Exchange Indenture.


     "Permitted Investments" means (i) Investments by the Company or any Subsidiary to acquire the stock or assets of any Person (or Indebtedness of such Person acquired in connection with a transaction in which such Person becomes a Subsidiary of the Company) engaged in the broadcast business or businesses reasonably related thereto; provided that if any such Investment or series of related Investments involves an Investment by the Company in excess of $5,000,000, the Company is able, at the time of such investment and immediately after giving effect thereto, to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock" covenant,
(ii) Investments received by the Company or its Subsidiaries as consideration for a sale of assets, (iii) Investments by the Company or any Wholly Owned Subsidiary of the Company in any Wholly Owned Subsidiary of the Company (whether existing on the Issue Date or created thereafter) or any Person that after such Investments, and as a result thereof, becomes a Wholly Owned Subsidiary of the Company and Investments in the Company by any Wholly Owned Subsidiary of the Company, (iv) cash and Cash Equivalents, (v) Investments in securities of trade creditors, wholesalers or customers received pursuant to any plan of reorganization or similar arrangement and (vi) additional Investments in an aggregate amount not to exceed $2,500,000 at any time outstanding.

     "Person" means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

     "Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

     "Productive Assets" means assets of a kind used or usable by the Company and its Subsidiaries in broadcast businesses or businesses reasonably related thereto, and specifically includes assets acquired through Asset Acquisitions.

     "Public Equity Offering" means an underwritten public offering of Capital Stock (other than Disqualified Capital Stock) of the Company or Chancellor, pursuant to an effective registration statement filed with the Commission in accordance with the Securities Act; provided, however, that, in the case of a Public Equity Offering by Chancellor, Chancellor contributes to the capital of the Company net cash proceeds in an amount sufficient to redeem the New Preferred Stock or the Exchange Debentures, as the case may be, called for redemption in accordance with the terms thereof.

     "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

     "Refinancing Indebtedness" means any refinancing by the Company of Indebtedness of the Company or any of its Subsidiaries incurred in accordance with the "Limitation on Incurrence of Additional Indebtedness" covenant (other than pursuant to clause (iii) or (iv) of the definition of Permitted Indebtedness) that does not (i) result in an increase in the aggregate principal amount of Indebtedness (such principal amount to include, for purposes of this definition, any premiums, penalties or accrued interest paid with the proceeds of the Refinancing Indebtedness) of such Person or (ii) create Indebtedness with (A) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being refinanced or (B) a final maturity earlier than the final maturity of the Indebtedness being refinanced.

     "Representative" means the indenture trustee or other trustee, agent or representative in respect of any Designated Senior Debt; provided that if, and for so long as, any Designated Senior Debt lacks such a representative, then the Representative for such Designated Senior Debt shall at all times constitute the holders of a majority in outstanding principal amount of such Designated Senior Debt.

     "Restricted Payment" means the following:

          (A) For purposes of the Exchange Indenture, (i) the declaration or payment of any dividend or the making of any other distribution (other than dividends or distributions payable in Qualified Capital Stock) on shares of the Company's Capital Stock, (ii) the purchase, redemption, retirement or other acquisition for value of any Capital Stock of the Company, or any warrants, rights or options to acquire shares of Capital Stock of the Company, other than through the exchange of such Capital Stock or any warrants, rights or options to acquire shares of any class of such Capital Stock for Qualified Capital Stock or warrants, rights or options to acquire Qualified Capital Stock, (iii) the making of any principal payment on, or the purchase, defeasance, redemption, prepayment, decrease or other acquisition or retirement for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, of, any Indebtedness of the Company or its Subsidiaries that is subordinated or junior in right of payment to the Exchange Debentures or (iv) the making of any Investment (other than a Permitted Investment).

          (B) For purposes of the Certificate of Designation, (i) the declaration or payment of any dividend or the making of any other distribution (other than dividends or distributions payable in Qualified Capital Stock) on shares of the Company's Junior Stock, (ii) any purchase, redemption, retirement or other acquisition for value of any Junior Stock of the Company, or any warrants, rights or options to acquire shares of Junior Stock of the Company, other than through the exchange of such Junior Stock or any warrants, rights or options to acquire shares of any class of such Junior Stock for Qualified Capital Stock or warrants, rights or options to acquire Qualified Capital Stock or (iii) the making of any Investment (other than a Permitted Investment).


     "Senior Debt" means any Indebtedness of the Company (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law), whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Exchange Debentures. Without limiting the generality of the foregoing, "Senior Debt" shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of, and all monetary obligations of every nature under, (w) the Credit Agreement, including, without limitation, obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities, (x) all Interest Swap Obligations and (y) the Subordinated Notes. Notwithstanding the foregoing, Senior Debt shall not include any of the following amounts (whether or not constituting Indebtedness as defined in the Exchange Indenture): (i) any Indebtedness of the Company to a Subsidiary of the Company; (ii) Indebtedness and other amounts owing to trade creditors incurred in connection with obtaining goods, materials or services, (iii) Indebtedness represented by Disqualified Capital Stock and (iv) any liability for federal, state, local or other taxes owed or owing by the Company.

     "Significant Subsidiary" means for any Person each Subsidiary of such Person which (i) for the most recent fiscal year of such Person accounted for more than 5% of the consolidated net income of such Person or (ii) as at the end of such fiscal year, was the owner of more than 5% of the consolidated assets of such Person.

     "Subsidiary," with respect to any Person, means (i) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or (ii) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person. Notwithstanding anything in the Exchange Indenture to the contrary, all references to the Company and its consolidated Subsidiaries or to financial information prepared on a consolidated basis in accordance with GAAP shall be deemed to include the Company and its Subsidiaries as to which financial statements are prepared on a combined basis in accordance with GAAP and to financial information prepared on such a combined basis. Notwithstanding anything in the Certificate of Designation or the Exchange Indenture to the contrary, an Unrestricted Subsidiary shall not be deemed to be a Subsidiary for purposes of the Certificate of Designation or the Exchange Indenture.

     "Tax Sharing Agreement" means the Tax Sharing Agreement between the Company and Chancellor, as in effect on the Issue Date.

     "Unrestricted Subsidiary" means a Subsidiary of the Company created after the Issue Date and so designated by a resolution adopted by the Board of Directors of the Company, provided that (a) neither the Company nor any of its other Subsidiaries (other than Unrestricted Subsidiaries) (1) provides any credit support for any Indebtedness of such Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness) or (2) is directly or indirectly liable for any Indebtedness of such Subsidiary, (b) the creditors with respect to Indebtedness for borrowed money of such Subsidiary, having a principal amount in excess of $5,000,000, have agreed in writing that they have no recourse, direct or indirect, to the Company or any other Subsidiary of the Company (other than Unrestricted Subsidiaries), including, without limitation, recourse with respect to the payment of principal of or interest on any Indebtedness of such Subsidiary and (c) at the time of designation of such Subsidiary such Subsidiary has no property or assets (other than de minimis assets resulting from the initial capitalization of such Subsidiary). Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by the filing with the Trustee of a certified copy of the resolution of the Company's Board of Directors giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the total of the product obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

     "Wholly Owned Subsidiary" of any Person means any Subsidiary of such Person of which all the outstanding voting securities (other than directors' qualifying shares) which normally have the right to vote in the election of directors are owned by such Person or any Wholly-Owned Subsidiary of such Person.

                          DESCRIPTION OF INDEBTEDNESS

CREDIT AGREEMENT


     Chancellor Radio Broadcasting entered into the Credit Agreement with Bankers Trust Company, as administrative agent (the "Agent"), and the other institutions party thereto (the "Banks"), on February 14, 1996. The Credit Agreement provides for loans of up to $135.0 million. Loans under the Credit Agreement consist of (i) a $60.0 million term loan facility (the "A Term Loan Facility"); (ii) a $35.0 million term loan facility (the "B Term Loan Facility" and, together with the A Term Loan Facility, the "Term Loans") and (iii) a $40.0 million revolving loan facility (the "Revolving Loan Facility" and, together with the Term Loans, the "Bank Financing"). The following description of certain provisions of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which is available from the Company on request.


  Term Loans

     The A Term Loan Facility matures 6 1/2 years, and the B Term Loan Facility matures 7 1/2 years, after February 14, 1996 (the "Borrowing Date"). The A Term Loan Facility requires scheduled annual principal payments, payable quarterly, of $4.0 million in the first year following the Borrowing Date, $6.0 million in the second year following the Borrowing Date, $10.0 million in each of the third and fourth years following the Borrowing Date, $12.0 million in each of the fifth and sixth years following the Borrowing Date and $6.0 million in the seventh year following the Borrowing Date. The B Term Loan Facility requires scheduled annual principal payments, payable quarterly, of $0.4 million in each of the first five years following the Borrowing Date, $8.0 million in the sixth year following the Borrowing Date, $14.0 million in the seventh year following the Borrowing Date and $11.0 million in the eighth year following the Borrowing Date. Voluntary prepayments of the Term Loans will be applied (i) pro rata between the A Term Loan Facility and the B Term Loan Facility and (ii) pro rata to subsequent scheduled repayments of the Term Loans based on the remaining number of scheduled payments after giving effect to all prior repayments; provided that the Company may elect to use the proceeds from the underwriters' exercise of the over-allotment option in the Initial Public Offering (the "Green Shoe Proceeds") to reduce the remaining scheduled repayments of the A Term Loans through December 1998 in the direct order of maturity with any remaining Green Shoe Proceeds to be applied to reduce the remaining number of scheduled repayments of A Term Loans pro rata based on the remaining number of scheduled repayments of A Term Loans. Mandatory prepayments of the Term Loans will be required upon (i) the occurrence of certain events such as issuances of debt or equity securities or certain asset sales and (ii) in the amount of 50% of excess cash flow (as defined in the Credit Agreement). Mandatory prepayments of the Term Loans will be applied to the remaining scheduled amortizations of the Term Loans, in the case of mandatory prepayments attributable to issuances of certain debt or equity securities or asset sales, in inverse order of maturity and, in the case of mandatory prepayments attributable to excess cash flow, on a pro rata basis, based on the remaining amount of scheduled payments. Mandatory prepayments of Term Loans will be applied pro rata to the A Term Loan Facility and the B Term Loan Facility; provided that repayments required to be made with the proceeds of the Hicks Muse Equity Investment shall be applied to the A Term Loans scheduled to be repaid through December 1998 in the direct order of maturity with any remaining portion of the Hicks Muse Equity Investment to be applied to reduce the remaining number of scheduled repayments of A Term Loans pro rata based on the remaining number of scheduled repayments of A Term Loans. Mandatory repayments of the A Term Loans with the Hicks Muse Equity Investment will be required if, on the date of receipt thereof, the Company has not theretofore used the Green Shoe Proceeds to either redeem the Acquisition Preferred Stock and consummate the Repurchase Option, as permitted by the Credit Agreement, or voluntarily prepay A Term Loans, as permitted by the Credit Agreement, in an amount equal to the amount of the Green Shoe Proceeds less the amount of the Green Shoe Proceeds applied to either redeem the Acquisition Preferred Stock and consummate the Repurchase Option or prepay A Term Loans. Because the Credit Agreement generally prohibits the Company from retaining cash or cash equivalents of in excess of $2.0 million, the effect of the foregoing will be to require the Company to use any portion of the Hicks Muse Equity Investment not used to prepay A Term Loans to repay Revolving Loans (as defined).

  Revolving Loan Facility


     The Revolving Loan Facility provides for revolving credit loans (the "Revolving Loans" and, together with the Term Loans, the "Loans") of up to $40.0 million (the "Revolving Credit Commitment"). Revolving Loans of $20.0 million were drawn to consummate the Shamrock Acquisition, including payments in respect of certain transaction fees and expenses. Thereafter, up to $40.0 million of Revolving Loans (including any part of the Revolving Loans borrowed on the closing date of the Shamrock Acquisition which is subsequently repaid) may be borrowed to finance working capital needs and for general corporate purposes of the Company. The Revolving Loan Facility matures 6 1/2 years from the Borrowing Date with the Revolving Loans then outstanding to be repaid in full on such date.


  Interest Rate


     The Loans will bear interest at a rate equal to, at Chancellor Radio Broadcasting's option, (i) the Base Rate (as defined) in effect from time to time plus the Applicable Margin (as defined) (the "Base Rate Loans") or (ii) the Eurodollar Rate (as defined in the Credit Agreement) (adjusted for maximum reserves) as determined by the Administrative Agent for the respective interest period plus the Applicable Margin (the "Eurodollar Loans"). The Applicable Margin for A Term Loans and Revolving Loans is 2.0% for Base Rate Loans and 3.25% for Eurodollar Loans. The Applicable Margin for B Term Loans is the Applicable Margin for Revolving Loans of such type plus 0.25%. Notwithstanding the foregoing, the Applicable Margin will be reduced based upon Chancellor Radio Broadcasting's Leverage Ratio (as defined in the Credit Agreement) by the percentage set forth below:


                                                                               INTEREST RATE
                                 LEVERAGE RATIO                                  REDUCTION
    -------------------------------------------------------------------------  -------------
    Equal to or greater than 7.0 to 1........................................       0.00%
    Equal to or greater than 6.5 to 1 but less than 7.0 to 1.................       0.25
    Equal to or greater than 6.0 to 1 but less than 6.5 to 1.................       0.50
    Equal to or greater than 5.5 to 1 but less than 6.0 to 1.................       0.75
    Equal to or greater than 5.0 to 1 but less than 5.5 to 1.................       1.00
    Equal to or greater than 4.0 to 1 but less than 5.0 to 1.................       1.25
    Less than 4.0 to 1.......................................................       1.50

Notwithstanding the foregoing, the Applicable Margin for B Term Loans (i) maintained as Base Rate Loans shall not be less than 1.25% or greater than 2.00% or (ii) maintained as Eurodollar Loans shall not be less than 2.00% or greater than 3.25%.

     "Base Rate" shall mean the higher of (i) 1/2 of 1% in excess of the Federal Reserve reported certificate of deposit rate and (ii) the rate that the Administrative Agent announces from time to time as its prime lending rate, as in effect from time to time. Interest on Base Rate Loans will be payable quarterly in arrears. Interest on Eurodollar Loans will be payable on the last day of the applicable interest period and, in the case of interest periods in excess of three months, on the applicable three-month anniversary of the related borrowing. Interest periods of one, two, three and six months will be available for Eurodollar Loans.

  Fees


     Chancellor Radio Broadcasting is required to pay commitment fees of 1/2 of 1% per annum of the unutilized total commitments under the Credit Agreement, as in effect from time to time, to the Agent for the account of the Banks for the period commencing on February 14, 1996 to and including the date of termination of the commitments, payable quarterly in arrears and upon the termination of the Credit Agreement. The Agent shall receive such other customary fees as have been separately agreed upon with the Agent. It is anticipated that letters of credit will also be issued under the Credit Agreement and fees in connection with such letters of credit will be payable by Chancellor Radio Broadcasting in an amount equal to the Applicable Margin from time to time for Eurodollar Revolving Loans on the outstanding stated amounts of such letters of credit less a facing fee for the account of the letter of credit issuers of 1/4 of 1% on such outstanding amounts.

  Security and Guarantees


     The Bank Financing is secured by (i) a first priority perfected pledge of all capital stock and notes owned by the Company and (ii) a first priority perfected security interest in all other assets (including receivables, contracts, contract rights, securities, patents, trademarks, other intellectual property, inventory, equipment and real estate) owned by the Company, excluding FCC licenses, leasehold interests in studio or office space and leasehold and partnership interests in tower or transmitter sites in which necessary consents to the granting of a security interest cannot be obtained without payments to any other party or on a timely basis. The Bank Financing also is guaranteed by the subsidiaries of Chancellor Radio Broadcasting and Chancellor, whose guarantees are secured by a first priority perfected pledge of the capital stock of Chancellor Radio Broadcasting.


  Change of Control


     The Credit Agreement provides that a "Change of Ownership" among other things, will be an Event of Default (as defined in the Credit Agreement). Under the Credit Agreement a "Change of Ownership" shall occur if (i) Chancellor shall cease to own beneficially 100% of the capital stock (other than the Exchangeable Preferred Stock) of Chancellor Radio Broadcasting, or Chancellor Radio Broadcasting or a Wholly-Owned Subsidiary (as defined in the Credit Agreement) of Chancellor Radio Broadcasting shall cease to own beneficially 100% of the capital stock of Chancellor Broadcasting Licensee, (ii) for any reason whatsoever (x) Hicks Muse and its affiliates (exclusive of Mr. Dinetz) shall own beneficially less than 25% of the outstanding common stock of Chancellor that is owned beneficially by Hicks Muse and its affiliates on the Initial Borrowing Date (as defined) and, (y) any "Person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding Hicks Muse and its affiliates, is or becomes the "beneficial owner" (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of a greater percentage of the outstanding Voting Stock of Chancellor than is owned beneficially by Hicks Muse and its affiliates, (iii) the Board of Directors of Chancellor shall cease to consist of a majority of Continuing Directors (as defined) or (iv) a "Change of Control" under and as defined in the Indentures, the Certificate of Designation for the Exchangeable Preferred Stock and, if issued, under the Exchange Indenture shall have occurred.


  Covenants


     The Credit Agreement contains customary restrictive covenants, which, among other things and with certain exceptions, limit the ability of the Company to incur additional indebtedness and liens in connection therewith, enter into certain transactions with affiliates, pay dividends, consolidate merge or effect certain asset sales, issue additional stock, make capital expenditures and enter new lines of business. In addition, the Credit Agreement contains a covenant requiring that the $23.0 million Hicks Muse Equity Investment be consummated on or prior to September 30, 1996. Under the Credit Agreement, Chancellor Radio Broadcasting also is required to satisfy certain financial covenants, which require it to maintain specified financial ratios and to comply with certain financial tests, such as minimum leverage ratio, minimum consolidated EBITDA and minimum EBITDA to consolidated net cash interest expense.


  Events of Default

     The Credit Agreement contains customary events of default, including: (i) the default in the payment of any principal of any loan or note thereunder when due or any Unpaid Drawings (as defined) or interest or fees (as defined) thereunder which continues not remedied within three days; (ii) default in the performance or observance of certain covenants and agreements contained in the Credit Agreement; (iii) certain defaults, including payment defaults, by Chancellor or its subsidiaries under other agreements relating to indebtedness;
(iv) the acceleration of certain indebtedness of Chancellor or subsidiaries prior to its stated maturity; (v) the voluntary commencement by Chancellor or one of its subsidiaries of bankruptcy proceedings under Title 11 of the United States Code or an involuntary commencement of such a proceeding not contested within 10 days or dismissed in 60 days; or the commencement of a proceeding under similar laws not dismissed for 60 days or the appointment of a custodian for the Company under certain circumstances or the adjudication of Chancellor or any of subsidiaries as insolvent or bankrupt or any order of relief for the foregoing is entered; (vi) the failure to satisfy certain minimum employee benefit funding standards; (vii) the failure of certain security documents or guarantees under the Credit Agreement to be in effect; (viii) a Change of Ownership (as defined); (ix) the entry of an unvacated judgment against Chancellor or its subsidiaries in excess $2,000,000 and (x) the failure of the Environmental Indemnity Agreement to be in effect or certain defaults of covenants thereunder.

SENIOR SUBORDINATED NOTES


     The following summary of certain terms of the Subordinated Notes and the Indentures does not purport to be complete and is qualified in its entirety by reference to the Trust Indenture Act of 1939, as amended, and to all the provisions of the Indentures, copies of which are available from the Company upon request.



     There are outstanding $60.0 million aggregate principal amount of 12 1/2% Senior Subordinated Notes and $200.0 million aggregate principal amount of Notes. The Subordinated Notes have substantially the same covenants, except that the indenture governing the 12 1/2 Senior Subordinated Notes prohibits the Company from incurring additional Indebtedness (other than Permitted Indebtedness) on or after March 31, 1997 if the Company's Leverage Ratio (as defined) would exceed 6.5 to 1.



     The Subordinated Notes will mature on October 1, 2004. Interest on the
12 1/2% Senior Subordinated Notes and the Notes will accrue at the rates of 12 1/2% and 9 3/8% per annum, respectively, and will be payable semiannually. The Notes will be unsecured obligations of Chancellor Radio Broadcasting, ranking pari passu in right of payment to each other and subordinate in right of payment to all Senior Debt (as defined in the Indentures) of Chancellor Radio Broadcasting.



     Chancellor Radio Broadcasting's subsidiaries will fully and unconditionally guarantee the full and prompt payment of principal of and interest on the Subordinated Notes, and of all other obligations under the Indentures. The indebtedness evidenced by each such guarantee will be subordinated to each guarantor's Senior Debt (as defined in the Indentures) on the same terms as the Notes are subordinated to Chancellor Radio Broadcasting's Senior Debt.



     Chancellor Radio Broadcasting may redeem the 12 1/2% Senior Subordinated Notes, in whole at any time or in part from time to time on and after October 1, 1999 at a redemption price declining from 105.556% of the principal amount thereof during the 12-month period beginning October 1, 1999, to 100% of the principal amount thereof on or after October 1, 2003, plus, in each case, accrued and unpaid interest. Except as described in the next succeeding sentence, the Notes are not redeemable prior to February 1, 2000 and thereafter are redeemable at Chancellor Radio Broadcasting's option, in whole at any time or part from time to time at redemption price declining from 104.688% of the principal amount thereof during the 12-month period beginning February 1, 2000, to 100% of the principal amount thereof on or after February 1, 2003, plus, in each case, accrued and unpaid interest. In addition, prior to February 1, 1999, Chancellor Radio Broadcasting may redeem up to 25% of the aggregate principal amount of the Notes with the net cash proceeds of one or more Public Equity Offerings at a redemption price of 109.375%, 108.203% or 107.031% of the principal amount thereof, plus, in each case, accrued and unpaid interest to the redemption date, during the respective 12-month periods commencing on February 1, 1996, 1997 and 1998; provided, however, that after any such redemption at least 75% of the aggregate principal amount of the Notes originally issued must be outstanding. Chancellor Radio Broadcasting's ability to optionally redeem the Notes is subject to restrictions contained in the Credit Agreement, which provides that Chancellor Radio Broadcasting may not redeem any debt subordinate to the indebtedness under the Credit Agreement.



     Under the Indentures, in the event of a Change of Control (as defined below) of Chancellor Radio Broadcasting, each holder of Subordinated Notes will have the right to require Chancellor Radio Broadcasting to repurchase, in whole or in part, such holder's Subordinated Notes at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any to the date of repurchase. The Indentures provide that a "Change of Control" will occur in the event that any one or more of the following events occurs:


          (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of Chancellor Radio Broadcasting and its subsidiaries to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a "Group") (whether or not otherwise in compliance with the provisions of the Indentures), other than to Hicks Muse or any of its Affiliates, officers and directors or to Steven Dinetz (the "Permitted Holders"); or
     (ii) a majority of the board of directors of Chancellor or Chancellor Radio Broadcasting shall consist of Persons who are not directors who held such position on the date of the Indentures or directors who were nominated to, or elected by a majority of such directors or representatives of Permitted Holders; or (iii) the acquisition by any Person or Group (other than the Permitted Holders) of the power, directly or indirectly, to vote or direct the voting of securities having more than 50% of the ordinary voting power for the election of directors of Chancellor or the Company.



     The Indentures contain certain restrictive covenants which, among other things, impose limitations (subject to certain exceptions) on Chancellor Radio Broadcasting with respect to (i) the payment of dividends or other distributions on capital stock and the purchase, redemption or retirement for value of shares of capital stock as any warrants, options or other rights for shares of capital stock; (ii) the incurrence of additional indebtedness; (iii) the incurrence of subsidiary indebtedness; (iv) the repayment or redemption of subordinated indebtedness other in accordance with its scheduled repayment; (v) sales of assets by Chancellor Radio Broadcasting and its subsidiaries; (vi) in the case of the indenture governing the Notes, asset swaps; (vii) transactions with stockholders and affiliates; (viii) the restriction of certain payments by subsidiaries to their respective parents; (ix) the existence of liens on the assets of Chancellor Radio Broadcasting or its subsidiaries; (x) the incurrence of indebtedness senior to the Notes and subordinate to other indebtedness of Chancellor Radio Broadcasting; (xi) investments by Chancellor Radio Broadcasting and its subsidiaries; (xii) the issuance of preferred stock by any of Chancellor Radio Broadcasting subsidiaries; (xiii) sales and leasebacks by Chancellor Radio Broadcasting and its subsidiaries; (xiv) the guarantee of indebtedness; (xv) the conduct of business other than the ownership and operation of radio broadcast stations; and (xvi) the merger or sale of all or substantially all the assets of Chancellor Radio Broadcasting.



     Under the Indentures, the following events constitute "Events of Default":
(i) the failure to pay interest on the Subordinated Notes when the same becomes due and payable and the default continues for a period of 30 days (whether or not such payment is prohibited by the subordination provisions of the Indentures); (ii) the failure to pay the principal on any Subordinated Notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise (whether or not such payment is prohibited by the subordination provisions of the Indentures); (iii) a default in the observance or performance of any other covenant or agreement contained in the Subordinated Notes or the Indentures, which default continues for a period of 30 days after Chancellor Radio Broadcasting receives written notice thereof specifying the default from the Trustee or holders of at least 25% in aggregate principal amount of the affected series of Subordinated Notes; (iv) the failure to pay at the final stated maturity (giving effect to any extensions thereof) the principal amount of any Indebtedness of Chancellor Radio Broadcasting or any subsidiary of Chancellor Radio Broadcasting, or the acceleration of the final stated maturity of any such Indebtedness if the aggregate principal amount of such Indebtedness, together with the aggregate principal amount of any other such Indebtedness in default for failure to pay principal at the final stated maturity (giving effect to any extensions thereof) or which has been accelerated, aggregates $5,000,000 or more at any time in each case after a 10-day period during which such default shall not have been cured or such acceleration rescinded; (v) one or more judgments in an aggregate amount in excess of $5,000,000 (which are not covered by insurance as to which the insurer has not disclaimed coverage) being rendered against Chancellor Radio Broadcasting or any of its Significant Subsidiaries and such judgments remain undischarged or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable; and (vi) certain events of bankruptcy, insolvency or reorganization affecting Chancellor Radio Broadcasting or any of its Significant Subsidiaries.

     Upon the happening of any Event of Default specified in the Indentures, each trustee may, and the appropriate trustee upon the request of holders of 25% in principal amount of the Notes or the 12 1/2% Senior Subordinated Notes, as the case may be, in default shall or the holders of at least 25% in principal amount of outstanding Notes or 12 1/2% Senior Subordinated Notes in default may, declare the principal of and accrued but unpaid interest, if any, on all of such Subordinated Notes to be due and payable.



     The Company may terminate its obligations under the Indentures at any time, and the obligations of the guarantors with respect thereto shall terminate, by delivering all outstanding Subordinated Notes of the appropriate series to the appropriate trustee for cancellation and paying all sums payable by it thereunder. The Company, at its option, (i) will be discharged from any and all obligations with respect to the Subordinated Notes delivered, and the guarantor will be discharged from any and all obligations with respect to its guarantee of such Subordinated Notes, (except for certain obligations of the Company to register the transfer or exchange of such Subordinated Notes, replace stolen, lost or mutilated Subordinated Notes, maintain paying agencies and hold moneys for payment in trust) or (ii) need not comply with certain of the restrictive covenants with respect to the Indentures, if the Company deposits with the appropriate trustee, in trust, U.S. legal tender or U.S. Government Obligations or a combination thereof which, through the payment of interest thereon and principal in respect thereof in accordance with their terms, will be sufficient to pay all the principal of and interest on the Subordinated Notes to be defeased on the dates such payments are due in accordance with the terms of such Subordinated Notes as well as the applicable trustee's fees and expenses.

                          DESCRIPTION OF CAPITAL STOCK

CHANCELLOR BROADCASTING

     The authorized capital stock of the Company consists of 1,000 shares of common stock, par value $.01 per share, all of which are owned of record and beneficially by Chancellor, and 2,000,000 shares of preferred stock, par value $.01 per share, 1,000,000 of which will be issued and outstanding upon consummation of the Exchange Offer and designated as New Preferred Stock.

CHANCELLOR


     As of the date hereof, the authorized capital stock of Chancellor consists of (i) 40,000,000 shares of Class A Common Stock, of which 8,694,935 shares are issued and outstanding; (ii) 10,000,000 shares of Class B Common Stock, of which 63,500 shares are issued and outstanding; (iii) 10,000,000 shares of Class C Common Stock, of which 8,484,410 shares are issued and outstanding; and (iv) 10,000,000 shares of preferred stock, none of which are outstanding.


  Common Stock

     The rights of holders of the Common Stock are identical in all respects, except for voting rights. All the outstanding shares of Class A Common Stock, Class B Common Stock and Class C Common Stock are validly issued, fully paid and nonassessable.

     Dividends. Subject to the right of the holders of any class of preferred stock, holders of shares of Common Stock are entitled to receive such dividends as may be declared by Chancellor's board of directors out of funds legally available for such purpose. No dividend may be declared or paid in cash or property on any share of any class of Common Stock unless simultaneously the same dividend is declared or paid on each share of the other class of Common Stock, provided that, in the event of stock dividends, holders of a specific class of Common Stock shall be entitled to receive only additional shares of such class.

     Voting Rights. The Class A Common Stock and the Class B Common Stock vote together as a single class on all matters submitted to a vote of stockholders, with each share of Class A Common Stock entitled to one vote and each share of Class B Common Stock entitled to 1,350 votes, and after the Conversion, if any, to ten votes, except (i) that the holders of Class A Common Stock, voting as a separate class, are entitled initially to elect two members of the board of directors of Chancellor; (ii) with respect to any proposed "going private" transaction (as defined in Rule 13e-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), with Hicks Muse or Steven Dinetz or any of their affiliates (a "Rule 13e-3 Transaction"), each share of Class A Common Stock and Class B Common Stock shall be entitled to one vote; and (iii) as otherwise required by law. The Class C Common Stock has no voting rights except as otherwise required by law and except that the holders of the Class C Common Stock, voting as class, shall be entitled to vote upon any merger or consolidation involving Chancellor or any sale (or series of related sales) of all or substantially all the assets of Chancellor.

     In the election of directors, the holders of Class A Common Stock, voting as a separate class, will be entitled to elect two persons to Chancellor's board of directors, each of whom must be an "independent director." For this purpose, an "independent director" means a person who is not an officer or employee of the Company or its subsidiaries, and who does not have a relationship which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgement in carrying out the responsibilities of a Director. There is currently one serving Class A Director. Chancellor anticipates that the additional Class A Director will be elected by the holders of the Class A Common Stock at the 1997 annual meeting of stockholders. Chancellor's current Class A Director will also be subject to reelection at that time. The holders of Class A Common Stock and Class B Common Stock of Chancellor, voting as a single class, are entitled to elect the remaining directors. Holders of Common Stock are not entitled to cumulate votes in the election of directors.

     Under Delaware law, the affirmative vote of the holders of a majority of the outstanding shares of any class of common stock is required to approve any amendment to the certificate of incorporation of Chancellor that would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or modify or change the powers, preferences or special rights of the shares of any class so as to affect such class adversely.

     Liquidation Rights. Upon liquidation, dissolution or winding-up of Chancellor, the holders of the Common Stock are entitled to ratably share in all assets available for distribution after payment in full of creditors and holders of the preferred stock of Chancellor, if any.

     Conversion of Class B Common Stock. Upon the sale or other transfer of any share or shares of Class B Common Stock to any person other than Steven Dinetz or Hicks Muse and its affiliates, each share so sold or transferred shall automatically be converted into one share of Class A Common Stock.

     Conversion of Class C Common Stock. The shares of Class C Common Stock are convertible, in whole but not in part, at the option of the holder or holders thereof at any time into a like number of shares of Class B Common Stock. Upon the sale or other transfer of any share or shares of Class C Common Stock to any person (subject to certain exceptions) other than Steven Dinetz or Hicks Muse and its affiliates, each share so sold or transferred shall automatically be converted into one share of Class A Common Stock.


     Chancellor has been advised that Hicks Muse's affiliates intend to convert their shares of Class C Common Stock into shares of Class B Common Stock (the "Conversion"), subject to the prior consent of the FCC. In June 1996, Hicks Muse's affiliates filed an application with the FCC requesting consent to the Conversion.



     Notwithstanding the foregoing, in the event the Conversion has not occurred on or before the earlier of (i) the date on which Hicks Muse ceases to own beneficially more than 50% of the number of shares of Class C Common Stock beneficially owned by them upon the consummation of the Initial Public Offering (calculated without regard to any change in Hicks Muse's and its affiliates, beneficial ownership resulting from the dissolution of the Chancellor Business Trust) and (ii) the third anniversary date of the consummation of the Initial Public Offering, then, subject to prior FCC approval, each share of Class B Common Stock shall be entitled to one vote per share. The Second Restated Certificate of Incorporation of Chancellor provides that (i) promptly (but in any event not more than 10 days) after the receipt of written notice from Hicks Muse and its affiliates of their intention to transfer such number of shares of Class C Common Stock as, when added to all shares of Class C Common Stock theretofore transferred by Hicks Muse, would exceed 50% of the number of shares of Class C Common Stock beneficially owned by them (calculated without reference to the shares held by the Chancellor Business Trust) upon the consummation of the Initial Public Offering or (ii), if earlier, upon the 180th day prior to the third anniversary date of the consummation of the Initial Public Offering, Chancellor shall file and diligently prosecute an application with the FCC seeking an order of the FCC permitting the holders of the Class A Common Stock of Chancellor to acquire control of Chancellor. Upon such order becoming final, each share of Class B Common Stock shall automatically become entitled to one vote per share, and the holders of the Class A Common Stock and the Class B Common Stock thereafter shall vote together as a single class upon all matters submitted to a vote of stockholders, including the election of all the directors. The acquisition of control of Chancellor by the public could result in an event of default under the Credit Agreement and could constitute a Change of Control under the Indentures and the Exchange Indenture entitling the holders of the Subordinated Notes and the Exchange Debenture, if issued, to have their securities repurchased as provided in the Indentures and the Exchange Indenture.


     Other Provisions. The holders of Common Stock are not entitled to preemptive or similar rights. In any merger, consolidation or business combination, the consideration received per share by holders of Class A Common Stock, Class B Common Stock and Class C Common Stock must be economically identical, except that in any such transaction in which shares of common stock are distributed, such shares may differ as to rights to the extent that rights now differ among the classes of Common Stock.

     Transfer Agent. KeyCorp Shareholder Services, Inc. is the Transfer Agent and Registrar for the Class A Common Stock.

  Preferred Stock

     Chancellor is authorized to issue 10,000,000 shares of preferred stock, par value $.01 per share. The board of directors of Chancellor, in its sole discretion, may designate and issue one or more series of preferred stock from the authorized and unissued shares of preferred stock. Subject to limitations imposed by law or Chancellor's Second Restated Certificate of Incorporation, the board of directors is empowered to determine the designation of and the number of shares constituting a series of preferred stock, the dividend rate for the series, the terms and conditions of any voting and conversion rights for the series, the amounts payable on the series upon redemption or upon the liquidation, dissolution or winding-up of Chancellor, the provisions of any sinking fund for the redemption or purchase of shares of any series, and the preferences and relative rights among the series of preferred stock. Such rights, preferences, privileges and limitations could adversely effect the rights of holders of Common Stock. There are currently no shares of preferred stock outstanding.

FOREIGN OWNERSHIP

     Chancellor's Second Restated Certificate of Incorporation restricts the ownership, voting and transfer of the Company's capital stock, including the Common Stock, in accordance with the Communications Act and the rules of the FCC, which prohibit ownership of more than 25% of Chancellor's outstanding capital stock (or more than 25% of the voting rights it represents) by or for the account of aliens or corporations otherwise subject to domination or control by aliens. The Second Restated Certificate of Incorporation also prohibits any transfer of Chancellor's capital stock that would cause a violation of this prohibition. In addition, the certificate authorizes the board of directors of Chancellor to adopt such provisions as it deems necessary to enforce these prohibitions, including the inclusion of a legend regarding restrictions on foreign ownership of such stock on the certificates representing the Common Stock.

CERTAIN PROVISIONS OF THE SECOND RESTATED CERTIFICATE OF INCORPORATION AND SECOND RESTATED BYLAWS OF CHANCELLOR

     Chancellor's Second Restated Certificate of Incorporation and Second Restated Bylaws includes certain provisions that could have an anti-takeover effect. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board of directors of Chancellor and in the policies formulated by the board of directors. These provisions also are intended to help ensure that the board of directors of Chancellor, if confronted by a surprise proposal from a third party which has acquired a block of stock of the Company, will have sufficient time to review the proposal and appropriate alternatives to the proposal and to act in what it believes to be the best interests of the stockholders.

     The following is a summary of the provisions to be included in the Second Restated Certificate of Incorporation and Second Restated Bylaws of Chancellor and is qualified in its entirety by reference to such documents, copies of which are available from the Company on request. The board of directors of Chancellor has no current plans to formulate or effect additional measures that could have an anti-takeover effect.

     Classified Board of Directors. In addition to the Class A Directors, the Second Restated Certificate of Incorporation provides for three additional classes of directors, which serve staggered three-year terms and which shall be elected by the holders of the Class A Common Stock and Class B Common Stock, voting as a single class. Under certain circumstances, the classification of directors has the effect of making it more difficult for stockholders to change the composition of the board of directors of Chancellor in a relatively short period of time. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of the board of directors of Chancellor at any time Chancellor has seven or more directors. See "Management and Board of Directors."

     Advance Notice Requirements for Stockholder Proposals and Director Nominees. The Second Restated Bylaws include an advance notice procedure with regard to business proposed to be submitted by a stockholder at any annual or special meeting of stockholders of the Company, including the nomination of candidates for election as directors. The procedure provides that a notice of proposed stockholder business must be timely given in writing to the Secretary of the Company prior to the meeting. In all cases, to be timely, notice relating to an annual meeting must be received at the principal executive office of the Company not less than 60 days nor more than 90 days before the first anniversary of the prior year's annual meeting.

     Notice to Chancellor from a stockholder who proposes to nominate a person at a meeting for election as a director must contain all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act, including such person's written consent to being named in the proxy statement as a nominee and to serve as a director if elected.

     Blank Check Preferred Stock. Chancellor's Second Restated Certificate of Incorporation provides that the Board of Directors of Chancellor may authorize the issuance of up to 10,000,000 shares of preferred stock in one or more classes or series and may designate the dividend rate, voting rights and other rights, preferences and restrictions of each such class or series. The board of directors of Chancellor has no present intention to issue any preferred stock; however, the board of directors of Chancellor has the authority, without further shareholder approval, to issue one or more series of preferred stock that could, depending on the terms of such series, either impede or facilitate the completion or a merger, tender offer or other takeover attempt. Although the board of directors of Chancellor is required to make any determination to issue such stock based on its judgment as to the best interests of the stockholders of Chancellor, the board of directors of Chancellor could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of such stock. The board of directors of Chancellor does not intent to seek stockholder approval prior to any issuance of such stock, unless otherwise required by law.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

     Generally, Section 203 of the Delaware General Corporation Law prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless one of the following events occurs: (i) prior to the date of the business combination, the transaction is approved by the board of directors of the corporation, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock or (iii) on or after such date the business combination is approved by the board and by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion summarizes the material federal income tax considerations generally applicable to the exchange of Old Preferred Stock for New Preferred Stock, but does not purport to be a complete analysis of all potential tax consequences. The discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, Internal Revenue Service ("IRS") rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time by legislative, judicial or administrative action. Any such changes may be applied retroactively in a manner that could adversely affect a holder participating in the Exchange Offer. In addition, the description does not consider the effect of any applicable foreign, state, local or other tax laws or estate or gift tax considerations.

     THE FOLLOWING DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSIDERATIONS DOES NOT CONSIDER THE FACTS AND CIRCUMSTANCES OF ANY PARTICULAR HOLDER'S SITUATION OR STATUS. ACCORDINGLY, EACH HOLDER OF OLD PREFERRED STOCK SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO IT OF EXCHANGING OLD PREFERRED STOCK FOR NEW PREFERRED STOCK, INCLUDING THOSE UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

EXCHANGE OF THE OLD PREFERRED STOCK PURSUANT TO THE EXCHANGE OFFER

     An exchange of Old Preferred Stock for New Preferred Stock pursuant to the Exchange Offer should not result in a taxable event to a holder for federal income tax purposes. Accordingly, the New Preferred Stock should be regarded for federal income tax purposes as a continuation of the Old Preferred Stock, and a holder should have the same adjusted basis and holding period in the New Preferred Stock upon receipt as it had in the Old Preferred Stock immediately before the exchange.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives New Preferred Stock for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Preferred Stock. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Preferred Stock received in exchange for Old Preferred Stock where such Old Preferred Stock were acquired as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

     The Company will not receive any proceeds from any sale of New Preferred Stock by broker-dealers. New Preferred Stock received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Preferred Stock or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Preferred Stock. Any broker-dealer that resells shares of New Preferred Stock that it received for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Preferred Stock may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of New Preferred Stock and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days after the Expiration Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the

Exchange Offer (including the expenses of one counsel for the holders of the Old Preferred Stock) other than commissions or concessions of any brokers or dealers and will indemnify holders of the Old Preferred Stock (including any broker-dealers) against certain liabilities, including certain liabilities under the Securities Act.

                                 LEGAL MATTERS


     The validity of and other matters related to the New Preferred Stock will be passed upon for the Company by Weil, Gotshal & Manges LLP. Partners of Weil, Gotshal & Manges LLP own, in the aggregate, 4,332 shares of the Class A Common Stock of Chancellor.


                                    EXPERTS


     The consolidated financial statements of Chancellor Radio Broadcasting Company, formerly Chancellor Broadcasting Company, at December 31, 1995 and 1994 and for the years then ended, the statements of operations, division equity and cash flows of Old Chancellor Communications for the year ended December 31, 1993, the financial statements of KDWB-FM at December 31, 1994 and for the year then ended, and the combined financial statements of the Omni Stations at December 31, 1995 and for the year then ended, have been included herein and elsewhere in the Prospectus and Registration Statement in reliance upon the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of said firm as experts in accounting and auditing.


     The financial statements of Trefoil Communications, Inc. as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995 included in the Prospectus and Registration Statement have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


                             AVAILABLE INFORMATION


     The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information may be inspected and copied at the public reference facilities of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60611, and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained at prescribed rates by writing to the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

     The Company has filed with the Commission a Registration Statement under the Securities Act, with respect to the New Preferred Stock. This Prospectus does not contain all the information set forth in the Registration Statement on Form S-1 (the "Registration Statement") and the exhibits and schedules thereto, certain portions of which have been omitted pursuant to the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is hereby made to such exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. Copies of the Registration Statement and the exhibits thereto are on file with the Commission and may be examined without charge at the public reference facilities of the Commission described above. Copies of such materials can also be obtained at prescribed rates by writing to the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

     The Company is required by the Certificate of Designation for the New Preferred Stock to furnish the holders of the New Preferred Stock with copies of the annual reports and of the information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act, as long as any shares of New Preferred Stock are outstanding.

                         INDEX TO FINANCIAL STATEMENTS


CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARY
  Report of Independent Accountants...................................................   F-2
  Consolidated Balance Sheets as of December 31, 1994 and 1995 and March 31, 1996
     (unaudited)......................................................................   F-3
  Consolidated Statements of Operations for the years ended December 31, 1994 and 1995
     and the three months ended March 31, 1995 (unaudited) and 1996 (unaudited).......   F-4
  Consolidated Statements of Changes in Common Stockholder's Equity for the years ended December 31, 1994 and 1995 and the three months ended March 31, 1996
     (unaudited)......................................................................   F-5
  Consolidated Statements of Cash Flows for the years ended December 31, 1994 and 1995
     and the three months ended March 31, 1995 (unaudited) and 1996 (unaudited).......   F-6
  Notes to Consolidated Financial Statements..........................................   F-7

TREFOIL COMMUNICATIONS, INC. AND SUBSIDIARIES
  Report of Independent Accountants...................................................  F-19
  Consolidated Balance Sheets as of December 31, 1994 and 1995........................  F-20
  Consolidated Statements of Operations for the years ended December 31, 1993, 1994 and 1995.........................................................................  F-21
  Consolidated Statements of Stockholders' Equity for the years ended December 31,
     1993, 1994 and 1995..............................................................  F-22
  Consolidated Statements of Cash Flows for the years ended December 31, 1993, 1994 and 1995.........................................................................  F-23
  Notes to Consolidated Financial Statements..........................................  F-24

OMNI STATIONS
  Report of Independent Accountants...................................................  F-34
  Combined Statements of Net Assets as of December 31, 1995 and March 31, 1996
     (unaudited)......................................................................  F-35
  Combined Statements of Revenues, Direct Expenses and Other Income (Expense) for the
     Year Ended December 31, 1995 and the three months ended March 31, 1995
     (unaudited) and 1996 (unaudited).................................................  F-36
  Combined Statements of Changes in Net Assets for the year ended December 31, 1995 and the three months ended March 31, 1995 (unaudited) and 1996 (unaudited).......  F-37
  Combined Statements of Cash Flows for the year ended December 31, 1995 and the three months ended March 31, 1995 (unaudited) and 1996 (unaudited).....................  F-38
  Notes to Combined Financial Statements..............................................  F-39

OLD CHANCELLOR COMMUNICATIONS
  Report of Independent Accountants...................................................  F-42
  Statement of Operations and Division Equity for the year ended December 31, 1993....  F-43
  Statement of Cash Flows for the year ended December 31, 1993........................  F-44
  Notes to Financial Statements.......................................................  F-45

KDWB-FM
  Report of Independent Accountants...................................................  F-50
  Balance Sheet at December 31, 1994..................................................  F-51
  Statements of Operations for the year ended December 31, 1994 and (unaudited) for the seven months ended July 31, 1995.............................................  F-52
  Statements of Changes in Net Assets for the year ended December 31, 1994 and
     (unaudited) for the seven months ended July 31, 1995.............................  F-53
  Statements of Cash Flows for the year ended December 31, 1994 and (unaudited) for the seven months ended July 31, 1995.............................................  F-54
  Notes to Financial Statements.......................................................  F-55

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
Chancellor Radio Broadcasting Company:

     We have audited the accompanying consolidated balance sheets of Chancellor Radio Broadcasting Company and Subsidiary, formerly Chancellor Broadcasting Company, (collectively the "Company") as of December 31, 1995 and 1994 and the related consolidated statements of operations, changes in stockholder's equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 1995 and 1994 and the consolidated results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

COOPERS & LYBRAND L.L.P.

Dallas, Texas

February 14, 1996, except for Note 5,
paragraphs five, six, and seven;
Note 6 paragraphs two, three, and four, and
Note 7 as to which the date is March 21, 1996.

             CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARIES



                          CONSOLIDATED BALANCE SHEETS



                                                             DECEMBER 31,
                                                     ----------------------------     MARCH 31,
                                                         1994            1995            1996
                                                     ------------    ------------    ------------
                                                                                     (UNAUDITED)
ASSETS
Current assets:
  Cash.............................................  $  1,516,808    $  1,314,214    $  2,514,868
  Accounts receivable, net of allowance for
     doubtful accounts of $118,844, $263,528, and
     $600,000, respectively........................    10,851,311      13,243,292      28,452,064
  Prepaid expenses and other.......................       299,105         546,405       1,386,131
                                                     ------------    ------------    ------------
          Total current assets.....................    12,667,224      15,103,911      32,353,063
  Property and equipment, net......................    16,926,765      17,925,845      53,577,273
  Intangibles and other, net.......................   185,025,280     203,808,395     567,567,151
  Deferred financing costs, net....................     4,956,743       4,284,413      19,789,495
                                                     ------------    ------------    ------------
          Total assets.............................  $219,576,012    $241,122,564    $673,286,982
                                                     ============    ============    ============
LIABILITIES AND COMMON STOCKHOLDER'S EQUITY
Current liabilities:
  Accounts payable.................................  $  2,415,802    $  1,873,888    $  3,603,589
  Accrued liabilities..............................     1,822,230       4,692,948       8,301,175
  Accrued interest.................................     2,251,654       2,710,891       6,279,140
  Current portion of long-term debt................     2,437,500       4,062,500       4,400,000
                                                     ------------    ------------    ------------
          Total current liabilities................     8,927,186      13,340,227      22,583,904
  Long-term debt...................................   149,226,198     168,107,242     352,727,945
  Deferred income taxes............................     1,163,504       4,952,361      17,836,384
  Other............................................       365,094              --         767,319
                                                     ------------    ------------    ------------
          Total liabilities........................   159,681,982     186,399,830     393,915,552
                                                     ------------    ------------    ------------
Commitments (Note 11)
Redeemable senior cumulative exchangeable preferred
  stock, par value $.01 per share, 1,000,000 shares
  authorized, none, none and 1,000,000 issued and
  outstanding, respectively; preference in
  liquidation of $100,000,000......................            --              --      97,652,032
                                                     ------------    ------------    ------------
Common stockholder's equity:
  Common Stock, par value $.01 per share, 2,000
     shares authorized, 2,000, 1,000 and 1,000
     issued and outstanding, respectively..........            20              10              10
  Additional paid-in capital.......................    59,999,980      66,359,990     203,927,620
  Accumulated deficit..............................      (105,970)    (11,637,266)    (22,208,232)
                                                     ------------    ------------    ------------
          Total common stockholder's equity........    59,894,030      54,722,734     181,719,398
                                                     ------------    ------------    ------------
          Total liabilities and stockholder's
            equity.................................  $219,576,012    $241,122,564    $673,286,982
                                                     ============    ============    ============



    The accompanying notes are an integral part of the financial statements.

             CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARIES



                     CONSOLIDATED STATEMENTS OF OPERATIONS



                                                                         THREE MONTHS ENDED MARCH
                                           YEAR ENDED DECEMBER 31,                  31,
                                         ---------------------------    ---------------------------
                                            1994            1995           1995            1996
                                         -----------    ------------    -----------    ------------
                                                                                (UNAUDITED)
Gross broadcasting revenues............  $30,080,829    $ 73,278,860    $14,860,968    $ 29,089,515
Less agency commissions................    3,763,734       8,956,717      1,779,413       3,447,276
                                         -----------    ------------    -----------    ------------
          Net revenues.................   26,317,095      64,322,143     13,081,555      25,642,239
                                         -----------    ------------    -----------    ------------
Operating expenses:
  Programming, technical and news......    5,678,829      11,734,285      2,762,245       5,144,760
  Sales and promotion..................    7,137,039      17,556,256      3,600,241       6,943,078
  General and administrative...........    2,844,284       8,174,189      2,173,704       4,403,750
  Depreciation and amortization........    3,180,159       9,047,268      2,358,655       5,027,608
  Corporate expenses...................      599,657       1,815,535        369,567       1,007,597
  Stock option compensation............           --       6,360,000             --         950,000
                                         -----------    ------------    -----------    ------------
                                          19,439,968      54,687,533     11,264,412      23,476,793
                                         -----------    ------------    -----------    ------------
          Income from operations.......    6,877,127       9,634,610      1,817,143       2,165,446
Other (income) expense:
  Interest expense.....................    5,020,827      17,323,549      4,113,507       7,145,506
  Other, net...........................      (19,265)         42,402         (7,933)          5,624
                                         -----------    ------------    -----------    ------------
          Loss before provision for
            income taxes and
            extraordinary loss.........    1,875,565      (7,731,341)    (2,288,431)     (4,985,684)
Provision for income taxes.............    1,163,716       3,799,955      1,194,938         939,361
                                         -----------    ------------    -----------    ------------
          Net income (loss) before
            extraordinary loss.........      711,849     (11,531,296)    (3,483,369)     (5,925,045)
Extraordinary loss on early
  extinguishment of debt...............      817,819              --             --       4,645,921
                                         -----------    ------------    -----------    ------------
          Net loss.....................     (105,970)    (11,531,296)    (3,483,369)    (10,570,966)
Dividends and accretion on preferred
  stock................................           --              --             --       1,660,269
Loss on repurchase of preferred
  stock................................           --              --             --      16,570,065
                                         -----------    ------------    -----------    ------------
          Net loss attributable to
            common stock...............  $  (105,970)   $(11,531,296)   $(3,483,369)   $(28,801,300)
                                         ===========    ============    ===========    ============



    The accompanying notes are an integral part of the financial statements.

             CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARIES



       CONSOLIDATED STATEMENTS OF CHANGES IN COMMON STOCKHOLDER'S EQUITY



                                  COMMON STOCK         ADDITIONAL
                                -----------------       PAID-IN        ACCUMULATED
                                SHARES     AMOUNT       CAPITAL          DEFICIT           TOTAL
                                ------     ------     ------------     ------------     ------------
Balance, December 31, 1994....      --        --                --               --               --
Issuance of common stock on
  January 10, 1994............   1,000      $ 10      $ 25,499,990               --     $ 25,500,000
Issuance of common stock on
  October 12, 1994............   1,000        10        34,499,990               --       34,500,000
Net loss......................      --        --                --     $   (105,970)        (105,970)
                                ------      ----      ------------     ------------     ------------
Balance, December 31, 1994....   2,000        20        59,999,980         (105,970)      59,894,030
Capital Contributions.........      --        --         6,360,000               --        6,360,000
Contribution of stock held by
  affiliate of Hicks, Muse,
  Tate & Furst................  (1,000)      (10)               10
Net loss......................      --        --                --      (11,531,296)     (11,531,296)
                                ------      ----      ------------     ------------     ------------
Balance, December 31, 1995....   1,000        10        66,359,990      (11,637,266)      54,722,734
Capital contributions
  (unaudited).................      --        --       155,797,964               --      155,797,964
Loss on repurchase of
  preferred stock
  (unaudited).................      --        --       (16,570,065)                      (16,570,065)
Dividends and accretion on
  preferred stock
  (unaudited).................      --        --        (1,660,269)              --       (1,660,269)
Net loss (unaudited)..........      --        --                --      (10,570,966)     (10,570,966)
                                ------      ----      ------------     ------------     ------------
Balance, March 31, 1996
  (unaudited).................   1,000      $ 10      $203,927,620     $(22,208,232)    $181,719,398
                                ======      ====      ============     ============     ============



    The accompanying notes are an integral part of the financial statements.

             CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARIES



                     CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                         THREE MONTHS ENDED MARCH
                                           YEAR ENDED DECEMBER 31,                  31,
                                         ----------------------------   ---------------------------
                                             1994            1995          1995           1996
                                         -------------   ------------   -----------   -------------
                                                                                (UNAUDITED)
Cash flows from operating activities:
  Net loss.............................  $    (105,970)  $(11,531,296)  $(3,483,369)  $ (10,570,966)
  Adjustments to reconcile net loss to
     net cash provided by operating
     activities:
     Depreciation and amortization.....      3,180,159      9,047,268     2,358,655       5,027,608
     Provision for doubtful accounts...        118,844        144,684       104,535         150,722
     Stock option compensation.........             --      6,360,000            --         950,000
     Deferred income taxes.............      1,490,716      3,788,877     1,194,938         939,361
     Extraordinary loss................        490,819             --            --       4,645,921
     Changes in assets and liabilities,
       net of the effects of acquired
       businesses:
       Accounts receivable.............     (9,794,411)    (2,488,204)     (380,713)      2,798,074
       Prepaids and other..............        216,036       (214,868)      (62,293)         56,513
       Accounts payable................      1,509,064       (541,914)     (675,805)        761,323
       Accrued liabilities.............      1,334,397        447,196       102,658         458,404
       Accrued interest................      2,251,654        459,237     2,519,248       3,568,249
                                         -------------   ------------   -----------   -------------
          Net cash provided by
            operating activities.......        691,308      5,470,980     1,677,854       8,785,209
                                         -------------   ------------   -----------   -------------
Cash flows from investing activities:
  Purchases of broadcasting
     properties........................   (204,509,849)   (24,351,529)      (22,976)   (405,566,199)
  Purchases of other property and
     equipment.........................       (238,648)    (1,709,897)     (337,437)       (820,314)
                                         -------------   ------------   -----------   -------------
          Net cash used in investing
            activities.................   (204,748,497)   (26,061,426)     (360,413)   (406,386,513)
                                         -------------   ------------   -----------   -------------
Cash flows from financing activities:
  Proceeds from issuance of
     long-term debt....................    168,910,299             --            --     277,957,527
  Proceeds from borrowings under
     revolving debt facility...........      5,639,237     54,458,819     1,995,395      28,609,148
  Repayment of long-term debt..........    (25,000,000)    (2,437,500)           --     (89,784,500)
  Repayments of borrowings under
     revolving debt facility...........     (3,975,539)   (31,633,467)   (3,659,093)    (52,249,879)
  Issuance of preferred stock..........             --             --            --     175,389,677
  Repurchase of preferred stock........             --             --            --     (95,462,423)
  Additional capital contributions.....     60,000,000             --            --     155,886,098
  Distribution of additional paid in
     capital...........................             --             --            --      (1,038,134)
  Payment of preferred stock
     dividends.........................             --             --            --        (505,556)
                                         -------------   ------------   -----------   -------------
          Net cash provided by
            financing activities.......    205,573,997     20,387,852    (1,663,698)    398,801,958
                                         -------------   ------------   -----------   -------------
          Net increase (decrease) in
            cash.......................      1,516,808       (202,594)     (346,257)      1,200,654
Cash, at beginning of period...........             --      1,516,808     1,516,808       1,314,214
                                         -------------   ------------   -----------   -------------
Cash, at end of period.................  $   1,516,808   $  1,314,214   $ 1,170,551   $   2,514,868
                                         =============   ============   ===========   =============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
Cash paid during the period for:
  Interest.............................  $   2,769,173   $ 16,864,312   $ 1,594,259   $   3,577,257
  Income taxes.........................  $          --   $         --   $        --   $          --
Non-cash investing activities:
  Liabilities assumed in connection
     with acquisitions of broadcasting
     properties........................  $         867   $        383   $        --   $   4,817,200



    The accompanying notes are an integral part of the financial statements.

              CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              (UNAUDITED AS OF MARCH 31, 1996 AND THE THREE MONTHS


                         ENDED MARCH 31, 1995 AND 1996)


1. BUSINESS AND ORGANIZATION


     Chancellor Radio Broadcasting Company, formerly Chancellor Broadcasting Company ("Chancellor Radio Broadcasting") and its wholly-owned subsidiary, Chancellor Broadcasting Licensee Company, (collectively, the "Company") operate in a single industry segment, which segment encompasses the ownership and management of radio broadcast stations located in markets throughout the United States. Chancellor Radio Broadcasting, a wholly owned subsidiary of Chancellor Broadcasting Company, formerly Chancellor Corporation ("Chancellor"), was formed in June 1994 to acquire and operate radio stations owned by American Media, Inc. and two corporations and one partnership affiliated with American Media, Inc. (collectively, the "American Media Station Group") and by Chancellor Communications Corporation ("Chancellor Communications"). That transaction was consummated on October 12, 1994. Chancellor Communications was formed in 1993 to acquire and operate radio stations KGBY-FM and KFBK-AM. That transaction closed on January 10, 1994 and the consolidated financial statements include the activity of all the stations since their respective dates of acquisition.



     In June 1995, the 1,000 shares of common stock of Chancellor Communications held by an affiliate of Hicks, Muse, Tate & Furst Incorporated were exchanged for additional shares of common stock of Chancellor, which subsequently contributed these shares to Chancellor Radio Broadcasting as an additional capital contribution. As a result, Chancellor Communications became a wholly owned subsidiary of Chancellor Radio Broadcasting. Chancellor Communications was then merged with the Company. The transactions had no effect on the financial position or results of operations of the Company.



     Chancellor Broadcasting Licensee Company is a wholly owned non-operating legal entity formed to hold title to the Company's broadcast licenses. Such entity has no significant other assets and no material liabilities, contingencies or commitments other than its full and unconditional guarantee of Chancellor Radio Broadcasting's debt. Consistent with industry practice for financial reporting purposes, no material value has been specifically allocated to the licenses. Accordingly, no financial statement information has been provided herein due to its immateriality to investors.



  Interim Periods



     The consolidated balance sheet as of March 31, 1996 and the related consolidated statements of operations, changes in common stockholder's equity and cash flows for the three month periods ended March 31, 1995 and 1996 are unaudited. However, in the opinion of management, all adjustments necessary for a fair presentation of such financial statements have been included. Interim results are not necessarily indicative of results for a full year.


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation


     The consolidated financial statements include the accounts of Chancellor Radio Broadcasting, and its wholly-owned subsidiary Chancellor Broadcasting Licensee Company. All significant intercompany accounts and transactions have been eliminated.


  Revenue Recognition

     Broadcasting operations derive revenue primarily from the sale of program time and commercial announcements to local, regional and national advertisers. Revenue is recognized when the programs and commercial announcements are broadcast.

              CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARY

              (UNAUDITED AS OF MARCH 31, 1996 AND THE THREE MONTHS


                         ENDED MARCH 31, 1995 AND 1996)


  Barter Transactions

     Barter transactions represent advertising time exchanged for promotional items, advertising, supplies, equipment, and services. Barter revenue is recorded at the fair value of the goods or services received and is recognized in income when the advertisements are broadcast. Goods or services are charged to expense when received or used. Advertising time owed and goods or services due the Company are included in accounts payable and accounts receivable, respectively.

  Cash

     The Company maintains cash in demand deposits with financial institutions. The Company had no cash equivalents during the period presented. All highly liquid investments with an original maturity of less than three months are considered cash equivalents.

  Property and Equipment

     Property and equipment is stated at cost, less accumulated depreciation and amortization. Depreciation is determined using the straight-line method over the estimated useful lives of the various classes of assets, which range from three to twenty-five years. Leasehold improvements are amortized over the shorter of their useful lives or the terms of the related leases of seven years. Costs of repairs and maintenance are charged to operations as incurred.

  Intangibles

     Goodwill represents the excess of cost over the fair values of the identifiable tangible and other intangible net assets acquired and is being amortized over the straight-line method over forty years. Other intangible assets comprise amounts paid for agreements not to compete, a tower lease advantage and organization costs incurred in the incorporation of the Company. Other intangibles are being amortized by the straight-line method over their estimated useful lives ranging from three to ten years.

     The Company evaluates intangible assets for potential impairment by analyzing the operating results, trends and prospects of the Company's stations, as well as by comparing them to their competitors. The Company also takes into consideration recent acquisition patterns within the broadcast industry, the impact of recently enacted or potential FCC rules and regulations and any other events or circumstances which might indicate potential impairment.

  Deferred Financing Costs


     Costs associated with obtaining debt financing are capitalized and amortized using the interest method over the term of the related debt. As a result of refinancing the Company's credit facility, during the year ended December 31, 1994 unamortized deferred financing costs of approximately $818,000 were expensed as an extraordinary item in the consolidated statements of operations and approximately $5.1 million and $118,000 of new financing costs were incurred for the years ended December 31, 1994 and 1995, respectively. Accumulated amortization at December 31, 1994 and 1995, amounted to approximately $168,000 and $959,000, respectively.


  Income Taxes

     Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable earnings. Valuation allowances are established when necessary to reduce deferred tax assets to the amount more likely than not to be realized. Income tax expense is the tax payable for the period and the change during the period in deferred tax assets and liabilities.

              CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARY

              (UNAUDITED AS OF MARCH 31, 1996 AND THE THREE MONTHS


                         ENDED MARCH 31, 1995 AND 1996)



     Chancellor, Chancellor Radio Broadcasting and its subsidiary have elected to file consolidated federal income tax returns (the "Chancellor Group") and have entered into a tax sharing agreement (the "Tax Sharing Agreement") governing the allocation of any consolidated federal income tax liability of the Chancellor Group among its members. In general, each subsidiary allocates and pays to Chancellor income taxes computed as if each subsidiary filed a separate federal income tax return. Similar principles will apply to any consolidated state and local income tax liabilities.


  Advertising Costs

     The Company incurs various marketing and promotional costs to add and maintain listenership. These costs are expensed as incurred or deferred and amortized over the interim periods which they benefit and totaled approximately $1.4 million and $4.2 million for the years ended December 31, 1994 and 1995, respectively.

  Concentration of Credit Risk

     The Company's revenue and accounts receivable primarily relate to advertising of products and services within the radio stations' broadcast areas. The Company performs ongoing credit evaluations of its customers' financial condition and, generally, requires no collateral from its customers. Credit losses have been within management's expectations and adequate allowances for any uncollectible trade receivables are maintained.

3. PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                                       DECEMBER 31,
                                                                ---------------------------
                                                                   1994            1995
                                                                -----------     -----------
    Land......................................................  $ 1,572,229     $ 1,572,229
    Building and building improvements........................    2,454,921       3,159,848
    Towers and antenna systems................................    3,032,691       3,689,972
    Studio, technical and transmitting equipment..............    6,961,492       7,830,375
    Office equipment, furniture and fixtures..................    1,814,901       2,484,261
    Record library............................................    1,755,396       1,800,510
    Vehicles..................................................      282,289         362,787
    Construction in progress..................................                      503,504
                                                                -----------     -----------
                                                                 17,873,919      21,403,486
    Less accumulated depreciation.............................     (947,154)     (3,477,641)
                                                                -----------     -----------
                                                                $16,926,765     $17,925,845
                                                                 ==========      ==========

     Depreciation expense for the years ended December 31, 1994 and 1995 was $947,154 and $2.6 million, respectively.

              CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARY

              (UNAUDITED AS OF MARCH 31, 1996 AND THE THREE MONTHS


                         ENDED MARCH 31, 1995 AND 1996)


4. INTANGIBLE AND OTHER ASSETS

     Intangible and other assets consist of the following:

                                                                      DECEMBER 31,
                                                              -----------------------------
                                                                  1994             1995
                                                              ------------     ------------
    Goodwill................................................  $184,702,759     $205,971,820
    Noncompete agreements...................................     1,950,000        1,950,000
    Towers lease advantage..................................       305,000          305,000
    Organization costs......................................        45,718           45,718
    Other...................................................        28,453        3,246,265
                                                              ------------     ------------
                                                               187,031,930      211,518,803
    Less accumulated amortization...........................    (2,006,650)      (7,710,408)
                                                              ------------     ------------
                                                              $185,025,280     $203,808,395
                                                               ===========      ===========

     Amortization expense for intangible assets for the years ended December 31, 1994 and 1995 was $2.0 million and $5.7 million, respectively.

5. ACQUISITIONS OF BROADCASTING PROPERTIES

     On January 9, 1994, Chancellor Communications purchased substantially all the assets and assumed certain liabilities of KGBY-FM and KFBK-AM for approximately $49.5 million, including acquisition costs. Liabilities assumed were limited to certain ongoing contractual rights and obligations. The acquisition has been accounted for as a purchase and, accordingly, the results of operations associated with the acquired assets have been included in the accompanying statements from the date of acquisition.

     The acquisition is summarized as follows (in thousands):

        Assets acquired and liabilities assumed:
          Property and equipment...........................................  $ 4,921
          Goodwill and other intangibles...................................   44,401
          Prepaid expenses and other assets................................      413
          Accrued liabilities..............................................     (205)
                                                                             -------
             Total acquisition.............................................  $49,530
                                                                             =======


     On October 12, 1994, Chancellor Radio Broadcasting purchased substantially all the assets and assumed certain liabilities consisting solely of accrued expenses and future payments under ongoing contracts of the American Media Station Group (other than KHYL-FM in Sacramento, California) for approximately $139.5 million in cash, including acquisition costs and payments in respect of agreements not to compete. On the same date, Chancellor Communications purchased all the assets and certain liabilities consisting solely of accrued expenses and future payments under ongoing contracts of KHYL-FM for approximately $15.5 million in cash, including acquisition costs and payments in respect of an agreement not to compete. These

              CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARY

              (UNAUDITED AS OF MARCH 31, 1996 AND THE THREE MONTHS


                         ENDED MARCH 31, 1995 AND 1996)


acquisitions have been accounted for as purchases and, accordingly, the results of operations associated with the acquired assets have been included in the accompanying statements from the date of acquisition.

     The acquisition is summarized as follows (in thousands):

        Assets acquired and liabilities assumed:
          Property and equipment..........................................  $ 12,671
          Goodwill and other intangibles..................................   142,618
          Prepaid expenses and other assets...............................       353
          Accrued liabilities.............................................      (662)
                                                                            --------
                  Total acquisition.......................................  $154,980
                                                                            ========


     Simultaneously with the closing of these transactions, Chancellor acquired all of Chancellor Communications' outstanding nonvoting stock in exchange for newly issued shares of Chancellor's nonvoting stock. Chancellor contributed all the acquired shares of Chancellor Communication's nonvoting stock to Chancellor Radio Broadcasting, as a result of which Chancellor Communications became a subsidiary of Chancellor Radio Broadcasting. Because these entities are under common management and control, this exchange has been accounted for at historical cost in a manner similar to a pooling of interests.


     On July 31, 1995, the Company purchased substantially all the assets and assumed certain liabilities of KDWB-FM for approximately $22.6 million, including acquisition costs. Liabilities assumed were limited to certain ongoing contractual rights and obligations. The acquisition has been accounted for as a purchase and, accordingly, the results of operations associated with the acquired assets have been included in the accompanying statements from the date of acquisition.

     The acquisition is summarized as follows (in thousands):

    Assets acquired and liabilities assumed:
      Property and equipment...................................................  $ 1,866
      Goodwill and other intangibles...........................................   21,032
      Prepaid expenses and other assets........................................       82
      Other liabilities........................................................     (383)
                                                                                 -------
              Total acquisition................................................  $22,597
                                                                                 =======

              CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARY

              (UNAUDITED AS OF MARCH 31, 1996 AND THE THREE MONTHS
                         ENDED MARCH 31, 1995 AND 1996)


     On February 14, 1996, the Company acquired all of the outstanding capital stock of Trefoil Communications, Inc. ("Trefoil") for approximately $408.0 million, including acquisition costs. Trefoil is a holding company, the sole asset of which is the capital stock of Shamrock Broadcasting, Inc. ("Shamrock Broadcasting"). The acquisition of Trefoil was financed through the New Credit Agreement, the New Notes, the IPO and the offering of the Acquisition Preferred Stock and Class A Common stock (all as defined). The acquisition of Trefoil was accounted for as a purchase and, accordingly, the results of operations associated with the acquired assets have been included in the accompanying statements from the date of acquisition.



     The acquisition is summarized as follows (in thousands):



    Assets acquired and liabilities assumed:
      Cash....................................................................  $     38
      Accounts receivable, net................................................    18,636
      Prepaid expenses and other assets.......................................     1,274
      Property and equipment..................................................    36,429
      Goodwill and other intangibles..........................................   383,786
      Accrued liabilities.....................................................   (14,564)
      Deferred tax liability..................................................   (16,897)
      Other Noncurrent liabilities............................................      (702)
                                                                                --------
              Total acquisition...............................................  $408,000
                                                                                ========



     The following summarizes the unaudited consolidated pro forma data for the year ended December 31, 1995 and 1994 as though the acquisitions of the American Media Station, KDWB-FM and Trefoil had occurred as of January 1, 1994 (in thousands):



                                                          1994                         1995
                                                -------------------------    -------------------------
                                                HISTORICAL     PRO FORMA     HISTORICAL     PRO FORMA
                                                ----------    -----------    ----------    -----------
                                                              (UNAUDITED)                  (UNAUDITED)
    Net revenue...............................   $ 26,317      $ 145,388      $  64,322     $ 152,023
    Net income before extraordinary loss......        712        (11,206)       (11,531)       (4,288)
    Net loss..................................       (106)       (11,206)       (11,531)       (4,288)



     Simultaneously with the acquisition of Trefoil, the Company entered into a joint sales agreement with Evergreen Media Corporation for the outsourcing of certain limited functions of WWWW-FM and WDFN-AM, both Detroit stations, and an option to purchase such stations for $30.0 million of cash. Subsequent to the acquisition of Trefoil, KTBZ-FM, a Houston station acquired from Trefoil, was operated by Secret Communications, L.P. ("Secret") under a Local Marketing Agreement ("LMA")/Exchange Agreement with Chancellor. In March of 1996, the Company entered into an agreement, subject to FCC approval, to exchange KTBZ-FM and approximately $6.0 million of cash to Secret for KALC-FM and KIMN-FM, Denver, Colorado. The Company began managing certain limited functions of these stations, pursuant to an LMA, effective April 1, 1996 and intends to close on the exchange of the stations effective July 31, 1996. Additionally, the Company also manages certain limited functions pursuant to an LMA and has entered into an asset purchase agreement to acquire certain assets of WKYN-AM in Florence, Kentucky for approximately $1.0 million of cash.



     On May 15, 1996, the Company entered into an agreement to acquire substantially all the assets and certain liabilities of OmniAmerica Group ("Omni") for an aggregate price of $178.0 million, including $163.0 million of cash and $15.0 million of Chancellor Radio Broadcasting Company's Class A Common shares. Liabilities assumed will be limited to certain ongoing contractual rights and obligations. On June 24,

              CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARY

              (UNAUDITED AS OF MARCH 31, 1996 AND THE THREE MONTHS
                         ENDED MARCH 31, 1995 AND 1996)


1996, the Company entered into an agreement with American Radio Systems Corporation ("American Radio") whereby it will exchange the West Palm Beach, Florida stations being acquired pursuant to the Omni acquisition agreement for American Radio's KSTE-AM and $33.0 million of cash. KSTE-AM is located in Rancho Cordova, California and is part of the Sacramento market. On July 1, 1996, Chancellor entered into an agreement with SFX Broadcasting, Inc. ("SFX") whereby it will exchange the Jacksonville, Florida stations being acquired pursuant to the Omni acquisition agreement and $11.0 million of cash for SFX's WBAB-FM, WBLI-FM, WGBB-AM and WHFM-FM, Nassau-Suffolk, New York. These acquisition and exchange agreements are subject to FCC approval. Pursuant to various agreements, the Company began managing certain limited functions of the remaining Omni stations and the SFX stations beginning July 1, 1996, and station KSTE-AM beginning August 1, 1996.


6. LONG-TERM DEBT

     Long-term debt consists of the following:

                                                                       DECEMBER 31,
                                                                ---------------------------
                                                                    1994           1995
                                                                ------------   ------------
    Term Loan.................................................  $ 70,000,000   $ 67,562,500
    Revolving credit loan.....................................     1,663,698     24,607,242
    Subordinated notes due 2004...............................    80,000,000     80,000,000
                                                                ------------   ------------
                                                                 151,663,698    172,169,742
    Less current portion......................................     2,437,500      4,062,500
                                                                ------------   ------------
                                                                $149,226,198   $168,107,242
                                                                ============   ============

     The Company's $70.0 million term loan facility and $35.0 million revolving loan facility were refinanced on February 14, 1996, in conjunction with the acquisition of Trefoil Communications, Inc. under a new bank credit agreement (the "New Credit Agreement") with Bankers Trust Company, as administrative agent, and other institutions party thereto. In connection with the refinancing of the term loan and revolving loan facility, the Company incurred an extraordinary charge to write-off deferred finance costs of approximately $1.2 million, net of approximately $0.8 million of tax benefit. The New Credit Agreement includes a $60.0 million term loan facility (the "A Term Loan Facility"), a $35.0 million term loan facility (the "B Term Loan Facility" and, together with the A Term Loan Facility, the "Term Loans") and a $40.0 million revolving loan facility (the "Revolving Loan Facility" and, together with the Term Loans, the "New Bank Financing"). The New Bank Financing is collateralized by (i) a first priority perfected pledge of all capital stock and notes owned by Chancellor and its subsidiaries and (ii) a first priority perfected security interest in all other assets (including receivables, contracts, contract rights, securities, patents, trademarks, other intellectual property, inventory, equipment and real estate) owned by Chancellor and its subsidiaries, excluding FCC licenses, leasehold interests in studio or office space and certain leasehold and partnership interests in tower or transmitter sites. The A and B Term Loan Facilities are due in increasing quarterly installments beginning in 1996 and mature in August 2002 and 2003, respectively. All outstanding borrowings under the Revolving Facility mature in August 2002. The facilities bear interest, at the option of the Company, at rates based upon the prime rate of Bankers Trust Company, as announced from time to time, or the London Inter-Bank Offered Rate ("LIBOR") in effect from time to time, plus an applicable margin rate. The Company pays quarterly commitment fees in arrears equal to .5% per annum on the unused portion of the Revolving Facility. As of December 31, 1995, the original Bank Financing facilities accrued interest at LIBOR rate plus 3% (8.94%) on $92.2 million of borrowings.

     The Company's $80.0 million 12 1/2% Senior Subordinated Notes due 2004 (the "Existing Notes") mature October 1, 2004, and bear interest at 12.5% per annum. On February 14, 1996, in conjunction with the acquisition of Trefoil Communications, Inc., the Company issued $200 million aggregate principal amount of

              CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARY

              (UNAUDITED AS OF MARCH 31, 1996 AND THE THREE MONTHS
                         ENDED MARCH 31, 1995 AND 1996)

Senior Subordinated Notes due 2004 (the "New Notes" and, together with the Existing Notes, the "Notes"), which mature on October 1, 2004, and bear interest at 9 3/8% per annum. Interest on the Notes is paid semi-annually. The Existing and New Notes are redeemable, in whole or in part, at the option of the Company on or after October 1, 1999 and February 1, 2000, respectively. In addition, prior to January 31, 1999, the Company may redeem up to 25% of the original aggregate principal amount of the New Notes with the net proceeds of one or more public equity offerings. The Notes are unsecured obligations of the Company, ranking subordinate in right of payment to all senior debt of the Company. The New Notes rank pari passu in right of payment to the Existing Notes. The Notes are guaranteed on a senior subordinated basis by the Company's subsidiary.

     In connection with the IPO (as defined), the Company initiated a redemption (the "Redemption") of 25% of the Existing Notes for approximately $22.0 million. The Redemption was completed in March 1996 and resulted in an extraordinary charge to write-off deferred finance costs of approximately $1.7 million, net of approximately $1.1 million of tax benefit.

     Scheduled debt maturities for the Company's long-term debt adjusted to reflect the New Notes, the Redemption, and the New Credit Agreement for each of the next five years and thereafter are as follows:

        1996...........................................................  $  3,300,000
        1997...........................................................     5,900,000
        1998...........................................................     9,400,000
        1999...........................................................    10,400,000
        2000...........................................................    11,900,000
             Thereafter................................................   342,719,000
                                                                         ------------
                                                                         $383,619,000
                                                                         ============

     Both the Bank Financing and Notes indenture contain certain covenants, including, among others, limitations on the incurrence of additional debt, in the case of the Bank Financing; requirements to maintain certain financial ratios; and restrictions on the payment of dividends.

7. CAPITAL STRUCTURE


     In February 1996, Chancellor sold 7.7 million shares of Class A common stock in an initial public offering, (the "IPO"), which generated net proceeds of $142.4 million, and in a private placement, issued $100.0 million of exchangeable redeemable preferred stock (the "Acquisition Preferred Stock") of Chancellor Radio Broadcasting and 742,192 shares of Class A common stock of Chancellor to an affiliated entity and other investors.



     In February 1996, subsequent to the IPO, the Company completed a private placement of $100.0 million of newly authorized Senior Cumulative Exchangeable Preferred Stock (the "Old Preferred Stock"). Upon completion, the proceeds of the Old Preferred Stock were used to redeem the Acquisition Preferred Stock and 55,664 shares of Class A common stock issued in connection with the acquisition of Trefoil. The redemption resulted in a charge to net loss applicable to common stock of approximately $16.6 million and an additional reduction of paid-in capital of approximately $1.0 million.



     In March 1996, the Company commenced an exchange offering to exchange the Old Preferred Stock for 1,000,000 shares of public, 12 1/4% Senior Cumulative Exchangeable Preferred Stock (the "New Preferred Stock"). The terms of the New Preferred Stock are substantially identical to those of the Old Preferred Stock. Dividends on the New Preferred Stock will accrue from its date of issuance and will be payable quarterly commencing May 15, 1996, at a rate per annum of 12 1/4% of the then effective liquidation preference per share. Dividends may be paid, at the Company's option, on any dividend payment date occurring on or prior to February 15, 2001 either in cash or by adding such dividends to the then effective liquidation preference of the

              CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARY

              (UNAUDITED AS OF MARCH 31, 1996 AND THE THREE MONTHS
                         ENDED MARCH 31, 1995 AND 1996)


New Preferred Stock. The initial liquidation preference of the New Preferred Stock will be $100.00 per share. The New Preferred Stock is redeemable at the Company's option, in whole or in part at any time on or after February 15, 2001, at various redemption prices (as defined), plus, accumulated and unpaid dividends to the date of redemption. In addition, prior to February 15, 1999, the Company may, at its option, redeem the New Preferred Stock with the net cash proceeds from one or more Public Equity Offerings (as defined), at various redemption prices (as defined), plus, accumulated and unpaid dividends to the redemption date; provided, however, that after any such redemption there is outstanding at least 75% of the number of shares of New Preferred Stock originally issued.



     The Company is required, subject to certain conditions, to redeem all of the New Preferred Stock outstanding on February 15, 2008, at a redemption price equal to 100% of the then effective liquidation preference thereof, plus, accumulated and unpaid dividends to the date of redemption. Upon the occurrence of a change of control (as defined), the Company will offer to purchase all of the then outstanding shares of New Preferred Stock at a price equal to 101% of the then effective liquidation preference thereof, plus, accumulated and unpaid dividends to the date of purchase. Subject to certain conditions, the New Preferred Stock is exchangeable in whole, but not in part, at the option of the Company, on any dividend payment date for the Company's 12 1/4% subordinated exchange debentures due 2008.



     In addition to the accrued dividends discussed above, the recorded value of the Old Preferred Stock includes an amount for the accretion of the difference between the Old Preferred Stock's fair value at date of issuance and its mandatory redemption amount, calculated using the effective interest method.



     Immediately prior to the IPO, Chancellor effected a recapitalization of its current capital stock. Pursuant to the recapitalization, each six shares of Chancellor's Nonvoting Stock were reclassified into one share of Class A Common Stock. Each six shares of Chancellor's Voting Stock were reclassified into one share of Class B Common Stock and each six shares of Convertible Nonvoting Stock were reclassified into one share of Class C Common Stock. In connection with the recapitalization, 63,333 shares of Class A Common Stock were exchanged for an equal number of shares of Class B Common Stock, and an additional 8,483,078 shares of Class A Common Stock were exchanged for an equal number of shares of Class C Common Stock. The recapitalization has been given retroactive effect in the financial statements.



     In June 1996, the holders of Chancellor's Class C Common Stock filed an application with the FCC to convert the stock into Chancellor's Class B Common Stock. This conversion is subject to FCC approval as it results in a change of control.



8. EMPLOYEE STOCK OPTION PLAN



     On February 9, 1996, Chancellor's Board of Directors adopted a stock award plan for the Company's management, employees and non-employee directors providing for the grant of options and stock awards for up to 5% of Chancellor's Common Stock (on a fully-diluted basis). During 1996, the Board of Directors has granted options to purchase a total of 537,500 shares of Class A Common Stock with various exercise prices equal to the fair market value of the stock on the respective dates of grant.

              CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARY

              (UNAUDITED AS OF MARCH 31, 1996 AND THE THREE MONTHS
                         ENDED MARCH 31, 1995 AND 1996)


9. INCOME TAXES


     All of the Company's revenues were generated in the United States. The provision for income taxes for continuing operations consists entirely of deferred taxes, as follows:


                                                                   YEAR ENDED DECEMBER 31,
                                                                  -------------------------
                                                                     1994           1995
                                                                  ----------     ----------
    Current:
      State.....................................................  $       --     $   11,098
    Deferred:
      Federal...................................................     940,109      3,220,528
      State.....................................................     223,607        568,329
                                                                  ----------     ----------
              Total provision...................................  $1,163,716     $3,799,955
                                                                  ==========     ==========


     Income tax expense (benefit) differs from the amount computed by applying the federal statutory income tax rate of 34% to income (loss) before income taxes for the following reasons:



                                          YEAR ENDED DECEMBER 31,     THREE MONTHS ENDED MARCH 31,
                                         -------------------------    -------------------------
                                            1994          1995           1995          1996
                                         ----------    -----------    ----------    -----------
    U.S. federal income tax at
      statutory rate...................  $  359,634    $(2,628,656)   $ (778,067)   $(3,274,746)
    State income taxes, net of federal
      benefit..........................      63,465       (463,880)     (137,306)      (577,896)
    Valuation allowance provided for
      loss carryforward generated
      during the current period........     720,616      6,589,750     1,998,800      4,667,003
    Reconciliation of return to
      estimate.........................          --         71,510            --             --
    Other..............................      20,001        231,231       111,511        125,000
                                         ----------    -----------    ----------    -----------
                                         $1,163,716    $ 3,799,955    $1,194,938    $   939,361
                                         ==========    ===========    ==========    ===========


     The deferred tax liability consists of the following:

                                                                        DECEMBER 31,
                                                                 --------------------------
                                                                    1994           1995
                                                                 ----------     -----------
    Depreciation and amortization..............................  $1,211,042     $ 5,057,772
                                                                 ----------     -----------
    Loss carryforwards expiring 2009 and 2010..................    (720,490)     (4,766,240)
    Deferred stock option compensation deduction...............          --      (2,544,000)
    Reserve for doubtful accounts..............................     (47,538)       (105,411)
                                                                 ----------     -----------
              Gross deferred tax asset.........................    (768,028)     (7,415,651)
                                                                 ----------     -----------
    Deferred tax asset valuation allowance.....................     720,490       7,310,240
                                                                 ----------     -----------
              Net deferred tax liability.......................  $1,163,504     $ 4,952,361
                                                                 ==========     ===========

     The deferred tax valuation allowance has been established due to the uncertainty surrounding the Company's ability to generate taxable income in the immediate future. While the Company currently expects that its long-term profitability should ultimately be sufficient to enable it to realize full benefit of its future tax deductions, considering all factors to be relevant, the Company believes that a portion of the gross deferred tax assets may not currently meet a "more likely than not" realizability test. The Company had net operating loss carryforwards expiring in 2009 and 2010 of approximately $11.9 million at December 31, 1995.


10. EMPLOYEE BENEFIT PLAN


     The Company has two 401(k) Savings Plans, whereby eligible employees can contribute up to either 15% or 20% of their salary, per year, subject to certain maximum contribution amounts. The Company has not made any contributions to the plans in the year presented, nor is it required to in future periods. Employees become eligible to participate in the plans after the completion of one year of service and the attainment of age twenty-one.

              CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARY

              (UNAUDITED AS OF MARCH 31, 1996 AND THE THREE MONTHS
                         ENDED MARCH 31, 1995 AND 1996)


11. COMMITMENTS


     The Company leases real property, office space, broadcasting equipment and office equipment under various noncancellable operating leases. Certain of the Company's leases contain escalation clauses, renewal options and/or purchase options. In addition, the Company assumed lease obligations in connection with the acquisition of Trefoil on February 14, 1996. The Company also has employment and rating survey agreements in excess of one year, and has entered into a twelve-year financial monitoring and oversight agreement with Hicks Muse & Co. Partners, L.P., which is an affiliate of Hicks, Muse, Tate & Furst Incorporated.

     The future minimum payments under the noncancellable operating lease agreements adjusted to reflect the acquisition of Trefoil at December 31, 1995 are approximately as follows:

        1996............................................................  $ 4,325,485
        1997............................................................    4,027,932
        1998............................................................    3,223,054
        1999............................................................    2,485,662
        2000............................................................    2,126,624
        Thereafter......................................................   11,045,015
                                                                          -----------
                                                                          $27,233,772
                                                                          ===========

     Rent expense for the Company was approximately $227,000, and $1.2 million for the year ended December 31, 1994 and 1995, respectively.


12. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS


     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

     For cash, short-term debt, and other current amounts receivable and payable, and the variable-rate term debt, the carrying amount approximates fair value.

     For the fixed-rate long-term debt, the fair value is estimated based on quoted market prices. The carrying value at December 31, 1994 and December 31, 1995 was $80.0 million and the estimated fair values at each date were $78.8 million and $85.4 million, respectively.


13. STOCK OPTION AGREEMENTS


     During 1994, Chancellor granted options to purchase approximately 952,000 shares of its common stock to the senior management of the Company at exercise prices of $6.00 and $7.50. The option agreements vest over a five year period and originally contained certain performance criteria and indexed exercise prices. On September 30, 1995, Chancellor entered into an agreement with its senior management to substantially revise and amend these option agreements to eliminate certain of the performance criteria provisions and to adjust and fix the exercise prices at $7.50 and $8.40, respectively. Management developed an estimate of the fair value of the stock options in the amount of $19.0 million. Based upon this estimate and the applicable vesting periods, the Company recognized stock option compensation expense and a corresponding equity contribution from Chancellor of $6.4 million in 1995, with the remaining amount to be amortized over an approximate four year period.


14. RELATED PARTY TRANSACTIONS


     The Company has entered into a twelve-year agreement (the "Financial Monitoring and Oversight Agreement") with Hicks Muse & Co. Partners, L.P. ("Hicks Muse Partners") and HM2/Management Partners, L.P. ("HM2"), each of which is an affiliate of Hicks Muse. Chancellor and the Company pay Hicks Muse Partners an annual fee of $200,000 for financial oversight and monitoring services to Chancellor and the

              CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARY

              (UNAUDITED AS OF MARCH 31, 1996 AND THE THREE MONTHS
                         ENDED MARCH 31, 1995 AND 1996)

Company. The actual expense included in the financial statements for both 1994 periods and 1995 was approximately $82,000 and $200,000, respectively. The annual fee is adjustable each December 31, according to a formula based on changes in the consumer price index. HM2 received a fee of approximately $0.3 million, $2.4 million and $6.2 million upon consummation of the acquisition of KDWB-FM, the American Media Station Group and Trefoil Communications, Inc., respectively, and is entitled to receive a fee equal to 1.5% of the transaction value (as defined) upon the consummation of each add-on transaction (as defined) involving Chancellor or any of its subsidiaries.


     Effective April 1, 1996, the Company entered into a revised financial monitoring and oversight agreement with Hicks & Muse & Co. Partners, L.P. and HM2/Management Partners, L.P., each of which is an affiliate of Hicks, Muse, Tate & Furst Incorporated. The annual fee for financial oversight and monitoring services to the Company has been adjusted to $500,000. The annual fee is adjustable each January 1, to an amount equal to the budgeted consolidated annual net sales of the Company for the then-current fiscal year, multiplied by 0.25%, provided, however, that in no event shall the annual fee be less than $500,000.


     The Financial Monitoring and Oversight Agreement makes available the resources of HM2 and Hicks Muse Partners concerning a variety of financial matters. The services that have been and will continue to be provided by HM2 and Hicks Muse Partners could not otherwise be obtained by Chancellor and the Company without the addition of personnel or the engagement of outside professional advisors.

     In February of 1996, the Company lent $200,000 to an affiliate of the Company. The loan is unsecured, does not bear interest and will be forgiven during the next three years.


15. UNCERTAINTIES AND THE USE OF ESTIMATES AND ASSUMPTIONS


     On February 8, 1996, the President signed into law the Telecommunications Act of 1996. Among other things, this legislation requires the Federal Communications Commission (the "FCC"), to relax its numerical restrictions on local ownership and affords renewal applicants significant new protections from competing applications for their broadcast licenses. The new legislation will enable the Company to retain all of its radio stations and to acquire more properties; at the same time, this legislation will also allow other broadcast entities to increase their ownership in markets where the Company currently operates stations. The Company's management is unable to determine the ultimate effect of this legislation on its competitive environment.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual amounts could differ from those estimates.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and Board of Directors of Trefoil Communications, Inc.

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders' equity and cash flows, present fairly, in all material respects, the financial position of Trefoil Communications, Inc. and its subsidiaries at December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

     As discussed in Notes 2 and 10 to the financial statements, the Company changed its method of accounting for income taxes in 1993.

     As discussed in Note 17 to the financial statements, the Company was sold to Chancellor Radio Broadcasting Company, formerly Chancellor Broadcasting Company, on February 14, 1996.

PRICE WATERHOUSE LLP

Los Angeles, California
February 14, 1996

                 TREFOIL COMMUNICATIONS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                                             DECEMBER 31,
                                                                         ---------------------
                                                                           1994         1995
                                                                         --------     --------
                                    ASSETS
Current assets:
  Cash.................................................................  $  9,639     $  4,857
  Receivables, net of allowance for doubtful accounts of $1,535 and
     $1,630, respectively..............................................    22,468       22,397
  Prepaid expenses and other current assets............................     1,312          917
                                                                         --------     --------
          Total current assets.........................................    33,419       28,171
Property and equipment, at cost, net of accumulated depreciation and
  amortization (Note 4)................................................    18,308       17,204
Intangible assets, net of accumulated amortization of $16,705 and
  $22,071, respectively................................................   184,470      184,197
Other assets...........................................................     9,751        7,918
                                                                         --------     --------
                                                                         $245,948     $237,490
                                                                         ========     ========
                     LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt....................................  $  7,000     $  6,500
  Accounts payable.....................................................     2,771        2,233
  Accrued expenses (Note 4)............................................     6,066        5,715
  Income taxes payable.................................................       298           96
                                                                         --------     --------
          Total current liabilities....................................    16,135       14,544
Long-term debt (Note 6)................................................    98,000       92,500
Convertible senior notes (Note 8)......................................    30,000       30,000
Payable to affiliates (Note 15)........................................    16,241       20,613
Deferred income taxes (Note 10)........................................    18,877       19,218
Other long-term liabilities (Note 4)...................................    14,747       19,129
                                                                         --------     --------
                                                                          194,000      196,004
Mandatorily redeemable preferred stock (Note 9):
  7.5% Series A cumulative convertible preferred stock $.10 par value;
     authorized, issued and outstanding 70,000 shares..................    70,000       70,000
Stockholders' equity:
  Preferred stock $.10 par value; authorized 30,000 shares; none issued and outstanding
  Common stock $.10 par value; authorized 50,000 shares; issued and
     outstanding 10,364 shares.........................................         1            1
  Additional paid-in capital...........................................    41,656       41,656
  Accumulated deficit..................................................   (59,709)     (70,171)
                                                                         --------     --------
                                                                          (18,052)     (28,514)
Commitments and contingencies (Notes 13 and 16)
                                                                         --------     --------
                                                                         $245,948     $237,490
                                                                         ========     ========

    The accompanying notes are an integral part of the financial statements.

                 TREFOIL COMMUNICATIONS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

                                                                   YEAR ENDED DECEMBER 31,
                                                               --------------------------------
                                                                 1993        1994        1995
                                                               --------    --------    --------
Broadcasting revenues........................................  $ 82,447    $109,219    $108,849
Less agency commissions......................................    10,707      14,332      14,244
                                                               --------    --------    --------
  Net revenues...............................................    71,740      94,887      94,605
                                                               --------    --------    --------
Costs and expenses:
  Station operating expenses.................................    61,043      75,427      73,720
  Corporate expenses.........................................     4,550       3,355       3,139
  Depreciation and amortization..............................     2,295       3,038       2,992
  Amortization of intangibles................................     3,866       5,961       5,759
                                                               --------    --------    --------
                                                                 71,754      87,781      85,610
                                                               --------    --------    --------
  Operating income (loss)....................................       (14)      7,106       8,995
                                                               --------    --------    --------
Other income (expenses):
  Interest expense...........................................    (7,133)    (12,923)    (14,703)
  Gain (loss) on sale of broadcast assets (Note 11)..........       (40)      5,462          --
  Miscellaneous, net.........................................      (623)         (4)         78
                                                               --------    --------    --------
                                                                 (7,796)     (7,465)    (14,625)
                                                               --------    --------    --------
Loss from continuing operations before income taxes and
  discontinued operations....................................    (7,810)       (359)     (5,630)
Income tax benefit (expense) (Note 10).......................     1,889      (1,355)      1,287
                                                               --------    --------    --------
Loss from continuing operations..............................    (5,921)     (1,714)     (4,343)
Discontinued operations (Note 12):
  Loss of television division, net of income tax benefit of
     $90.....................................................      (170)         --          --
  Loss of investment operations, net of income tax benefit of
     $3,501..................................................    (5,744)         --          --
                                                               --------    --------    --------
Net loss.....................................................   (11,835)     (1,714)     (4,343)
Dividends on mandatorily redeemable preferred stock..........    (2,206)     (5,619)     (6,119)
                                                               --------    --------    --------
Loss applicable to common stock..............................  $(14,041)   $ (7,333)   $(10,462)
                                                               ========    ========    ========

    The accompanying notes are an integral part of the financial statements.

                 TREFOIL COMMUNICATIONS, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                             (DOLLARS IN THOUSANDS)

                                    PREFERRED STOCK    COMMON STOCK
                                    $0.10 PAR VALUE   $0.10 PAR VALUE   ADDITIONAL
                                    ---------------   ---------------    PAID-IN     ACCUMULATED
                                    SHARES   AMOUNT   SHARES   AMOUNT    CAPITAL       DEFICIT         TOTAL
                                    ------   ------   ------   ------   ----------   -----------    -----------
Balance, December 31, 1992........  2,000    $  --    8,964    $   1     $ 31,656     $ (12,035)     $   19,622
  Net loss........................                                                      (11,835)        (11,835)
  Preferred dividend..............                                                          (90)            (90)
  Shares exchanged................  (2,000)     --      181       --           --                            --
  Asset distribution..............                                                      (26,210)        (26,210)
  Mandatorily redeemable preferred
     dividend.....................                                                       (2,206)         (2,206)
  Shares issued...................                    1,219       --       10,000                        10,000
                                    ------   ------   ------   -----    ---------    ----------      ----------
Balance, December 31, 1993........     --       --    10,364       1       41,656       (52,376)        (10,719)
  Net loss........................                                                       (1,714)         (1,714)
  Mandatorily redeemable preferred
     dividend.....................                                                       (5,619)         (5,619)
                                    ------   ------   ------   -----    ---------    ----------      ----------
Balance, December 31, 1994........     --       --    10,364       1       41,656       (59,709)        (18,052)
  Net loss........................                                                       (4,343)         (4,343)
  Mandatorily redeemable preferred
     dividend.....................                                                       (6,119)         (6,119)
                                    ------   ------   ------   -----    ---------    ----------      ----------
Balance, December 31, 1995........     --    $  --    10,364   $   1     $ 41,656     $ (70,171)     $  (28,514)
                                    ======   =======  ======   =====    =========    ==========      ==========

    The accompanying notes are an integral part of the financial statements.

                 TREFOIL COMMUNICATIONS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                            YEAR ENDED DECEMBER 31,
                                                                       ----------------------------------
                                                                         1993          1994        1995
                                                                       ---------     --------     -------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss............................................................ $ (11,835)    $ (1,714)    $(4,343)
  Adjustments to reconcile net loss to cash provided by operating activities:
     Depreciation of property and equipment...........................     2,295        3,038       2,992
     Amortization of intangible and other assets......................     4,843        6,736       6,569
     (Gain) loss on disposal of assets................................        40       (5,462)         --
     Deferred income taxes............................................    (2,039)        (279)       (168)
     Non-cash interest expense........................................     1,095        3,180       4,479
     Changes in assets and liabilities which increase (decrease) cash:
       Receivables....................................................      (328)         263          71
       Prepaid expenses and other current assets......................      (364)          (8)        395
       Accounts payable, accrued expenses and income taxes payable....     3,652       (2,356)     (1,078)
       Other assets...................................................    (9,349)          --          --
       Other, net.....................................................     1,207          358        (529)
  Discontinued operations:
     Loss of television division......................................       170           --          --
     Loss of investment operations....................................     5,744           --          --
     Increase in net assets...........................................   (22,285)          --          --
                                                                       ---------     --------     -------
       Cash from (used in) operating activities.......................   (27,154)       3,756       8,388
                                                                       ---------     --------     -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Station acquisitions................................................  (173,603)          --      (5,528)
  Purchase of property and equipment..................................    (1,118)      (3,341)     (1,642)
  Proceeds from disposal of broadcast assets..........................     2,244       22,802          --
                                                                       ---------     --------     -------
       Cash from (used in) investing activities.......................  (172,477)      19,461      (7,170)
                                                                       ---------     --------     -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from long-term debt........................................   138,000           --          --
  Proceeds from convertible senior notes..............................    30,000           --          --
  Proceeds from preferred stock.......................................    70,000           --          --
  Proceeds from affiliate borrowings..................................     7,000        6,000          --
  Principal payments of long-term debt................................   (42,500)     (24,000)     (6,000)
  Dividends paid......................................................       (90)          --          --
                                                                       ---------     --------     -------
       Cash from (used in) financing activities.......................   202,410      (18,000)     (6,000)
                                                                       ---------     --------     -------
  Net increase (decrease) in cash.....................................     2,779        5,217      (4,782)
  Cash beginning of year..............................................     1,643        4,422       9,639
                                                                       ---------     --------     -------
  Cash end of year.................................................... $   4,422     $  9,639     $ 4,857
                                                                       =========     ========     =======

    The accompanying notes are an integral part of the financial statements.

                 TREFOIL COMMUNICATIONS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- THE COMPANY

     The accompanying consolidated financial statements of Trefoil Communications, Inc. (the "Company", formerly Shamrock Holdings, Inc.) include the accounts of the Company and its subsidiaries. All significant intercompany transactions and balances have been eliminated. As of December 31, 1995, the Company's broadcasting subsidiary ("Broadcasting") owned and operated ten radio properties in major markets across the United States. In August 1995, the Company's shareholders entered into an agreement to sell their interest in the Company, see Note 17. As discussed in Note 12, the Company divested its television division, previously operated by Broadcasting, and its other subsidiary, Shamrock Holdings of California ("SHOC"), in July 1993. The divestiture was accomplished through a spin-off to certain of the Company's shareholders. At the time of the spin-off, the television division consisted of two stations and SHOC's activities included investing in marketable securities, real estate and various other limited partnerships.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of presentation

     To more accurately present the ongoing broadcasting operations, all of the Company's non-radio broadcasting activities have been classified as discontinued operations, net of tax, in the accompanying financial statements.

  Revenue recognition

     Broadcasting revenues are derived primarily from the sale of program time and commercial announcements to local, regional and national advertisers. Revenue is recognized when programs and commercial announcements are broadcast.

  Barter transactions

     The Company trades certain advertising time for various goods and services. These transactions are recorded at the estimated fair value of the goods or services received. The related revenue is recognized when commercials are broadcast; goods or services received are recorded as assets or expenses when received or used, respectively.

  Use of estimates in preparation of financial statements

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Property and equipment

     Expenditures for additions, renewals and betterments are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred. Depreciation is computed on the straight-line method based on the estimated useful lives of the assets.

  Intangible assets

     Intangible assets represent the purchase price of broadcasting properties in excess of the fair value of net tangible assets acquired and include value allocated to FCC broadcasting licenses and goodwill. Intangible assets are amortized on the straight-line basis over forty years.

                 TREFOIL COMMUNICATIONS, INC. AND SUBSIDIARIES

     The Company evaluates intangible assets for potential impairment by analyzing the operating results, trends and prospects of the Company's stations, as well as by comparing them to their competitors. The Company also takes into consideration recent acquisition patterns within the broadcast industry, the impact of recently enacted or potential FCC rules and regulations and any other events or circumstances which might indicate potential impairment.

  Income taxes

     The Company files a consolidated federal income tax return and combined California franchise tax return with its subsidiaries. Effective January 1, 1993, the Company prospectively adopted Statement of Financial Accounting Standards No. 109 ("SFAS 109"), "Accounting for Income Taxes." The adoption of SFAS 109 changed the Company's method of accounting for income taxes from the deferred method (APB 11) to an asset and liability approach. The asset and liability approach requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities.

NOTE 3 -- ACQUISITIONS

     In February 1995, the Company acquired for $5.5 million cash (including acquisition costs) the broadcast license and assets of a second FM radio station in Denver, Colorado. The acquisition has been accounted for as a purchase and resulted in an excess of acquisition costs over fair value of the net assets acquired of $5 million which has been allocated to intangible assets, primarily FCC broadcasting licenses and goodwill.

     Effective July 30, 1993, the Company acquired five radio properties from Malrite Communications Group, Inc. ("Malrite") for an aggregate purchase price of $183.5 million. The purchase price consisted of 1,219 shares of common stock valued at $10 million with the remainder paid in cash generated from net bank borrowings of $104.5 million and proceeds from the issuance of convertible senior notes and preferred stock (see Notes 8 and 9).

     The acquisition has been accounted for as a purchase transaction and, accordingly, the assets and liabilities acquired have been recorded at their estimated fair value at the date of acquisition. Total consideration paid, inclusive of certain transaction costs, resulted in an excess of acquisition costs over net assets acquired of approximately $165.9 million which has been allocated to intangible assets, primarily FCC broadcasting licenses and goodwill.

     The operating results of this acquisition are included in the Company's consolidated results of operations from the date of acquisition. The following unaudited pro forma summary presents the consolidated results of operations as if the Malrite acquisition had occurred at the beginning of 1993, after giving effect to certain adjustments, including amortization of goodwill, interest expense on the acquisition debt and related income tax effects. Pro forma results for the acquisition of the Denver station are not presented as they are not materially different from historical results. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what would have occurred had the acquisition been made as of January 1, 1993, or of results which may occur in the future.

                                                                              YEAR ENDED
                                                                             DECEMBER 31,
                                                                                 1993
                                                                             ------------
    Net revenues...........................................................  $100,561,000
    Loss from continuing operations........................................    (8,838,000)
    Net loss...............................................................   (14,752,000)

                 TREFOIL COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTE 4 -- COMPOSITION OF CERTAIN BALANCE SHEET ACCOUNTS

                                                                               DECEMBER 31,
                                                          USEFUL LIFE   ---------------------------
                                                           IN YEARS         1994           1995
                                                          -----------   ------------   ------------
PROPERTY AND EQUIPMENT
  Land and land improvements............................                $  2,874,000   $  2,828,000
  Buildings and leasehold improvements..................   10 -- 40        6,183,000      6,274,000
  Transmittal and technical equipment...................    4 -- 20       17,872,000     18,703,000
  Furniture and fixtures................................    5 -- 10        4,167,000      4,811,000
  Automotive............................................     2 -- 5          622,000        645,000
  Construction in progress..............................                     175,000        138,000
                                                                        ------------   ------------
                                                                          31,893,000     33,399,000
  Less: Accumulated depreciation and amortization.......                 (13,585,000)   (16,195,000)
                                                                        ------------   ------------
                                                                        $ 18,308,000   $ 17,204,000
                                                                        ============   ============
ACCRUED EXPENSES
  Salaries and other employee compensation...........................   $  3,300,000   $  2,794,000
  Interest...........................................................        461,000        383,000
  Payable to affiliate...............................................        802,000      1,346,000
  Other..............................................................      1,503,000      1,192,000
                                                                        ------------   ------------
                                                                        $  6,066,000   $  5,715,000
                                                                        ============   ============
OTHER LONG-TERM LIABILITIES
  Deferred compensation..............................................   $  3,689,000   $  3,547,000
  Dividends payable on mandatorily redeemable preferred stock........      7,825,000     13,944,000
  Interest...........................................................      1,034,000      1,140,000
  Other..............................................................      2,199,000        498,000
                                                                        ------------   ------------
                                                                        $ 14,747,000   $ 19,129,000
                                                                        ============   ============

NOTE 5 -- SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

                                                                  YEAR ENDED DECEMBER 31,
                                                           --------------------------------------
                                                               1993          1994         1995
                                                           ------------   ----------   ----------
Cash paid (received) during the period for:
Interest.................................................  $  4,022,000   $9,763,000   $9,562,000
Income taxes.............................................       293,000    1,397,000      217,000
Station acquisitions:
  Property and equipment.................................    12,310,000           --      434,000
  FCC licenses and goodwill..............................   165,896,000           --    5,094,000
  Other assets...........................................     1,218,000           --           --
  Net working capital....................................     4,179,000           --           --
  Common stock issued....................................   (10,000,000)          --           --

                 TREFOIL COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTE 6 -- LONG-TERM DEBT

     Long-term debt comprises the following:

                                                                       DECEMBER 31,
                                                               ----------------------------
                                                                  1994             1995
                                                               -----------     ------------
    Revolving bank credit at varying interest rates; payable
      quarterly. Principal payments in varying amounts
      quarterly; final installment due 2003..................           --     $ 99,000,000
    Bank term loans at varying interest rates; payable
      quarterly. Principal payments in varying amounts
      quarterly; final installment due 2000..................  $95,500,000               --
    Revolving bank credit at varying interest rates; payable
      quarterly. Principal payments in varying amounts
      quarterly; final installment due 2001..................    9,500,000               --
                                                               -----------     ------------
                                                               105,000,000       99,000,000
    Less: Current portion....................................   (7,000,000)      (6,500,000)
                                                               -----------     ------------
                                                               $98,000,000     $ 92,500,000
                                                               ===========     ============

     In August 1995, the Company restructured and amended its existing bank credit agreement by entering into an eight year, $105 million revolving credit agreement which extended the final maturity to 2003 and modified quarterly principal repayments. Costs of $954,000 related to the amended credit agreement and of $4.8 million incurred when the credit agreement was entered into were capitalized and are being amortized over 8 years. These costs are included in other assets in the balance sheet.

     In July 1993, Broadcasting entered into an eight-year, $140 million bank credit agreement. $138 million was borrowed and used to pay off an existing revolving bank credit totalling $33.5 million and to fund a portion of the acquisition of Malrite (Note 3).

     Borrowings under the credit agreement are secured by substantially all of the Company's assets. Interest is charged at varying rates according to alternatives selected by the Company at the time funds are borrowed. Currently, interest accrues at floating rates (8.31% and 9.13% at December 31, 1995 and 1994, respectively). As borrowings under the credit agreement are at market interest rates, the carrying value of the Company's long-term debt reflects its fair value.

     The credit agreement imposes restrictive covenants on the Company with respect to, among other things, the maintenance of certain financial ratios and limits on capital expenditures, new indebtedness, investments, disposition of assets and declaration of cash dividends.

     At December 31, 1995, aggregate scheduled mandatory principal reductions of the Company's bank debt and borrowings from affiliates (Note 15) are as follows:

                                     YEAR                                  AMOUNTS
        ---------------------------------------------------------------  ------------
        1996...........................................................  $  6,500,000
        1997...........................................................    10,000,000
        1998...........................................................    10,000,000
        1999...........................................................    15,000,000
        2000...........................................................    15,000,000
        After 2000.....................................................    63,113,000
                                                                         ------------
                                                                         $119,613,000
                                                                         ============

                 TREFOIL COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTE 7 -- STOCKHOLDERS' EQUITY

     During 1993, the number of authorized shares of common stock was increased to 50,000 shares, 10,364 of which were outstanding at December 31, 1995. The Company has reserved 3,658 and 8,535 shares of common stock for issuance upon the conversion of the convertible senior notes ("Senior Notes", Note 8) and Series A cumulative convertible preferred stock ("Series A Preferred Stock",
Note 9), respectively.

     Authorized preferred shares were also increased in 1993 to 100,000 shares, 70,000 shares of which were designated as Series A Preferred Stock. Prior to this allotment, holders of previously issued preferred stock returned all 2,000 shares outstanding at that time in exchange for 181 shares of newly issued common stock. Cumulative preferred dividends totalling $90,000 were paid in cash at the time of the share exchange.

NOTE 8 -- CONVERTIBLE SENIOR NOTES

     On July 30, 1993, the Company issued $30 million in ten-year Senior Notes to Trefoil Capital Investors, L.P. ("Trefoil"). The notes are convertible into shares of the Company's common stock at a conversion rate of $8,201 per share, subject to certain anti-dilution adjustments, and are redeemable by the Company at any time on or after July 30, 1996, initially at a specified premium to par, declining to par for redemptions on or after July 30, 2001. Mandatory redemptions of $7.5 million and $11.25 million are due July 30, 2001 and 2002, respectively, and any remaining unpaid principal is due in 2003.

     Interest accrues at the rate of 7.5% per annum and is payable semi-annually on January 31 and July 31. Interest is payable in cash, however, through January 31, 1998, the Company may elect to pay interest by issuing additional paid-in-kind notes ("PIK Notes"). PIK Notes are not convertible and must be redeemed on a pro rata basis in accordance with the redemption schedule of the Senior Notes. Interest on the PIK Notes accrues at 10% per annum, which payment terms are identical to the Senior Notes, including the option to issue additional PIK Notes for interest obligations.

     PIK Notes of $4.9 million were outstanding as of December 31, 1995. Accrued interest on the Senior Notes as of December 31, 1995 and 1994 has been included in payable to affiliates and classified as a long-term liability.

     Based on the transaction described in Note 17, management considers the fair market value of the Senior Notes to approximate their carrying value.

NOTE 9 -- MANDATORILY REDEEMABLE PREFERRED STOCK

     Concurrent with the sale of the Senior Notes, the Company issued 70,000 shares of Series A Preferred Stock to Trefoil for $70 million.

     With respect to dividend rights and rights on liquidation, dissolution and winding up, Series A Preferred Stock ranks senior to the common stock and senior to any other series or class of preferred stock which may be issued by the Company (collectively, "Junior Securities").

     In the event of any liquidation, dissolution or winding up of the Company, holders of Series A Preferred Stock will be entitled to receive in preference to holders of Junior Securities an amount equal to $1,000 per share plus all accrued but unpaid dividends.

     As long as shares of Series A Preferred Stock remain outstanding, the holders of such shares are entitled to receive, when, as and if declared by the Board of Directors, out of assets of the Company legally available therefore, cumulative cash dividends at an annual rate of 7.5% (if in arrears, compounded quarterly at a rate of 8.625% per annum with respect to dividends in arrears, through the date of payment of such arrearages), payable quarterly in arrears on the last business day of each calendar quarter.

                 TREFOIL COMMUNICATIONS, INC. AND SUBSIDIARIES

     Each share of Series A Preferred Stock is convertible at the option of the holder into one share of common stock at $8,201 per common share, subject to certain antidilution adjustments (the "Conversion Price").

     The Series A Preferred Stock may be redeemed by the Company any time after the third anniversary of the issuance date (in integral multiples having an aggregate stated value of at least $7 million) if (i) all quarterly dividends on the Series A Preferred Stock have been paid in full, (ii) the Company has consummated an initial public offering for its common stock and (iii) the market price of the common stock is equal to at least 165% of the Conversion Price for at least twenty out of thirty consecutive trading days preceding the notice of redemption. In any such event, the redemption price per share will be equal to $1,000, plus accrued and unpaid dividends to the redemption date.

     The Company is required to redeem 14,000 shares of the original issue on July 30, 2003, 28,000 shares on July 30, 2004 and any remaining outstanding shares in 2005. The number of shares to be redeemed by the Company on any mandatory redemption date shall be reduced by the number of shares optionally redeemed by the Company prior to such date, to the extent such shares have not previously been credited against the Company's mandatory redemption obligations. If the Company shall fail to redeem shares of Series A Preferred Stock when required, the annual dividend rate on the outstanding shares of Series A Preferred Stock will be increased to 9.375% (compounded quarterly with respect to dividends in arrears at a rate of 10.780% per annum) of the stated value of such shares plus accrued and unpaid dividends from the date of failure to redeem through the date of redemption. If less than all of the outstanding shares of Series A Preferred Stock are to be redeemed, the shares of Series A Preferred Stock to be redeemed shall be selected pro rata.

     Although not declared by the Company's Board of Directors, dividends on the Series A Preferred Stock have been accrued in the accompanying financial statements. Based on management intentions, including restrictions on the payment of dividends imposed by the Company's bank credit agreement, accrued dividends have been classified as a long-term liability.

     Based on the transaction described in Note 17, management considers the fair market value of the Series A Preferred Stock to approximate their carrying value.

NOTE 10 -- INCOME TAXES

     As discussed in Note 2, the Company prospectively adopted SFAS 109 as of January 1, 1993. The cumulative effect of this change in accounting for income taxes was determined to be immaterial with respect to continuing operations. Upon adoption, a $3.7 million tax benefit was recorded relating to SHOC which has been included in discontinued operations (Note 12).

     The income tax benefit (expense) on income from continuing operations is comprised of the following:

                                                                  YEAR ENDED DECEMBER 31,
                                                          ---------------------------------------
                                                             1993          1994           1995
                                                          ----------    -----------    ----------
Current:
  Federal..............................................   $       --    $  (578,000)   $1,025,000
  State................................................     (150,000)    (1,056,000)       94,000
                                                          ----------    -----------    ----------
                                                            (150,000)    (1,634,000)    1,119,000
                                                          ----------    -----------    ----------
Deferred:
  Federal..............................................    1,849,000       (501,000)      168,000
  State................................................      190,000        780,000            --
                                                          ----------    -----------    ----------
                                                           2,039,000        279,000       168,000
                                                          ----------    -----------    ----------
                                                          $1,889,000    $(1,355,000)   $1,287,000
                                                          ==========    ===========    ==========

                 TREFOIL COMMUNICATIONS, INC. AND SUBSIDIARIES

     Deferred tax liabilities (assets) are comprised of the following:

                                                                       DECEMBER 31,
                                                               ----------------------------
                                                                   1994            1995
                                                               ------------     -----------
    Deferred gain............................................  $ 15,549,000     $15,358,000
    Amortization of FCC licenses and other
      intangibles............................................     5,519,000       5,687,000
    Depreciation.............................................     3,194,000       2,741,000
    Other....................................................       519,000         560,000
                                                               ------------     -----------
      Gross deferred tax liabilities.........................    24,781,000      24,346,000
                                                               ------------     -----------
    Net operating loss carryforward..........................      (878,000)       (584,000)
    AMT and other credit carryforward........................    (3,316,000)     (2,943,000)
    Deferred compensation and other deductions...............    (2,586,000)     (2,627,000)
                                                               ------------     -----------
      Gross deferred tax assets..............................    (6,780,000)     (6,154,000)
      Valuation allowance....................................       876,000       1,026,000
                                                               ------------     -----------
      Net deferred tax assets................................    (5,904,000)     (5,128,000)
                                                               ------------     -----------
                                                               $ 18,877,000     $19,218,000
                                                               ============     ===========

     The Company has a federal net operating loss (NOL) carryover of $1.7 million, subject to various limitations on its utilization. The Company also has AMT Credit and Investment Tax Credit carryforwards for tax purposes of $2.2 million and $734,000, respectively. The above carryovers expire in the years 2000 through 2003, except the AMT credit which has no expiration. Under SFAS 109, the Company has recorded valuation allowances against the realization of the federal tax benefits from net operating losses and investment tax credits in the amounts of $292,000 and $734,000, respectively. The valuation allowances are based on management's estimates and analysis, which include the impact of tax laws which may limit the Company's ability to utilize such loss carryforwards and tax credits.

     The principal items causing an effective rate which differs from the Federal statutory rate are summarized as follows:

                                                                  YEAR ENDED DECEMBER 31,
                                                           --------------------------------------
                                                              1993         1994          1995
                                                           ----------   -----------   -----------
Federal statutory rate...................................  $2,734,000   $   125,000   $ 1,971,000
Amortization of intangibles..............................    (939,000)   (1,703,000)   (1,627,000)
State taxes, net of federal benefit......................     (98,000)     (180,000)       61,000
Reduction of tax reserve.................................          --            --     1,109,000
SFAS 109 rate adjustment.................................    (504,000)           --            --
Recognition of net operating loss carryover..............     538,000       504,000            --
Other, net...............................................     158,000      (101,000)     (227,000)
                                                           ----------   -----------   -----------
                                                           $1,889,000   $(1,355,000)  $ 1,287,000
                                                           ==========   ===========   ===========

NOTE 11 -- RADIO BROADCASTING DISPOSITIONS

     In April 1994, the Company sold the broadcast license and assets of its radio stations in Cleveland, Ohio for $12.1 million (excluding disposal costs). This sale resulted in a gain of $670,000, before related income taxes. A portion of the sale proceeds was utilized to reduce bank debt by $11 million.

                 TREFOIL COMMUNICATIONS, INC. AND SUBSIDIARIES

     In June 1994, the Company sold the broadcast license and assets of its radio station in Seattle, Washington for $12.0 million (excluding disposal costs). This sale resulted in a gain of $4.8 million, before related income taxes. A portion of the sale proceeds was utilized to reduce bank debt by $11 million.

     In September 1993, the Company sold the broadcast licenses and assets of its radio stations in Kansas City for cash of $3.5 million (excluding disposal costs) and a $1.5 million note due in five years with interest, at prime, paid quarterly. This sale resulted in a loss of $40,000, before related income taxes. A portion of the sale proceeds was utilized to reduce bank debt by $2 million.

NOTE 12 -- DISCONTINUED OPERATIONS

     In July 1993, in conjunction with the Malrite acquisition, the Company spun off its television and investing operations to certain of its shareholders. Results of these activities have been segregated from continuing operations and are presented, net of tax, as discontinued operations.

     Operating results applicable to the television division for the seven months ended July 30, 1993 are as follows:

                                                                                  1993
                                                                               ----------
    Broadcast revenues, net..................................................  $4,511,000
    Costs and expenses.......................................................   4,692,000
                                                                               ----------
    Operating loss...........................................................    (181,000)
    Other expenses...........................................................     (79,000)
                                                                               ----------
    Loss before income taxes.................................................  $ (260,000)
                                                                               ==========

     Results applicable to SHOC for the seven months ended July 30, 1993 are as follows:

                                                                                 1993
                                                                              -----------
    Net realized and unrealized gains on marketable securities..............  $ 1,411,000
    Interest and dividend income............................................      621,000
    Gain from investments...................................................      513,000
    Corporate, general and administrative...................................   (8,035,000)
    Interest expense........................................................   (3,755,000)
                                                                              -----------
    Loss before income taxes................................................  $(9,245,000)
                                                                              ===========

     At the time of the spin off, net assets of the television division and SHOC totalled $26.2 million. The distribution has been treated as a dividend and the Company has recorded a charge to equity.

                 TREFOIL COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTE 13 -- COMMITMENTS

     The following are the future minimum rental payments under operating leases (net of minimum rentals under noncancelable subleases) that have initial or remaining lease terms in excess of one year:

                                       YEAR                                  AMOUNT
        ------------------------------------------------------------------ ----------
        1996.............................................................. $3,290,000
        1997..............................................................  3,029,000
        1998..............................................................  2,422,000
        1999..............................................................  1,701,000
        2000..............................................................  1,314,000
        After 2000........................................................  5,604,000

     Certain leases contain renewal options with the same lease terms, except that rentals may be adjusted to current market rates at the time of renewal. Rental expense under operating leases for the years ended December 31, 1995, 1994 and 1993 aggregated $2.9 million, $3.3 million and $2.8 million, respectively.

NOTE 14 -- EMPLOYEE BENEFIT PLANS

     The Company maintains an elective Employees' Savings Plan for all employees not covered by a collective bargaining agreement and who have one or more years of continuous employment. The Company contributes 50% of the annual contributions made by employees up to a maximum of 3% of each participating employee's compensation. Participants are at all times fully vested in their contributions, and the Company's contribution becomes fully vested to the participant after seven years of continuous employment. The Company's contributions for the years ended December 31, 1995, 1994 and 1993 aggregated $453,000, $568,000 and $379,000, respectively.

     The Company also maintains a non-qualified, unfunded incentive compensation plan for certain key employees providing for payments upon separation of employment, death or disability. As of December 31, 1995 the liability recorded for the value of amounts awarded to participants under the plan was approximately $3.5 million.

NOTE 15 -- AFFILIATE TRANSACTIONS

     Both SHOC and Trefoil are related parties of the Company through commonality of certain officers and directors. In addition to the financing transactions described at Notes 8 and 9, the Company made payments to SHOC for interest on cash advances, office space rent and an executive management fee in the aggregate of $175,000, $174,000 and $325,000 for the years ended December 31, 1995, 1994 and 1993, respectively. In July 1993, the Company entered into an executive management agreement with Trefoil in consideration for a fee based on the Company's broadcasting revenues. For the years ended December 31, 1995, 1994 and 1993, the statement of operations includes in corporate expenses a charge of $544,000, $544,000 and $258,000, respectively, for fees payable to Trefoil. In connection with the issuance of the Senior Notes and the Series A Preferred Stock, the Company paid Trefoil $3 million for financial advisory services. These costs were capitalized and are being amortized over the term of the Senior Notes and Series A Preferred Stock. These costs are included in other assets in the balance sheet.

                 TREFOIL COMMUNICATIONS, INC. AND SUBSIDIARIES

     Payable to affiliates comprises the following:

                                                                       DECEMBER 31,
                                                                ---------------------------
                                                                   1994            1995
                                                                -----------     -----------
    Note payable to affiliate at varying interest rates;
      payable quarterly. No stated maturity...................  $ 7,898,000     $ 9,007,000
    Note payable to affiliate at varying interest rates;
      payable quarterly. No stated maturity...................    6,030,000       6,750,000
    PIK notes (Note 8)........................................    2,313,000       4,856,000
                                                                -----------     -----------
                                                                $16,241,000     $20,613,000
                                                                ===========     ===========

     On December 16, 1994, the Company issued a $6 million promissory note to Trefoil, $5.75 million of which was used in 1995 for the acquisition of a radio station in Denver. The note bears interest at LIBOR plus 7% (12.938% at December 31, 1995) and has no stated maturity. Accrued interest is added to the principal of the note at the end of each calendar quarter and, accordingly, the outstanding balances at December 31, 1995 and December 31, 1994 include $720,000 and $30,000 of interest expensed in 1995 and 1994, respectively.

     On September 29, 1993, the Company issued a $7 million promissory note to SHOC and used the proceeds to reduce Broadcasting's bank debt. The note bears interest at LIBOR plus 7% (12.938% at December 31, 1995) and has no stated maturity. Accrued interest is added to the principal of the note at the end of each calendar quarter and, accordingly is included in the outstanding balance at December 31, 1995 and 1994. Interest expense includes for the years ended December 31, 1995, 1994 and 1993 $1,109,000, $747,000 and $151,000,
respectively.

     Based on the transaction described in Note 17, management considers the fair market value of these notes to approximate their carrying value.

NOTE 16 -- LITIGATION

     The Company is a plaintiff or defendant in several legal actions, the probable outcome of which are not considered material, either individually or in the aggregate.

NOTE 17 -- SUBSEQUENT EVENT -- SALE OF THE COMPANY

     On February 14, 1996, the Company's shareholders completed the sale of all issued and outstanding shares of the Company to Chancellor Radio Broadcasting Company, formerly Chancellor Broadcasting Company, ("Chancellor") for $395 million in cash. A portion of the proceeds was utilized to pay-off bank debt, convertible senior notes, payable to affiliates and redeem outstanding preferred stock and pay dividends payable thereon. As of the closing date, the Company, along with Broadcasting, became wholly-owned subsidiaries of Chancellor. No accounts in the accompanying financials have been adjusted for the effects of this transaction.

                       REPORT OF INDEPENDENT ACCOUNTANTS

Board of Directors
Chancellor Broadcasting Company:


     We have audited the accompanying combined statements of net assets of The Omni Stations (combination of three radio stations to be acquired), as defined in Note 1, as of December 31, 1995 and the related combined statements of revenues, direct expenses and other income (expense), changes in net assets, and cash flows for the year then ended. These financial statements are the responsibility of the Omni Stations' management. Our responsibility is to express an opinion on these financial statements based on our audit.


     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of the Omni Stations at December 31, 1995, and the combined results of their revenues, direct expenses and other income (expense), changes in net assets and their cash flows for the year then ended, in conformity with generally accepted accounting principles.


Dallas, Texas

July 31, 1996

                               THE OMNI STATIONS
              (COMBINATION OF THREE RADIO STATIONS TO BE ACQUIRED)


                       COMBINED STATEMENTS OF NET ASSETS


                                     ASSETS




                                                                    DECEMBER 31,      MARCH 31,
                                                                        1995            1996
                                                                    ------------     -----------
                                                                                     (UNAUDITED)
Current assets:
  Cash............................................................. $    560,469     $   876,965
  Accounts receivable (less allowance for doubtful accounts of
     $70,222 and $104,052, respectively)...........................    2,841,017       3,003,030
  Prepaid expenses and other.......................................       55,888          82,727
                                                                    ------------     -----------
          Total current assets.....................................    3,457,374       3,962,722
Property and equipment, net of accumulated depreciation of
  $2,791,865 and $3,228,676, respectively..........................    2,619,041       2,524,187
Goodwill and FCC license agreements, net of accumulated
  amortization of $5,656,887 and $5,979,718, respectively..........   19,110,675      18,787,844
Other..............................................................        9,750           6,350
                                                                    ------------     -----------
          Total assets............................................. $ 25,196,840     $25,281,103
                                                                    ============     ===========
                                   LIABILITIES AND NET ASSETS
Current liabilities:
  Trade accounts payable........................................... $    456,298     $   158,191
  Other accrued liabilities........................................      317,538         267,971
                                                                    ------------     -----------
          Total current liabilities................................      773,836         426,162
Long-term liabilities:
  Deferred rent....................................................      100,264          99,077
                                                                    ------------     -----------
          Total liabilities........................................      874,100         525,239
Net assets.........................................................   24,322,740      24,755,864
                                                                    ------------     -----------
          Total liabilities and net assets......................... $ 25,196,840     $25,281,103
                                                                    ============     ===========


     The accompanying notes are an integral part of the combined financial statements.

                               THE OMNI STATIONS
              (COMBINATION OF THREE RADIO STATIONS TO BE ACQUIRED)


                COMBINED STATEMENTS OF REVENUES, DIRECT EXPENSES


                           AND OTHER INCOME (EXPENSE)



                                                                            THREE MONTHS ENDED
                                                         YEAR ENDED              MARCH 31,
                                                        DECEMBER 31,     -------------------------
                                                            1995            1995           1996
                                                        ------------     ----------     ----------
                                                                                (UNAUDITED)
Broadcasting revenues.................................  $ 15,553,877     $3,077,451     $3,992,914
Less agency commissions...............................     2,086,292        409,926        557,088
                                                        ------------     ----------     ----------
          Net revenues................................    13,467,585      2,667,525      3,435,826
                                                        ------------     ----------     ----------
Operating expenses:
  Programming, technical and news.....................     2,614,297        529,312        731,692
  Sales and promotion.................................     4,173,793        805,601        931,028
  General and administrative..........................     2,339,724        502,548        659,190
  Depreciation and amortization.......................     1,575,738        229,519        436,811
                                                        ------------     ----------     ----------
          Total operating expenses....................    10,703,552      2,066,980      2,758,721
                                                        ------------     ----------     ----------
Gain on sale of WOMX-AM station assets................       247,187             --             --
Other income (expense), net...........................        16,759        (22,233)          (743)
                                                        ------------     ----------     ----------
Excess of revenues over expenses......................  $  3,027,979     $  578,312     $  676,362
                                                        ============     ==========     ==========


     The accompanying notes are an integral part of the combined financial statements.

                               THE OMNI STATIONS
              (COMBINATION OF THREE RADIO STATIONS TO BE ACQUIRED)

                  COMBINED STATEMENT OF CHANGES IN NET ASSETS


Balance at January 1, 1995....................................................... $ 9,748,726
  Capital contribution to acquire WXXL-FM........................................  15,000,000
  Net income.....................................................................   3,027,979
  Distributions to owners........................................................  (3,453,965)
                                                                                  -----------
Balance at December 31, 1995.....................................................  24,322,740
  Excess of revenues over expenses (unaudited)...................................     676,362
  Distributions to owners (unaudited)............................................    (243,238)
                                                                                  -----------
Balance at March 31, 1996 (unaudited)............................................ $24,755,864
                                                                                  ===========


     The accompanying notes are an integral part of the combined financial statements.

                               THE OMNI STATIONS
              (COMBINATION OF THREE RADIO STATIONS TO BE ACQUIRED)

                       COMBINED STATEMENTS OF CASH FLOWS


                                                                           THREE MONTHS ENDED
                                                         YEAR ENDED             MARCH 31,
                                                        DECEMBER 31,     -----------------------
                                                            1995           1995          1996
                                                        ------------     ---------     ---------
                                                                               (UNAUDITED)
Cash flows from operating activities:
  Excess of revenues over expenses..................... $  3,027,979     $ 578,312     $ 676,362
  Adjustment to reconcile net loss to net cash provided
     by operating activities:
     Depreciation and amortization.....................    1,575,737       229,520       436,811
     Provision for doubtful accounts...................       94,056        33,022        10,677
     Gain on sale of assets............................     (247,187)           --            --
     Changes in operating assets and liabilities:
       Accounts receivable.............................     (878,265)     (160,850)     (172,690)
       Prepaid expenses and other......................      (23,039)       (6,644)       (1,339)
       Accounts payable................................      294,793        37,464      (298,107)
       Other accrued liabilities.......................         (335)      (58,873)      (50,754)
                                                        ------------     ---------     ---------
          Net cash provided by operating activities....    3,843,739       651,951       600,960
                                                        ------------     ---------     ---------
Cash flows used in investing activities:
  Purchases of property and equipment..................     (770,483)     (162,244)      (41,226)
  Purchase of WXXL-FM..................................  (15,000,000)           --            --
  Proceeds from sale of WOMX-AM station assets.........      500,000            --            --
                                                        ------------     ---------     ---------
          Net cash used in investing activities........  (15,270,483)     (162,244)      (41,226)
                                                        ------------     ---------     ---------
Cash flows from financing activities:
  Capital distributions to owners......................   (3,453,965)     (437,927)     (243,238)
  Contribution to acquire WXXL-FM......................   15,000,000            --            --
                                                        ------------     ---------     ---------
     Net cash provided by (used in) financing
       activities......................................   11,546,035      (437,927)     (243,238)
                                                        ------------     ---------     ---------
Net increase in cash...................................      119,291        51,780       316,496
Cash at beginning of the period........................      441,178       441,178       560,469
                                                        ------------     ---------     ---------
Cash at end of the period.............................. $    560,469     $ 492,958     $ 876,965
                                                        ============     =========     =========


     The accompanying notes are an integral part of the combined financial statements.

                               THE OMNI STATIONS
              (COMBINATION OF THREE RADIO STATIONS TO BE ACQUIRED)

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. ORGANIZATION AND BASIS OF PRESENTATION:

     The accompanying combined financial statements include the accounts of three radio stations (the "Omni Stations" or the "Station") operated by three corporations (the "Companies") as follows:

     - Omni America Group ("Omni") owns and operates WXXL-FM in Orlando,
       Florida.

     - Nationwide Communications, Incorporated ("Nationwide") owns and operates WOMX-FM in Orlando, Florida.

     - Beasley FM Acquisition Corporation ("Beasley") owns and operates WJHM-FM in Orlando, Florida.

     The Omni Stations operate in a single industry segment, which segment encompasses the ownership and management of radio broadcast stations located in the Orlando market.


     In March of 1996, Omni entered into an LMA and purchase agreement with Beasley relating to radio station WJHM-FM. In July of 1996, Omni entered into an LMA and purchase agreement with Nationwide relating to radio station WOMX-FM. Under the LMA agreements, Beasley and Nationwide maintain ownership of their respective stations and receive a fee in exchange for Omni's right to operate the stations. The LMA's will terminate upon consummation of the purchase agreements which is expected to take place in August of 1996.



     On May 14, 1996, Omni entered into an asset purchase agreement (the "Agreement") to sell substantially all the assets of the Omni Stations (the "Omni Transaction") to Chancellor Radio Broadcasting Company ("Chancellor"). The closing of the Omni Transaction, which is subject to various conditions and approvals as defined in the Agreement, is expected to take place in the first quarter of 1997.



     These financial statements include the historical cost basis of assets, liabilities and operations of the Stations. All significant intercompany accounts and transactions have been eliminated in combination of the individual stations. Unallocated amounts such as corporate overhead, interest, amortization of deferred finance costs and taxes, which are not directly attributable to radio station operations, have been excluded from these statements.


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

ACCOUNTING ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

     On February 8, 1996, the President signed into law the Telecommunications Act of 1996. Among other things, this legislation requires the Federal Communications Commission (the "FCC") to relax its numerical restrictions on local ownership and affords renewal applicants significant new protections from competing applications for their broadcast licenses. The ultimate effect of this legislation on the competitive environment is currently undeterminable.

REVENUE RECOGNITION

     Broadcasting operations derive revenue primarily from the sale of program time and commercial announcements to local, regional and national advertisers. Revenue is recognized when the program and commercial announcements are broadcast.

                               THE OMNI STATIONS
              (COMBINATION OF THREE RADIO STATIONS TO BE ACQUIRED)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

BARTER TRANSACTIONS

     Barter transactions represent advertising time exchanged for promotional items, advertising, supplies, equipment and services. The fair value of trade agreement transactions is included in revenue and is expensed or capitalized, as appropriate.

CASH

     The Omni Stations maintain cash in demand deposits with financial institutions. There were no cash equivalents during the period presented. All highly liquid investments with an original maturity of less than three months are considered cash equivalents.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation is determined using the straight-line method based upon the estimated useful lives of the various classes of assets ranging from five to thirty-one years. Leasehold improvements are amortized over the shorter of their useful lives or the terms of the related leases.

INTANGIBLE ASSETS


     Intangible assets are stated at cost and are being amortized on a straight-line basis over the estimated useful life of the various bases of assets ranging from ten to forty years as follows:


                                                                       YEARS
                                                                       -----
                Goodwill.............................................  15-40
                Licenses, permits and other assets...................   10

     The Stations evaluate intangible assets for potential impairment by analyzing the operating results, trends and prospects of the Stations, as well as by comparing them to their competitors. The Stations also takes into consideration recent acquisition patterns within the broadcast industry, the impact of recently enacted or potential FCC rules and regulations and any other events or circumstances which might indicate potential impairment.


ADVERTISING COSTS


     The Stations incur various marketing and promotional costs to add and maintain listenership. These costs are expensed as incurred or deferred and amortized over the interim periods which they benefit and totaled approximately $1,063,000 for the year ended December 31, 1995.

CONCENTRATION OF CREDIT RISK


     The Stations' revenue and accounts receivable primarily relate to advertising of products and services within the radio stations' broadcast areas. The Stations perform ongoing credit evaluations of their customers' financial condition and, generally, require no collateral from their customers.

                               THE OMNI STATIONS
              (COMBINATION OF THREE RADIO STATIONS TO BE ACQUIRED)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)


INTERIM FINANCIAL INFORMATION



     The combined statements of net assets and changes in net assets as of and for the period ended March 31, 1996; and the combined statements of revenues, direct expenses and other income (expense), and cash flows for the three months ended March 31, 1996 and 1995 are unaudited. However, in the opinion of management, all adjustments necessary for a fair presentation of such financial statements have been included and are of a normal recurring basis. Interim results are not necessarily indicative of results for a full year.


3. PROPERTY AND EQUIPMENT:

     Property and equipment consist of the following:


    Land....................................................................  $    29,192
    Buildings and leasehold improvements....................................      301,040
    Towers and ground systems...............................................    1,355,196
    Studio, technical and transmitting equipment............................    2,884,520
    Furniture and fixtures..................................................      729,728
    Vehicles................................................................      111,230
                                                                              -----------
                                                                                5,410,906
    Less accumulated depreciation and amortization..........................   (2,791,865)
                                                                              -----------
                                                                              $ 2,619,041
                                                                              ===========


4. LEASES:


     The Stations lease their facilities and certain equipment under various operating leases. Rental expense under operating leases for the year ended December 31, 1995 was approximately $522,000.


     At December 31, 1995, future minimum lease payments due under operating and capital leases with initial or remaining noncancelable lease terms in excess of one year are as follows:


YEAR ENDING                                                           OPERATING
DECEMBER 31,                                                            LEASES
- ------------                                                          ----------
   1996.............................................................  $  478,037
   1997.............................................................     406,182
   1998.............................................................     341,405
   1999.............................................................     313,600
   2000.............................................................     319,381
   Thereafter.......................................................     845,308
   Total minimum lease payments.....................................  $2,703,913



5. SALE OF ASSETS:



     In April of 1995, Nationwide sold WOMX assets related to its AM broadcast for $500,000 and recorded a gain on the sale of approximately $247,000.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
Chancellor Radio Broadcasting Company:

     We have audited the accompanying statements of operations, division equity, and cash flows for the year ended December 31, 1993 of KFBK/KGBY, a division of Group W Radio, Inc. (CAL) ("Old Chancellor Communications"). These financial statements are the responsibility of the Division's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows for the year ended December 31, 1993, of Old Chancellor Communications, in conformity with generally accepted accounting principles.

COOPERS & LYBRAND

Sacramento, California
June 14, 1994

                         OLD CHANCELLOR COMMUNICATIONS

                  STATEMENT OF OPERATIONS AND DIVISION EQUITY

                                                                                   YEAR ENDED
                                                                                  DECEMBER 31,
                                                                                      1993
                                                                                  ------------
Broadcasting revenues............................................................ $ 17,477,827
Less agency commissions..........................................................    2,761,231
                                                                                  ------------
  Net revenues...................................................................   14,716,596
                                                                                  ------------
Operating expenses:
  Programming, technical and news................................................    4,394,861
  Sales and promotion............................................................    3,490,483
  General and administrative.....................................................    1,852,486
  Depreciation and amortization..................................................    1,013,803
  Corporate expenses.............................................................      567,984
                                                                                  ------------
                                                                                    11,319,617
                                                                                  ------------
          Income from operations.................................................    3,396,979
Other income (expense):
  Interest expense...............................................................     (699,800)
  Other..........................................................................        1,438
                                                                                  ------------
Income before provision for income taxes.........................................    2,698,617
Provision for income taxes.......................................................    1,234,613
                                                                                  ------------
Net income.......................................................................    1,464,004
Division equity, beginning of the period.........................................   19,083,866
Equity withdrawals, net..........................................................   (3,402,450)
                                                                                  ------------
Division equity, end of the period............................................... $ 17,145,420
                                                                                  ============

    The accompanying notes are an integral part of the financial statements.

                         OLD CHANCELLOR COMMUNICATIONS

                            STATEMENT OF CASH FLOWS

                                                                                   YEAR ENDED
                                                                                    DECEMBER
                                                                                    31, 1993
                                                                                   ----------
Cash flows from operating activities:
  Net income.....................................................................  $1,464,004
  Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation and amortization...............................................   1,013,803
     Loss on disposal of fixed assets............................................          --
     Provision for doubtful accounts.............................................     164,331
     Increase in accounts receivable.............................................    (441,076)
     (Increase) decrease in due from trade agreements............................     142,599
     Decrease in prepaids and other..............................................     590,799
     (Decrease) increase in accounts payable.....................................     202,423
     Increase (decrease) in accrued liabilities..................................     (41,553)
     Increase (decrease) in obligation related to trade agreements...............    (172,601)
     Increase in income taxes payable to Parent..................................     683,293
                                                                                   ----------
     Net cash provided by operating activities...................................   3,606,022
                                                                                   ----------
Cash flows from investing activities:
  Acquisition of equipment and leasehold improvements............................      (7,508)
                                                                                   ----------
Cash flows from financing activities:
  Equity withdrawals, net........................................................  (3,402,450)
                                                                                   ----------
     Net increase (decrease) in cash.............................................     196,064
Cash, at beginning of the period.................................................      46,190
                                                                                   ----------
Cash, at end of the period.......................................................  $  242,254
                                                                                   ==========
SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid during the period for income taxes paid to Parent....................  $  551,320

    The accompanying notes are an integral part of the financial statements.

                         OLD CHANCELLOR COMMUNICATIONS

                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization

     In January 1994, Chancellor Communications Corporation ("Chancellor Communications") acquired KFBK-AM and KGBY-FM radio broadcasting stations (collectively referred to as "Old Chancellor Communications" or the "Division") located in Sacramento, California from Group W Radio, Inc. (CAL.) (referred to herein as "Group W" or the "Parent"), a subsidiary of Westinghouse Broadcasting, Inc. Westinghouse Broadcasting, Inc. is a wholly owned subsidiary of Westinghouse Electric Corporation (Westinghouse). Group W Radio, Inc. (CAL.) had owned and operated the Old Chancellor Communications since 1987.

  Cash

     Old Chancellor utilizes Westinghouse centralized cash management services. Under such services arrangements, accounts receivable are collected and cash is invested centrally. Additionally, disbursing operations are funded centrally upon demand. As a result, Old Chancellor carries little cash but receives charges and credits against Parent company investment for cash used and collected through a central clearing house arrangement.

  Sports Rights

     Sports rights consist of rights to broadcast all games of the Sacramento Kings from the 1991 through 1994 seasons. The rights are amortized over the life of the agreement.

  Property and Equipment

     Property and equipment is stated at cost, less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives, which range from three to forty-five years. Leasehold and land improvements are amortized on the straight-line method over the shorter of the lease term or their useful life. Amortization periods range from seven to twenty years. Gains and losses from disposals of property, plant and equipment are reflected in other income and expense. Expenditures for additions and improvements are capitalized, and costs of repairs and maintenance are charged to operations as incurred.

  Goodwill

     Goodwill arose in 1987 from the allocation of the purchase price in connection with the acquisition of the stations and is being amortized using the straight-line method over forty years.

  Division Equity

     Division equity represents the original investment in Old Chancellor Communications by the Parent for acquisition of the stations, plus accumulated net income less net equity withdrawals since 1987. Cash receipts are transferred to the Parent by daily cash sweeps and the Parent makes funds available for payment of Old Chancellor Communications' bills. The difference between cash sweeps and payment of Old Chancellor Communications' bills is the net equity withdrawal or infusion.

  Corporate Services and Group Overhead Allocations

     Old Chancellor Communications uses, and is charged directly for, certain services that Westinghouse provides to its business units. These services include telephone services, information systems support, certain accounting functions, legal services, environmental affairs and benefit administration.

                         OLD CHANCELLOR COMMUNICATIONS

     Westinghouse centrally developed, negotiated and administered Old Chancellor Communications' insurance programs. The insurance includes a broad all-risk coverage for real and personal property and third party liability coverage, and employer's liability coverage, automobile liability, general product liability and other standard liability coverage. Westinghouse also maintains a program of self-insurance for workers' compensation. A portion of the cost of this program is charged to the Division based on claims history.

     All of the charges described above are included as costs of Old Chancellor Communications' operation in these financial statements. Such charges by Westinghouse to Old Chancellor Communications are based on either a direct cost pass through or a percentage allocation of total costs for the services provided. Where percentage allocations are used, such allocations are based on Old Chancellor Communications' percent utilization compared to that of all Westinghouse organizations. These costs have been allocated to Old Chancellor Communications on a basis that management believes is reasonable. However, management believes it is possible that the terms of these transactions may differ from those that would result from transactions among unrelated parties.

     Westinghouse also allocates a certain portion of its corporate expenses to each business unit. These allocated costs include Westinghouse executive management and corporate overhead; benefit costs associated with retired employees; corporate related pension charges; audit, tax and treasury services; and other support and executive functions. Corporate expenses are allocated to Old Chancellor Communications primarily based on payroll dollars.

     In addition, Group W provides various services to Old Chancellor Communications. These include computer support, executive management services, accounting services, human resource services and other group support costs. Charges for such services are allocated as part of assessed overhead based on a methodology applicable to the services provided.

     Allocations of Westinghouse corporate expenses and Group W service charges are not necessarily indicative of actual results had the Division operated as a separate stand-alone entity. It is not practical for management to estimate the level of expenses that might have been incurred had the Division operated as a separate stand-alone entity.

     Upon sale of the Division in January 1994 (Note 8), Old Chancellor Communications' employees terminated participation in the Westinghouse benefit plans and became covered by Chancellor Communications plans which primarily consist of health and workers' compensation insurance and availability of a 401(k) plan to which employees can contribute.

  Interest

     The Division receives a charge from Westinghouse for the carrying cost of Parent company investment in the form of interest expense. The charge is based on the Parent's average total investment in the Division during the relevant period and is adjusted annually. The allocated interest expense was $724,400 in 1992 and $699,800 in 1993. The effective annual percentage rate for interest expense was approximately 10 percent over the three years. For purposes of these financial statements, interest paid is assumed to equal interest expense.

  Income Taxes

     In accordance with the Parent's intercompany tax sharing agreement with its parent, taxes are charged to the Division at the statutory federal and state tax rates applied to taxable accounting basis income. Because intercompany taxes are based on accounting basis income and are settled currently between Old Chancellor Communications and the Parent, there are no deferred taxes at the Old Chancellor Communications level.

                         OLD CHANCELLOR COMMUNICATIONS

  Concentration of Credit Risk

     Old Chancellor revenues and accounts receivable relate primarily to advertising of products and services in the greater Sacramento region. Revenues are recognized when advertisements are broadcast. Credit losses have been within management's expectations.

  Trade Transactions

     Trade transactions represent advertising time exchanged for promotional items, advertising, supplies, equipment, and services. The fair value of trade agreement transactions is included in revenue and is expensed or capitalized, as appropriate.

2. RELATED-PARTY TRANSACTIONS

     Related-party transactions, in addition to those disclosed elsewhere in these financial statements, amounted to:

                                                                               YEAR ENDED
                                                                              DECEMBER 31,
                                                                                  1993
                                                                              ------------
    Corporate overhead expenses and divisional activities charged by the
      Parent................................................................    $567,984
    Interest expense charged by the Parent..................................    $699,800
    Employee benefits charged by the Parent.................................    $497,609

3. INCOME TAXES

     Amounts allocated by the Parent to Old Chancellor Communications as the provision for income taxes consist of:

                                                                              1993
                                                                           ----------
        Federal..........................................................  $  948,552
        State............................................................     286,061
                                                                           ----------
                                                                           $1,234,613
                                                                           ==========

     The allocation for income taxes varies from the normal statutory federal tax rate as a result of:

                                                                                1993
                                                                                ----
        Federal statutory rate..............................................    34.0%
        Nondeductible expenses:
          Amortization of goodwill..........................................     5.6
        State taxes.........................................................     6.1
                                                                                ----
          Provisions........................................................    45.7%
                                                                                ====

4. COMMITMENTS AND CONTINGENCIES

  Operating Leases

     Old Chancellor Communications leases its facilities and certain equipment under long-term noncancelable lease agreements which have been accounted for as operating leases. The leases require that Old Chancellor Communications pay all property taxes, insurance costs, repairs and common area maintenance

                         OLD CHANCELLOR COMMUNICATIONS
expense associated with its portion of the facilities. As of December 31, 1993, future minimum payments by year under long-term, noncancellable operating leases approximate:

        YEAR ENDING DECEMBER 31,
        ------------------------
        1994.............................................................  $  219,000
        1995.............................................................     225,000
        1996.............................................................     207,000
        1997.............................................................     205,000
        1998.............................................................     205,000
        Thereafter.......................................................     579,000
                                                                           ----------
                                                                           $1,640,000
                                                                           ==========

     Rental expense charged to operations for all operating leases amounted to approximately $205,000 for the year ended December 31, 1993.

  Program Rights

     In the ordinary course of business, Old Chancellor Communications enters into programming contracts which require various payment terms including flat rates per broadcast and cooperative revenue sharing arrangements. The agreements are generally cancelable upon notice of up to 90 days.

  Employment Contracts

     Old Chancellor Communications has entered into employment agreements with certain of its employees. These agreements provide for the payment of contracted amounts remaining under employment contracts as of the date of termination, if any. The amount remaining under these contracts at December 31, 1993 is $525,000.

  Litigation

     Old Chancellor Communications is subject to various legal actions and administrative proceedings related to four former employees who allege discrimination and other matters. These contingencies were retained by the Parent in connection with the sale of assets as described in Note 6.

5. POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

     Westinghouse sponsors defined benefit postretirement plans that provide medical, dental, and life insurance benefits for eligible retirees and dependents, including the Division's eligible retirees located in the U.S., Puerto Rico and Canada. During 1992, Westinghouse adopted SFAS 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," on the immediate recognition basis. This statement requires employers that sponsor single-employer defined benefit postretirement plans to recognize net periodic postretirement benefit costs during an employee's service to the employer and, when adopted on the immediate recognition basis, a transition obligation for postretirement benefits accumulated by employees in earlier periods. However, for the purposes of these financial statements, the Division is considered to have participated in a multi-employer postretirement benefit plan as defined in SFAS 106. Therefore, no provision has been made in these financial statements to recognize an obligation for accumulated postretirement benefits.

     For multi-employer plans, employers are required to recognize as net postretirement benefit costs, total contributions for the period. For 1992 and 1993 the Division's net postretirement cost for the multi-employer

                         OLD CHANCELLOR COMMUNICATIONS
plan was not separately identified by Westinghouse. Allocations for employee benefits (Note 4) encompasses all benefit plans of Westinghouse.

6. SUBSEQUENT EVENTS

     On January 10, 1994, certain assets including substantially all land, buildings, equipment, assets under trade agreements, broadcast rights and licenses and certain other intangible assets of Old Chancellor Communications were sold to Chancellor Communications for approximately $48,000,000. Liabilities assumed by Chancellor Communications were limited to certain ongoing contractual rights and obligations.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors

Chancellor Radio Broadcasting Company:


     We have audited the accompanying balance sheet of KDWB-FM (Radio Station of Midcontinent Radio of Minnesota, Inc. to be purchased by Chancellor Broadcasting Company) as of December 31, 1994 and the related statements of operations, changes in net assets and cash flows for the year ended December 31, 1994. These financial statements are the responsibility of Midcontinent Radio of Minnesota, Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of KDWB-FM (Radio Station of Midcontinent Radio of Minnesota, Inc. to be purchased by Chancellor Broadcasting Company) at December 31, 1994, and the results of its operations and its cash flows for the year ended December 31, 1994, in conformity with generally accepted accounting principles.

COOPERS & LYBRAND L.L.P.

Dallas, Texas
June 23, 1995

                                    KDWB-FM
            (RADIO STATION OF MIDCONTINENT RADIO OF MINNESOTA, INC.
              TO BE PURCHASED BY CHANCELLOR BROADCASTING COMPANY)

                                 BALANCE SHEET

                                     ASSETS

                                                                                  DECEMBER 31,
                                                                                      1994
                                                                                  ------------
Current assets:
  Cash..........................................................................   $      501
  Accounts receivable, (less allowance for doubtful accounts of $28,958)........    1,106,166
  Prepaid expenses and other....................................................      200,312
                                                                                   ----------
          Total current assets..................................................    1,306,979
Property and equipment, net.....................................................      948,685
                                                                                   ----------
Intangible and other assets:
  Goodwill......................................................................    2,414,455
  Regulatory licenses and permits...............................................    3,580,722
  Other assets..................................................................    2,864,578
                                                                                   ----------
                                                                                    8,859,755
  Less accumulated amortization.................................................    3,919,558
                                                                                   ----------
Net intangible and other assets.................................................    4,940,197
                                                                                   ----------
          Total assets..........................................................   $7,195,861
                                                                                   ==========
LIABILITIES AND NET ASSETS
Current liabilities:
  Accounts payable..............................................................   $   40,489
  Accrued salaries..............................................................      135,234
  Accrued commissions...........................................................       28,138
  Accrued income taxes..........................................................       25,706
  Other accrued expenses........................................................      154,653
                                                                                   ----------
          Total current liabilities.............................................      384,220
Net assets......................................................................    6,811,641
                                                                                   ----------
          Total liabilities and net assets......................................   $7,195,861
                                                                                   ==========

    The accompanying notes are an integral part of the financial statements.

                                    KDWB-FM
            (RADIO STATION OF MIDCONTINENT RADIO OF MINNESOTA, INC.
              TO BE PURCHASED BY CHANCELLOR BROADCASTING COMPANY)

                            STATEMENTS OF OPERATIONS


                                                                                      SEVEN MONTHS
                                                                      YEAR ENDED      ENDED JULY 31,
                                                                     DECEMBER 31,         1995
                                                                         1994         ------------
                                                                     ------------     (UNAUDITED)
Broadcasting revenues..............................................   $6,396,000       $  943,624
Less agency commissions............................................      729,000           50,200
                                                                      ----------       ----------
          Net revenues.............................................    5,667,000          893,424
                                                                      ----------       ----------
Operating expenses:
  Programming, technical and news..................................    1,319,500          151,732
  Sales and promotion..............................................    2,157,500          204,277
  General and administrative.......................................      976,000          117,292
  Depreciation and amortization....................................    1,198,086          518,156
                                                                      ----------       ----------
                                                                       5,651,086          991,457
  Other expense....................................................           --           23,000
                                                                      ----------       ----------
Income (loss) before provision for income taxes....................       15,914         (121,033)
Provision (benefit) for income taxes...............................        6,365          (93,000)
                                                                      ----------       ----------
          Net income (loss)........................................   $    9,549       $  (28,033)
                                                                      ==========       ==========

    The accompanying notes are an integral part of the financial statements.

                                    KDWB-FM
            (RADIO STATION OF MIDCONTINENT RADIO OF MINNESOTA, INC.
              TO BE PURCHASED BY CHANCELLOR BROADCASTING COMPANY)

                      STATEMENTS OF CHANGES IN NET ASSETS

Balance, December 31, 1993......................................................  $7,897,934
Distribution to MRI.............................................................  (1,095,842)
Net income......................................................................       9,549
                                                                                  ----------
Balance, December 31, 1994......................................................   6,811,641
Distribution to MRI (unaudited).................................................  (1,237,060)
Net income (unaudited)..........................................................     (28,033)
                                                                                  ----------
Balance, July 31, 1995 (unaudited)..............................................  $5,546,548
                                                                                  ==========

    The accompanying notes are an integral part of the financial statements.

                                    KDWB-FM
            (RADIO STATION OF MIDCONTINENT RADIO OF MINNESOTA, INC.
              TO BE PURCHASED BY CHANCELLOR BROADCASTING COMPANY)

                            STATEMENTS OF CASH FLOWS




                                                                                       SEVEN MONTHS
                                                                                          ENDED
                                                                     YEAR ENDED          JULY 31,
                                                                  DECEMBER 31, 1994        1995
                                                                  -----------------    ------------
                                                                                       (UNAUDITED)
Cash flows from operating activities:
  Net income (loss).............................................     $     9,549        $  (28,033)
                                                                     -----------        ----------
  Adjustment to reconcile net income to net cash provided by operating activities:
     Depreciation and amortization..............................       1,198,086           518,156
     Provision for losses on accounts receivable................           5,801                --
     Loss on disposal of fixed assets...........................           6,208                --
       Changes in operating assets and liabilities:
       Accounts receivable......................................        (230,407)        1,106,166
       Prepaid expenses and other...............................          42,488           (49,394)
       Accounts payable and accrued liabilities.................          79,262          (106,184)
                                                                     -----------        ----------
          Total adjustments.....................................       1,101,438         1,468,744
                                                                     -----------        ----------
          Net cash provided by operating activities.............       1,110,987         1,440,711
                                                                     -----------        ----------
Cash flows from investing activities:
  Additions to property and equipment...........................         (15,145)          (12,459)
                                                                     -----------        ----------
          Net cash used in investing activities.................         (15,145)          (12,459)
                                                                     -----------        ----------
Cash flows from financing activities:
  Distribution to MRI...........................................      (1,095,842)       (1,428,753)
                                                                     -----------        ----------
          Net cash used in financing activities.................      (1,095,842)       (1,428,753)
                                                                     -----------        ----------
Net increase in cash............................................              --              (501)
Cash at beginning of the period.................................             501               501
                                                                     -----------        ----------
Cash at end of the period.......................................     $       501        $       --
                                                                     ===========        ==========


    The accompanying notes are an integral part of the financial statements.

                                    KDWB-FM
            (RADIO STATION OF MIDCONTINENT RADIO OF MINNESOTA, INC.
              TO BE PURCHASED BY CHANCELLOR BROADCASTING COMPANY)
        (UNAUDITED WITH RESPECT TO THE SEVEN MONTHS ENDED JULY 31, 1995)

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND BASIS OF PRESENTATION

     The financial statements include the accounts of KDWB-FM, (the "Company") a radio station which is wholly owned by Midcontinent Radio of Minnesota, Inc. ("MRI"). On February 1, 1995, MRI entered into an asset purchase agreement (the "Agreement") to sell substantially all the assets of KDWB-FM to Chancellor Broadcasting Company for $22,000,000 in cash. The transaction ("Purchase Transaction") closed on July 31, 1995. These financial statements include the historical basis of assets, liabilities and operations of KDWB-FM. During 1994, cash distributions representing a return of investment of $1,095,842 were made to MRI. The statements do not reflect any corporate charges or management fees of MRI.

  Interim Financial Information

     In the opinion of management, the unaudited interim financial information of the station contains all adjustments, consisting only of those of a normal recurring nature, necessary to present fairly the station's financial position as of July 31, 1995 and the results of its operations and cash flows for the seven months ended July 31, 1995, and changes in net assets for the seven months then ended. The results of operations for the seven months ended July 31, 1995 are not necessarily indicative of the results to be expected for the full year. On February 1, 1995, the Company entered into a local marketing agreement or "LMA" with Chancellor Broadcasting Company. Under an LMA, a third-party provides programming and sells advertising for a specified fee. Accordingly, from February 1, 1995 through July 31, 1995 substantially all activity of the Company consists of revenue received under the LMA of $540,000.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Revenue Recognition

     Broadcasting operations derive revenue primarily from the sale of program time and commercial announcements to local, regional and national advertisers. Revenue is recognized when the program and commercial announcements are broadcast.

  Property and Equipment

     For financial statement reporting purposes, depreciation of property and equipment is determined using the straight-line method based upon the estimated useful lives of the various classes of assets ranging from five to fifteen years and leasehold improvements are amortized over the shorter of their useful lives or the terms of the related leases.

  Intangible and Other Assets

     Intangible and other assets are stated at cost and are being amortized on a straight-line basis as follows:

                                                                                YEARS
                                                                                -----
        Goodwill..............................................................    40
        Regulatory licenses and permits.......................................    40
        Other assets..........................................................  6-12

     The Company evaluates intangible assets for potential impairment by analyzing the operating results, trends and prospects of the Company's stations, as well as by comparing them to their competitors. The Company also takes into consideration recent acquisition patterns within the broadcast industry, the impact of recently enacted or potential FCC rules and regulations and any other events or circumstances which might indicate potential impairment.

                                    KDWB-FM
            (RADIO STATION OF MIDCONTINENT RADIO OF MINNESOTA, INC.
              TO BE PURCHASED BY CHANCELLOR BROADCASTING COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  Concentration of Credit Risk

     Revenue and accounts receivable primarily relate to advertising of products and services within the radio station's broadcast area in Minnesota. Revenue is recognized when the advertisement is broadcast. Credit losses have been within management's expectations.

  Trade Transactions

     Trade transactions represent advertising time exchanged for promotional items, advertising, supplies, equipment and services. The fair value of trade agreement transactions is included in revenue and is expensed or capitalized, as appropriate.

  Income Taxes

     The Company files consolidated federal income tax returns as a part of Midcontinent Media, Inc., the parent of MRI. Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets of liabilities and their financial reporting amounts at year end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable earnings. Valuation allowances are established when necessary to reduce deferred tax assets to the amount more likely than not to be realized. Income tax expense is the tax payable for the period and the change during the period in deferred tax assets and liabilities.

3. PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

        Leasehold improvements..........................................  $  197,019
        Towers and antenna systems......................................   1,324,757
        Studio, technical and transmitting equipment....................   1,278,251
        Office equipment, furniture and fixtures........................     366,016
        Vehicles........................................................     137,180
                                                                          ----------
                                                                           3,303,223
        Less accumulated depreciation and amortization..................  (2,354,538)
                                                                          ----------
                                                                          $  948,685
                                                                          ==========

4. INCOME TAXES

     Income tax expense for the year ended December 31, 1994 consists entirely of current tax expense of which $5,410 is federal tax expense and $955 is state tax expense.

                                    KDWB-FM
            (RADIO STATION OF MIDCONTINENT RADIO OF MINNESOTA, INC.
              TO BE PURCHASED BY CHANCELLOR BROADCASTING COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

5. COMMITMENT

     The Company leases office space and office equipment under various noncancelable operating leases. In addition, the Company has agreements with companies which provide rating surveys. The future minimum payments under these agreements at December 31, 1994 were approximately as follows:

                                                                                OTHER
                                                                 LEASE      NONCANCELABLE
                                                              COMMITMENTS    COMMITMENTS
                                                              -----------   -------------
        1995................................................   $ 212,422       $62,007
        1996................................................     215,985            --
        1997................................................     219,599            --
        1998................................................     158,609            --
                                                               ---------    ----------
                                                               $ 806,615       $62,007
                                                               =========    ==========

     Rent expense was approximately $213,831 for the year ended December 31, 1994.

================================================================================

     NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN THE NEW PREFERRED STOCK OFFERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE NEW PREFERRED STOCK BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                             ---------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Certain Definitions and Market and
  Industry Data.......................    2
Prospectus Summary....................    3
Risk Factors..........................   14
Recent Developments...................   19
Use of Proceeds.......................   20
Capitalization........................   21
Pro Forma Financial Information.......   22
Selected Historical Financial Data....   26
Management's Discussion and Analysis
  of Results of Operations and
  Financial Condition.................   27
Business..............................   32
Management and Board of Directors.....   43
Security Ownership of Certain
  Beneficial Owners...................   52
Certain Transactions..................   54
The Exchange Offer....................   57
Description of the New Preferred
  Stock and Exchange Debentures.......   64
Description of Indebtedness...........   91
Description of Capital Stock..........   97
Certain Federal Income Tax
  Considerations......................  101
Plan of Distribution..................  101
Legal Matters.........................  102
Experts...............................  102
Available Information.................  102
Index to Financial Statements.........  F-1


================================================================================

================================================================================


                             OFFER TO EXCHANGE ALL
                              OUTSTANDING 12 1/4%
                               SENIOR CUMULATIVE
                          EXCHANGEABLE PREFERRED STOCK
                                      FOR
                            12 1/4% SERIES A SENIOR
                            CUMULATIVE EXCHANGEABLE
                                PREFERRED STOCK
                                       OF
                                CHANCELLOR RADIO
                              BROADCASTING COMPANY


                           -------------------------
                                   PROSPECTUS
                           -------------------------



                                            , 1996

================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Expenses in connection with the issuance and distribution of the securities being registered are estimated (other than with respect to the SEC registration fee) to be as follows:


    SEC Registration Fee....................................................  $ 34,482.76
    Printing and Engraving Expenses.........................................   150,000.00
    Accounting Fees and Expenses............................................   200,000.00
    Legal Fees and Expenses.................................................    40,000.00
    Blue Sky Fees and Expenses (including fees of counsel)..................     5,000.00
    Miscellaneous (including expenses of Exchange Agent)....................     5,000.00
                                                                              -----------
              Total.........................................................  $434,482.76
                                                                              ===========



ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.



     The Certificate of Incorporation of Chancellor Radio Broadcasting Company (the "Registrant"), as amended, provides for the mandatory indemnification of the directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware (the "Delaware Code"). Pursuant to
Section 145 of the Delaware Code, the Registrant has the discretionary power to indemnify its present and former directors and officers against expenses actually and reasonably incurred by them in connection with any suit (other than an action by or in the right of the Registrant) to which such directors and officers were, are, or are threatened to be made, a party by reason of their serving in such positions, so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interest of the corporation for which they served in such positions, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful.


     Under the Delaware Code, a corporation may also indemnify any person who was or is a party to an action brought by or in the right of the Registrant, but only for actual or reasonable defense and settlement expenses and not for any satisfaction of a judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication that such director or officer is liable to the corporation unless the court, upon application, finds that in light of all the circumstances such person is fairly and reasonably entitled to indemnity for such expenses. The Delaware Code further provides that the indemnification authorized thereby shall not be deemed exclusive of any other rights to which any such officer or director may be entitled under any bylaws, agreements, vote of stockholders or disinterested directors, or otherwise.


     The above discussion of the Certificate of Incorporation of the Registrant and of Section 145 of the Delaware Code is not intended to be exhaustive and is qualified in its entirety by such Certificate of Incorporation and the Delaware Code.


     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in this Item 14, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     In June 1994, the Registrant issued 1,000 shares of its common stock, par value $.01 per share, to Chancellor Broadcasting Company in a private transaction for a cash purchase price of $1,000 in reliance on the exemption, set forth in Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"), from the registration requirement set forth in Section 5 of the Securities Act.

     On February 14, 1996, the Registrant sold 1,000,000 shares of its 14% Redeemable Exchangeable Preferred Stock in a private placement in reliance on
Section 4(2) of the Securities Act for a cash purchase price of $95,000,000.

     On February 26, 1996, the Registrant sold 1,000,000 shares of its 12 1/4% Senior Cumulative Exchangeable Preferred Stock (the "Old Preferred Stock") in a private placement in reliance on Section 4(2) under the Securities Act, for a cash purchase price of $100,000,000. The shares of Old Preferred Stock were immediately resold by the initial purchasers thereof in reliance on Rule 144A under the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits:

       EXHIBIT
         NO.
- ---------------------
         2.1         -- Asset Purchase Agreement dated as of April 19, 1994, between American
                        Media, Inc. and Chancellor Holdings Corp. (formerly, MBD
                        Broadcasting, Inc.)(1)
         2.2         -- Asset Purchase Agreement dated as of April 19, 1994, among SanRiver
                        Radio, Inc., Mid-Florida Radio, Inc. and Chancellor Holdings Corp.
                        (formally MBD Broadcasting, Inc.)(1)
         2.3         -- Asset Purchase Agreement dated as of April 19, 1994, between National
                        Radio Partners, L.P. and Chancellor Holdings Corp. (formerly, MBD
                        Broadcasting, Inc.)(1)
         2.4         -- Asset Purchase Agreement dated as of April 19, 1994 between National
                        Radio Partners, L.P. and Chancellor Communications Corporation(1)
         2.5         -- Local Programming and Marketing Agreement dated February 1, 1995, between Midcontinent Radio of Minnesota, Inc., as Licensee, Radio
                        Station KDWB-FM, and Chancellor Broadcasting Company(2)
         2.6         -- Asset Purchase Agreement dated February 1, 1995, between Midcontinent
                        Radio of Minnesota, Inc., Chancellor Broadcasting Company and
                        Chancellor Broadcasting Licensee Company(2)
         2.7         -- Escrow Agreement dated February 7, 1995, between Midcontinent Radio of Minnesota, Inc., Chancellor Broadcasting Company and NationsBank
                        of Texas, N.A.(2)
         2.8         -- Stock Purchase Agreement dated as of August 3, 1995, among Chancellor
                        Broadcasting Company, Trefoil Communications, Inc., and the Selling
                        Securityholders named therein(3)
         2.9         -- Option Agreement dated January 9, 1996 by and between Chancellor
                        Broadcasting Company and Evergreen Media Corporation(3)
         2.10        -- Option Agreement dated January 9, 1996 by and between Chancellor
                        Broadcasting Company and Secret Communications(3)

       EXHIBIT
         NO.
- ---------------------
         2.11        -- Asset Purchase Agreement, dated as of May 14, 1996 among OmniAmerica
                        Group, WAPE-FM License Partnership, WFYV-FM License Partnership,
                        WEAT-FM License Partnership, WEAT-AM License Partnership, WXXL
                        License Partnership, WOLL License Partnership, WJHM-FM License
                        Partnership, Chancellor Radio Broadcasting Company and Chancellor
                        Broadcasting Company*
         2.12        -- Local Marketing Agreement, dated as of June 28, 1996, among
                        OmniAmerica Group, Chancellor Radio Broadcasting Company and
                        Chancellor Broadcasting Company*
         2.13        -- Exchange Agreement, dated as of July 1, 1996, among WBLI, Inc.,
                        WBLI-FM, Inc., WHFM, Inc., WBAB, Inc., WGBB, Inc., SFX Broadcasting,
                        Inc. and Chancellor Radio Broadcasting Company*
         2.14        -- Local Marketing Agreement, dated as of July 1, 1996, among WBLI,
                        Inc., WBLI-FM, Inc., WHFM, Inc., WBAB, Inc., WGBB, Inc. and
                        Chancellor Radio Broadcasting Company*
         3.1         -- Certificate of Incorporation of Chancellor Radio Broadcasting
                        Company, as amended(1)(4)
         3.2         -- Bylaws of Chancellor Radio Broadcasting Company, as amended(1)
         3.3         -- Certificate of Designation for the 14% Redeemable Exchangeable
                        Preferred Stock(5)
                     -- Certificate of Amendment to Certificate of Designation for the 14%
                        Redeemable Exchangeable Preferred Stock(5)
         3.4         -- Certificate of Designation for the Old Preferred Stock(4)
         3.5         -- Form of Certificate of Designation for the New Preferred Stock*
         4.1         -- Indenture, dated October 1, 1994, governing the outstanding 12 1/2%
                        Senior Subordinated Notes due 2004(1)
                     -- First Supplemental Indenture, dated as of February 14, 1996, to the
                        Indenture dated October 1, 1994, governing the 12 1/2% Senior
                        Subordinated Notes due 2004(4)
                     -- Second Supplemental Indenture, dated as of February 14, 1996, to the
                        Indenture dated October 1, 1994, governing the 12 1/2% Senior
                        Subordinated Notes due 2004(4)
         4.2         -- Indenture, dated as of February 14, 1996, governing the outstanding
                        9 3/8% Senior Subordinated Notes due 2004(5)
                     -- First Supplemental Indenture, dated as of February 14, 1996, to the
                        Indenture dated February 14, 1996, governing the 9 3/8% Senior
                        Subordinated Notes due 2004(4)
         4.3         -- Indenture, dated as of February 26, 1996, governing the Exchange
                        Debentures(4)
         5.1         -- Opinion of Weil, Gotshal & Manges LLP as to the validity of the issuance of the New Preferred Stock*
         7.1         -- Opinion of Weil, Gotshal & Manges LLP as to the liquidation preference of the New Preferred Stock*
        10.1         -- Credit Agreement, including certain ancillary documents thereto, dated October 12, 1994 among Chancellor Holdings Corp., Chancellor
                        Broadcasting Company and Bankers Trust Company, as agent, and the lenders party thereto(2)
        10.2         -- Lease Agreement dated as of May 22, 1989, between Kruse Microwave and
                        SanRiver Radio, Inc., as amended(1)

       EXHIBIT
         NO.
- ---------------------
        10.3         -- License Agreement dated as of March 1, 1974, between City of New
                        Hope, Minnesota and National Radio Partners, L.P., as assignee of
                        American Media, Inc.(1)
        10.4         -- Tower Lease Agreement dated as of November 23, 1988, between United
                        Television and Shoreview FM Group, a Minnesota general partnership(1)
        10.5         -- Partnership Agreement dated as of November 23, 1988, of Shoreview FM
                        Group, a Minnesota general partnership(1)
        10.6         -- Employment Agreement between Chancellor Broadcasting Company,
                        Chancellor Radio Broadcasting Company and Steven Dinetz*
        10.7         -- Employment Agreement between Chancellor Broadcasting Company and
                        George C. Toulas(2)
        10.8         -- Employment Agreement dated as of January 10, 1994 between Chancellor
                        Communications Corporation and Rick Eytcheson, as amended(1)
        10.9         -- Financial Monitoring and Oversight Agreement among Chancellor
                        Holdings Corp., Chancellor Radio Broadcasting Company and Hicks, Muse
                        & Co. Partners, L.P.(2)
        10.10        -- Tax Sharing Agreement between Chancellor Holdings Corp. and
                        Chancellor Radio Broadcasting Company(2)
        10.11        -- Financial Advisory Agreement among Chancellor, Chancellor Radio
                        Broadcasting and HM2/Management Partners, L.P.(3)
        10.12        -- Credit Agreement dated as of February 14, 1996, among Chancellor,
                        Chancellor Radio Broadcasting, various banks and Bankers Trust
                        Company, as agent(5)
        10.13        -- Amended and Restated Monitoring and Oversight Agreement, dated as of
                        January 1, 1996, among Chancellor, Chancellor Radio Broadcasting and
                        Hicks, Muse & Co. Partners, L.P.(3)
        10.14        -- Sales Agreement, dated as of July 1, 1996, among OmniAmerica Group,
                        Chancellor Radio Broadcasting Company and Chancellor Broadcasting
                        Company*
        10.15        -- Program Consulting Agreement, dated as of June 28, 1996, among
                        OmniAmerica Group, Chancellor Radio Broadcasting Company and
                        Chancellor Broadcasting Company*
        10.16        -- Consulting Agreement, dated as of May 14, 1996, among Chancellor
                        Radio Broadcasting Company, Chancellor Broadcasting Company and
                        Anthony S. Ocepek*
        10.17        -- Consulting Agreement, dated as of May 14, 1996, among Chancellor
                        Radio Broadcasting Company, Chancellor Broadcasting Company and Carl
                        E. Hirsch*
        10.18        -- Consulting Agreement, dated as of May 14, 1996, among Chancellor
                        Radio Broadcasting Company, Chancellor Broadcasting Company and H.
                        Dean Thacker*
        10.19        -- Non-Competition Agreement, dated as of May 14, 1996, among Chancellor
                        Radio Broadcasting Company, Chancellor Broadcasting Company and Carl
                        E. Hirsch*
        10.20        -- First Consent and Amendment, dated as of May 13, 1996, among
                        Chancellor Radio Broadcasting Company, the Banks party thereto and
                        Bankers Trust Company, as managing agent*
        10.21        -- Employment Agreement, dated as of February 1, 1996, between
                        Chancellor Radio Broadcasting Company and Samuel Weller*
        10.22        -- Amended and Restated Monitoring and Oversight Agreement, dated as of
                        April 1, 1996, among Chancellor, Chancellor Radio Broadcasting and
                        Hicks, Muse & Co. Partners, L.P.

       EXHIBIT
         NO.
- ---------------------
        12.1         -- Computation of Ratio of Earnings to Fixed Charges of Chancellor Radio
                        Broadcasting Company*
        12.2         -- Computation of Ratio of Earnings to Fixed Charges of Pro Forma
                        results.*
        21.1         -- Subsidiaries of Chancellor Radio Broadcasting Company(3)
        23.1         -- Consent of Weil, Gotshal & Manges LLP (included in Exhibits 5.1 and
                        7.1)
        23.2         -- Consent of Coopers & Lybrand, L.L.P., independent public accountants*
        23.3         -- Consent of Price Waterhouse LLP, independent accountants*
        24.1         -- Power of Attorney#
        25.1         -- Statement of Eligibility and Qualifications of U.S. Trust Company of
                        Texas, N.A., on Form T-1*
        99.1         -- Form of Letter of Transmittal#
        99.2         -- Form of Notice of Guaranteed Delivery#


- ---------------

 #  Previously filed.

 *  Filed herewith.

 +  To be filed by amendment.

(1) Incorporated by reference to the Registration Statement on Form S-1 (File No. 33-80534) of Chancellor Radio Broadcasting Company as filed with the Securities and Exchange Commission.

(2) Incorporated by reference to the Quarterly Report on Form 10-Q of Chancellor Radio Broadcasting Company (File No. 33-80534) for the fiscal quarter ended March 31, 1995.

(3) Incorporated by reference to the Registration Statement on Form S-1 (File No. 33-98334) of Chancellor Radio Broadcasting Company as filed with the Securities and Exchange Commission.

(4) Incorporated by reference to the Annual Report on Form 10-K of Chancellor Radio Broadcasting Company (File No. 33-80534) for the fiscal year ended December 31, 1995.
(5) Incorporated by reference to the Current Report on Form 8-K of Chancellor Radio Broadcasting Company (File No. 33-98334) as filed with the Securities and Exchange Commission on February 29, 1996.

     (b) Financial Statement Schedules:

     The following financial statement schedules are included in this Registration Statement:

     Chancellor Radio Broadcasting Company and Related Companies:

        Report of Independent Accountants
        II.   -- Valuation and Qualifying Accounts

     Trefoil Communications, Inc.

        II.   -- Valuation and Qualifying Accounts


     Old Chancellor Communications


        Report of Independent Accountants
        II.   -- Valuation and Qualifying Accounts


     All other schedules are omitted since the required information is not present or is not present in the amounts sufficient to require submission of the schedules, or because the information required is included in the financial statements and notes thereto.

ITEM 17. UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (h) See Item 14.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on August 7, 1996.


                                    CHANCELLOR RADIO BROADCASTING COMPANY


                                    By: /s/  JACQUES KERREST
                                       ---------------------------------------


                                               Jacques Kerrest,


                                        Senior Vice President and Chief
                                              Financial Officer



     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                  SIGNATURE                                TITLE                      DATE
- ---------------------------------------------  ------------------------------   ----------------
                     *                         President and Chief Executive      August 7, 1996
- ---------------------------------------------    Officer; Director (Principal
                Steven Dinetz                    Executive Officer)


          /s/  JACQUES KERREST                 Chief Financial Officer            August 7, 1996
- ---------------------------------------------    (Principal Accounting and
               Jacques Kerrest                   Financial Officer)


                     *                         Director                           August 7, 1996
- ---------------------------------------------
              Jeffrey A. Marcus

                     *                         Director                           August 7, 1996
- ---------------------------------------------
               John H. Massey

                     *                         Director                           August 7, 1996
- ---------------------------------------------
             Matrice Ellis-Kirk

          /s/  THOMAS O. HICKS                 Director                           August 7, 1996
- ---------------------------------------------
               Thomas O. Hicks

          /s/  ERIC C. NEUMAN                  Director                           August 7, 1996
- ---------------------------------------------
               Eric. C. Neuman

          /s/  JACQUES KERREST
- ---------------------------------------------
               Jacques Kerrest
              Attorney-in-Fact

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
Chancellor Radio Broadcasting Company:


     In connection with our audits of the financial statements of Chancellor Radio Broadcasting Company and Subsidiary as of December 31, 1995 and 1994, and for the years then ended, which financial statements are included in the Registration Statement, we have also audited the financial statement schedule of Chancellor Radio Broadcasting Company and Subsidiary listed in Item 16(b) herein.


     In our opinion, this financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.

COOPERS & LYBRAND L.L.P.

Dallas, Texas
February 14, 1996

              CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARY

                       VALUATION AND QUALIFYING ACCOUNTS


                  COLUMN A                    COLUMN B   COLUMN C   COLUMN D      COLUMN E
                  --------                    --------   --------   --------      --------
                                               BALANCE    CHARGED
                                                 AT         TO                    BALANCE
                                              BEGINNING   COSTS                    AT END
                                                 OF        AND                       OF
                                               PERIOD    EXPENSES   DEDUCTIONS     PERIOD
                                              --------   --------   --------      --------
Three months ended March 31, 1996
  (unaudited)
  Allowance for doubtful accounts...........  $263,528   $574,335   $237,863      $600,000
Year ended December 31, 1995
  Allowance for doubtful accounts...........  $118,844   $341,840    $78,312 (A)  $263,528
Year ended December 31, 1994:
  Allowance for doubtful accounts...........  $      0   $213,249    $94,405 (A)  $118,844


- ---------------

(A) Charge-off of uncollectible accounts.

                          TREFOIL COMMUNICATIONS, INC.

                       VALUATION AND QUALIFYING ACCOUNTS

              COLUMN A                COLUMN B          COLUMN C         COLUMN D      COLUMN E
              --------                ---------   --------------------   --------      ---------
                                                       ADDITIONS        DEDUCTIONS
                                       BALANCE    --------------------   --------       BALANCE
                                         AT       CHARGED                AMOUNTS          AT
                                      BEGINNING      TO       AMOUNTS    WRITTEN-       END OF
            DESCRIPTION                OF YEAR    EXPENSE    ACQUIRED      OFF           YEAR
- ------------------------------------  ---------   --------   ---------   --------      ---------
Allowance for doubtful accounts:
  Year ended December 31, 1995......  $1,535,000  $650,000   $      --   $555,000      $1,630,000
  Year ended December 31, 1994......   1,553,000   673,000          --    691,000 (1)   1,535,000
  Year ended December 31, 1993......     536,000   433,000     924,000    340,000 (1)   1,553,000

- ---------------

(1) Uncollectible accounts written off, net of recoveries.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
Chancellor Radio Broadcasting Company:


     In connection with our audits of the financial statements of KFBK/KGBY, a division of Group W Radio, Inc. (CAL) ("Old Chancellor Communications") for the year ended December 31, 1993, which financial statements are included in the Registration Statement, we have also audited the financial statement schedule of Old Chancellor Communications listed in Item 16(b) herein.


     In our opinion, this financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.

COOPERS & LYBRAND

Sacramento, California
June 14, 1994

                         OLD CHANCELLOR COMMUNICATIONS

                       VALUATION AND QUALIFYING ACCOUNTS

                  COLUMN A                    COLUMN B   COLUMN C   COLUMN D      COLUMN E
- --------------------------------------------  --------   --------   --------      --------
                                              BALANCE    CHARGED
                                                 AT         TO                    BALANCE
                                              BEGINNING   COSTS                    AT END
                                                 OF        AND                       OF
                                               PERIOD    EXPENSES   DEDUCTIONS     PERIOD
                                              --------   --------   ----------    --------
Year ended December 31, 1993:
  Allowance for doubtful accounts...........  $77,858    $164,331   $125,995(A)   $116,194

- ---------------

(A) Charge-off of uncollectible accounts.

                               INDEX TO EXHIBITS


                                                                                   SEQUENTIALLY
 EXHIBIT                                                                             NUMBERED
  NUMBER                                 DESCRIPTION                                  PAGES
- ---------- ----------------------------------------------------------------------- ------------
    2.1    -- Asset Purchase Agreement dated as of April 19, 1994, between American
              Media, Inc. and Chancellor Holdings Corp. (formerly, MBD
              Broadcasting, Inc.)(1)
    2.2    -- Asset Purchase Agreement dated as of April 19, 1994, among SanRiver
              Radio, Inc., Mid-Florida Radio, Inc. and Chancellor Holdings Corp.
              (formally MBD Broadcasting, Inc.)(1)
    2.3    -- Asset Purchase Agreement dated as of April 19, 1994, between National
              Radio Partners, L.P. and Chancellor Holdings Corp. (formerly, MBD
              Broadcasting, Inc.)(1)
    2.4    -- Asset Purchase Agreement dated as of April 19, 1994 between National
              Radio Partners, L.P. and Chancellor Communications Corporation(1)
    2.5    -- Local Programming and Marketing Agreement dated February 1, 1995, between Midcontinent Radio of Minnesota, Inc., as Licensee, Radio
              Station KDWB-FM, and Chancellor Broadcasting Company(2)
    2.6    -- Asset Purchase Agreement dated February 1, 1995, between Midcontinent
              Radio of Minnesota, Inc., Chancellor Broadcasting Company and
              Chancellor Broadcasting Licensee Company(2)
    2.7    -- Escrow Agreement dated February 7, 1995, between Midcontinent Radio of Minnesota, Inc., Chancellor Broadcasting Company and NationsBank
              of Texas, N.A.(2)
    2.8    -- Stock Purchase Agreement dated as of August 3, 1995, among Chancellor
              Broadcasting Company, Trefoil Communications, Inc., and the Selling
              Securityholders named therein(3)
    2.9    -- Option Agreement dated January 9, 1996 by and between Chancellor
              Broadcasting Company and Evergreen Media Corporation(3)
    2.10   -- Option Agreement dated January 9, 1996 by and between Chancellor
              Broadcasting Company and Secret Communications(3)
    2.11   -- Asset Purchase Agreement, dated as of May 14, 1996 among OmniAmerica
              Group, WAPE-FM License Partnership, WFYV-FM License Partnership,
              WEAT-FM License Partnership, WEAT-AM License Partnership, WXXL
              License Partnership, WOLL License Partnership, WJHM-FM License
              Partnership, Chancellor Radio Broadcasting Company and Chancellor
              Broadcasting Company*
    2.12   -- Local Marketing Agreement, dated as of June 28, 1996, among
              OmniAmerica Group, Chancellor Radio Broadcasting Company and
              Chancellor Broadcasting Company*
    2.13   -- Exchange Agreement, dated as of July 1, 1996, among WBLI, Inc.,
              WBLI-FM, Inc., WHFM, Inc., WBAB, Inc., WGBB, Inc., SFX Broadcasting,
              Inc. and Chancellor Radio Broadcasting Company*
    2.14   -- Local Marketing Agreement, dated as of July 1, 1996, among WBLI,
              Inc., WBLI-FM, Inc., WHFM, Inc., WBAB, Inc., WGBB, Inc. and
              Chancellor Radio Broadcasting Company*
    3.1    -- Certificate of Incorporation of Chancellor Radio Broadcasting
              Company, as amended(1)(4)
    3.2    -- Bylaws of Chancellor Radio Broadcasting Company, as amended(1)
    3.3    -- Certificate of Designation for the 14% Redeemable Exchangeable
              Preferred Stock(5)
           -- Certificate of Amendment to Certificate of Designation for the 14%
              Redeemable Exchangeable Preferred Stock(5)
    3.4    -- Certificate of Designation for the Old Preferred Stock(4)
    3.5    -- Form of Certificate of Designation for the New Preferred Stock*

                                                                                   SEQUENTIALLY
 EXHIBIT                                                                            NUMBERED
  NUMBER                                 DESCRIPTION                                  PAGES
- ---------- ----------------------------------------------------------------------- ------------
    4.1    -- Indenture, dated October 1, 1994, governing the outstanding 12 1/2%
              Senior Subordinated Notes due 2004(1)
           -- First Supplemental Indenture, dated as of February 14, 1996, to the
              Indenture dated October 1, 1994, governing the 12 1/2% Senior
              Subordinated Notes due 2004(4)
           -- Second Supplemental Indenture, dated as of February 14, 1996, to the
              Indenture dated October 1, 1994, governing the 12 1/2% Senior
              Subordinated Notes due 2004(4)
    4.2    -- Indenture, dated as of February 14, 1996, governing the outstanding
              9 3/8% Senior Subordinated Notes due 2004(5)
           -- First Supplemental Indenture, dated as of February 14, 1996, to the
              Indenture dated February 14, 1996, governing the 9 3/8% Senior
              Subordinated Notes due 2004(4)
    4.3    -- Indenture, dated as of February 26, 1996, governing the Exchange
              Debentures(4)
    5.1    -- Opinion of Weil, Gotshal & Manges LLP as to the validity of the issuance of the New Preferred Stock*
    7.1    -- Opinion of Weil, Gotshal & Manges LLP as to the liquidation preference of the New Preferred Stock*
   10.1    -- Credit Agreement, including certain ancillary documents thereto, dated October 12, 1994 among Chancellor Holdings Corp., Chancellor
              Broadcasting Company and Bankers Trust Company, as agent, and the lenders party thereto(2)
   10.2    -- Lease Agreement dated as of May 22, 1989, between Kruse Microwave and
              SanRiver Radio, Inc., as amended(1)
   10.3    -- License Agreement dated as of March 1, 1974, between City of New
              Hope, Minnesota and National Radio Partners, L.P., as assignee of
              American Media, Inc.(1)
   10.4    -- Tower Lease Agreement dated as of November 23, 1988, between United
              Television and Shoreview FM Group, a Minnesota general partnership(1)
   10.5    -- Partnership Agreement dated as of November 23, 1988, of Shoreview FM
              Group, a Minnesota general partnership(1)
   10.6    -- Employment Agreement between Chancellor Broadcasting Company,
              Chancellor Radio Broadcasting Company and Steven Dinetz*
   10.7    -- Employment Agreement between Chancellor Broadcasting Company and
              George C. Toulas(2)
   10.8    -- Employment Agreement dated as of January 10, 1994 between Chancellor
              Communications Corporation and Rick Eytcheson, as amended(1)
   10.9    -- Financial Monitoring and Oversight Agreement among Chancellor
              Holdings Corp., Chancellor Radio Broadcasting Company and Hicks, Muse
              & Co. Partners, L.P.(2)
   10.10   -- Tax Sharing Agreement between Chancellor Holdings Corp. and
              Chancellor Radio Broadcasting Company(2)
   10.11   -- Financial Advisory Agreement among Chancellor, Chancellor Radio
              Broadcasting and HM2/Management Partners, L.P.(3)
   10.12   -- Credit Agreement dated as of February 14, 1996, among Chancellor,
              Chancellor Radio Broadcasting, various banks and Bankers Trust
              Company, as agent(5)
   10.13   -- Amended and Restated Monitoring and Oversight Agreement, dated as of
              January 1, 1996, among Chancellor, Chancellor Radio Broadcasting and
              Hicks, Muse & Co. Partners, L.P.(3)

                                                                                   SEQUENTIALLY
 EXHIBIT                                                                            NUMBERED
  NUMBER                                 DESCRIPTION                                  PAGES
- ---------- ----------------------------------------------------------------------- -----------
   10.14   -- Sales Agreement, dated as of July 1, 1996, among OmniAmerica Group,
              Chancellor Radio Broadcasting Company and Chancellor Broadcasting
              Company*
   10.15   -- Program Consulting Agreement, dated as of June 28, 1996, among
              OmniAmerica Group, Chancellor Radio Broadcasting Company and
              Chancellor Broadcasting Company*
   10.16   -- Consulting Agreement, dated as of May 14, 1996, among Chancellor
              Radio Broadcasting Company, Chancellor Broadcasting Company and
              Anthony S. Ocepek*
   10.17   -- Consulting Agreement, dated as of May 14, 1996, among Chancellor
              Radio Broadcasting Company, Chancellor Broadcasting Company and Carl
              E. Hirsch*
   10.18   -- Consulting Agreement, dated as of May 14, 1996, among Chancellor
              Radio Broadcasting Company, Chancellor Broadcasting Company and H.
              Dean Thacker*
   10.19   -- Non-Competition Agreement, dated as of May 14, 1996, among Chancellor
              Radio Broadcasting Company, Chancellor Broadcasting Company and Carl
              E. Hirsch*
   10.20   -- First Consent and Amendment, dated as of May 13, 1996, among
              Chancellor Radio Broadcasting Company, the Banks party thereto and
              Bankers Trust Company, as managing agent*
   10.21   -- Employment Agreement, dated as of February 1, 1996, between
              Chancellor Radio Broadcasting Company and Samuel Weller*
   10.22   -- Amended and Restated Monitoring and Oversight Agreement, dated as of
              April 1, 1996, among Chancellor, Chancellor Radio Broadcasting and
              Hicks, Muse & Co. Partners, L.P.
   12.1    -- Computation of Ratio of Earnings to Fixed Charges of Chancellor Radio
              Broadcasting Company*
   12.2    -- Computation of Ratio of Earnings to Fixed Charges of Pro Forma
              results.*
   21.1    -- Subsidiaries of Chancellor Radio Broadcasting Company(3)
   23.1    -- Consent of Weil, Gotshal & Manges LLP (included in Exhibits 5.1 and
              7.1)
   23.2    -- Consent of Coopers & Lybrand, L.L.P., independent public accountants*
   23.3    -- Consent of Price Waterhouse LLP, independent accountants*
   24.1    -- Power of Attorney#
   25.1    -- Statement of Eligibility and Qualifications of U.S. Trust Company of
              Texas, N.A., on Form T-1*
   99.1    -- Form of Letter of Transmittal#
   99.2    -- Form of Notice of Guaranteed Delivery#


- ---------------

 #  Previously filed.

 *  Filed herewith.

 +  To be filed by amendment.

(1) Incorporated by reference to the Registration Statement on Form S-1 (File No. 33-80534) of Chancellor Radio Broadcasting Company as filed with the Securities and Exchange Commission.

(2) Incorporated by reference to the Quarterly Report on Form 10-Q of Chancellor Radio Broadcasting Company (File No. 33-80534) for the fiscal quarter ended March 31, 1995.

(3) Incorporated by reference to the Registration Statement on Form S-1 (File No. 33-98334) of Chancellor Radio Broadcasting Company as filed with the Securities and Exchange Commission.

(4) Incorporated by reference to the Annual Report on Form 10-K of Chancellor Radio Broadcasting Company (File No. 33-80534) for the fiscal year ended December 31, 1995.
(5) Incorporated by reference to the Current Report on Form 8-K of Chancellor Radio Broadcasting Company (File No. 33-98334) as filed with the Securities and Exchange Commission on February 29, 1996.